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SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary information statement
☐	Definitive information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

PROTECTION ONE, INC. (Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules l4c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY COPY

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD    •    , 2005

PROTECTION ONE, INC.

1035 N. 3rd ST., SUITE 101
LAWRENCE, KANSAS 66044

DATE FIRST MAILED TO STOCKHOLDERS: [December 29, 2004]

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Stockholder:

        This Information Statement is being mailed or otherwise furnished to the stockholders of Protection One, Inc., a Delaware corporation ("we," "us," "our" or the "Company") in connection with the upcoming Special Meeting of its stockholders. You are cordially invited to attend the Special Meeting to be held at our headquarters, located at 1035 N. 3rd St., Suite 101, Lawrence, Kansas, on    •    , at    •     a.m. Central Standard Time for the following purposes (the "Special Meeting").

        The following proposals are being presented at the Special Meeting (the "Proposals"):

  (1)
  An amendment to our certificate of incorporation to effectuate a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock.

  (2)
  An amendment to our certificate of incorporation to eliminate our Series F Non-Voting Cumulative Preferred Stock, par value $0.10 per share and our 11% Series H Cumulative Redeemable Convertible Preferred Stock, par value $0.10 per share. As of the date of this Information Statement, no shares of Series F or Series H preferred stock are issued and outstanding.

  (3)
  An amendment to our certificate of incorporation to elect not to be governed by Section 203 of the Delaware General Corporation Law.

  (4)
  The adoption by the Company of a stock option plan.

        In addition to the Proposals that will be discussed and voted on at the Special Meeting, such other business as may properly come before the meeting shall be presented to our stockholders attending the Special Meeting.

        Approval of each of Proposal Nos. 1-4 is conditioned upon the approval of all such Proposals. Therefore, Proposal Nos. 1, 2, 3 and 4 should be considered together. Our majority stockholder, which owns approximately 86.8% of our outstanding shares of common stock, has agreed to vote for the Proposals and, accordingly, approval of each of the Proposals at the Special Meeting is assured.

        Although you are welcome to vote at the Special Meeting, your vote is not required and is not being solicited in connection with the Proposals. The accompanying Information Statement is being furnished to our stockholders for informational purposes only. Please review the Information Statement included with this notice for a more complete description of the Proposals and related matters.

        The close of business on    •    , 2004 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. We look forward to the Special Meeting of stockholders and we hope that you attend.

BY ORDER OF OUR BOARD OF DIRECTORS,

Richard Ginsburg President and Chief Executive Officer
Lawrence, Kansas • , 2004

INFORMATION STATEMENT
FOR PROTECTION ONE, INC.
1035 N. 3rd ST., SUITE 101
LAWRENCE, KANSAS 66044

i

Potential Disadvantages of the Reverse Stock Split	31
No Fractional Shares	33
No Appraisal Rights	33
Exchange of Stock Certificates	33
Federal Income Tax Consequences of the Reverse Stock Split	33
Effects of Eliminating the Series F and Series H Preferred Stock	34
Effects of Electing Not to be Governed by Section 203 of the DGCL	34
Description of Management Incentive Plan	35
Stock Appreciation Rights	35
2004 Stock Option Plan	36
Equity Investment	38
Additional Management Incentive Plan Commitments	39
Federal Income Tax Consequences of the Management Incentive Plan to the Company	39
About Us	41
Our Indebtedness	41
Compensation of Directors and Officers	43
Security Ownership of Certain Beneficial Owners and Management	45
Selected Historical and Unaudited Pro Forma Consolidated Financial Data	47
Supplementary Financial Information	54
Quantitative and Qualitative Disclosures About Market Risk	55
Certain Financial and Other Information	55
Interest of Certain Persons in or Opposition to Matters to be Acted Upon	55
Statement Regarding Accountant	56
Delivery of Documents to Security Holders Sharing an Address	56
Forward-Looking Statements	57
Where You Can Find More Information	57
Annex A—Amended and Restated Certificate of Incorporation of Protection One, Inc.	A-1
Annex B—Protection One, Inc. 2004 Stock Option Plan	B-1
Annex C—Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003	C-1
Annex D—Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2004	D-1
Annex E—Houlihan Lokey Howard & Zukin Fairness Option	E-1

ii

INFORMATION STATEMENT
FOR PROTECTION ONE, INC.
1035 N. 3rd St., Suite 101
LAWRENCE, KANSAS 66044

        This Information Statement is being mailed or otherwise furnished to the stockholders of Protection One, Inc., a Delaware corporation ("we," "us," "our" or the "Company") in connection with the upcoming Special Meeting of its stockholders. You are cordially invited to attend the Special Meeting to be held at our headquarters, located at 1035 N. 3rd St., Suite 101, Lawrence, Kansas, on    •    , at    •     a.m. Central Standard Time for the following purposes (the "Special Meeting").

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

        The matters upon which action is to be taken (collectively, the "Proposals") are:

  (1)
  An amendment to our certificate of incorporation to effectuate a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock.

  (2)
  An amendment to our certificate of incorporation to eliminate our Series F Non-Voting Cumulative Preferred Stock, par value $0.10 per share and our 11% Series H Cumulative Redeemable Convertible Preferred Stock, par value $0.10 per share. As of the date of this Information Statement, no shares of Series F or Series H preferred stock are issued and outstanding.

  (3)
  An amendment to our certificate of incorporation to elect not to be governed by Section 203 of the Delaware General Corporation Law.

  (4)
  The adoption by the Company of a stock option plan.

        In addition to the Proposals that will be discussed and voted on at the Special Meeting, such other business as may properly come before the meeting shall be presented to our stockholders attending the Special Meeting.

        A vote for each of Proposal Nos. 1 through 3 above constitutes a vote in favor of adopting the amended and restated certificate of incorporation of Protection One, Inc. in the form included in this Information Statement as Annex A. Approval of each of Proposal Nos. 1-4 is conditioned upon the approval of all such Proposals. Therefore, Proposal Nos. 1, 2, 3 and 4 should be considered together. The Proposals are described in more detail in this Information Statement.

        An affiliate of Quadrangle Group LLC (which we refer to, collectively with its affiliates other than the Company, as "Quadrangle"), which owns approximately 86.8% of our outstanding shares of common stock, has agreed to vote for the Proposals and, accordingly, approval of each of the Proposals at the Special Meeting is assured.

        Approval of each of the Proposals described in this Information Statement is a condition to the completion of a restructuring involving a debt-for-equity exchange and related transactions, which we refer to collectively as the "Restructuring," that we plan to undertake in order to improve our capital structure and reduce our interest expense. In the debt-for-equity exchange, the principal amount of our indebtedness under our credit facility with Quadrangle (which we sometimes refer to as the "Quadrangle credit facility") will be reduced by $120 million in exchange for the equivalent of 800 million newly issued shares of our currently outstanding common stock. Based on the number of shares of our common stock outstanding as of December 10, 2004, immediately following the debt-for-equity exchange and a contemporaneous sale of our shares of common stock to certain members of our management, Quadrangle will own, including the shares currently owned by Quadrangle, approximately 97.3% of our outstanding common stock.

        We believe that the Restructuring will position us to refinance our indebtedness that matures in 2005 without having to file for chapter 11 bankruptcy, to fund our operations and to better compete in our industry. If we do not complete the Restructuring, we would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize our indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of our common stock would likely be substantially diluted or cancelled in whole or in part, and our creditors may receive less than 100% of the face value of their claims.

        This Information Statement is being furnished pursuant to the requirements of Rule l4c-2 of the Securities Exchange Act of 1934, as amended, to our stockholders entitled to vote or give an authorization or consent in regard to the Proposals. This Information Statement is first being mailed on    •    , 2004 to our stockholders of record as of    •    , 2004. All stockholders of record are entitled to vote at the Special Meeting and any adjournment thereof.

        Stockholders may attend the Special Meeting in person or send a personal representative who may vote such stockholder's shares pursuant to a duly executed proxy in favor of such personal representative. The Company is not soliciting proxies in connection with this Special Meeting, and the Company requests that no proxies be sent to it. The accompanying Information Statement is being furnished to our stockholders for informational purposes only.

        We will bear all of the costs of the preparation and dissemination of this Information Statement.

        Our principal executive offices are located at 1035 N. 3rd St., Suite 101, Lawrence, Kansas 66044, and our telephone number is (785) 856-5500.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

General

Q:
What is the Restructuring?

A:
The Restructuring consists of a debt-for-equity exchange and related matters, including a tax sharing settlement that we have already completed. In connection with the Restructuring, we currently expect to repay an aggregate of approximately $191 million of our outstanding indebtedness that was outstanding as of September 30, 2004.

  In November of 2004 we received proceeds of $73 million pursuant to a tax sharing settlement agreement with our former majority owner, which settlement agreement was facilitated by our contemporaneous execution of an exchange agreement with Quadrangle that provides for the principal balance outstanding under the Quadrangle credit facility to be reduced by $120 million in exchange for the issuance to Quadrangle of the equivalent of 800 million shares of our currently outstanding common stock (or 16 million new shares of our common stock on a post-reverse stock split basis). Other aspects of the Restructuring include a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock (Proposal No. 1), the elimination of our Series F and Series H preferred stock (Proposal No. 2), an election not to be governed by Section 203 of the Delaware General Corporation Law (the "DGCL"), which section potentially restricts certain corporate transactions involving certain interested stockholders (Proposal No. 3), and the adoption of the 2004 Stock Option Plan (Proposal No. 4), which is part of a management incentive plan to be implemented in connection with the Restructuring. See "Restructuring—The Restructuring Transactions."

  Upon the consummation of the debt-for-equity exchange, we will commence a change of control repurchase offer for our outstanding 13 5/8% Senior Subordinated Discount Notes due 2005 as required by the indenture governing such notes. To the extent that holders of the 13 5/8% Senior Subordinated Discount Notes due 2005 do not sell their notes back to the Company in the repurchase offer, cash that would have been used to repurchase those notes will be used to repay amounts under the amended and restated credit agreement to be entered into with Quadrangle upon consummation of the debt-for-equity exchange.

Q:
Why am I receiving this Information Statement?

A:
This Information Statement provides notice to all of our public stockholders of a Special Meeting of our stockholders to be held on     •    . Although you are welcome to vote at the Special Meeting, because Quadrangle owns approximately 86.8% of our outstanding shares of common stock and has agreed to vote for the Proposals, your vote is not required for approval of, and is not being solicited in connection with, the Proposals. The accompanying Information Statement is being furnished to our stockholders for informational purposes only.

Q:
Did our board of directors receive an independent opinion regarding the debt-for-equity exchange?

A:
Yes. Our board of directors received a fairness opinion from our financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (together with its affiliates, "Houlihan Lokey"), regarding the fairness, from a financial point of view, of our issuance of 16 million shares (on a post-reverse stock split basis) of common stock to Quadrangle in exchange for the retirement by Quadrangle of $120.0 million aggregate principal amount of our indebtedness, to the Company and to its stockholders other than Quadrangle. Houlihan Lokey's opinion is directed only to our board of directors. The full text of the opinion of Houlihan Lokey is included in this Information Statement as Annex E and should be read carefully and in its entirety. For a more detailed discussion of Houlihan Lokey's fairness opinion, see "Restructuring—Houlihan Lokey Howard & Zukin Fairness Opinion."

Q:
Who will be on our board of directors following the Restructuring?

A:
The board of directors of the reorganized Company is expected to consist of five (5) members comprised as follows: (i) three (3) members that will be designated by Quadrangle (two (2) directors designated by POI Acquisition, L.L.C. and one (1) director designated by Quadrangle Master Funding Ltd), (ii) one (1) independent director selected by a majority of the other directors, and (iii) our President and Chief Executive Officer, Richard Ginsburg. Quadrangle also will have the right to designate an additional director under certain circumstances.

Q:
Will my rights as a stockholder change as a result of the Restructuring?

A:
Our certificate of incorporation will remain substantially the same as before the Restructuring, except that our certificate of incorporation shall be amended to (i) effectuate a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock, (ii) remove preferred stock terms for two series of preferred stock, Series F and H, that have no shares outstanding and (iii) provide that the Company shall not be governed by Section 203 of the DGCL, which section potentially restricts certain corporate transactions involving certain interested stockholders. Pursuant to the debt-for-equity exchange, Quadrangle will receive 16 million shares of our common stock, on a post-reverse stock split basis, which is the equivalent of 800 million shares of our common stock before giving effect to the reverse stock split. Quadrangle's ownership percentage of our outstanding common stock will increase from approximately 86.8% to approximately 97.3% following completion of the debt-for-equity exchange and management's investment in shares of our common stock.

Q:
What are the federal income tax consequences of the reverse stock split to stockholders?

A:
We expect that for United States federal income tax purposes no gain or loss will be recognized by a holder of our common stock as a result of the reverse stock split, except that a stockholder who receives cash in lieu of a fractional share should generally recognize a gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the fractional share. For a more complete description of federal income tax considerations, see "Effects of the Reverse Stock Split—Federal Income Tax Consequences of the Reverse Stock Split."

Q:
When are the Proposals to take effect?

A:
If Proposal Nos. 1-3 are approved, we currently expect that our amended and restated certificate of incorporation will be filed with the Delaware Secretary of State as soon as practicable following the Special Meeting and will become effective upon filing. We currently expect that Proposal No. 4 will become effective upon the closing of the debt-for-equity exchange, which is expected to occur promptly after the filing of our amended and restated certificate of incorporation. Our board of directors reserves the right, notwithstanding approval at the Special Meeting, to forego the filing of the amendment to our certificate of incorporation (effectuating Proposal Nos. 1-3) if certain other conditions precedent to the debt-for-equity exchange are not satisfied.

The Restructuring

Q:
Why are we undertaking the Restructuring?

A:
We are undertaking the debt-for-equity exchange and related transactions in order to improve our capital structure and reduce our interest expense. The debt-for-equity exchange, combined with the proceeds we have received under the tax sharing agreement with our former majority stockholder, will significantly reduce our indebtedness. We believe that the Restructuring will position us to refinance our indebtedness that matures in 2005 without having to file for chapter 11 bankruptcy, to fund our operations and to better compete in our industry.

Q:
How many shares of common stock will be issued in the debt-for-equity exchange?

A:
We will issue 16 million shares of our common stock to Quadrangle immediately following the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock (see "Proposal No. 1"), which is the equivalent of our issuing 800 million shares of our common stock before giving effect to the reverse stock split.

Q:
What is the dilution effect of the Restructuring?

A:
As a result of the debt-for-equity exchange, the shares held by our minority stockholders will be diluted. In connection with the debt-for-equity exchange and management's investment in shares of our common stock, Quadrangle's ownership of our outstanding common stock will increase from approximately 86.8% to approximately 97.3%, executive officers and selected management employees are currently expected to purchase shares of our common stock equal to approximately 1.3% of our common stock outstanding upon completion of the Restructuring and the ownership, percentage represented by our currently outstanding common stock not held by Quadrangle will decrease from approximately 13.2% to approximately 1.4%. In addition, options granted under the 2004 Stock Option Plan and stock appreciation rights granted under the SAR Plan to be implemented as part of the management incentive plan in connection with the Restructuring may result in further dilution to the interest of our existing common stockholders.

Q:
Will the Company receive any cash proceeds from the debt-for-equity exchange?

A:
We will not receive any cash proceeds from the debt-for-equity exchange. However, our debt under the Quadrangle credit facility will be reduced by $120 million in exchange for the shares being issued to Quadrangle pursuant to the debt-for-equity exchange. We currently anticipate that we will receive an aggregate of approximately $1.75 million in cash from the purchase of shares of common stock by our executive officers and selected management employees.

Q:
Will the common stock remain eligible for trading on the OTC Bulletin Board?

A:
Our common stock trades on the OTC Bulletin Board (OTCBB) under the symbol "POIX." We expect that our common stock will remain eligible for quotation on the OTCBB.

Q:
Does the Company plan to list its common stock on a national exchange like the NYSE or on The Nasdaq Stock Market?

A:
After the Restructuring, the Company intends to review its options for listing on a national exchange. The Company has not decided whether to seek any such listing, nor has the Company made a determination that it would qualify for any such listing.

Proposal No. 1—Amendment to Certificate of Incorporation

Q:
Why are we conducting a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock?

A:
The primary reason for the reverse stock split is to increase the trading price of our common stock on the OTCBB on a per share basis, which we believe will have several benefits to us and our stockholders. We believe that the current low per share market price of our common stock has had a negative effect on the marketability of our existing shares. We believe that the reasons for these effects may include, but are not limited to, the following: internal policies of institutional investors that prevent the purchase of low-priced stocks; the reluctance of analysts to recommend low-priced stocks to their clients or monitor the activity of low-priced stocks; policies and practices of brokerage firms that discourage their brokers from dealing in low-priced stocks; and higher brokers' commissions on lower-priced stocks relative to the commissions on higher priced stocks. We believe that by increasing the per share market price of our common stock as a result of the reverse stock split, we may encourage greater interest in our common stock and enhance the acceptability and marketability of our common stock to the financial community and investing public as well as promote greater liquidity for our stockholders.

  In addition, we are conducting the reverse stock split so that we have enough authorized shares of our common stock to issue to Quadrangle in connection with the debt-for-equity exchange.

Q:
How will a reverse stock split affect my rights?

A:
In addition to the dilution associated with the debt-for-equity exchange, a stockholder's proportionate equity interest in us will be affected by the reverse stock split to the extent that any stockholder receives cash in lieu of a fractional share. Any stockholder who would have received a fractional share of common stock following the reverse stock split will receive cash in lieu of any fractional shares. For example, a stockholder with 110 shares in a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock would receive two (2) shares of our common stock and a cash payment for ten (10) pre-reverse stock split shares. The cash payment for any such fractional interest will be equal to the number of pre-reverse stock split shares represented by such fractional interest multiplied by the closing price of our common stock on the most recent trading day prior to the filing of our amended and restated certificate of incorporation. The owner of a resulting fractional share interest will have only a right to receive the cash payment and not any voting, dividend or other right with respect to that interest.

  The reverse stock split also will not affect the number of shares of common stock that our board of directors is authorized to issue under our certificate of incorporation. However, the reverse stock split will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split. Also, because the reverse stock split would result in fewer shares of our common stock outstanding, our per share income or loss, per share book value and other "per share" calculations would be proportionately affected.

Q:
Will the price of our common stock be affected solely by the one-share-for-fifty-shares reverse stock split?

A:
After giving effect to the one-share-for-fifty-shares reverse stock split our stock price should fluctuate based on various market conditions and/or other events not necessarily related to the reverse stock split.

Proposal No. 2—Elimination of the Series F and Series H Preferred Stock

Q:
Why are we amending our certificate of incorporation to eliminate our Series F and Series H preferred stock?

A:
Currently, there are no shares of the Series F or Series H preferred stock issued and outstanding. We are amending our certificate of incorporation in order to reduce the administrative and record-keeping burden associated with maintaining two series of preferred stock for which no shares are, or are intended to be, issued. Our board of directors believes it to be in our best interests to eliminate the Series F and Series H preferred stock from our capital structure.

  Our certificate of incorporation will continue to authorize "blank check" preferred stock, and the elimination of the Series F and Series H preferred stock will have the effect of increasing the number of shares of "blank check" preferred stock that could be authorized and issued in the future. The board of directors will retain its authority to issue shares of preferred stock from time to time in one or more series and, with respect thereto, to (i) fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, and the number of shares constituting such series and (ii) increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). This flexibility to authorize and issue additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and to effectuate corporate acquisitions.

Proposal No. 3—Election Not to be Governed by Section 203 of the Delaware General Corporation Law

Q:
What are the effects of amending our certificate of incorporation to elect not to be governed by Section 203 of the DGCL?

A:
Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (referred to as an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203, which definition generally includes certain mergers, consolidations, asset sales, security issuances or provision of non-pro-rata financial benefits involving an Interested Stockholder) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Under some circumstances, Section 203 makes it more difficult for a person who would be an Interested Stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also might have the effect of limiting the ability of a potential future acquirer to make a two-tiered bid for our Company in which all stockholders would not be treated equally.

  The restrictions contained in Section 203 currently do not apply to the Company because we do not have a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ stock market or held of record by more than 2,000 stockholders. However, events could occur in the future such that the restrictions contained in such section would apply to the Company if the Company's certificate of incorporation did not provide that the Company elects not to be governed by Section 203.

  As a result of electing not to be governed by Section 203, under some circumstances the Company's board of directors and/or minority stockholders could have reduced or no influence over certain business combinations. Electing not to be governed by Section 203 may in some circumstances enable Quadrangle to transfer or acquire shares of our common stock without the purchaser becoming subject to potential restrictions otherwise imposed by Section 203. The amendment to elect not to be governed by DGCL Section 203 will not be effective until twelve months after the adoption of the amendment and will not apply to any business combination between the Company and any person that became an Interested Stockholder on or before the adoption of the amendment.

Proposal No. 4—The 2004 Stock Option Plan

Q:
What is the purpose of the 2004 Stock Option Plan?

A:
The 2004 Stock Option Plan is part of a management incentive plan to be implemented in connection with the Restructuring that is intended to promote the financial success and interests of the Company and increase stockholder value by giving incentives to executives and selected management employees. Certain provisions of the 2004 Stock Option Plan are described under "Description of Management Incentive Plan—Stock Option Plan" and the complete text of the 2004 Stock Option Plan is included in this Information Statement as Annex B.

Q:
What are the other components of the management incentive plan?

A:
In connection with the Restructuring, the Company also intends to grant stock appreciation rights ("SARs") to our executive officers and we currently expect to sell to our executive officers and selected management employees an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis, which would be equivalent to 11,666,667 shares of our currently outstanding common stock, for an aggregate of approximately $1.75 million (the "Equity Investment"). We refer to the 2004 Stock Option Plan, the SARs and the Equity Investment, collectively, as the "management incentive plan." The management incentive plan is intended to motivate and retain superior management employees and, thereby, to enhance the Company's growth and success.

Q:
Who is eligible to participate in the 2004 Stock Option Plan?

A:
Employees, including employees who are also directors, of the Company are eligible to participate in the stock option plan. We currently anticipate that options will be granted under the plan to executive officers and selected management employees of the Company.

Q:
How much common stock is subject to the 2004 Stock Option Plan?

A:
A total of 1,996,184 shares of our common stock on a post-reverse stock split basis (which is equivalent to 99,809,189 shares of our currently outstanding shares of common stock) will be reserved and available for issuance under the 2004 Stock Option Plan.

Miscellaneous

Q:
Were the Proposals approved by our board of directors?

A:
Proposal Nos. 1-3 were approved by our current board of directors, by a unanimous affirmative vote of the two independent members of our board of directors. Proposal No. 4 was approved by a special compensation committee of our current board of directors, which committee consisted of the two independent members of our board of directors.

Q:
Do I have any appraisal rights?

A:
No. The General Corporation Law of the State of Delaware (the "DGCL") does not provide for dissenters' rights of appraisal in connection with any of the Proposals.

Q:
Who can attend the Special Meeting?

A:
Only our stockholders may attend the Special Meeting. The close of business on    •    , 2004 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. If you hold your shares in the name of a bank, broker or other holder, please bring proof of ownership with you to the Special Meeting. A bank or brokerage account statement showing you owned common stock on the record date would be acceptable proof. No proof of ownership is required if you are a registered holder.

Q:
How do I vote?

A:
Stockholders that attend the Special Meeting in person or send a personal representative pursuant to a duly executed proxy in favor of such personal representative may vote such stockholder's shares.

Q:
Will any other business be brought before the stockholders at the Special Meeting?

A:
In addition to the Proposals that will be discussed and voted on at the Special Meeting, such other business as may properly come before the meeting may be presented to our stockholders attending the Special Meeting.

Q:
Whom can I talk to if I have questions about this Information Statement?

A:
If you have questions regarding the Proposals or this Information Statement, or if you would like additional copies of this Information Statement or any document we refer to in this Information Statement, please contact Darius G. Nevin, Chief Financial Officer of the Company, at 785-856-9368. Such documents will be provided to you free of charge.

RECORD DATE

        The close of business on    •    , 2004 is the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

OUTSTANDING SHARES

        The authorized capital stock of the Company consists of 150,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.10 par value per share. As of December 10, 2004, there were 98,282,679 shares of common stock and no shares of preferred stock outstanding. As of the December 10, 2004, 85,291,497 shares, or approximately 86.8%, of our common stock were directly held by Quadrangle.

VOTE REQUIRED FOR EACH OF THE PROPOSALS

Stockholders Entitled to Vote

        Only holders of record of our common stock as of the close of business on    •    (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof for which no new record date is fixed. A stockholder whose common stock is held in "street name" (that is, whose shares are held by, and registered in the name of, a broker or other nominee) who wishes to vote at the Special Meeting will need to obtain a proxy in favor of the stockholder from the institution that holds the stockholder's shares and attend the Special Meeting.

        We are not asking you for a proxy, and you are requested not to send us a proxy.

Quorum Requirement

        The presence of a majority of the outstanding common stock will constitute a quorum for the transaction of business at the Special Meeting. Quadrangle, which owns approximately 86.8% of our outstanding shares of common stock, has agreed to vote in favor of the Proposals. Accordingly, we are assured of having a quorum at the Special Meeting.

Required Votes

        Each share of common stock held as of the Record Date is entitled to one vote on each matter to be acted upon at the Special Meeting. The affirmative vote of a majority of the outstanding shares of common stock will be required to authorize Proposal Nos. 1-3. Accordingly, abstentions and unvoted shares will have the effect of a negative vote on such Proposals. Assuming a quorum is present, the affirmative vote of a majority of all votes cast at the Special Meeting is needed to approve the 2004 Stock Option Plan.

        Quadrangle, which owns approximately 86.8% of our outstanding shares of common stock, has agreed to vote in favor of the Proposals. Accordingly, approval of each of the Proposals at the Special Meeting is assured.

No Dissenters' Rights

        Under Delaware law, stockholders are not entitled to dissenters' rights with respect to any of the Proposals.

PROPOSAL NO. 1—APPROVAL OF REVERSE STOCK SPLIT

        The amendment to our certificate of incorporation to effect a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock was approved by our board of directors and shall be submitted for stockholder approval at the Special Meeting.

THE PROPOSED AMENDMENT

        Proposal No. 1 is to approve an amendment of our certificate of incorporation to effect a proposed one-share-for-fifty-shares reverse stock split of our issued and outstanding common stock. A copy of this amendment to our certificate of incorporation is included as Annex A to this Information Statement. The proposed reverse stock split would combine a whole number of 50 outstanding shares of our common stock into one share of common stock, thus reducing the number of outstanding shares without any corresponding change in our par value or market capitalization. As a result, the number of shares of our common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding so that the percentage of the outstanding shares owned by each stockholder would remain unchanged except to the extent that any stockholder would hold a fractional share interest and receives cash for such interest.

        We currently expect to effect the reverse stock split by filing the amendment to our certificate of incorporation with the Delaware Secretary of State as soon as practicable following the Special Meeting. The reverse stock split will become effective upon its filing with the Delaware Secretary of State. The text of the proposed amendment to our certificate of incorporation is subject to modification to include such changes as may be required by the office of the Delaware Secretary of State or as our board of directors deems necessary and advisable to effect the reverse stock split.

        We believe that the anticipated increase in the market price per share resulting from the reverse stock split will enhance the acceptability of our common stock generally to the financial community and the investing public and help to make our common stock more attractive to investors. In addition, the increase in the number of our authorized shares of common stock that would be unissued after the reverse stock split is effectuated could be used for any proper corporate purpose approved by our board of directors. The increased number of authorized but unissued shares of our common stock will provide us with additional flexibility to issue additional shares of our common stock in connection with possible financings or other transactions in the future.

        Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect under certain circumstances. For example, it may be possible for our board of directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in our best interests or those of our stockholders. The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts.

        Our board of directors reserves the right, notwithstanding approval at the Special Meeting, to forego the filing of the amendment to our certificate of incorporation if certain other conditions precedent to the Restructuring are not satisfied.

        Quadrangle owns approximately 86.8% of our outstanding shares of common stock and has agreed to vote for Proposal No. 1 at the Special Meeting. Accordingly, approval of Proposal No. 1 at the Special Meeting is assured.

        See "Effects of the Reverse Stock Split" below for additional information.

PROPOSAL NO. 2—ELIMINATION OF THE SERIES F AND SERIES H PREFERRED STOCK

        The amendment to our certificate of incorporation to eliminate our Series F Non-Voting Cumulative Preferred Stock, par value $0.10 per share and our 11% Series H Cumulative Redeemable Convertible Preferred Stock, par value $0.10 per share was approved by our board of directors and shall be submitted for stockholder approval at the Special Meeting.

THE PROPOSED AMENDMENT

        Proposal No. 2 is to approve an amendment of our certificate of incorporation to eliminate our Series F and Series H preferred stock. A copy of this amendment to our certificate of incorporation is included as Annex A to this Information Statement. As of the date of this Information Statement, there are no shares of Series F or Series H preferred stock outstanding. In order to reduce the administrative and record-keeping burden associated with maintaining a series of preferred stock for which no shares are, or are intended to be, issued, our board of directors believes it to be in our best interests to eliminate the Series F and Series H preferred stock from our capital structure.

        Our certificate of incorporation will continue to authorize "blank check" preferred stock. The board of directors will retain its authority to issue shares of preferred stock from time to time in one or more series and, with respect thereto, to (a) fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, and the number of shares constituting such series, and (b) increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). This flexibility to authorize and issue additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and to effectuate corporate acquisitions.

        The existence of authorized but unissued shares of preferred stock under certain circumstances could be construed as having an anti-takeover effect to the extent it would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. For example, shares could be issued to purchasers who oppose a takeover bid or shares could be issued to increase the aggregate number of outstanding shares and thereby dilute the interest of parties attempting to obtain control of the Company. The existence of authorized but unissued shares of preferred stock may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Quadrangle owns approximately 86.8% of our outstanding shares of common stock and has agreed to vote for Proposal No. 2 at the Special Meeting. Accordingly, approval of Proposal No. 2 at the Special Meeting is assured.

PROPOSAL NO. 3—ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL

        The amendment to our certificate of incorporation to elect not to be governed by Section 203 of the Delaware General Corporation Law was approved by our board of directors and shall be submitted for stockholder approval at the Special Meeting.

THE PROPOSED AMENDMENT

        Proposal No. 3 is to approve an amendment of our certificate of incorporation to elect not to be governed by Section 203 of the Delaware General Corporation Law. A copy of this amendment to our certificate of incorporation is included as Annex A to this Information Statement.

        Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (referred to as an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203, which definition generally includes certain mergers, consolidations, assets sales, security issuances or provision of non-pro-rata financial benefits involving an Interested Stockholder) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Under some circumstances, Section 203 makes it more difficult for a person who would be an Interested Stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for our Company in which all stockholders would not be treated equally.

        The restrictions contained in Section 203 currently do not apply to the Company because we do not have a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ stock market or held of record by more than 2,000 stockholders. However, events could occur in the future such that the restrictions contained in such section would apply to the Company, if the Company's certificate of incorporation did not provide that the Company elects not to be governed by Section 203.

        As a result of electing not to be governed by Section 203, under some circumstances the Company's board of directors and/or minority stockholders could have reduced or no influence over certain business combinations. Electing not to be governed by Section 203 may in some circumstances enable Quadrangle to transfer shares of our common stock without the transferees becoming subject to potential restrictions imposed by Section 203. The amendment to elect not to be governed by the DGCL will not be effective until twelve months after the adoption of the amendment and will not apply to any business combination between the Company and any person that became an Interested Stockholder on or before the adoption of the amendment.

        Quadrangle owns approximately 86.8% of our outstanding shares of common stock and has agreed to vote for Proposal No. 3 at the Special Meeting. Accordingly, approval of Proposal No. 3 at the Special Meeting is assured.

PROPOSAL NO. 4—APPROVAL OF THE LONG-TERM INCENTIVE PLAN

        The creation of the 2004 Stock Option Plan was approved by a special compensation committee of our board of directors, which committee consisted of our two independent directors, and shall be submitted for stockholder approval at the Special Meeting.

THE 2004 STOCK OPTION PLAN

        We believe that adoption of the 2004 Stock Option Plan will promote the financial success and interests of the Company and increase stockholder value by giving incentives to executives and selected management employees. A copy of the 2004 Stock Option Plan is included as Annex B to this Information Statement.

        The 2004 Stock Option Plan will be effective upon the consummation of the debt-for-equity exchange. Under the plan, following the completion of the debt-for-equity exchange, our executive officers and selected management employees of the Company are currently expected to be granted options to purchase an aggregate of approximately 1,996,184 shares of common stock on a post-reverse stock split basis, which would be equivalent to approximately 99.8 million shares on a pre-reverse stock split basis following the completion of the debt-for-equity exchange.

        All employees of the Company are eligible for grants under the 2004 Stock Option Plan. However, we currently expect that options under the plan will be granted to our executive officers and selected management employees. The options will vest ratably each month during the 48 months after the date of grant. Unvested options will be forfeited upon termination of employment for any reason, including sale of a subsidiary employing the participant, but excluding termination without cause or for good reason in the case of employees who have employment agreements that define such terms.

        Quadrangle owns approximately 86.8% of our outstanding shares of common stock and has agreed to vote for Proposal No. 4 at the Special Meeting. Accordingly, approval of Proposal No. 4 at the Special Meeting is assured.

        See "Description of Management Incentive Plan—2004 Stock Option Plan" below for additional information.

RESTRUCTURING

        The Restructuring consists of a debt-for-equity exchange and other related matters, including a tax sharing settlement that we have already completed. In connection with the Restructuring, we currently expect to repay an aggregate of approximately $191 million of our outstanding indebtedness.

        In November of 2004 we received proceeds of $73 million pursuant to a tax sharing settlement agreement with our former majority owner, which settlement agreement was facilitated by our contemporaneous execution of an exchange agreement with Quadrangle that provides for the principal balance outstanding under the Quadrangle credit facility to be reduced by $120 million in exchange for the issuance to Quadrangle of the equivalent of 800 million shares of our currently outstanding common stock (or 16 million new shares of our common stock on a post-reverse stock split basis). Other aspects of the Restructuring include a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock (Proposal No. 1), the elimination of our Series F and Series H preferred stock (Proposal No. 2), an election not to be governed by Section 203 of the DGCL, which section potentially restricts certain corporate transactions involving certain interested stockholders (Proposal No. 3), and the adoption of the 2004 Stock Option Plan (Proposal No. 4), which is part of a management incentive plan to be implemented in connection with the Restructuring. See "Restructuring—The Restructuring Transactions."

        Upon the consummation of the debt-for-equity exchange, we will commence a change of control repurchase offer for our outstanding 13 5/8% senior subordinated discount notes due 2005 (the "13 5/8% Senior Subordinated Discount Notes due 2005") as required by the indenture governing such notes. To the extent that holders of the 13 5/8% Senior Subordinated Discount Notes due 2005 do not sell their notes back to the Company in the repurchase offer, cash that would have been used to repurchase those notes will be used to pay principal and interest on the Quadrangle credit facility as specified in the amended and restated credit agreement to be entered into with Quadrangle upon consummation of the debt-for-equity exchange.

        If we do not consummate the Restructuring, we would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize our indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of our common stock would likely be substantially diluted or cancelled in whole or in part, and our creditors may receive less than 100% of the face value of their claims.

Background—Westar Sale Transaction

        On February 17, 2004, Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, Inc., which we refer to collectively as "Westar," sold approximately 86.8% of the issued and outstanding shares of the Company's common stock to POI Acquisition I, Inc., which is owned by POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd. POI Acquisition, L.L.C. is owned by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P. and Quadrangle Capital Partners-A L.P. We collectively refer to all of these entities and their affiliates (other than us) as "Quadrangle." Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP are private equity funds that specialize in the media and communications industries. Quadrangle Master Funding Ltd invests in financially troubled companies across industry groups. Westar retained approximately 1.0% of the Company's common stock, representing shares underlying restricted stock units granted to current and former employees of Westar. As part of the sale transaction, Westar Industries also assigned to Quadrangle its rights and obligations as the lender under our revolving credit facility. Quadrangle initially paid approximately $122.2 million to Westar as consideration for both the common stock and the revolving credit facility, including accrued interest of $2.2 million, with approximately $1.7 million of the initial payment being consideration for the common stock. In addition, Westar received a right to additional consideration related to post-closing events, and on November 12, 2004, in connection with the Westar tax sharing settlement agreement described below, Quadrangle paid to Westar $32.5 million as additional consideration.

        We face liquidity problems caused by our significant debt burdens, our continuing net losses and the sale by Westar of its interest in us. The consummation of the sale of Westar's ownership interests in us resulted in a $285.9 million non-cash charge against our income in the first quarter of 2004 to establish a valuation allowance for deferred tax assets that we believed were not realizable. In addition, ongoing payments made to us by Westar under a tax sharing agreement had been an important source of liquidity for us and, except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group (which resulted from Westar selling its interest in us), we were no longer entitled to receive payments from Westar under the tax sharing agreement. See "Restructuring—Westar Tax Sharing and Settlement."

        The Westar sale transaction also constituted a change of control that triggered a default under our revolving credit facility, which at the time of the sale had an outstanding principal balance of $215.5 million, and had an outstanding principal balance of $201.0 million as of November 12, 2004. While we have entered into a standstill agreement with Quadrangle, whereby, among other things, Quadrangle has agreed to temporarily waive the change in control default and other specified defaults and we have agreed that we cannot borrow any additional amounts under the Quadrangle credit facility, Quadrangle has the ability upon expiration of the standstill agreement and under certain other circumstances to exercise its rights under the Quadrangle credit facility and declare the total indebtedness outstanding to be due and payable. Acceleration of the Quadrangle credit facility, if not rescinded or satisfied, would constitute defaults under certain of our other debt instruments. If such acceleration should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of court restructuring. Furthermore, a primary financing source for us had been the revolving credit facility with Westar, and additional credit under such facility and the ability to re-borrow amounts repaid have been eliminated by the standstill agreement executed by Quadrangle and us.

        In addition, the Westar sale transaction triggered the Company's obligation, within thirty days of the Westar sale transaction, to offer to repurchase our outstanding 13 5/8% Senior Subordinated Discount Notes due 2005, which have aggregate outstanding principal of approximately $29.9 million. The Company did not make this repurchase offer due to its financial condition, and its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% Senior Subordinated Discount Notes due 2005. As of the date of this Information Statement, no such notice has been received by us. For additional information regarding the Company's indebtedness, see Note 4 "Debt" to our consolidated unaudited financial statements, included in our Form 10-Q filed November 15, 2004, included in this Information Statement as Annex D.

The Restructuring Transactions

        On November 12, 2004, the Company entered into an exchange agreement with Quadrangle to restructure the debt under the Quadrangle credit facility. Upon consummation of the debt-for-equity exchange, Quadrangle will reduce the aggregate principal amount outstanding under the Quadrangle credit facility by $120 million in exchange for the equivalent of 800,000,000 shares of the Company's currently outstanding common stock. The newly issued shares, together with the shares currently owned by Quadrangle, will result in Quadrangle's owning approximately 97.3% of our common stock upon completion of the debt-for-equity exchange and management's investment in shares of our common stock. The Company will also enter into a registration rights agreement, stockholders agreement and amended and restated credit facility with Quadrangle upon the completion of the debt-for-equity exchange.

        On November 12, 2004, we also entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, generally settled all of our claims with Westar relating to the tax sharing agreement and generally settled all claims between Quadrangle and Westar relating to the Westar sale transaction. Our execution of the exchange agreement with Quadrangle facilitated Quadrangle's and Westar's ability to agree upon the amount of, and accelerate the payment of, contingent payments that would be paid by Quadrangle to Westar under their purchase agreement and to otherwise settle claims between Quadrangle and Westar relating to the Westar sale transaction. Westar's ability to reach agreement with Quadrangle on these matters facilitated the settlement of our dispute with Westar over the tax sharing agreement and the delivery of the settlement payment from Westar to us on November 12, 2004.

        In accordance with the Westar tax sharing settlement, Westar, among other things, paid us approximately $45.9 million in cash and transferred to us a portion of our 7 3/8% Senior Unsecured Notes due 2005, with aggregate principal and accrued interest of approximately $27.1 million, that had been held by Westar. We had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and we currently expect to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. We have cancelled the 7 3/8% Senior Unsecured Notes due 2005 that we received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of our indebtedness. We used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment and a $2.2 million interest payment on the Quadrangle credit facility, further reducing our outstanding indebtedness. Quadrangle paid $32.5 million to Westar as additional consideration relating to the Westar sale transaction.

        As a condition to completion of the Restructuring, immediately before the closing of the debt-for-equity exchange the Company will amend its certificate of incorporation to, among other things, implement a one-share-for-fifty-shares reverse stock split of our outstanding common stock. In addition, as a condition to the completion of the debt-for-equity exchange, the Company must implement a management incentive plan that includes stock appreciation rights for our executive officers, and the 2004 Stock Option Plan and an equity investment opportunity for our executive officers and selected management employees of the Company.

        In connection with entering into the exchange agreement, the Company reached an agreement to further extend the standstill agreements among the Company and Quadrangle. The standstill agreements generally require the applicable Quadrangle entities, under certain conditions, not to exercise their rights under the Quadrangle credit facility, not to acquire additional shares of our common stock (except pursuant to the exchange agreement) and not to replace our board of directors prior to the earlier of (i) the closing date of the exchange agreement entered into between the Company and Quadrangle, (ii) the termination of the exchange agreement pursuant to its terms or (iii) subject to certain conditions, the occurrence of a termination event under the applicable standstill agreement.

        Additional information regarding the Westar tax sharing settlement agreement, the exchange agreement and the agreements to be entered into in connection with the consummation of the exchange agreement is provided below.

Exchange Agreement

        Our exchange agreement with Quadrangle provides that, upon the closing of the exchange contemplated by the exchange agreement, the Quadrangle credit facility will be reduced by $120 million in exchange for 16 million shares of our common stock (on a post-reverse stock split basis) which is the equivalent of 800 million shares of our common stock before giving effect to the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock. The issuance and delivery of the

16 million shares will occur after the filing and effectiveness of the charter amendment effectuating the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock, a form of which is included in this Information Statement as Annex A.

        Pursuant to the exchange agreement, we repaid to Quadrangle a total of $14.5 million of principal debt and approximately $2.2 million of accrued and unpaid interest on the Quadrangle credit facility. We will pay a $1.15 million fee to Quadrangle pursuant to an amended and restated credit agreement that will be entered into by Quadrangle and us upon closing of the debt-for-equity exchange. We will also pay the reasonable and documented out-of-pocket expenses of Quadrangle in connection with the Restructuring, including the reasonable and documented fees and expenses of Quadrangle's legal counsel and third-party financial advisor.

        The exchange agreement provides, upon the completion of the debt-for-equity exchange, a mutual general release with respect to any and all claims with respect to actions taken on or before the date of the exchange agreement. Upon the completion of the debt-for-equity exchange the Company will also specifically release Quadrangle from any claims relating to the Quadrangle credit facility and will agree not to seek to exercise any defenses, rights of set-off or recoupment under the Quadrangle credit facility in connection with any such released claims.

        The exchange agreement contains representations and warranties by the Company with respect to organization and standing; authorization of transaction documents; potential conflicts; capitalization; federal securities filings; absence of material changes; absence of undisclosed liabilities; compliance with laws; compliance with standstill agreements; the status of the Quadrangle credit facility; and the fairness opinion of the Company's financial advisor. The exchange agreement contains representations and warranties by the Quadrangle entities with respect to organization and standing; authorization of transaction documents; potential conflicts; rights under the Quadrangle credit agreement; ownership of the Company's common stock; and investment sophistication, intention and reliance. The exchange agreement includes a number of covenants, including covenants that generally require us to operate our business in the ordinary course and that limit us from, among other things, taking any of the following actions without the approval of Quadrangle:

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  adopting any change to our certificate of incorporation or bylaws;

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  merging or consolidating, or acquiring material assets, with or from another entity;

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  selling or leasing any of our material assets;

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  declaring any dividends;

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  incurring or assuming any material indebtedness;

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  issuing, selling, transferring or otherwise disposing of any of our capital stock; and

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  making any material capital expenditures that aggregate in excess of $100,000, except as previously disclosed to Quadrangle.

        The exchange agreement provides that promptly after the completion of the debt-for-equity exchange we will commence a change of control repurchase offer for the 13 5/8% Senior Subordinated Discount Notes due 2005. To the extent any 13 5/8% Senior Subordinated Discount Notes due 2005 remain outstanding following the expiration of the repurchase offer, we shall use the cash amount that otherwise would have been used to repurchase such notes to repay amounts under the amended and restated credit agreement to be entered into with Quadrangle upon consummation of the debt-for-equity exchange.

        The consummation of the debt-for-equity exchange and related transactions is contingent upon the satisfaction or waiver of numerous conditions, including:

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  approval of the Proposals at the Special Meeting;

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  implementation of the management incentive plan by the Company;

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  the accuracy of the representations and warranties of the other party in all material respects, as of the closing date, except that representations and warranties that are qualified by material adverse effect need to be accurate in all respects as of the closing date;

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  the other parties having complied in all material respects with its covenants that are required to be complied with prior to the closing date; and

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  satisfaction or waiver of each of the other conditions to closing set forth in the exchange agreement, including that no material adverse change shall have occurred to the Company's assets, liabilities, business or results of operations.

        The exchange agreement may be terminated at any time prior to the completion of the debt-for-equity exchange:

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  by the Company or Quadrangle, if the debt-for-equity exchange has not been completed by March 12, 2005, which we sometimes refer to as the "drop-dead date;" or

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  by Quadrangle, following a breach by the Company of any representation, warranty, covenant or agreement contained in the exchange agreement, or a material adverse change to the Company's assets, liabilities, business or results of operations, which breach or material adverse change would result in the failure of a specified closing condition in the exchange agreement that cannot be cured by the drop-dead date.

        For additional information regarding the exchange agreement, see the copy of the exchange agreement filed as Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

Westar Tax Sharing and Settlement

        We had been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Following the consummation of the sale of Westar's ownership interests in us, we are no longer a part of the Westar consolidated tax group.

        On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, settled all of our claims with Westar relating to the tax sharing agreement and settled all claims between Quadrangle and Westar relating to the Westar sale transaction. In accordance with the Westar tax sharing settlement, among other things, Westar paid us approximately $45.9 million in cash and transferred to us a portion of our 7 3/8% Senior Unsecured Notes due 2005, with aggregate principal and accrued interest of approximately $27.1 million. We had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and we currently expect to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. We have canceled the 7 3/8% Senior Unsecured Notes due 2005 that we received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of our indebtedness. We used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment and a $2.2 million interest payment on the Quadrangle credit facility, further reducing our outstanding indebtedness.

        In addition to the $73 million that the Company has received from Westar under the Westar tax sharing settlement, the Company is also potentially entitled to certain contingent payments, depending on whether Westar claims and receives certain additional tax benefits in the future with respect to the February 17, 2004 sale transaction. While these potential contingent payments, if any, could be significant, the Company is unable to determine at this time whether Westar will claim any such benefits or, if Westar were to claim any such benefits, the amount of the benefits that Westar would claim or when or whether Westar would actually receive any such benefits. Due to this substantial uncertainty, the Company has not recorded any tax benefit with respect to any such potential contingent payments.

        The tax sharing settlement agreement also provided for a mutual general release, except with respect to certain indemnification obligations pursuant to the purchase agreement between Quadrangle and Westar and certain alarm monitoring and other service agreements between the Company and Westar. In addition, Westar and POI Acquisition I, Inc. agreed to join in making Section 338(h)(10) elections under the Code. As part of the settlement agreement the parties mutually agreed to the purchase price allocation to be used for the election.

        For additional information regarding the Westar tax settlement agreement, see the copy of the Westar tax settlement agreement filed as Annex V to Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

Amendment of the Quadrangle Credit Facility

        In the exchange agreement, Quadrangle agreed to extend the final maturity on the Quadrangle credit facility to August 15, 2005, unless and until such time as the exchange agreement is terminated. The final maturity date under the amended and restated credit agreement will be August 15, 2005; provided that the Company may elect to extend the maturity date to January 15, 2006 upon certification that no defaults or events of default then exist and payment of an extension fee of 1% of the total commitment outstanding on August 15, 2005.

        In connection with the Restructuring, the Quadrangle credit facility will be amended and restated to include, among other things, the following:

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  Interest rate increased to 700 basis points over the London Interbank Offered Rate (LIBOR) and a requirement that all loans be in LIBOR, as opposed to base rate;

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  Mandatory prepayment of 100% of net asset sale or debt proceeds or excess cash on a monthly basis, if any, subject to our ability to maintain a minimum cash balance of $7 million plus (A) the aggregate amount of all accrued but unpaid interest under the Quadrangle credit facility, 8 1/8% Senior Subordinated Notes due 2009, 13 5/8% Senior Subordinated Discount Notes due 2005 and 7 3/8% Senior Unsecured Notes due 2005 as of the date of prepayment and (B) the aggregate amount of restricted cash (e.g., any cash necessary to secure letters of credit or maintain insurance);

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  Assignment of loans or change of agent will not require consent of the Company; provided that any assignments must be in an amount not less than $1,000,000;

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  A one-time fee of $1.15 million to be paid upon consummation of the debt-for-equity exchange in connection with the exchange and amendment of the credit facility; and

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  the removal of the letter of credit subfacility and the ability to reborrow a loan once repaid.

        Quadrangle has also agreed to waive and release upon consummation of the debt-for-equity exchange all defaults and events of default under the Quadrangle credit facility existing immediately prior to the consummation of the debt-for-equity exchange.

        For additional information regarding our proposed amended and restated credit agreement, see the form of amended and restated credit agreement filed as Annex I to Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

Equity Related Agreements and Incentive Plans

        As part of the Restructuring, we will enter into a stockholders agreement and a registration rights agreement with Quadrangle. Pursuant to those agreements, the securities received by Quadrangle in the debt-for-equity exchange will be subject to transfer restrictions. These agreements, along with the exchange agreement, have been filed as exhibits with our Form 10-Q filed on November 15, 2004.

  Stockholders Agreement and Composition of Our Board of Directors

        Upon consummation of the debt-for-equity exchange, we will enter into a stockholders agreement with Quadrangle. The stockholders agreement contains certain agreements with respect to our corporate governance following the Restructuring, including, but not limited to, the composition of our board of directors. The parties to the stockholders agreement are generally required to use their reasonable best efforts to cause our board of directors to consist of five (5) members immediately following the completion of the debt-for-equity exchange, comprised as follows:

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  three (3) members designated by Quadrangle (two (2) directors designated by POI Acquisition, L.L.C. and one (1) director designated by Quadrangle Master Funding Ltd);

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  our President and Chief Executive Officer, Richard Ginsburg; and

  •
  one (1) independent director selected by a majority of the other directors.

        In the event POI Acquisition, L.L.C. or its affiliates owns less than 25% of our common shares issued and outstanding as of the Restructuring, POI Acquisition, L.L.C. shall have the right to designate one (1) director instead of two. In the event either POI Acquisition, L.L.C. or Quadrangle Master Funding, Ltd owns less than 10% of our common shares issued and outstanding as of the Restructuring, such entity will lose the ability to designate a member to our board of directors. If and for so long as POI Acquisition, L.L.C. owns at least 40% of the outstanding shares of our common stock, it shall have the right to elect to increase the size of the board by one (1) director, which it shall be entitled to designate.

        Pursuant to the stockholders agreement, we will amend our bylaws at the first board meeting following the Restructuring to allow Quadrangle Master Funding, Ltd to have the ability to prevent us from voluntarily filing for bankruptcy, or merging or consolidating with another entity for a period of two years or from selling all or substantially all of our assets.

        The stockholders agreement also includes voting agreements, certain restrictions on the transfer of our common stock, drag-along rights in favor of POI Acquisition, L.L.C., tag-along rights in favor of Quadrangle Master Funding, Ltd, all upon customary terms, and subject to certain customary exceptions (including exceptions for certain transfers among affiliates).

        In addition, the stockholders agreement provides the Quadrangle parties with the right to participate on a proportional basis in any future equity issuance by the Company, except for issuances pursuant to registered public offerings, business combination transactions or officer, employee, director or consultant arrangements.

        For additional information regarding the stockholders agreement, see the form of stockholders agreement filed as Annex VIII to Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

  Registration Rights Agreement

        As a condition to the consummation of the debt-for-equity exchange, we will enter into a registration rights agreement with Quadrangle. The registration rights agreement provides, among other things, that we will register, upon notice from Quadrangle, shares of our common stock owned by Quadrangle. Under the registration rights agreement, POI Acquisition, L.L.C. is permitted up to four demand registrations and Quadrangle Master Funding Ltd is permitted up to two demand registrations, subject to certain conditions described in the agreement. Quadrangle also received piggyback registration rights whereby it shall have the opportunity to register its securities pursuant to any registration statement we may file in the future, subject to certain conditions. We are also obligated to pay certain of Quadrangle's expenses pursuant to the registration of Quadrangle's securities under the registration rights agreement.

        For additional information regarding the registration rights agreement, see the form of registration rights agreement filed as Annex IV to Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

  Management Incentive Plan

        In connection with the Restructuring, and subject to stockholder approval at the Special Meeting, we will implement the management incentive plan to provide equity incentives for our management to increase the value of the Company. Our adoption of the management incentive plan substantially in accordance with the terms set forth in the exchange agreement and otherwise on terms reasonably satisfactory to Quadrangle, is a condition to closing the Restructuring. See "Description of Management Incentive Plan" below.

        As part of the management incentive plan, management may invest up to an aggregate of $2 million and receive up to an aggregate of 266,667 shares of common stock on a post-reverse stock split basis, which would be equivalent to 13,333,333 shares of our currently outstanding common stock. We currently expect our executive officers and selected management employees to invest an aggregate of approximately $1.75 million and to receive an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis, which would be equivalent to 11,666,667 shares of our currently outstanding common stock. Any such investment is currently expected to be made pursuant to a management shareholders' agreement to be entered with the Company and Quadrangle containing customary provisions, including tag-along, drag-along and piggy-back registration rights.

        For additional information regarding the management incentive plan, also see the management incentive plan term sheet filed as Annex III to Exhibit 10.5 to our Form 10-Q filed on November 15, 2004.

Key Employee Retention Plan and Management Employment Agreements

        In order to retain the services of our executive officers and selected key employees of the Company who may have felt uncertain about the Company's future ownership and direction due to the Company's exploration of various restructuring alternatives, our board of directors authorized senior management in June 2004 to implement a new key employee retention plan. The new retention plan is intended to apply to executive officers and selected key employees of the Company (approximately thirty (30) individuals) and to provide incentives for such individuals to remain with us through the Restructuring. If the debt-for-equity exchange occurs in 2004, then 100% of the retention bonuses, or an aggregate of approximately $3.9 million, will be payable under the plan at such time. If the debt-for-equity exchange does not occur in 2004, then 50% of the retention bonuses, or an aggregate of approximately $1.9 million, will be payable as of the end of 2004 and the other 50% as of the earlier of the completion of the debt-for-equity exchange or the end of 2005. Approximately $0.9 million has been accrued with respect to the new employee retention plan for the nine months ended September 30, 2004.

        The key employee retention payment obligations in favor of our executive officers and selected key employees were included in new employment agreements that they entered into as of July 2004. These new employment agreements replaced previous employment agreements with these executive officers and selected key employees that were to expire on or about August 17, 2004.

Third Party Restructuring Expenses

        In addition to the costs of our own financial and legal advisors, we have agreed to pay the costs associated with the financial and legal advisors for both the senior and subordinated debt holders, including Quadrangle, relating to the Restructuring. In addition to amounts already paid to the financial and legal advisors, when the Restructuring is completed, we currently expect to pay success and other fees to the financial advisors in an aggregate amount of approximately $6.9 million. For the three and nine months ended September 30, 2004, we have expensed $2.1 million and $5.8 million, respectively, relating to these advisors.

        As noted under "Amendment of the Quadrangle Credit Facility" above, we will pay to Quadrangle a one-time fee of $1.15 million upon consummation of the debt-for-equity exchange in connection with the exchange and amendment of the credit facility.

Houlihan Lokey Howard & Zukin Fairness Opinion

  Background

        On November 11, 2004, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. rendered its opinion to the board of directors of the Company that, as of such date, and based upon and subject to certain matters stated therein, the issuance of 16 million shares (on a post-reverse stock split basis) of common stock of the Company to POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd or their affiliates (together with POI Acquisition I, Inc., the "Quadrangle Entities") in exchange for the retirement by certain of the Quadrangle Entities of $120.0 million aggregate principal amount of the Company's indebtedness is fair, from a financial point of view, to the Company and the holders of all of the issued and outstanding stock of the Company immediately prior to the consummation of the debt-for-equity exchange (the "Existing Equity"), other than the Quadrangle Entities.

        The full text of Houlihan Lokey's opinion, dated November 11, 2004, is included in this Information Statement as Annex E. Holders of the Company's common stock should read such opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Houlihan Lokey in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion.

        The opinion has certain limitations, including the following. It is addressed only to the board of directors of the Company, subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and Houlihan Lokey's engagement letter, and may not be relied upon by any other person without Houlihan Lokey's express, prior written consent. It does not address the underlying business decision of the Company, its security holders or any other party to effect the debt-for-equity exchange, any other component of the Restructuring, any of the Proposals or any other transaction or matter. It addresses only the fairness of the number of shares of common stock to be issued to the Quadrangle Entities in connection with the debt-for-equity exchange, from a financial point of view, to the Company and the holders of the Existing Equity, other than the Quadrangle Entities. The opinion does not address any other aspect of the debt-for-equity exchange, any other component of the Restructuring or any other transaction. It does not constitute a recommendation to any of the holders of the Company's common stock as to whether they should vote in favor of any actions required or proposed to be taken to effect the debt-for-equity exchange, any other component of the Restructuring or any other transaction.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal year ended December 31, 2003 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2004, Company-prepared interim financial statements for the eight-month period ended August 31, 2004, and a draft Form 10-Q for the three quarters ended September 30, 2004, which the Company's management identified as containing the most current financial statements available;

  •
  reviewed copies of (i) the November 5, 2004 draft of the amended and restated credit agreement among Protection One Alarm Monitoring, Inc., POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd, (ii) the November 5, 2004 draft of the exchange agreement by and among the Company and the Quadrangle Entities, (iii) the November 5, 2004 draft of the tax sharing agreement by and among the Company and Westar Energy Inc. and (iv) the November 8, 2004 draft of the term sheet for the Protection One Management Incentive Plan;

  •
  reviewed and compared forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2004 through 2008;

  •
  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with certain other representatives and advisors of the Company to discuss certain matters;

  •
  visited certain facilities and business offices of the Company;

  •
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that it considered similar to the debt-for-equity exchange;

  •
  reviewed drafts of certain documents to be delivered at the closing of the debt-for-equity exchange; and

  •
  conducted such other studies, analyses and inquiries as it deemed appropriate.

        In arriving at its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it by the management of the Company were reasonably prepared and prepared in good faith and reflect management's best available estimates of the future financial results and condition of the Company, in each case as of the date of preparation, except that the Company has advised Houlihan Lokey that it believes that the projections included in the Post-Restructuring 50/50 Case described below were the most reasonable projections as of the date of the opinion. Houlihan Lokey also assumed that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to and reviewed by Houlihan Lokey.

        Houlihan Lokey did not either independently verify the accuracy or completeness of the information supplied to it with respect to the Company or make any independent appraisal of the properties or assets of the Company, and does not in either case assume any responsibility with respect thereto. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed as of and for the periods ended on, and were evaluated by Houlihan Lokey as of and for the periods ended on, November 1, 2004.

        In connection with rendering its opinion, Houlihan Lokey performed certain financial, comparative and other analyses as summarized below. The following summary, however, is not a complete description of the analyses performed by Houlihan Lokey. The preparation of Houlihan Lokey's opinion involved various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the circumstances relating to the debt-for-equity exchange. Therefore, Houlihan Lokey's opinion is not readily susceptible to a complete summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the Company believes that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. The estimates contained in the analyses of Houlihan Lokey are not, and do not purport to be, necessarily indicative of actual values or an accurate prediction of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, the analyses of Houlihan Lokey relating to the value of the Company and its common stock are not, and do not purport to be, appraisals and do not, and do not purport to, reflect the prices at which the Company or its common stock actually may be sold.

        The order of analyses described, and the results of those analyses, do not necessarily represent relative importance or weight given to those analyses by Houlihan Lokey. Some of the summaries of the financial analyses performed by Houlihan Lokey include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Houlihan Lokey's financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

  Valuation Analysis

        Houlihan Lokey considered using the following methods to value the Existing Equity:

  •
  Market Multiples Method: This method involved the selection of appropriate multiples of representative sales, recurring monthly revenue, EBITDA and cash flow (where available) on a comparative financial assessment to certain publicly traded companies that Houlihan Lokey deemed might be comparable to the Company.

  •
  Precedent Transaction Method: This method involved the assessment of the Company's value (on a control basis) based on certain recent transactions involving security companies that Houlihan Lokey deemed might be similar to the debt-for-equity exchange.

  •
  Discounted Cash Flow Method: This method involved the valuation derived from the discounted present value, at an "appropriate" rate, of projected adjusted debt-free cash flows of the Company, based upon projections made or adopted by management of the Company.

        The market multiples method was analyzed but the results of such analysis were ultimately disregarded by Houlihan Lokey due to a lack of "pure-play" comparable companies against which to benchmark the Company's operating metrics. The transaction multiples method was also analyzed but the results of such analysis were also ultimately disregarded by Houlihan Lokey due to an inappropriate context and a lack of reliable data and a lack of comparable transactions. In addition, Houlihan Lokey considered there to be a variance in the accounting treatment of subscriber acquisition costs in the industry, which also resulted in there being significant challenges to providing the comparable financial metrics necessary in properly utilizing these two valuation methods. Houlihan Lokey also reviewed, but gave no weight to, recent reports of financial analysts regarding the speculative value of the Company and the range of $0.12 - $0.31 per share at which the Company's common stock traded between September 17, 2004 through the date of the opinion.

        As a result, Houlihan Lokey relied solely on the discounted cash flow method in its valuation analysis. Four different discounted cash flow analyses were conducted by Houlihan Lokey:

  •
  Pre-Restructuring Case—The Pre-Restructuring Case assumes a consensual in-court bankruptcy restructuring and does not give pro forma effect to the Restructuring and is based on a financial model prepared by the Company's management in March 2004, which reflects (i) the projected cash balance of the Company as of January 31, 2005, reduced by $6.0 to $10.0 million to account for incremental bankruptcy related costs, (ii) the receipt of the proceeds to be received by the Company in connection with the proposed Westar tax settlement, but not the application of such proceeds to retire any indebtedness of the Company, and (iii) the amount of indebtedness outstanding immediately prior to giving effect to the Restructuring.

  •
  Post-Restructuring Cases—Three Post-Restructuring Cases were analyzed by Houlihan Lokey in connection with its opinion, each of which assumes an out of court restructuring transaction and gives pro forma effect to the Restructuring as of January 31, 2005, reflecting (i) the projected cash balance of the Company as of January 31, 2005 after giving pro forma effect to the Restructuring, including costs and expenses incurred by the Company in connection with the Restructuring, (ii) the receipt of the proceeds to be received by the Company in connection with the proposed Westar tax settlement and the application of such proceeds to retire certain indebtedness of the Company and (iii) the amount of indebtedness outstanding after giving pro forma effect to the Restructuring:

  •
  Low Case—The Low Case is based on a financial model prepared by the Company's management in July 2004.

  •
  High Case—The High Case is based on a financial model prepared by the Company's management in October 2004, which reflects projected cash flows that are greater than those in the Low Case.

  •
  50/50 Case—The 50/50 Case is based on a financial model prepared by Houlihan Lokey that gives equal weight to the Low Case and the High Case. The Company advised Houlihan Lokey that the 50/50 Case was the most reasonable scenario of the four analyses considered.

        In connection with each of the four discounted cash flow analyses described above, Houlihan Lokey (i) determined, in each case as of November 1, 2004, the operating enterprise value of the Company, which is equal to the adjusted debt-free cash flows projected to be realized annually by the Company in 2005-2008 and the terminal value estimate based on an assumed constant perpetuity annual growth rate (the "Gordon Growth Rate") of the Company's steady state net operating cash flow in 2009 ("SSNOCF"), in each case discounted to present value at an assumed weighted average cost of capital ("WACC"), (ii) subtracted the relevant debt balances from the pre- and post-Restructuring total asset values of the Company to arrive at pre- and post-Restructuring total equity values and (iii) multiplied such total equity values of the Company by 13.0%, with respect to the Pre-Restructuring Case and 1.4%, with respect to each of the Post-Restructuring Cases (in each case to reflect the pre- and post-Restructuring percentage, as appropriate, of the total issued and outstanding shares of common stock held by the holders of the Existing Equity).

        The projected adjusted debt-free cash flows for 2005-2008 were determined by adding non-recurring costs to EBIT, subtracting taxes from the adjusted EBIT and thereafter adding depreciation for property, plant and equipment, amortization of subscriber intangibles, and amortization of deferred subscriber costs (net of deferred subscriber revenue) and subtracting changes in net working capital requirements, deferred cash cost of subscriber acquisitions and maintenance capital expenditures. The projected SSNOCF was determined by using the net operating cash flow for 2008 and assuming identical operating metrics to those existing as of December 21, 2008, adjusted for the incremental investment required and monitoring and service margin differences. The perpetuity growth formula is equal to the inverse of the difference between the WACC for the Company and an assumed Gordon Growth Rate. The WACC for each of the analyses was determined by Houlihan Lokey based upon company-specific, industry-specific and general economic factors, including an assessment by Houlihan Lokey of the relative risks in the likelihood that the Company could achieve the results of operations projected by the four different analyses.

  Summary Range of Valuations

        The table below summarizes the valuation conclusions of Houlihan Lokey utilizing the Pre-Restructuring Case and the three Post-Restructuring Cases as described above, and sets forth the Gordon Growth Rate, WACC, operating enterprise value of the Company and the implied value of the Existing Equity, in each case at the low, mid-point and high end of the ranges developed by Houlihan Lokey with respect thereto.

Comparison of Pre-Restructuring and Post-Restructuring Valuation Ranges

	Pre-Restructuring Valuation			Post-Restructuring Low-Case Valuation			Post-Restructuring 50/50 Case Valuation			Post-Restructuring High-Case Valuation
Valuation	Low	Selected Mid-Point	High	Low	Selected Mid-Point	High	Low	Selected Mid-Point	High	Low	Selected Mid-Point	High
	($ in thousands)
Gordon Growth Rate	0.50%	1.00%	1.50%	0.50%	1.00%	1.50%	0.50%	1.00%	1.50%	0.50%	1.00%	1.50%
WACC	10.63%	10.13%	9.63%	11.13%	10.63%	10.13%	12.38%	11.88%	11.38%	13.63%	13.13%	12.63%
Operating Enterprise Value	$360,984	$395,718	$438,940	$411,670	$450,626	$498,568	$435,171	$471,585	$515,331	$451,979	$485,852	$525,776
Implied Value of Existing Equity	$0	$0	$0	$6,582	$10,828	$16,054	$9,143	$13,113	$17,881	$10,975	$14,668	$19,019

        The table below sets forth the value of each share of Company common stock implied by the Pre-Restructuring Case and the three Post-Restructuring Cases, in each case as determined with respect to the mid-points of the ranges of the Gordon Growth Rate, WACC, operating enterprise value and implied value of the Existing Equity, as shown in the table above, and the implied price of $0.15 per share (on a pre-reverse stock split basis) of the common stock being issued to the Quadrangle Entities in the debt-for-equity exchange (determined by dividing $120 million principal amount of indebtedness retired in exchange for the issuance of 800 million shares of common stock), in each case as determined prior to giving effect to the reverse stock split scheduled to occur in connection with the Restructuring.

Comparison of Pre-Restructuring and Post-Restructuring Valuation Range

		Post-Restructuring
	Pre-Restructuring	Low	50/50	High
	($ in thousands)
Operating Enterprise Value	395,718	450,626	471,585	485,852

Indicated Equity Value	$0	$99,339	$120,298	$134,565

Implied Price per Share Pre-Reverse Stock Split	$0.00	$0.11	$0.13	$0.15

Implied Price per Share of Debt-for-Equity Exchange Pre-Reverse Stock Split	$0.15	$0.15	$0.15	$0.15

        As the table above indicates, the implied price per share of the Company's common stock, prior to giving effect to the reverse stock split, was $0.00 in the Pre-Restructuring Case and in the range of $0.11 -$0.15 in the Post-Restructuring Cases. The implied price per share of the shares of common stock to be issued in the debt-for-equity exchange is $0.15, which is greater than the price per share implied by the Pre-Restructuring Case analysis, the Low Case analysis and the 50/50 Case analysis and equal to the price per share implied by the High Case analysis.

  Fee Arrangement

        Houlihan Lokey has acted as the Company's financial advisor and investment banker in connection with certain aspects of the Restructuring, which included negotiating the implied price per share of the common stock to be issued in the debt-for-equity exchange. Under the terms of its engagement, Houlihan Lokey received a fee upon the delivery of its opinion and is also entitled to other fees for its services, a substantial portion of which are contingent upon the closing of the debt-for-equity exchange or other material restructuring of the Company's indebtedness or sale transaction involving all or a preponderance of the Company. The Company also agreed to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses incurred in performing its services. In addition, the Company has agreed to indemnify Houlihan Lokey and its affiliates, its respective directors, officers, agents and employees and each person, if any, controlling Houlihan Lokey or any of its affiliates against liabilities and expenses related to or arising out of Houlihan Lokey's engagement and any related transactions, except in cases of willful misconduct, gross negligence, bad faith or self dealing. See "Miscellaneous" below for a further discussion of Houlihan Lokey's engagement as financial advisor for the Company with respect to the Restructuring.

  Miscellaneous

        Houlihan Lokey is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The obligations of Houlihan Lokey under its engagement agreement with the Company are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey has any obligation under the engagement agreement.

REASONS FOR THE RESTRUCTURING

        The Restructuring and the resulting reduction in our indebtedness and interest expense is intended to:

  •
  help us avoid having to file for chapter 11 bankruptcy, which would likely result in the interests represented by currently outstanding shares of our common stock being substantially diluted or cancelled in whole or in part, and could result in our creditors receiving less than 100% of the face value of their claims;

  •
  facilitate the continued implementation and enhancement of our management's business plan by improving our position with respect to competitors, to current and prospective customers and employees, and to vendors;

  •
  provide us with greater financing and operational flexibility; and

  •
  improve our ability to retire or refinance our debt and ongoing obligations as they begin to come due in 2005.

        As of September 30, 2004, our total indebtedness was approximately $546.7 million. We have substantial debt maturing in 2005, consisting of $201.0 million under the Quadrangle credit facility, $164.3 million of our 7 3/8% Senior Unsecured Notes due 2005 and $29.9 of our 13 5/8% Senior Subordinated Discount Notes due 2005. The maturity of substantial amounts of our debt beginning in 2005 presents significant challenges.

        In February 2004, we retained Houlihan Lokey Howard & Zukin Capital as our financial advisor, and have engaged in discussions over several months with potential third-party financing sources, certain holders of our bonds and Quadrangle regarding potential restructuring alternatives. An affiliate of Houlihan Lokey Howard & Zukin Capital was engaged to provide a fairness opinion with respect to the debt-for-equity exchange, which is summarized above under "Houlihan Lokey Howard & Zukin Fairness Opinion." We believe that the reduction in our indebtedness resulting from the Restructuring will provide the operational as well as financial flexibility to allow us to execute and achieve our business plan. We believe that strengthening our balance sheet will allow us to obtain better commercial terms from our vendors and our business partners. In addition, reducing our indebtedness should enhance our ability to refinance our remaining indebtedness.

        The proposed debt-for-equity exchange would reduce our outstanding total indebtedness by $120 million. Also, entering into the exchange agreement facilitated our obtaining a $73 million tax sharing settlement from Westar pursuant to the Westar tax sharing settlement entered into in November of 2004 by the Company, Westar and Quadrangle. In connection with the Restructuring, we currently expect to repay an aggregate of approximately $191 million of our indebtedness that was outstanding as of September 30, 2004. The consummation of the debt-for-equity exchange is a critical step in our financial plan.

        We have several competitive strengths, including our scale, national operations, established customer relationships and our management team. We believe that a strengthened capital structure will enable us to retain and attract high quality personnel and customers, negotiate better terms with our vendors and customers, devote increased resources to our business development and employee training and enable us to successfully implement and refine our business plan.

        We believe that the Restructuring is a critical step in enhancing our business prospects and ability to continue as a going concern. However, the reduction in our debt that results from consummating the Restructuring may not, without additional actions, be sufficient to achieve these goals. We intend to evaluate various transactions to further simplify and restructure our capital structure, which may include refinancing the Quadrangle credit facility, refinancing some or all of our remaining public indebtedness, selling non-strategic assets and issuing new debt or equity securities in the future. We believe that a reduction in our level of indebtedness and the accompanying interest expense will enhance our ability to effect other possible refinancings on terms that are favorable to us, improve our operational flexibility and reduce the risks faced by us with respect to having substantial indebtedness. We cannot, however, assure you that we will be able to consummate other possible transactions or that we will be able to consummate them on commercially reasonable terms. Any possible transactions would be subject to, among other things, agreement on terms and any necessary consents of our lenders or Quadrangle under the Restructuring agreements and any necessary board, stockholder and regulatory approvals.

        The indenture relating to our 13 5/8% Senior Subordinated Discount Notes due 2005 required us to provide a notice of our intention to repurchase the notes within thirty (30) days following the date of the Westar sale transaction and to consummate the repurchase within sixty (60) days of such notification. We have not yet offered to repurchase such notes, and under the terms of this indenture, this inaction constitutes a covenant breach, which, if not cured within thirty (30) days after receipt of appropriate notice, would constitute an event of default under the indenture for our 13 5/8% Senior Subordinated Discount Notes due 2005. As of the date of this Information Statement, no such notice has been received by us. Promptly following the consummation of our debt-for-equity exchange, we intend to commence a change of control repurchase offer at 101% of the principal amount for the outstanding 13 5/8% Senior Subordinated Discount Notes due 2005, which had an aggregate outstanding principal balance of $29.9 million as of December 10, 2004, on substantially the same terms as are contemplated in the indenture relating to such notes.

        Our substantial indebtedness affects our operations in a number of ways. We are subject to the risks normally associated with substantial indebtedness, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest and the risk that we will be unable to refinance existing indebtedness when it becomes due or that the terms of any such refinancing will be less favorable than the current terms of such indebtedness. In addition, our substantial indebtedness could also:

  •
  limit our ability to fund the costs and expenses of the continued implementation of, and refinement to, our business plan, future working capital, capital expenditures, advertising or promotional expenses, business development costs, acquisitions, investments, restructuring programs and other general corporate requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for the continued implementation of, and refinement to, our business plan and other general corporate purposes;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt with respect to competing for customers and employees;

  •
  limit our flexibility in responding to changes in our business and industry; and

  •
  make us more vulnerable in the event of adverse economic conditions or a downturn in our business.

        Events beyond our control, such as prevailing economic conditions and changes in the competitive environment in which we operate, could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. Additional breaches of the covenants or restrictions or the failure to comply with obligations after the lapse of any applicable grace periods could result in additional defaults under our debt instruments, including the Quadrangle credit facility and the indentures governing our public debt. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be immediately due and payable. Because we cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, in the case of certain debt securities of ours, if we were required to repurchase these securities upon a change of control, we may be unable to refinance or restructure the payments on such debt. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

        For additional information regarding our indebtedness, see Note 4 "Debt" to our consolidated unaudited financial statements, included in our Form 10-Q filed November 15, 2004, included in this Information Statement as Annex D.

DILUTION AND STOCK PRICE IMPACT OF THE RESTRUCTURING

        We will issue 16 million shares of our common stock to Quadrangle immediately following the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock (see "Proposal No. 1"), which is the equivalent of our issuing 800 million shares of our common stock before giving effect to the reverse stock split. As part of the management incentive plan, management may invest up to an aggregate of $2 million and receive up to an aggregate of 266,667 shares of common stock on a post-reverse stock split basis, which would be equivalent to 13,333,333 shares of our currently outstanding common stock. We currently expect our executive officers and selected management employees to invest an aggregate of approximately $1.75 million and to receive an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis which would be equivalent to 11,666,667 shares of our outstanding common stock. Accordingly, based on the 98,282,679 shares of common stock outstanding as of December 10, 2004, in connection with the Restructuring,

Quadrangle's ownership of our outstanding common stock will increase from approximately 86.8% to approximately 97.3% (after taking account the anticipated purchase by executive officers and selected management employees of the Company of a number of shares of common stock equal to approximately 1.3% of our common stock outstanding upon completion of the Restructuring). Accordingly, the ownership percentage represented by our currently outstanding common stock not held by Quadrangle will decrease from approximately 13.2% to approximately 1.4% upon completion of the Restructuring.

        In addition, options granted under the 2004 Stock Option Plan and SARs granted under the SAR Plan implemented as part of the management incentive plan in connection with the Restructuring may further dilute the interest of our existing common stockholders.

        The debt-for-equity exchange contemplates the issuance of 16 million shares of our common stock on a post-reverse stock split basis, which is equivalent to issuing 800 million shares of our currently outstanding common stock. The price of the common stock is highly linked to our financial condition and the number of shares outstanding. An increase in the number of shares of common stock outstanding may negatively impact earnings per share and other per share financial measures. We do not know at what price the common stock will trade following the consummation of the debt-for-equity exchange.

EFFECTS OF THE REVERSE STOCK SPLIT

General

        The primary reason for the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock is to increase the trading price of our common stock on the OTCBB on a per share basis, which we believe will have several benefits to us and our stockholders. We believe that the current low per share market price of our common stock has had a negative effect on the marketability of our existing shares. We believe that the reasons for these effects may include, but are not limited to, the following: internal policies of institutional investors that prevent the purchase of low-priced stocks; the reluctance of analysts to recommend low-priced stocks to their clients or monitor the activity of low-priced stocks; policies and practices of brokerage firms that discourage their brokers from dealing in low-priced stocks; and higher brokers' commissions on lower-priced stocks relative to the commissions on higher priced stocks. We believe that by increasing the per share market price of our common stock as a result of the reverse stock split, we may encourage greater interest in our common stock and enhance the acceptability and marketability of our common stock to the financial community and investing public as well as promote greater liquidity for our stockholders.

        The reverse stock split also will not affect the number of shares of common stock that our board of directors is authorized to issue under our certificate of incorporation. However, the reverse stock split will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split. Also, because the reverse stock split would result in fewer shares of our common stock outstanding, the per share income or loss, per share book value and other "per share" calculations would be proportionately increased.

Potential Disadvantages of the Reverse Stock Split

        Reduced Market Capitalization.    While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock by a multiple proportionate to the reverse stock split ratio of 1:50 authorized by our board of directors, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding thereafter. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

        Increased Transaction Costs.    The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to stockholders selling "odd lots" are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

        Liquidity.    While the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

        Authorized Shares. Future Financings.    Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase. As a result, we will have an increased number of authorized but unissued shares of common stock which we may issue in financings or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted. Holders of our common stock currently have no preemptive rights to acquire or subscribe to any additional shares of our common stock. Under the stockholders agreement to be entered into in connection with the Restructuring, the Quadrangle parties to that agreement will have the right to participate on a proportional basis in any future equity issuance by the Company except for issuances pursuant to registered public offerings, business combination transactions or officer, employee, director or consultant arrangements.

        Anti-Takeover Effect.    Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect in certain circumstances. For example, it may be possible for our board of directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in our best interests or those of our stockholders. The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

No Fractional Shares

        Any stockholder who would have received a fractional share of common stock following the reverse stock split will receive cash in lieu of any fractional shares. For example, a stockholder with 110 shares in a one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock would receive two (2) shares of our common stock and cash payment for ten (10) pre-reverse stock split shares. The cash payment for any such fractional interest would be equal to the number of pre-reverse stock split shares represented by such fractional interest multiplied by the closing price of our common stock on the most recent trading day prior to the filing of our amended and restated certificate of incorporation. The owner of a resulting fractional share interest will have only a right to receive the cash payment and not any voting, dividend or other right with respect to that interest.

No Appraisal Rights

        Under Delaware Law and our certificate of incorporation, you are not entitled to appraisal rights with respect to the reverse stock split.

Exchange of Stock Certificates

        Promptly after the filing and effectiveness of our amended and restated certificate of incorporation, you will be notified that the one-share-for-fifty-shares reverse stock split of our outstanding shares of common stock has been effected. Our stock transfer agent, Mellon Investor Services, whom we refer to as the "Exchange Agent," will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the Exchange Agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the Exchange Agent.

        Until a stockholder forwards a completed letter of transmittal together with certificates representing its shares of common stock to the Exchange Agent and receives a certificate representing shares of common stock on a post-split basis, such stockholder's certificate representing common stock shall be deemed to represent that number of whole shares to which such stockholder is entitled as a result of the reverse stock split.

        If the reverse stock split would result in any fractional share, we shall, in lieu of issuing any fractional share, pay cash for any such fractional share. See "Effects of Reverse Stock Split—No Fractional Shares."

        PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT, IF ANY.

Federal Income Tax Consequences of the Reverse Stock Split

        The federal income tax consequences of the reverse stock split to our stockholders and to us are based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices of the United States Internal Revenue Service (the "Service"). Changes to the laws could alter the tax consequences, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Service regarding the federal income tax consequences of the proposed reverse stock split.

        We will not recognize any gain or loss for United States federal income tax purposes as a result of the reverse stock split. We expect that for United States federal income tax purposes no gain or loss will be recognized by a holder of our common stock as a result of the reverse stock split, except that a stockholder who receives cash in lieu of a fractional share should generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the fractional share.

        In the aggregate, a stockholder's basis in the shares of our common stock received in the reverse stock split will equal the stockholder's basis in the shares of our common stock exchanged, decreased by any basis allocated to any fractional shares for which the stockholder is entitled to receive cash. The holding period of the shares of our common stock received in the reverse stock split will include the holding period of the shares of our common stock exchanged.

        WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

EFFECTS OF ELIMINATING THE SERIES F AND SERIES H PREFERRED STOCK

        Because there are no shares of the Series F or Series H preferred stock issued and outstanding, nor is there any intent to issue any shares of the Series F or Series H preferred stock in the future, there are no effects to our stockholders as a result of eliminating these series of preferred stock. The elimination of the Series F and Series H preferred stock is expected to reduce the administrative and record-keeping burden associated with maintaining two series of preferred stock for which no shares are, or are intended to be, issued. For additional information regarding the effects of eliminating the Series F and Series H preferred stock, see "Proposal No. 2—Elimination of the Series F and Series H Preferred Stock."

EFFECTS OF ELECTING NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL

        A number of states, including Delaware, have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. The purpose of these laws is to ensure that current management and stockholders of a Delaware corporation are involved in certain potentially material changes to the corporate ownership structure.

        Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (referred to as an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

        A corporation is not governed by Section 203 if it expressly elects in its certificate of incorporation not to be governed by Section 203. Pursuant to Proposal No. 3, our certificate of incorporation will contain a provision electing not to be governed by Section 203. The amendment to elect not to be governed by DGCL Section 203 will not be effective until twelve months after the adoption of the amendment.

        As a result of electing not to be governed by Section 203 of the DGCL, there may be less of a deterrent to third parties to submit merger proposals, tender offers or other attempts to effect changes in control of us that are not negotiated with and approved by our board of directors. For additional information, see "Proposal No. 3—Election Not to Be Governed by Section 203 of the DGCL."

DESCRIPTION OF MANAGEMENT INCENTIVE PLAN

General

        The purpose of the management incentive plan is to enable us to retain our executive officers and selected management employees of the Company and to provide them with incentives to further our growth, development and financial success.

Stock Appreciation Rights

        The Stock Appreciation Rights Plan is part of the management incentive plan that is being implemented in connection with the Restructuring. While the terms of the Stock Appreciation Rights Plan have not been finalized and may differ from those described below, the following describes selected provisions that the Company currently anticipates will be included in the Stock Appreciation Rights Plan

        General.    Management will be granted an aggregate of approximately 99,809,189 SARs (on a pre-reverse stock split basis). The SAR grants will be granted upon the consummation of the debt-for-equity exchange by a committee of our board of directors, as determined in consultation with our chief executive officer. We currently expect SARs to be granted to our chief executive officer and to our three executive vice presidents. The Stock Appreciation Rights Plan will not take effect if the exchange agreement is terminated before the earlier of the completion of the debt-for-equity exchange or a Qualified Sale (as described below).

        The SARs will vest and be payable to management upon Quadrangle's sale of at least 60% of its equity interest in us (a "Qualified Sale") if such sale qualifies under specified clauses of Code Section 409A(a)(2)(A) as an event upon which payment can be made without the imposition of penalties under Code Section 409A (which we sometimes refer to as a "permissive distribution event"). If a Qualified Sale occurs prior to the fourth anniversary of such grant but does not qualify as a permissible distribution event, the amount otherwise payable to management will be deposited in an interest-bearing irrevocable rabbi trust having an independent trustee who will pay benefits to management on the fourth anniversary of such grant (or, if earlier, upon a permissible distribution event). If a Qualified Sale does not occur by the fourth anniversary of grant, the SAR Plan may provide that the SARs will vest and be payable on such fourth anniversary, based on an assumed common equity value of $0.15 per share (on a pre-reverse stock split basis).

        Participant Eligibility.    To be eligible for payment under the SAR plan, (i) management participants must be employed by the Company on the date of the Qualified Sale or, in the event of a payment on the fourth anniversary of a grant where there has been no Qualified Sale, on the fourth anniversary of the grant or (ii) the Qualified Sale must occur within one (1) year of a qualifying termination (termination without cause or a termination for good reason as defined in the participant's employment agreement, or by reason of sale of a subsidiary employing the participant).

        Base Price.    The "Base Price" of each SAR grant will be the per share value of a share of our common stock based on a total enterprise valuation of $440 million at Restructuring (i.e., $0.09 per share on a pre-reverse stock split basis). The Base Price will increase by 9% (the "Preferred Return"), compounded annually on each anniversary of the Restructuring, and prorated in the event of a sale by Quadrangle of any of its equity interest in us before any such anniversary. If Quadrangle sells less than 60% of its equity interest in us, only the Base Price applicable to an equivalent percentage of management's SARs would be based on the Preferred Return through the date of such sale.

        Exit Price.    The "Exit Price" for each SAR that vests and becomes payable in connection with a Qualified Sale will be the lesser of (i) the value of the consideration paid for one (1) share of stock in such Qualified Sale, or the fair market value of one (1) share of stock if the Qualified Sale is not a sale to a third party and (ii) the per share exercise price of stock options granted in the initial grant of such options under the 2004 Stock Option Plan. The "Exit Price" for each SAR, if any, that vests and becomes payable on the fourth anniversary from when the SARs were granted without the occurrence of a Qualified Sale will be $0.15 (on a pre-reverse stock split basis). As a result, a higher exercise price for options in the initial option grant under the 2004 Stock Option Plan will result in correspondingly higher potential value of SARs payable in connection with a Qualified Sale. If a Qualified Sale were to occur before the closing of the debt-for-equity exchange, we will to provide management with compensation that is equivalent in value and terms to what management would have received if the sale had occurred after the SAR and stock option grants had occurred.

        SAR Payment Amount.    The amount payable in respect of each SAR would be equal to the Exit Price less the Base Price.

        Reallocation Following Termination.    Upon a qualifying termination (termination without cause or a termination for good reason as defined in the participant's employment agreement, or by reason of sale of a subsidiary employing the participant), management participants would retain their SARs for one (1) year, after which a terminated participant's SARs would be reallocated to the remaining participants as determined by the most senior remaining management participant, subject to the approval of a committee of the board of directors which is not to be unreasonably withheld.

        Administration.    The Stock Appreciation Rights Plan will be generally administered by a committee of two or more directors designated by the board of directors to administer the plan.

2004 Stock Option Plan

        The 2004 Stock Option Plan is part of the management incentive plan that is being implemented in connection with the Restructuring. The following describes selected provisions of the 2004 Stock Option Plan

        General.    The 2004 Stock Option Plan will be effective upon the consummation of the debt-for-equity exchange. Under the Stock Option Plan, we currently expect that executive officers and selected management employees will be granted options to purchase an aggregate of 1,996,184 shares of common stock (on a post-reverse stock split basis) upon completion of the debt-for-equity exchange, which shares will be reserved for issuance under the 2004 Stock Option Plan. The maximum number of options that may be granted to any single employee in 898,283. Options granted under the 2004 Stock Option Plan may be either incentive stock options ("ISOs") within the meaning of Section 422 of the Code or nonqualified stock options ("NQOs"), however, it is our intention that such options granted under the plan qualify as ISOs to the extent permissible.

        Eligibility.    All employees of the Company are eligible for grants under the 2004 Stock Option Plan. However we currently expect that options under the plan will be granted our executive officers and selected management employees of the Company. While the allocation of options has not been determined, the majority of options are currently expected to be granted to our executive officers.

        Administration.    The Stock Option Plan generally will be administered by a special compensation committee of the board of directors (the "Committee") made up of two or more directors who are not our employees or the employee of any subsidiary of ours. Actions by the Committee relating to an option intended by the Committee to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code will be taken by a subcommittee of the Committee comprised solely of two or more directors, each of whom, to the extent possible, qualifies as a "Non-Employee Director"

under Rule 16b-3 and as an "outside director" under Regulation 1.162-27(e)(3) under Section 162(m) of the Code. If the Company does not have two independent directors, then the 2004 Stock Option Plan will be administered by the board of directors.

        Exercise Price and Payment.    The options will be granted following the completion of the debt-for-equity exchange at an exercise price per share of stock for each option which shall be set by the Committee at the time of the grant, but shall not be less than the greater of the fair market value of a share of stock on the date such option is granted or $7.50 per share (on a post-reverse stock split basis). Upon exercise, the exercise price may be paid in cash or with shares of Company common stock owned by the participant for at least six months or by a combination of the foregoing or any other appropriate means approved by the Committee.

        Vesting.    The options will vest ratably each month during the 48 months after the date of grant. Unvested options will be forfeited upon termination of employment for any reason, including sale of a subsidiary employing the participant, but excluding termination without cause or, in the case of executive officers and other option holders with employment agreements in which "good reason" is defined, for good reason. All options (vested and unvested) will be forfeited upon termination for "cause." Upon termination "without cause" or, in the case of executive officers and other option holders with employment agreements in which "good reason" is defined, for good reason, (i) additional months of vesting will be immediately credited as follows: twelve months, less one month for each two months elapsed from the date of the completion of the debt-for-equity exchange through the date of such termination, (ii) otherwise unvested options will be forfeited and (iii) vested options will be exercisable until the earlier of the options' expiration date or the first anniversary of such termination. Upon termination, upon death or disability, all vesting will cease, unvested options will be forfeited and vested options will be exercisable until the earlier of the options' expiration date or the first anniversary of such termination. Vesting of options will not accelerate upon a qualified public offering.

        Repurchase Rights.    Prior to a qualified public offering or a Qualified Sale, we may repurchase stock acquired if we deliver a repurchase notice within 60 days of termination. If termination is for "cause," we will have the right to repurchase shares for the exercise price paid by the employee or, if lower, the fair market value of the stock on the date of repurchase. If termination is for other reasons, the purchase price for such shares will be based on fair market value.

        Right of First Refusal.    If, at any time prior to the a qualified public offering or a qualified sale, a person intends to sell shares of stock acquired by such person through the exercise of options, except in certain circumstances, the person must offer to sell such stock to the Company at a price chosen by such person. The Company shall have the right, for fifteen (15) days after receipt of the offer notice, to purchase or arrange for a third party to purchase, all (but not less than all) of such stock. If the Company does not purchase such stock, then the person may sell such stock, during a sixty day period following the end of the Company's repurchase period, for a purchase price greater than or equal to the price at which the stock was offered to the Company.

        Transferability.    Except as otherwise provided by the Committee, options granted under the plan will not be transferable except by will or by the laws of descent and distribution. The Committee will prescribe rules whereby options under the plan (other than ISOs) may be transferred to a person's immediate family members, or to trusts or partnerships exclusively for the benefit of such family members, for legitimate estate tax planning purposes.

        Market Standoff.    In connection with any registration of shares of common stock in connection with an underwritten public offering, upon the request of the Committee or the underwriters managing such public offering, the Participant will not sell or otherwise dispose of any stock received upon the exercise of any option granted under the plan without prior written consent of the Committee or such underwriters, for a period of time (not to exceed 180 days) from the effective date of such registration.

        Amendment or Termination.    Subject to any shareholder approval requirements if the Company's stock is listed on a national securities exchange or authorized for quotations on the NASDAQ national market, our board of directors may amend, suspend or terminate the plan at any time; provided that no such amendment, suspension or termination will impair rights under any outstanding option without the option holder's consent. The maximum number of shares that may be issued pursuant to options under the plan may not be increased, except in connection with changes in the Company's capital structure, and generally no be increased. The Committee may amend the terms of options granted under the plan, provided that the rights under any outstanding option may not be impaired by such an amendment without the option holder's consent. The plan will not be effective unless it is approved by our stockholders and the debt form equity exchange is completed.

        Payments of Withholding Taxes.    As a condition to the exercise of any option, the Committee may require, through deduction or withholding from a payment of any kind or other arrangements, the minimum amount of taxes required or permitted to be withheld in connection with such exercise.

        Compliance with Laws and Registration of Shares.    The obligation of the Company to make payment of options in stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Promptly after the completion of the debt-for-equity exchange, the Company will file a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the stock issuable under the plan and will use its reasonable best efforts to maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of the options under the plan or, if earlier, until the stock under the plan ceases to be registered under the Securities Exchange Act of 1934, as amended.

        Potential Adjustments Upon Merger, Consolidation and Other Corporate Events.    The Committee may proportionately adjust or substitute the number, price or kind of security or other consideration subject to granted options to reflect changes in our capital structure by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers or other relevant changes. In the event of a merger or consolidation in which we are not the surviving corporation or a transaction with a similar effect, the Committee may provide that all outstanding options will terminate and their holders be entitled to consideration for the terminated options.

        It is currently anticipated that existing employment agreements would be amended, to the extent necessary, to conform to the terms of the 2004 Stock Option Plan.

        The foregoing is only a summary of the 2004 Stock Option Plan and is qualified by reference to its full text, a copy of which is included in this Information Statement as Annex B.

Equity Investment

        As part of the management incentive plan, management has the right to invest up to an aggregate of $2 million and receive up to an aggregate of 266,667 shares of common stock on a post-reverse stock split basis, which is equivalent to 13,333,333 shares of our currently outstanding common stock. We currently expect our executive officers and selected management employees to invest an aggregate of approximately $1.75 million and to receive an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis, which would be equivalent to 11,666,667 shares of our currently outstanding common stock. Any such investment is currently expected to be made pursuant to a management shareholders' agreement to be entered with the Company and Quadrangle containing customary provisions, including tag-along, drag-along and piggy-back registration rights. Prior to a qualified public offering or Qualified Sale, management will be allowed to transfer shares for tax planning purposes, and to third parties to the extent certain affiliates of Quadrangle sell shares. Prior to a qualified public offering or Qualified Sale, Quadrangle will retain a right of first refusal in respect of any proposed third party transfer by management of shares purchased as part of the Equity Investment. Such shares will be "restricted" securities under federal securities laws which will further restrict their liquidity.

Additional Management Incentive Plan Commitments

        It is contemplated that existing employment agreements would be amended, to the extent necessary, to conform to the terms of the incentive plan.

Federal Income Tax Consequences of the Management Incentive Plan to the Company

        The federal income tax consequences of the management incentive plan to the Company are based on the Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices of the Service. Changes to the laws could alter the tax consequences, possibly with retroactive effect. We have not sought and will not seek an opinion from counsel or a ruling from the Service regarding the federal income tax consequences of the proposed management incentive plan.

General

        The Company has structured each of the 2004 Stock Option Plan and the Stock Appreciation Rights Plan in a manner that is intended to result in no federal income tax consequences either to a participant or to the Company upon the grant of an ISO, NQO or SAR and in the following federal income tax consequences upon the exercise of an ISO or NQO or payment of a SAR.

        ISOs.    On the exercise of an ISO, the participant will not recognize any income and the Company will not be entitled to a tax deduction, although such exercise may give rise to alternative minimum tax liability to the participant. Generally, if the participant disposes of shares acquired upon exercise of an ISO within two years of the date of the grant or one (1) year of the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a tax deduction (subject to the limitations discussed below), equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (limited generally to the participant's gain on the sale). The balance of any gain, and any loss, will be treated as a capital gain or loss to the participant. If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any tax deduction, and the entire gain or loss for the participant will be treated as a capital gain or loss equal to the difference between the amount realized on the sale and the exercise price.

        If the participant surrenders shares of common stock of the Company that the participant already owns to pay the exercise price of the ISOs, the participant will recognize no gain or loss on the surrendered shares and, if the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will have the same basis and holding period with respect to the newly acquired shares as with respect to the surrendered shares. To the extent the number of shares received exceeds the number of shares surrendered, the participant will still recognize no gain or loss with respect to the surrendered shares, the participant's basis in the excess shares received will equal the amount of cash paid by the participant upon the exercise of the option and the participant's holding period with respect to the excess shares received will begin on the date the shares are transferred to the participant.

        NQOs.    On the exercise of an NQO, the excess of the fair market value of the shares on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income and will be tax deductible by the Company, subject to the limitations discussed below.

        If the participant surrenders shares of common stock of the Company the participant already owns to pay the exercise price of the NQOs, the participant will recognize no gain or loss on the surrendered shares and, if the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will have the same basis and holding period with respect to the newly acquired shares as with respect to the surrendered shares. To the extent the number of shares received exceeds the number of shares surrendered, the fair market value of the excess shares on the date of exercise, reduced by any cash paid by the participant upon the exercise, will be ordinary income to the participant. The participant's basis in the excess shares will equal the sum of the cash paid by the participant upon the exercise of the NQO plus any amount included in the participant's income as a result of the exercise of the option.

        When the participant sells the shares acquired by the exercise of an NQO, the participant will generally have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the participant's adjusted tax basis in the shares (which is equal to the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQOs).

        The Committee may permit a participant to elect to surrender or deliver shares of common stock of the Company to satisfy the federal income tax withholding requirements. Such an election will result in a disposition of the shares that are surrendered or delivered, and the participant will be required to include an amount in income equal to the excess of the fair market value of the shares over the participant's tax basis in the shares.

        SARs.    The participant will recognize ordinary income in an amount equal to the cash received from payment of a SAR, and the Company will be entitled to a corresponding federal income tax deduction, subject to the limitations discussed below.

Section 280G of the Code

        In general, if the total amount of payments to an individual that are contingent upon a "change of control" of the Company (as defined in Section 180G of the Code) equals or exceeds three times the individual's "base amount" (generally, the individual's average annual compensation for the five (5) calendar years preceding the change in control), the payments may be treated as "parachute payments" under the Code. The portion of such payments that exceeds the individual's "base amount" is non-deductible to the Company under Section 280G of the Code, and the individual is subject to a 20% excise tax on such amount under Section 4999 of the Code. Under existing employment agreements, the Company is obligated to make additional cash payments to certain executives to compensate them for the 20% excise tax so that the executives receive the same benefit from their awards as if such excise tax did not apply. These additional payments are nondeductible by the Company and constitute income to the executives, which requires further payment under the employment agreements to compensate the executives for the income tax incurred with respect to such payments. To the extent non-deductible, parachute payments generally reduce the $1 million deduction limitation under Section 162(m) of the Code, discussed below.

        It is currently expected that payments made with respect to the SAR Plan will be considered parachute payments for Section 280G purposes. If upon a "change of control" of the Company (as defined in Section 280G of the Code), the Company terminates unvested options issued under the Stock Option Plan in exchange for consideration or otherwise accelerates the vesting of options, the value attributable to the accelerated vesting will be considered a parachute payment.

Section 162(m) of the Code

        With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executives in excess of $1 million per executive per taxable year (including any deduction with respect to the payment of a SAR or the exercise of an option). One of these exceptions applies to performance-based compensation that has, among other things, been paid pursuant to a plan approved by stockholders in a separate vote. We believe that options issued under the Stock Option Plan may meet the performance-based compensation exception if certain requirements are met. For example, to meet the exception, options must be granted by a committee consisting of two or more "outside directors" as defined under Regulation 1.162-27(e)(3) of Section 162(m) of the Code. So long as there are at least two members on the board of directors who are "outside directors" when the options are granted, we should meet this requirement. If, on the other hand, among other things, there are not two members on the board of directors who are "outside directors" when the options are granted, then we will not meet this requirement, and deductions with respect to the exercise of options granted under the plan will be subject to the Section 162(m) limitation. We do not believe that payments under the SAR Plan will meet the performance-based compensation exception, and therefore payments under that plan will be subject to the Section 162(m) limitation.

Section 409A of the Code

        Section 409A of the Code sets forth specific requirements relating the payment of deferred compensation to employees and other service providers. Deferred compensation payments that do not meet these requirements are generally taxed to the employee or service provider when they vest, and may also be subject to a 20% penalty tax, payable by the employee or service provider. The Company has structured payments under the Management Incentive Plan in a manner that is intended to meet the requirements of Code Section 409A.

ABOUT US

        Protection One is a leading provider of property monitoring services, providing electronic monitoring and maintenance of alarm systems to approximately 1.0 million customers as of September 30, 2004. Our revenues are generated primarily from recurring monthly payments for monitoring and maintaining the alarm systems that are installed in our customers' homes and businesses. We provide our services to single family residential, commercial, wholesale and multifamily residential customers.

OUR INDEBTEDNESS

        We have, and will continue to have, a significant amount of consolidated indebtedness. As of September 30, 2004, we had $546.7 of indebtedness outstanding. On a pro forma basis, giving effect to the Restructuring (including the Westar tax sharing settlement, the retirement of $26.6 million of 7 3/8% Senior Unsecured Notes due 2005, the repayment of $14.5 million of the Quadrangle credit facility, the exchange of $120.0 million of debt for equity, and the retirement of $29.9 million of 13 5/8% Senior Subordinated Discount Notes due 2005 or an equivalent amount of the Quadrangle credit facility), our indebtedness would have totaled $355.6 as of September 30, 2004. The terms of our three indentures and the Quadrangle credit facility governing our indebtedness limit our ability to incur additional indebtedness that we might need in the future in order to fund creation of customer accounts.

        Without giving any effect to the Restructuring, an aggregate of approximately $395.2 million of our currently outstanding indebtedness, including the 13 5/8% Senior Subordinated Discount Notes due 2005, is scheduled to mature in 2005. The Westar sale transaction in February 2004 triggered the Company's obligation, within thirty days of the Westar sale transaction, to offer to repurchase our outstanding 13 5/8% Senior Subordinated Discount Notes due 2005, which have aggregate outstanding principal of approximately $29.9 million. If not repurchased, the 13 5/8% Senior Subordinated Discount Notes due 2005 will mature in June of 2005. The Company did not make this repurchase offer due to its financial condition, and its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% Senior Subordinated Discount Notes due 2005. As of the date of this Information Statement, no such notice has been received by us. Promptly following the consummation of the debt-for-equity exchange, we intend to commence a change of control repurchase offer at 101% of the principal amount outstanding for the 13 5/8% Senior Subordinated Discount Notes due 2005. To the extent that 13 5/8% Senior Subordinated Discount Notes due 2005 remain outstanding following the change of control repurchase offer, we will use the cash amount that otherwise would have been used to repurchase such notes to repay amounts under the amended and restated credit agreement to be entered into with Quadrangle upon consummation of the debt-for-equity exchange.

        While there can be no assurances that we will be able to repay or refinance our indebtedness, we believe that the reduction in our indebtedness facilitated by the Restructuring will enhance our ability to refinance our remaining indebtedness. See Note 4 "Debt" to our consolidated unaudited financial statements, included in our Form 10-Q filed November 15, 2004, included in this Information Statement as Annex D, and "Selected Historical and Unaudited Pro Forma Consolidated Financial Data" in this Information Statement for additional information regarding our indebtedness, including potential events of default, cross defaults and acceleration under our debt instruments.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

        Our directors currently are entitled to receive for their services an annual retainer fee, a fee for their participation in each meeting of the board of directors and a year-end incentive payment. The table below shows the schedule for director compensation in 2004. The table below summarizes the independent director compensation. Directors who are our employees do not receive compensation for their services as directors.

2004 Director Compensation

Annual retainer	$50,000
Attendance fee for each board of directors meeting	$3,000
Year-End Incentive Payment	$50,000

        Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board. As the non-executive Chairman of the Board, which also performs the functions of an audit and compensation committee, Ben M. Enis receives an additional $70,000 annually. The year-end incentive payment is intended to encourage directors to continue to serve as directors through the end of 2004. Directors do not receive stock options or other equity-based compensation for service in 2004.

2004 Executive Employment and Change in Control Agreements

        In July 2004, our executive officers, Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis, entered into new employment agreements with the Company. The employment of Mr. Mack Sands, our former executive vice president and chief operating officer, terminated during 2004. The Company has agreed to pay up to an aggregate of $200,000 of legal expenses incurred by each of Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis in connection with the review and negotiation of their employment agreements and other incentive arrangement. The new employment agreements with Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis superseded and replaced all previous employment agreements among the parties. These employment agreements will remain in effect until the earlier of (i) the date on which the executive officer's employment is terminated by us or the executive officer or (ii) July 23, 2006, subject to certain exceptions.

        The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg ($450,000), Mr. Nevin ($300,000), Mr. Williams ($277,000) and Mr. Pefanis ($267,000). Pursuant to the current employment agreements, the executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans. We will reimburse the executive officers for all reasonable expenses incurred in connection with the conduct of our business, provided the executive officers properly account for any such expenses in accordance with our policies. Pursuant to the current employment agreements, Mr. Ginsburg's and Mr. Nevin's reimbursable business expenses will include the costs of weekly air travel from and to their homes. Further, pursuant to the current employment agreements, should any portion of our reimbursements of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income and/or employment tax purposes, we will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

        The current employment agreements also contain customary provisions relating to nonsolicitation, antidisparagement and the protection of confidential information. In addition, for a period of at least two years following termination of an executive officer's employment with us, such executive officer will be prohibited from owning, managing, operating or otherwise being connected to any entity engaged in the business of providing property monitoring services with revenue in excess of $160,000,000 or, in the case of Mr. Williams, in excess of $10,000,000. Despite such prohibition, Mr. Ginsburg and Mr. Nevin will be permitted to serve as members of the board of directors of Guardian International, Inc. and may hold shares in Guardian International, Inc. during and after their employment with us.

        The employment agreements also contain provisions providing for retention bonuses to the executive officers under certain circumstances, including the completion of a restructuring such as the Restructuring and/or remaining employed with the Company through the end of 2004 and/or 2005, as described in further detail in "Interests of Certain Persons in or Opposition to Matters to be Acted Upon—Retention Bonus Program."

        Pursuant to the terms of the new employment agreements, upon the occurrence of termination of employment by the Company other than for cause or by the executive for "good reason," Mr. Ginsburg, Mr. Nevin, Mr. Williams and Mr. Pefanis would be entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the termination, (ii) a pro rata portion of the executive officer's bonus for the fiscal year in which the change in control occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a "change of control") times the executive officer's annual base salary plus (y) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a "change of control") times the executive officer's bonus and (c) continued participation for three years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof. Also, each executive officer's outstanding stock options and other equity-based awards would fully vest upon the occurrence of a termination of employment by the Company other than for cause or by the executive for "good reason" or if there is a sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of our voting securities having an aggregate offering value of at least $40 million. A detailed definition of the term "good reason" is contained in the current employment agreements and "good reason" includes resignation by the executive during the 30-day period beginning six (6) months after certain occurrences of a change in control. The Company currently expects that each executive officer's employment agreement will be amended to provide that the executive's rights with respect to options granted under the 2004 Stock Option Plan and SARs granted under the Stock Appreciation Rights Plan will be governed exclusively by the terms of such plans and the applicable grant agreements, including such rights in the event of a termination of employment or an underwritten registered public offering of our voting securities.

        A detailed definition of the term "Change in Control" is contained in the current employment agreements, which were filed as exhibits to our Form 10-Q for the quarterly period ended June 30, 2004. The definition provides, subject to several important exceptions, that a Change in Control occurs in the event that, among other things, (i) "Incumbent Directors" (as defined in the current employment agreements) cease to constitute a majority of the board of directors, (ii) any person (other than affiliates of Quadrangle Group, LLC, MaKay Shields, LLC or Citibank International plc, their subsidiaries and certain other entities) becomes a beneficial owner of more than 33 1/3% of the combined voting power of our voting securities, (iii) we merge or sell substantially all of our assets or (iv) we substantially liquidate or dissolve.

        A Change in Control occurred as a result of Westar's sale of its investment in us on February 17, 2004, and payments were made to our executive officers pursuant to the terms of their respective prior employment agreements. In the event that any amounts or benefits paid to the executive officers pursuant to their current employment agreements are subject to the excise tax imposed under Section 4999 of the Code, we will pay those executive officers an additional amount to compensate them for that tax liability.

        Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Williams are eligible for annual incentive compensation through the Company's Short-Term Incentive Plan, or STIP. Mr. Ginsburg, Mr. Nevin, Mr. Pefanis and Mr. Williams each have an annual short-term incentive target awards of 60% of their base salaries. For each of them, 70% of the annual incentive target award is based upon the Company's steady state net operating cash flow, as defined in the STIP, and 30% of each target award is a discretionary award based on managerial skills. Actual (as opposed to target) short-term incentive compensation as a percentage of salary can be greater than 60% if the Company's actual steady state operating cash flow exceeds the specified target.

        Additional information regarding Executive Compensation is contained in Item 11. "Executive Compensation" to our Annual Report on Form 10-K, included in this Information Statement as Annex C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our common stock by holders of more than 5% of the outstanding common stock as of December 10, 2004, based on prior filings by owners with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
POI Acquisition I, Inc. 375 Park Avenue, 14th Floor New York, NY 10152	85,291,497	(1)	86.8%

(1)
Stockholdings reported as of November 18, 2004. POI Acquisition I, Inc. is an entity formed by Quadrangle Capital Partners LP., Quadrangle Select Partners LP., Quadrangle Capital Partners-A LP. and Quadrangle Master Funding Ltd.

Security Ownership of Management

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 10, 2004 by each of our directors and named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Company(1)		Percent of Class
Ben M. Enis	67,500	(2)	*
Richard Ginsburg	907,064	(2)(3)	*
Darius G. Nevin	277,570	(2)(3)	*
Peter J. Pefanis	223,233	(2)	*
Steven V. Williams	257,025	(2)	*
James Q. Wilson	59,600	(2)	*
All directors and executive officers of the Company as a group (6 persons)	1,791,992	(2)(3)	1.8

*
Less than 1.0% percent of total outstanding.

(1)
Each individual owns less than one percent of the outstanding shares of our common stock. No director or named executive officer owns any of our equity securities other than the common stock.

(2)
Includes shares subject to options that are currently exercisable as follows: Mr. Enis, 67,500; Mr. Ginsburg, 875,000; Mr. Nevin, 270,000; Mr. Pefanis, 220,000; Mr. Williams, 221,289; and Mr. Wilson, 57,500. All options became 100% vested on February 17, 2004 upon the change in control. This beneficial ownership information has been prepared in accordance with the rules of the SEC relating to beneficial ownership, which include shares of common stock which a holder has the right to acquire within 60 days through the exercise of any option, regardless of whether the options are in-the-money.

(3)
Includes shares held in 40l(k) plan: Mr. Ginsburg, 4,997; Mr. Nevin, 7,497.

Shares Authorized for Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our common stock that may be received by option holders upon the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
Incentive Stock Option Plan (the only equity compensation plan approved by our stockholders)	3,253,061	$2.87	3,307,305
Any equity compensation plans not approved by security holders	0	0.00	0

Total/Average	3,253,061	$2.87	3,307,305

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The selected historical financial data of the Company for each of the years in the five-year period ended December 31, 2003 has been derived from our audited consolidated financial statements. The selected historical financial data of the Company for the nine months ended September 30, 2003 and 2004 were derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our audited financial statements. In the opinion of the Company's management, the unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.

        You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2003, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited consolidated financial statements and related notes in the Quarterly Report on Form 10-Q of the Company for the nine months ended September 30, 2004, included in this Information Statement as Annexes C and D, respectively.

Selected Historical Financial Data

	Historical
	Nine Months Ended September 30, (unaudited)		Year Ended December 31
	2004	2003	2003	2002	2001	2000(a)	1999(a)
	(amounts in thousands, except per share and customer data)
Statements of Operations Data:
Revenues	$201,933	$208,785	$277,085	$290,580	$332,846	$423,489	$591,032
Cost of revenues	75,337	76,659	102,205	113,158	119,074	147,036	176,166

Gross profit	126,596	132,126	174,880	177,422	213,772	276,453	414,866
Selling, general and administrative expenses(b)	98,582	83,727	109,261	112,984	126,012	140,208	215,163
Amortization of intangibles and depreciation expense(c)	58,881	60,295	80,252	82,440	195,773	217,995	230,228
Other charges:
Loss on impairment of customer accounts(c)	—	—	—	338,104	—	—	—
Loss on impairment of goodwill(c)	—	—	—	103,937	—	—	—

Operating loss	(30,867)	(11,896)	(14,633)	(460,043)	(108,013)	(81,750)	(30,525)
Interest expense	(33,420)	(29,493)	(40,101)	(43,023)	(51,737)	(60,353)	(87,065)
Gain (loss) on retirement of debt	—	—	—	19,337	53,043	75,804	(2,601)
Other income	100	2,073	2,829	602	125	297	12,869

Loss from continuing operations before income taxes(c)	(64,187)	(39,316)	(51,905)	(483,127)	(106,582)	(66,002)	(107,322)
Income tax benefit (expense)(c)	(278,464)	13,346	17,494	148,852	21,572	9,567	28,020

Loss from continuing operations before accounting change	(342,651)	(25,970)	(34,411)	(334,275)	(85,010)	(56,435)	(79,302)
Loss from discontinued operations, net of taxes	—	—	—	(2,967)	(1,038)	(736)	(1,434)
Cumulative effect of accounting change, net of taxes
Continuing operations(c)	—	—	—	(541,330)	—	—	—
Discontinued operations(c)	—	—	—	(2,283)	—	—	—

Net Loss	$(342,651)	$(25,970)	$(34,411)	$(880,855)	$(86,048)	$(57,171)	$(80,736)

Basic and diluted net loss per share of common stock	$(3.49)	$(0.26)	$(0.35)	$(8.98)	$(0.82)	$(0.45)	$(0.64)

Weighted average number of shares of common stock outstanding	98,282,679	98,098,278	98,129,343	98,071,206	105,458,601	126,550,059	126,889,802

Consolidated Balance Sheet Data:
Working capital surplus (deficit)	$(524,962)	$23,035	$(148,957)	$(12,071)	$(2,834)	$(27,864)	$(27,572)
Customer accounts, net	193,302	261,935	244,744	312,785	719,679	863,961	1,104,081
Goodwill, net(c)	41,847	41,847	41,847	41,847	763,449	823,663	1,049,996
Total assets	475,018	816,653	809,022	837,572	1,748,938	1,930,127	2,512,558
Current portion of long term debt and capital leases	547,022	—	215,500	10,159	680	530	35,498
Long term debt, including capital leases, net of current position	—	547,485	331,874	547,798	584,115	637,181	1,077,152
Total stockholders' equity (deficiency in assets)	(196,365)	154,473	146,174	168,147	1,061,776	1,177,455	1,216,920
Other Operating Data:
Number of customers at end of period	1,035,286	1,057,349	1,048,320	1,073,698	1,133,323	1,330,980	1,584,445
Net cash provided by operating activities	$6,545	$29,613	$59,035	$43,391	$36,811	$99,402	$93,448
Net cash (used in) provided by investing activities	(20,597)	(19,014)	(27,471)	(20,943)	(7,724)	120,191	(273,892)
Net cash provided by (used in) financing activities	380	3,585	1,865	(24,950)	(27,879)	(223,764)	177,161

(a)
Includes results of the European segment (that was acquired between May and September 1998 and sold to Westar Industries on February 29, 2000) for the period it was owned by us.

(b)
Selling, general and administrative expenses include change of control and restructuring expense of $23.0 million and $5.3 million for the nine months ended September 30, 2004 and 2003, respectively and $6.3 million for the year ended December 31, 2003. These expenses related to Westar Energy's sale of its interest in us and the subsequent restructuring efforts related to our debt. For the years ended December 31, 2002, 2001, 2000 and 1999, selling, general and administrative expenses included $4.0 million, $9.7 million, $4.4 million and $5.9 million, respectively that related to severance and relocation costs resulting from consolidation of some of our customer service centers and other corporate facilities.

(c)
Effective January 1, 2002, we adopted the new accounting standards SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets" which required the performance of an impairment test as of January 1, 2002. This impairment test resulted in a write-off of goodwill of $543.6 million, net of an income tax benefit of $72.3 million, and a write down of customer accounts of $221.6 million, net of an income tax benefit of $118.4 million. We performed another impairment test as of December 31, 2002 after Westar Energy announced its plans to dispose of its interest in us. This impairment test resulted in an additional impairment to goodwill of $90.7 million, net of an income tax benefit of $13.3 million.

Unaudited Pro Forma Financial Data

        The pro forma Statement of Operations Data for the year ended December 31, 2003 and for the nine months ended September 30, 2004 gives pro forma effect to the consummation of the Restructuring as if such transactions had been consummated on January 1, 2003. The pro forma Balance Sheet data as of September 30, 2004 gives pro forma effect to the consummation of the Restructuring as if such transactions had been consummated on such date. The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The pro forma financial data do not purport to represent our results of operations or our financial position that actually would have occurred had such transactions been consummated on the aforesaid dates.

Pro Forma Statement of Operations Data(1):

	Nine Months Ended September 30, 2004
		Pro forma adjustments
	As Reported (unaudited)	(2) Reversal of Amortizations and Income Taxes	(3) Amortization of allocated purchase price	(4) Adjustment to interest expense	Pro forma Totals
	(in thousands, except per share amounts)
Revenues	$201,933	(3,184)			$198,749
Cost of revenues	75,337	(7,889)			67,448

Gross profit	126,596	4,705			131,301
Selling, general and administrative expenses	98,582	(3,704)			94,878
Amortization of intangibles and depreciation expense	58,881	(50,705)	34,869		43,045

Operating income (loss)	(30,867)	59,114	(34,869)		(6,622)
Interest expense	(33,420)			10,044	(23,376)
Other income	100	—	—	—	100

Loss before income taxes	(64,187)	59,114	(34,869)	10,044	(29,898)
Income tax benefit (expense)	(278,464)	278,464	—	—	—

Net Loss	(342,651)	337,578	(34,869)	10,044	(29,898)
Basic and diluted net loss per share of common stock (5)	$(3.49)				$(1.64)

Weighted average number of shares of common stock outstanding (5)	98,282,679				18,198,987

	Year Ended December 30, 2003
		Pro forma Adjustments
	As Reported	(2) Reversal of Amortizations and Income Taxes	(3) Amortization of allocated purchase price	(4) Adjustment to interest expense	Pro forma Totals
	(in thousands, except per share amounts)
Revenues	$277,085	(4,949)			$272,136
Cost of revenues	102,205	(11,854)			90,351

Gross profit	174,880	6,905			181,785
Selling, general and administrative expenses	109,261	(6,506)			102,755
Amortization of intangibles and depreciation expense	80,252	(67,635)	46,492		59,109

Operating income (loss)	(14,633)	81,046	(46,492)		19,921
Interest expense	(40,101)			9,110	(30,991)
Other income	2,829	—	—	—	2,829

Loss before income taxes	(51,905)	81,046	(46,492)	9,110	(8,241)
Income tax benefit (expense)	17,494	(17,494)	—	—	—

Net Loss	(34,411)	63,552	(46,492)	9,110	(8,241)
Basic and diluted net loss per share of common stock (5)	$(0.35)				$(0.45)

Weighted average number of shares of common stock outstanding (5)	98,129,343				18,195,785

See accompanying notes to Unaudited Pro Forma Financial Data

Pro Forma Balance Sheet Data (6):

	As of September 30, 2004
		Pro forma adjustments
	As Reported (unaudited)	(7) Settlement of Tax Sharing Agreement	(8) Debt-for- Equity exchange and Management Investment	(9) Push Down Accounting Adjustments	Other (10)	Pro forma Totals
	(in thousands)
Current assets	$90,395	$(25,663)	$1,750	$—	$(8,094)	$58,388
Fixed assets	29,122					29,122
Customer accounts, net	193,302			135,156		328,458
Goodwill	41,847			(29,140)		12,707
Deferred customer acquisition costs	104,710			(82,910)		21,800
Other assets	15,642	(7,980)	—	3,943	—	11,605

Total assets	$475,018	$(33,643)	$1,750	$27,049	$(8,094)	$462,080

Current liabilities, excluding current portion of long term debt and capital leases	$68,335	$(1,264)	$—	$—	$—	$67,071
Current portion of long term debt and capital leases	547,022	(71,397)	(120,000)	(26,257)	(110,340)	219,028
Long term debt, including capital leases, net of current position	—			(11,453)	110,340	98,887
Deferred customer acquisition revenue	54,191			(42,882)		11,309
Other liabilities	1,835					1,835

Total liabilities	$671,383	$(72,661)	$(120,000)	$(80,592)	$—	$398,130
Total stockholders' equity (deficiency in assets)	$(196,365)	$39,018	$121,750	$107,641	$(8,094)	$63,950

Total liabilities and stockholders' equity (deficiency in assets)	$475,018	$(33,643)	$1,750	$27,049	$(8,094)	$462,080

Working capital deficit	$(524,962)	$46,998	$121,750	$26,257	$102,246	$(227,711)

See accompanying notes to Unaudited Pro Forma Financial Data

Notes to Unaudited Pro Forma Financial Data

(1)
The pro forma statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 give effect to the Restructuring transaction as if such transaction had been consummated on January 1, 2003. Upon consummation of the Restructuring transaction, Quadrangle's 97.3% ownership of our outstanding common stock together with the new shares issued to management, which will represent 1.3% of our outstanding common stock, will represent a combined 98.6% of our outstanding common stock. As a result, we will "push down" Quadrangle's basis to a proportionate amount of the underlying assets and liabilities of the company based on fair market value of the assets and liabilities. We will obtain third-party valuations for some of these assets and liabilities, including certain intangible assets, thus the amounts used for the pro forma purposes are preliminary and subject to refinement. Such pro forma results do not include (i) any gains or losses from the retirement of debt which we believe will be insignificant, (ii) amortization of the debt discount on our credit facility which we anticipate will be retired at face value in 2005 and (iii) a nonrecurring charge of approximately $8.1 million for fees and expenses related to the restructuring expected to be paid to third parties.

(2)
Reflects elimination of the amortization related to (i) previously deferred acquisition revenues, (ii) previously deferred acquisition cost of sales, (iii) previously deferred commissions related to customer acquisitions and (iv) the historical cost of purchased customer accounts. No pro forma tax benefit is reflected since we currently do not believe that it is more likely than not that the resultant tax assets will be realizable and tax expenses which resulted from the sale by Westar have been eliminated.

(3)
Reflects the amortization of the newly allocated value of customer accounts.

(4)
Reflects reduced interest as a result of the reduction of $191 million of debt, which includes $120.0 million reduction of our credit facility from the debt-for-equity exchange, retirement of $26.6 million of our outstanding 7 3/8% Senior Unsecured Notes due 2005 received as part of the tax sharing agreement settlement, $14.5 million reduction of our credit facility and $29.9 million reduction from the anticipated retirement of our 13 5/8% Senior Subordinated Discount Notes due 2005 using proceeds from the tax sharing agreement settlement. This reduction in interest expense is partially offset by reduced amortization of debt premiums and increased amortization of debt discounts as well as an increase in the interest rate of our credit facility which for purposes of the pro forma calculation was estimated to be 9.1675% compared to a weighted average rate of approximately 7.9% and 5.9% for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

(5)
Reflects pro forma effect of the 1-for-50 reverse stock split, the debt-for-equity exchange resulting in 16,000,000 shares of our common stock issued to Quadrangle and our current expectation that our executive officers and selected management employees will invest an aggregate of approximately $1.75 million pursuant to the Equity Investment component of the management incentive plan for an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis.

(6)
The pro forma balance sheet as of September 30, 2004 gives effect to the Restructuring transaction as if such transaction had been consummated on September 30, 2004. Upon consummation of the Restructuring transaction, Quadrangle's 97.3% ownership of our outstanding common stock together with the new shares issued to management, which will represent 1.3% of our outstanding common stock, will represent a combined 98.6% of our outstanding common stock. As a result, we will "push down" Quadrangle's basis to a proportionate amount of the underlying assets and liabilities of the company based on fair market value of the assets and liabilities. We will obtain third-party valuations for some of these assets and liabilities, including certain intangible assets, thus the amounts used for the pro forma purposes are preliminary and subject to refinement.

(7)
Reflects the impact of the tax sharing agreement settlement for $73.0 million which for the pro forma balance sheet results in (i) an increase in cash of $0.4 million and a reduction to current tax receivable of $26.1 million for a net reduction to current assets of $25.7 million, (ii) a reduction to long term tax receivable of $7.9 million and the write-off of $0.5 million in capitalized debt costs related to the retirement of $26.6 million of the Senior Notes for a total reduction to other assets of $8.0 million, (iii) the reduction of $14.5 million to our credit facility, the retirement of $26.6 million of our outstanding 7 3/8% Senior Unsecured Notes due 2005, and a $30.3 million reduction, including $0.4 million premium, from the anticipated retirement of our 13 5/8% Senior Subordinated Discount Notes due 2005 using proceeds from the tax sharing agreement settlement for a total reduction of debt of $71.4 million, (iv) a reduction of current liabilities of approximately $1.3 million from the reduction in accrued interest payable related to the debt reductions and (v) an increase in equity of $39.0 million for the tax benefit realized in excess of the receivable amounts.

(8)
Reflects the $120.0 million reduction of our credit facility and increased equity from the debt-for-equity exchange and our current expectation that our executive officers and selected management employees will invest an aggregate of approximately $1.75 million pursuant to the Equity Investment component of the management incentive plan for an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis.

(9)
Reflects the adjustments created from the "push down" of Quadrangle's basis to a proportionate amount of the underlying assets and liabilities of the company based on fair market value of the assets and liabilities as discussed in (6) above. The primary changes reflect (1) the elimination of deferred customer acquisition costs and revenues, which have been subsumed into the fair market value adjustment for customer accounts, (2) the adjustment to the carrying values of debt to estimated fair market value (or Quadrangle basis in the case of the credit facility) as of the Restructuring date and (3) the adjustment to historical goodwill to reflect goodwill arising from the restructuring.

(10)
Reflects the nonrecurring charge of approximately $8.1 million for fees and expenses related to the restructuring expected to be paid to third parties. Also reflects the pro forma classification of long-term debt for our 8 1/8% Senior Subordinated Notes due 2009 which will no longer be current after the restructuring.

SUPPLEMENTARY FINANCIAL INFORMATION

        The following is a summary of the historical unaudited quarterly financial information for 2004, 2003 and 2002, respectively.

	March 31	June 30	September 30	December 31
2004
Revenues	$67,132	$67,274	$67,528
Gross profit	42,320	42,535	41,741
Loss from continuing operations before accounting change
Cumulative effect of accounting change, net of taxes
Net (loss)	(309,383)	(16,616)	(16,652)
Basic and diluted loss per share:
Income (loss) from continuing operations before accounting change
Cumulative effect of accounting change
Net income (loss)	(3.15)	(0.17)	(0.17)
Weighted average number of shares of common stock outstanding	98,283	98,283	98,283
2003
Revenues	$70,086	$68,942	$69,758	$68,299
Gross profit	44,075	43,619	44,434	42,752
Loss from continuing operations before accounting change	(9,317)	(7,990)	(8,664)	(8,440)
Net loss	(9,317)	(7,990)	(8,664)	(8,440)
Basic and diluted loss per share:
Loss from continuing operations change	(0.09)	(0.08)	(0.09)	(0.09)
Net loss	(0.09)	(0.08)	(0.09)	(0.09)
Weighted average number of shares of common stock outstanding	98,082	98,106	98,106	98,212
2002
Revenues	$73,927	$73,289	$72,365	$70,999
Gross profit	41,610	46,442	44,773	44,597
Income (loss) from continuing operations before accounting change	(230,473)	3,910	(7,341)	(100,371)
Income (loss) from discontinued operations	(1,668)	(1,344)	85	(40)
Cumulative effect of accounting change, net of taxes	(543,613)	—	—	—
Net income (loss)	(775,754)	2,566	(7,256)	(100,411)
Basic and diluted loss per share:
Income (loss) from continuing operations before accounting change	(2.34)	0.04	(0.08)	(1.03)
Loss from discontinued operations before accounting change	(0.02)	(0.01)	—	—
Cumulative effect of accounting change	(5.52)	—	—	—
Net income (loss)	(7.88)	0.03	(0.08)	(1.03)
Weighted average number of shares of common stock outstanding	98,451	97,935	97,944	97,956

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk relating to interest rates.

Interest Rate Exposure

        We had approximately $215.5 million of variable rate debt as of December 31, 2003. Accordingly, a 100 basis point change in the debt benchmark rate would have impacted pre-tax income by approximately $2.2 million.

CERTAIN FINANCIAL AND OTHER INFORMATION

        Included as Annex C and Annex D to this Information Statement is our Annual Report on Form l0-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the period ended September 30, 2004, which contain financial and other information about us. You are urged to read each of Annex C and Annex D carefully and in its entirety.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION
TO MATTERS TO BE ACTED UPON

        Our executive officers may have certain interests that are different from, or are in addition to, those of our other common stockholders. Our board of directors was aware of these interests and considered them, among other matters, in approving the matters relating to the Restructuring.

Retention Bonus Program

        Pursuant to the terms of their new employment agreements, which are described in further detail in "Compensation of Directors and Officers—2004 Executive Employment and Change in Control Agreements," Messrs. Ginsburg, Nevin, Pefanis and Williams are each entitled to receive two retention bonuses. The first retention bonus will be payable on the earlier of the completion of the debt-for-equity exchange or December 31, 2004, subject to acceleration upon termination without cause, resignation with good reason or if we do not renew the agreements upon their expiration. The second bonus will be payable on the earlier of the completion of the debt-for-equity exchange or December 31, 2005, subject to the same acceleration events described in connection with the first retention bonus. Each retention bonus payment will be equal to a specified percentage of each executive officer's annual base salary, as set forth below:

Richard Ginsburg: 75.0%
Darius G. Nevin: 72.5%
Peter J. Pefanis: 67.5%
Steve V. Williams: 67.5%

Stock Appreciation Rights Plan

        Pursuant to the management incentive plan, and as described in further detail in "Description of Management Incentive Plan—Stock Appreciation Rights Plan," we currently anticipate that Messrs. Ginsburg, Nevin, Pefanis and Williams will receive an aggregate of approximately 99.8 million SARs, on a pre-reverse stock split basis, upon the completion of the debt-for-equity exchange. If Quadrangle sells more than 60% of its common stock before the earlier of the termination of the exchange agreement or the completion of the debt-for-equity exchange, then we intend to provide these executive officers with cash compensation that is equivalent in value and terms to what the Company believes that such persons would have received if the sale had occurred after the SARs were granted.

2004 Stock Option Plan

        Pursuant to the 2004 Stock Option Plan, and as described in further detail in "Description of Management Incentive Plan—Stock Option Plan," our executive officers and selected management employees of the Company will receive options to purchase an aggregate of approximately 1,996,184 shares of common stock on a post-reverse stock split basis, which would be equivalent to approximately 99.8 million shares on a pre-reverse stock split basis, following the completion of the debt-for-equity exchange. While the allocation of these options has not been determined, we currently anticipate that the majority of the options will be granted to Messrs. Ginsburg, Nevin, Pefanis and Williams.

Equity Investment

        As part of the management incentive plan, and as described in further detail in "Description of Management Incentive Plan—Equity Investment," management has the right to invest up to an aggregate of $2 million and receive up to an aggregate of 266,667 shares of common stock on a post-reverse stock split basis, which would be equivalent to 13,333,333 shares of our currently outstanding common stock. We currently expect our executive officers and selected management employees to invest an aggregate of approximately $1.75 million and receive an aggregate of approximately 233,333 shares of common stock on a post-reverse stock split basis, which is equivalent to 11,666,667 shares of our currently outstanding common stock. We currently expect Messrs. Ginsburg, Nevin, Pefanis and Williams to invest approximately $600,000, $500,000, $250,000, and $225,000, respectively, and to each receive a commensurate number of shares of common stock. For additional information regarding the Equity Investment, see "Description of Management Incentive Plan—Equity Investment."

Previously-Issued Stock Options

        Stock options have previously been offered by the Company to employees who were in positions to affect the long-term success of the Company through the formation and execution of the Company's business strategies. Upon the Westar sale transaction on February 17, 2004, all previously-issued and unexpired stock options accelerated and vested. The Restructuring will not result in the acceleration or vesting of any additional stock options.

STATEMENT REGARDING ACCOUNTANT

        In light of the nature of the Proposals, the Company has determined that it is not necessary to have its principal accountants for the current year and for the most recently completed fiscal year present at the Special Meeting and thus no Company accountant will be present to answer questions at such meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        Only one copy of this Information Statement is being delivered to our multiple stockholders who share an address unless we or one of our mailing agents has received contrary instructions from one or more of the stockholders sharing an address. Upon the written or oral request of a stockholder at a shared address to which a single copy of the Information Statement was delivered, we shall promptly deliver a separate copy of this Information Statement to such stockholder(s). Stockholders may notify us that the stockholder wishes to receive a separate copy of this Information Statement by writing to Protection One, Inc., Attention: Investor Relations, 1035 N. 3rd St., Suite 101, Lawrence, Kansas 66044 or by calling the Investor Relations of Protection One at (785) 856-9366. In addition, if any stockholder wishes to receive separate copies of our annual reports or information or proxy statements in the future, such stockholder may notify us by writing to the foregoing address or calling the foregoing telephone number. Stockholders sharing an address may also request delivery of a single copy of our annual reports or information or proxy statements if they are receiving multiple copies of the annual reports or information or proxy statements by writing to the foregoing address or calling the foregoing telephone number.

FORWARD-LOOKING STATEMENTS

        This Information Statement contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

  •
  our need for additional funding and our history of losses;

  •
  our leverage and ability to service debt and capital structure;

  •
  the possible adverse effect of false alarm ordinances and future government regulations;

  •
  risks of liability from operations;

  •
  competition in the security alarm industry;

  •
  the completion of the debt-for-equity exchange, which is contingent, among other things, on the adoption by us of a long term management incentive plan and the satisfaction or waiver of the closing conditions set forth in the exchange agreement, including that no material adverse change shall have occurred to our assets, liabilities, business or results of operations;

  •
  subscriber account attrition; and

  •
  risks associated with Quadrangle's ability to control of us.

        You should consider the areas of risk described above, as well as those set forth in other documents we have filed with the SEC, in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we make in our Annual Report on Form 10-K included in this Information Statement as Annex C, our Quarterly Report on Form 10-Q included in this Information Statement as Annex D and Current Reports on Form 8-K to the SEC (which, among other places, can be found on the SEC's website at http://www.sec.gov). See "Where You Can Find More Information" below.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet web site at http://www.sec.gov. We also make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports filed or furnished with the SEC, and Section 16 filings available on our website at http://www.protectionone.com as soon as practicable after we have electronically filed such material with, or furnished it to, the SEC.

        Our common stock trades on the OTCBB.

        WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THIS INFORMATION STATEMENT OR THE OTHER TRANSACTIONS THAT ARE DISCUSSED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS INFORMATION STATEMENT, YOU MUST NOT RELY ON THAT INFORMATION. THE DELIVERY OF THIS INFORMATION STATEMENT DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS INFORMATION STATEMENT IS CORRECT AFTER THIS DATE.

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTECTION ONE, INC.

Pursuant to Section 245 of the General
Corporation Law of the State of Delaware

        FIRST: The name of the corporation is Protection One, Inc. (the "Corporation").

        SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

        THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 155,000,000, of which 150,000,000 shall be voting common stock, par value One Cent ($0.01) per share ("Common Stock"), and 5,000,000 shall be preferred stock, par value Ten Cents ($0.10) per share ("Preferred Stock").

        The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized from time to time to designate each series, to establish the number of shares to be included in such series, and to determine the rights, preferences and privileges of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the determination or alteration of the dividend rights, dividend rate, conversion rights, voting powers and rights, rights and terms of redemption, redemption price or prices, and the liquidation preference of any wholly unissued series of shares of Preferred Stock, or any of them, and to increase or decrease the number of shares of any series either prior to or subsequent to the issue of the shares of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Immediately upon the filing of this Amended and Restated Certificate of Incorporation, each share of Common Stock of the Corporation issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall immediately and without any action by the holders thereof be combined, changed and reclassified such that each shareholder shall receive one (1) share of Common Stock for every fifty (50) shares of Common Stock held by his or her account at the time. If the reverse stock split described in the immediately preceding sentence would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by $    •    .(2)

(2)
The product of the closing price on the business day immediately preceding the date of the filing of the Amended and Restated Charter (or, if there is no trade on such date, the closing price on the most recent date for which there was a trade) multiplied by 50 shall be inserted here.

A-1

        FIFTH: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

        SIXTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated or provided, at the registered office of the Corporation in the state of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

        SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Article SEVENTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

        EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

        TENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

*    *    *    *

A-2

ANNEX B

PROTECTION ONE, INC.
2004 STOCK OPTION PLAN

  1.    PURPOSE.

        The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding key employees, and to promote the creation of long-term value for stockholders by closely aligning the interests of key employees with those of stockholders.

  2.    DEFINITIONS.

        For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)   "Affiliate" means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity.

          (b)   "Board" means the Board of Directors of the Company.

          (c)   "Cause" means, in the absence of any employment, consulting or other agreement between a Participant and the Employer otherwise defining Cause, (i) material acts of fraud, personal dishonesty, gross negligence or willful misconduct on the part of Participant in the course of his or her employment or services, (ii) a Participant's engagement in conduct that is materially injurious to the Company or an Affiliate, (iii) a material misappropriation by Participant of the assets or business opportunities of the Company or its Affiliates; (iv) material embezzlement or other material financial fraud committed by Participant, at his direction, or with his or her personal knowledge; (v) a Participant's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, a felony or any other criminal charge (other than minor traffic violations) that could reasonably be expected to have a material adverse impact on the Company's or an Affiliate's reputation or business; or (vi) failure by a Participant to follow the lawful directions of a superior officer or the Board with respect to material business of the Company. In the event there is an employment, consulting or other agreement between a Participant and the Employer defining Cause, "Cause" shall have the meaning provided in such agreement.

          (d)   "Closing Date" has the meaning ascribed thereto in the Exchange Agreement.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended.

          (f)    "Committee" means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that directors appointed as members of the Committee shall not be employees of the Company or any Subsidiary. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee, and no action of the Committee shall be void or invalid due to the participation of a member who is not a Qualified Member.

          (g)   "Company" means Protection One, Inc., a Delaware corporation.

          (h)   "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

          (i)    "Eligible Person" means each employee of the Company or of any Subsidiary, including each such person who may also be a director of the Company, and any person who has been offered employment by the Company or a Subsidiary, provided that such prospective employee may not exercise any right relating to an Option until such person has commenced employment with the Company or a Subsidiary. An employee on an approved leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.

          (j)    "Employer" means either the Company or a Subsidiary that the Participant (determined without regard to any permitted transfer of an Option) is employed by or provides services to, as applicable.

          (k)   "Exchange Agreement" means that certain Exchange Agreement dated as of November 12, 2004, to which the Company is a party.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (m)  "Expiration Date" means the date upon which the term of an Option expires, as determined under 6(b) hereof.

          (n)   "Fair Market Value" means (i) if the Stock is listed on a national securities exchange, the closing price reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ-NMS") the closing price on the date prior to such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported, or (iii) if the Stock is not quoted on NASDAQ-NMS or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith to be the fair market value per share of Stock.

          (o)   "Good Reason" with respect to any Participant, has the meaning ascribed thereto in such Participant's employment agreement with the Company. When used in this Plan, the term "Good Reason" shall apply only to those Participants who are parties to employment agreements defining such term.

          (p)   "Option" means a conditional right, granted to a Participant under Section 6 hereof, to purchase Stock at a specified price during specified time periods. Options under the Plan are intended to qualify as incentive stock options to the extent permissible under the requirements of Section 422 of the Code.

          (q)   "Option Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option.

          (r)   "Option Stock" means shares of Stock acquired by a Participant through the exercise of Options.

          (s)   "Participant" means an Eligible Person who has been granted an Option under the Plan that remains outstanding, or if applicable, such other person or entity who holds an outstanding Option.

          (t)    "Plan" means this Protection One, Inc. Stock Option Plan.

          (u)   "Quadrangle Parties" has the meaning ascribed thereto in the Exchange Agreement.

          (v)   "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Regulation 1.162-27(e)(3) under Section 162(m) of the Code.

          (w)  "Qualified Public Offering" means (i) an underwritten public offering (either primary or secondary) of Stock that is registered under the Securities Act with an aggregate offering value of at least $40 million or (ii) an offering of Stock that is registered under the Securities Act in connection with a merger, consolidation, exchange offer or other business combination transaction, or an exchange offer for securities of the Company, in each case with an aggregate offering value (based on the Fair Market Value of the Stock offered determined as of the date of the closing of the applicable transaction) of at least $40 million.

          (x)   "Qualified Sale" means the first transaction that results in the Quadrangle Parties and their affiliated entities, as a group, having sold, assigned or otherwise transferred (including, without limitation, by merger, consolidation or distribution), in one or more transactions, to one or more parties that are not entities affiliated with the Quadrangle Parties, an aggregate of at least 60% of the aggregate number of shares, adjusted in accordance with Section 7(a) below, of Stock owned by the Quadrangle Parties, as a group, on the Closing Date.

          (y)   "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (z)   "Securities Act" means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (aa)    "Stock" means the common stock, $.0.01 per share, of the Company.

          (bb)    "Subsidiary" means a corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code.

  3.    ADMINISTRATION.

        (a)    Authority of the Committee.    Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Options, taking into account recommendations of the Company's Chief Executive Officer; (iii) determine the type, number, and other terms and conditions of, and all other matters relating to, Options; (iv) prescribe Option agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Option agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Options under the Plan to directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. Any action of the Committee shall be final, conclusive and binding on all persons, including, without limitation, the Company, its Subsidiaries, Affiliates, Eligible Persons, Participants and beneficiaries of Participants.

        (b)    Manner of Exercise of Committee Authority.    At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Option intended by the Committee to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members; and (ii) any action relating to an Option granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company will be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members or, if the Committee would not remain composed of two or more Qualified Members upon such abstention or recusal, by the Board. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s) or by the Board, shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

        (c)    Delegation.    The Committee may delegate to officers or employees of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Option granted under the Plan to any person or entity who is not an employee of the Company or any of its Affiliates shall be expressly approved by the Committee.

  4.    SHARES AVAILABLE UNDER THE PLAN.

        (a)    Number of Shares Available for Delivery.    Subject to adjustment as provided in Section 7 hereof, the total number of shares of Stock reserved and available for delivery in connection with Options under the Plan shall be 1,996,184 (on a post-Reverse Stock Split (as defined below) basis) (all of which shares may be, but are not required to be, issued pursuant to incentive stock options). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

        (b)    Share Counting Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Option. To the extent that an Option expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares to which the Option related, the undelivered shares will again be available for Options. Shares withheld in payment of the exercise price or taxes relating to an Option and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Option shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Options under the Plan; provided, however, that, where shares are withheld or surrendered more than ten years after the date of the most recent shareholder approval of the Plan or any other transaction occurs that would result in shares becoming available under this Section 4(b), such shares shall not become available if and to the extent that it would constitute a material revision of the Plan subject to shareholder approval under then applicable rules of the principle stock exchange or automated quotation system on which the shares are then listed or designated for trading.

  5.    ELIGIBILITY; LIMITATIONS ON OPTIONS.

        (a)    Grants to Eligible Persons.    Options may be granted under the Plan only to Eligible Persons.

        (b)    162(m) Limitation.    Subject to Section 7 relating to adjustments, no Employee shall be eligible to be granted Options covering more than 898,283 shares (on a post-Reverse Stock Split basis) of Stock during any calendar year.

  6.    OPTIONS.

        (a)    General.    Options granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of separate Options shall be set forth in an Option Agreement, which agreements need not be identical.

        (b)    Term.    The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

        (c)    Exercise Price.    The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the date such Option is granted.

        (d)    Payment for Stock.    Payment for shares of Stock to be acquired pursuant to Options granted hereunder shall be made in full, upon exercise of the Options (i) in immediately available funds in United States dollars, by certified or bank cashier' s check or by wire transfer; (ii) by surrender to the Company of shares of Stock already owned by the Participant for at least six months (including, without limitation, by attestation to the ownership of such Stock); (iii) by a combination of (i) and (ii); or (iv) by any other means approved by the Committee, consistent with applicable law, rules and regulations. Anything herein to the contrary notwithstanding, the Company shall not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any director or executive officer of the Company through the Plan in violation of Section 402 of the Sarbanes-Oxley Act of 2002 ("Section 402 of SOX"), and to the extent that any form of payment would, in the opinion of the Company's counsel, result in a violation of Section 402 of SOX, such form of payment shall not be available.

        (e)    Vesting.    Options shall vest and become exercisable in such manner and on such date or dates set forth in the Option Agreement, as may be determined by the Committee; provided, however, that notwithstanding any vesting dates contained herein or otherwise set by the Committee, the Committee may in its sole discretion accelerate the vesting of an Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless otherwise specifically provided herein, determined by the Committee or as set forth in the Option Agreement, the vesting of an Option shall occur only while the Participant is employed or rendering services to the Company or an Affiliate and all vesting shall cease upon a Participant's termination of employment or services for any reason.

        (f)    Transferability of Options.    Except as otherwise provided by the Committee, Options shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. The Committee shall prescribe rules whereby Options (other than "incentive stock options" under Section 422 of the Code) may be transferred to a Participant's immediate family members, or to trusts or partnerships exclusively for the benefit of such family members, in each case for legitimate estate tax planning purposes.

        (g)    Termination of Employment.    Except as may otherwise be provided by the Committee in the applicable Option Agreement:

            (i)  If prior to the Expiration Date, a Participant voluntarily terminates employment with the Employer other than for Good Reason (if applicable), (1) all vesting with respect to the Options shall cease, (2) any unvested Options shall expire as of the date of such termination, and (3) any vested Options shall remain exercisable until the earlier of the Expiration Date or ninety (90) days after the date of such termination.

           (ii)  If prior to the Expiration Date, a Participant's employment is terminated by the Employer without Cause, or by the Participant for Good Reason (if applicable), (1) the Participant will be credited with 12 additional months of vesting service, less one month for each two months elapsed from the Closing Date through the termination date, (2) any unvested Options shall expire as of the date of such termination (after giving effect to the accelerated vesting provision in clause (1)), and (3) any vested Options shall remain exercisable until the earlier of the Expiration Date or the first anniversary of such termination.

          (iii)  If prior to the Expiration Date, a Participant's employment with the Employer terminates by reason of such Participant's death or Disability, (1) all vesting with respect to the Options shall cease, (2) any unvested Options shall expire as of the date of such termination, and (3) any vested Options shall expire on the earlier of the Expiration Date or the first anniversary of the date of such termination. In the event of a Participant's death, the Options shall remain exercisable by the person or persons to whom a Participant's rights under the Options pass by will or the applicable laws of descent and distribution.

          (iv)  If prior to the Expiration Date, a Participant's employment with the Employer is terminated by the Employer for Cause, all Options (whether or not vested) shall immediately expire as of the date of such termination.

        (h)    Initial Option Grant.    The allocation of the initial grant of Options under the Plan shall be determined by the Committee prior to the Closing Date. The initial grant of Options under the Plan shall occur and be effective on the second business day after the Closing Date. The per share exercise price of such Options shall be the greater of $7.50 (on a post-reverse stock split basis) or Fair Market Value of a share of Stock on the effective date of grant.

  7.    ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

        (a)    Capitalization Adjustments.    The aggregate number of shares of Stock which may be granted or purchased pursuant to Options granted hereunder, the number of shares of Stock covered by each outstanding Option, the kind of security or other consideration subject to such option, the maximum number of shares of Stock with respect to which any one person may be granted Options in any calendar year, and the price per share thereof in each such Option shall be equitably and proportionally adjusted or substituted, as determined by the Committee in good faith and in its sole discretion, as to the number, price or kind of security or other consideration subject to such Options or as otherwise determined by the Committee in good faith to be fair and equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option, (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) for any other reason which the Committee determines, in its sole discretion and acting in good faith, to otherwise warrant equitable adjustment.

        (b)    Corporate Events.    Notwithstanding the foregoing, except as may otherwise be provided in an Option Agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, (iii) the sale of all or substantially all of the assets of the Company, (iv) the reorganization or liquidation of the Company or (v) a sale of greater than fifty percent (50%) of the securities of the Company entitled to vote in the election of directors to the Board (each, a "Corporate Event"), in lieu of providing the adjustment set forth in subsection (a) above, the Committee may, in its discretion, provide that all outstanding Options shall terminate as of the consummation of such Corporate Event, and provide that holders of such Options will receive a payment in respect of cancellation of their Options based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event less the applicable Option exercise price. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Option to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Option at such time.

        (c)    Fractional Shares.    Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

  8.    RIGHT OF FIRST REFUSAL

        (a)   If, at any time prior to the date of consummation of the earlier of a Qualified Public Offering or a Qualified Sale, a Participant intends to sell or offer for sale any or all shares of his or her Option Stock (other than in connection with a Qualified Sale or pursuant to contractual "drag-along" or similar obligation under a contract to which the Company is a party) to one or more third parties (such shares of Option Stock that the Participant intends to sell or offer for sale, "Offered Shares"), the Participant shall notify the Company in writing of his or her intention to sell or offer for sale the Offered Shares. The Participant's notice to the Company shall contain an irrevocable offer to sell such Offered Shares to the Company (in the manner set forth below) at a purchase price specified by the Participant in such notice (the "Minimum Price"), pursuant to Section 8(b). At any time within fifteen (15) days after the date of the receipt by the Company of the Participant's notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all (but not less than all) of the Offered Shares, pursuant to Section 8(b).

        (b)   The Company shall exercise its right of first refusal by delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Participant provides to the Company wire transfer instructions) to the Participant against delivery of certificates or other instruments representing the Offered Shares so purchased, appropriately endorsed by the Participant. If at the end of the 15-day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the Participant may, during the succeeding 60-day period, sell to one or more third parties an aggregate number of shares of Option Stock less than or equal to the number of Offered Shares, in each case for a purchase price greater than or equal to the Minimum Price. Promptly after any such sale, the Participant shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. To the extent that, at the end of sixty (60) days following the expiration of the 15-day period during which the Company is entitled to purchase the Offered Shares, the Participant has not completed the sale of all Offered Shares, all of the restrictions on sale, transfer or assignment contained in this Plan shall, to the extent applicable, again be in effect with respect to any Offered Shares that have not been sold.

  9.    REPURCHASE RIGHTS UPON TERMINATION OF EMPLOYMENT.

        If, prior to a Qualified Public Offering or a Qualified Sale, a Participant's employment with the Employer terminates for any reason, the Company shall thereafter have the right to repurchase such Participant's Option Stock. Such repurchase right may be exercised by written notice to a Participant, delivered within 60 days of such termination of employment, indicating the number of shares of Stock to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days nor less than five (5) days after the date of such notice. The certificates representing the shares of Option Stock to be repurchased shall be delivered to the Company, and the Company shall deliver cash to the Participant in an amount equal to the repurchase price, prior to the close of business on the date specified for the repurchase. Repurchase under this Section 9 shall be made at a price equal to the Fair Market Value of the Option Stock as of the date of such repurchase;

provided, that in the event a Participant's employment with the Employer was terminated for Cause, the repurchase shall be the exercise price paid by the Participant for the Option Stock or, if lower, the Fair Market Value of the Option Stock as of the date of repurchase.

  10.    USE OF PROCEEDS.

        The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

  11.    RIGHTS AND PRIVILEGES AS A STOCKHOLDER.

        Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock which are subject to Options hereunder until such shares have been issued to that person.

  12.    EMPLOYMENT OR SERVICE RIGHTS.

        No individual shall have any claim or right to be granted an Option under the Plan or, having been selected for the grant of an Option, to be selected for a grant of any other Option. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate.

  13.    COMPLIANCE WITH LAWS.

        The obligation of the Company to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon exercise or settlement of Options. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption. Promptly after the date of the consummation of the debt-for-equity exchange contemplated by the Exchange Agreement, dated as of November 12, 2004 (the "Exchange Agreement"), by and among the Company and the Quadrangle Parties, the Company shall file a registration statement on Form S-8 under the Securities Act covering the shares of Stock issuable upon the exercise of Options and will use reasonable best efforts to maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of the Options or, if earlier, until Stock ceases to be registered under Section 12 (or any successor provision) of the Securities Exchange Act of 1934, as amended.

  14.    MARKET STANDOFF AGREEMENT.

        As a condition of receiving any Option hereunder, the Participant agrees that in connection with any registration of the Stock in connection with an underwritten public offering, upon the request of the Committee or the underwriters managing any public offering of the Stock, the Participant will not sell or otherwise dispose of any Option Stock without prior written consent of the Committee or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration as the Committee or the underwriters may specify for employee-shareholders generally.

  15.    WITHHOLDING OBLIGATIONS.

        As a condition to the exercise of any Option, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all Federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the Option; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to the exercise of such Option.

  16.    AMENDMENT OF THE PLAN OR OPTIONS.

        (a)    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan; provided, however, that without further stockholder approval the Board shall not make any amendment to the Plan which would increase the maximum number of shares of Stock which may be issued pursuant to Options under the Plan, except as contemplated by Section 7 hereof, or which would otherwise violate the shareholder approval requirements of the national securities exchange on which the Stock is listed or NASDAQ-NMS, as applicable.

        (b)    No Impairment of Rights.    Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.

        (c)    Amendment of Stock Options.    The Committee, at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless the Participant consents in writing.

  17.    TERMINATION OR SUSPENSION OF THE PLAN.

        The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Options may be granted under the Plan while the Plan is suspended or after it is terminated. Rights under any Option granted before suspension or termination of the Plan shall not be impaired by any suspension or termination of the Plan unless the Participant consents in writing.

  18.    EFFECTIVE DATE OF THE PLAN; NUMBERS OF SHARES.

        The Plan shall be effective as of the date the Plan is approved by the Board, subject to approval of the Company's stockholders at the Company's next meeting at which a quorum is present and subject to the consummation of the debt-for-equity exchange contemplated by the Exchange Agreement. Prior to the consummation of the debt-for-equity exchange contemplated by the Exchange Agreement, the Company will effectuate a one-share-for-fifty reverse stock split (the "Reverse Stock Split"). All references in the Plan to numbers of shares of Stock refer to shares on a post-Reverse Stock Split basis. This Plan and any Options shall be void and of no effect if the Plan is not approved by the Company's stockholders at the Company's next meeting at which a quorum is present or if the debt-for-equity exchange contemplated by the Exchange Agreement is not consummated.

  19.    MISCELLANEOUS.

        (a)    Options to Participants Outside of the United States.    The Committee may modify the terms of any Option under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Option shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Option to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad, shall be comparable to the value of such Option to a Participant who is resident or primarily employed in the United States. An Option may be modified under this Section 19(a) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Option is modified.

        (b)    No Liability of Committee Members.    No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        (c)    Payments Following Accidents or Illness.    If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

        (d)    Designation and Change of Beneficiary.    Each Participant may file with the Company a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Option due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. Any beneficiary of the Participant receiving an Option hereunder shall remain subject to the terms of the Plan and the applicable Option agreement.

        (e)    Governing Law.    The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

        (f)    Funding.    No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

        (g)    Reliance on Reports.    Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

        (h)    Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

ANNEX C

ANNUAL REPORT ON FORM 10-K
FOR THE
FISCAL YEAR ENDED DECEMBER 31, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2003
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
1-12181-01 (Commission File Number)	1-12181 (Commission File Number)
Protection One, Inc. (Exact Name of Registrant as Specified in Charter)	Protection One Alarm Monitoring, Inc. (Exact Name of Registrant as Specified in Charter)
Delaware (State of Other Jurisdiction of Incorporation or Organization)	Delaware (State of Other Jurisdiction of Incorporation or Organization)
93-1063818 (I.R.S. Employer Identification No.)	93-1064579 (I.R.S. Employer Identification No.)
818 S. Kansas Avenue, Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)	818 S. Kansas Avenue, Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)
(785) 575-1707 (Registrant's Telephone Number, Including Area Code)	(785) 575-1707 (Registrant's Telephone Number, Including Area Code)

        Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange On Which Registered
None	None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class
Common Stock, par value $.01 per share, of Protection One, Inc.

        Indicate by check mark whether each of the registrants (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that such registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of each registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes ☐    No ☒

        The aggregate market value of common stock of Protection One, Inc. held by nonaffiliates on June 30, 2003 (based on the last sale price of such shares on the New York Stock Exchange) was $11,790,755.

        As of March 15, 2004, Protection One, Inc. had 98,282,679 shares of Common Stock outstanding, par value $0.01 per share. As of such date, Protection One Alarm Monitoring, Inc. had outstanding 110 shares of Common Stock, par value $0.10 per share, all of which shares were owned by Protection One, Inc. Protection One Alarm Monitoring, Inc. meets the conditions set forth in General Instructions I (1)(a) and (b) for Form 10-K and is therefore filing this form with the reduced disclosure format set forth therein. Protection One's sole asset is Protection One Alarm Monitoring and Protection One Alarm Monitoring's wholly owned subsidiaries, as such there are no separate financial statements for Protection One Alarm Monitoring, Inc.

PART I

FORWARD-LOOKING STATEMENTS

        This Annual Report on Form 10-K and the materials incorporated by reference herein include "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified as such because the context of the statement includes words such as we "believe," "expect," "anticipate," "will" or other words of similar import. Similarly, statements herein that describe our objectives, plans or goals also are forward-looking statements. Such statements include those made on matters such as our earnings and financial condition, litigation, accounting matters, our business, our efforts to consolidate and reduce costs, our customer account acquisition strategy and attrition, our efforts to implement new financial and human resources software, our liquidity and sources of funding and our capital expenditures. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others, the factors discussed in Item 1, "Business—Risk Factors." We continue to face liquidity problems caused by our significant debt burdens and continuing net losses. The consummation of the sale of its ownership interests in us by Westar Energy, Inc., which we refer to as Westar Energy, our former majority owner that beneficially owned approximately 88% of the our common stock, to POI Acquisition, L.L.C. and POI Acquisition I, Inc., entities formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd., which we refer to collectively as Quadrangle, and the assignment of Westar's rights and obligations as the lender under our revolving credit facility with its wholly owned subsidiary, Westar Industries, Inc., to POI Acquisition, L.L.C., is expected to materially adversely affect our financial position, results of operations and liquidity, and we may need to restructure our indebtedness in an out-of-court proceeding and/or seek the protection of federal bankruptcy laws to reorganize our debts. Statements made in the Form 10-K regarding the sale by Westar Energy and its possible effects on us also constitute forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ITEM 1.    BUSINESS

        Unless the context otherwise indicates, all references in this report to the "Company," "Protection One," "we," "us" or "our" or similar words are to Protection One, Inc., its direct wholly owned subsidiary, Protection One Alarm Monitoring, Inc. and Protection One Alarm Monitoring's wholly owned subsidiaries. Protection One's sole asset is Protection One Alarm Monitoring and Protection One Alarm Monitoring's wholly owned subsidiaries, and accordingly, there are no separate financial statements for Protection One Alarm Monitoring, Inc. Each of Protection One and Protection One Alarm Monitoring is a Delaware corporation organized in September 1991.

Westar's Sale of Our Stock and Assignment of its Rights and Obligations in the Revolving Credit Facility

        Westar Energy is a public electric utility and is regulated by the Kansas Corporation Commission, or KCC. Westar Energy, along with its wholly owned subsidiary, Westar Industries, Inc., which we refer to collectively as Westar, owned approximately 88% of the common stock of Protection One and provided us with a revolving credit facility.

        On February 17, 2004, Westar Industries, Inc. consummated the sale of approximately 87% of the issued and outstanding shares of our common stock to POI Acquisition I, Inc., a wholly owned subsidiary of POI Acquisition, L.L.C. POI Acquisition, L.L.C. and POI Acquisition I, Inc. are entities formed by Quadrangle. Approximately 1% of our common stock, representing shares underlying restricted stock units granted to current and former employees of Westar, was retained by Westar. As part of the sale transaction, Westar also assigned its rights and obligations as the lender under our revolving credit facility, which had an outstanding principal balance of $215.5 million, to POI Acquisition, L.L.C. Quadrangle paid approximately $122.2 million to Westar as consideration for the common stock, revolving credit facility and accrued interest, and Westar could receive up to an additional $39.2 million that is contingent upon certain potential post-closing events.

        In addition, pursuant to the terms of the purchase agreement governing the sale transaction, dated as of December 23, 2003, among POI Acquisition, L.L.C., Westar Industries and Westar Energy, Westar's designees on our Board of Directors, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick and William B. Moore, resigned from our Board of Directors, effective as of the closing of the sale transaction.

        In connection with the closing of the sale transaction described above, we announced, among other things, the (i) retention of Houlihan Lokey Howard & Zukin Capital to assist us with our evaluation of the effects of the sale transactions, (ii) execution of two standstill agreements with POI Acquisition, L.L.C. and POI Acquisition I, Inc., and (iii) deferral of payment of the semi-annual interest payment due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes due in 2005.

        We also announced that Donald A. Johnston resigned from our Board of Directors, effective as of the closing of the sale transaction.

        See further discussion relating to this sale and its impact on us in "Matters to Consider" below.

Matters to Consider

        We have reported losses for the past several years. Westar Energy has consummated the sale of its equity interest in us and the assignment of its rights and obligations in the credit facility that it provided to us to Quadrangle. We refer to such credit facility as the revolving credit facility. A primary financing source for us has been the revolving credit facility, and additional credit under such facility has been eliminated by a standstill agreement executed by Quadrangle and us. Payments made to us by Westar Energy under a tax sharing agreement between Westar and us were another important source of liquidity for us, and except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we will no longer receive payments from Westar Energy under the tax sharing agreement. We have evaluated these conditions and events in establishing our operating plans. In addition to the plans and strategies noted under "Overview" below, we plan to carefully monitor the level of investment in new customer accounts and continue control of operating expenses and capital expenditures. The sale by Westar Energy will have a material adverse effect upon our financial position and liquidity, and we may need to restructure our indebtedness in an out-of-court proceeding and/or seek the protection of federal bankruptcy laws to reorganize. See "Risk Factors," below, for a further discussion of these and other important matters.

        We continue to face liquidity problems caused by our significant debt burden and continuing net losses. Absent recapitalization and restructuring our debts, management believes our projected cash flow will be insufficient to support our current debt balances, which may be accelerated or which we are required to offer to repurchase as a result of the change in control, and related interest obligations. Our independent public accountants included in their report on our consolidated financial statements for the fiscal year ended December 31, 2003 explanatory language that describes the significant uncertainty about our ability to continue as a going concern due to recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end.

        We have retained Houlihan Lokey Howard & Zukin Capital as our financial advisor and have begun preliminary discussions regarding a proposed restructuring with Quadrangle and its affiliates, the lenders under our revolving credit facility, and certain holders of our publicly-held debt. If an agreement with such parties is reached, a resulting restructuring plan may be presented for judicial approval under Chapter 11 of the U.S. Bankruptcy Code, which provides for companies to reorganize and continue to operate as going concerns. Discussions with Quadrangle and other debt holders are in the preliminary stages, and there can be no assurance that an agreement regarding financial restructuring will be reached or what other actions we may need to take, including selling assets, to meet our liquidity needs.

        As part of the restructuring initiative, we have deferred payment of the semi-annual interest payment that was due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes. If we do not make this interest payment within the 60-day interest payment grace period available under the 7 3/8% senior notes, the trustee or the holders of such senior notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the indebtedness, which acceleration, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        In addition, as a result of Westar's sale of its interests in us, the indenture relating to our 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes, which had aggregate outstanding principal of $29.9 million as of March 15, 2004, within 30 days following the date of a change in control, and to consummate the repurchase within 60 days of such notification. We have not given notice of our intention to repurchase these notes, and this inaction constitutes a covenant breach under the notes' indenture, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Furthermore, as a result of Westar's sale of its interests in us, the $215.5 million outstanding under the revolving credit facility is in default. We entered into a standstill agreement with Quadrangle, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified covenant breaches for a period not to exceed 90 days, and we agreed that we could not borrow any additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. Furthermore, acceleration of our revolving credit facility, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we would not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Stockholders and other security holders or buyers of our securities or our other creditors should not assume that material events subsequent to the date of this Form 10-K have not occurred. If we seek an out-of-court restructuring, there can be no assurances as to whether or not such restructuring would be successful.

        See also "Risk Factors," below, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," Item 8, Note 5 "Long-Term Debt," Item 8, Note 15 "Subsequent Events" and Item 8, Note 17 "Going Concern and Management's Plans" for further discussion.

Overview

        Protection One is a leading provider of property monitoring services, providing electronic monitoring and maintenance of alarm systems to approximately 1.0 million customers as of December 31, 2003. Our revenues are generated primarily from recurring monthly payments for monitoring and maintaining the alarm systems that are installed in our customers' homes and businesses. We provide our services to single family residential, commercial, wholesale and multifamily residential customers. At December 31, 2003, our customer base composition was as follows:

Market Segment	Percentage of Total
Single family and commercial	53.1%
Wholesale	14.9

Protection One North America Total	68.0
Multifamily/Apartment	32.0

Total	100.0%

        Our company is divided into two business segments:

        Protection One North America, which we refer to as North America, generated approximately $239.0 million, or 86.3%, of our revenues in 2003 and is comprised of our retail alarm monitoring business, which serves residential and commercial customers directly, and our wholesale monitoring business, which provides alarm monitoring services to independent alarm companies.

        Network Multifamily, which we refer to as Multifamily, generated approximately $38.1 million, or 13.7%, of our revenues in 2003 and is comprised of our alarm monitoring business servicing apartments, condominiums and other multifamily dwellings.

        Financial information for each of our business segments is presented in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Information" and in Item 8, Note 13 "Segment Reporting" and is incorporated herein by reference.

        Our operating strategy continues to be to improve returns on invested capital by realizing economies of scale from increasing customer density in the largest urban markets in North America. We plan to accomplish this goal by: (i) retaining our customers by providing superior customer service from our monitoring facilities and our branches; and (ii) using our national presence, strategic alliances, such as our alliance with BellSouth Telecommunications, as discussed in "Sales and Marketing" below, and strong local operations to persuade the most desirable residential and commercial prospects to enter into long term agreements with us on terms that permit us to achieve appropriate returns on capital.

        New software will be required.    During 2003 we began the process of replacing our accounting, human resources, inventory management, and accounts payable software. Implementation of new software is required as a result of Westar's disposition of its investment in us and has commenced in the first quarter of 2004.

        Payment of transaction-related bonuses and fees.    In order to retain the services of numerous employees who, as a result of Westar's interest in exploring strategic alternatives for divesting its ownership interest in us, may have felt uncertain about our future ownership, management and direction, we entered into retention and severance arrangements in 2003 with approximately 190 employees to provide incentives for these employees to remain with us through the sales process. On October 31, 2003, we paid approximately $5.1 million to those employees who fulfilled their obligation related to the retention agreement. Additional severance amounts of up to an aggregate of approximately $11.0 million may also be paid under these arrangements to those employees, if any, who are terminated within a defined period following the change in control that occurred on February 17, 2004. No significant amounts have been expensed by us relating to the severance arrangements.

        Upon the change in control on February 17, 2004, an additional $11.0 million was paid to executive management. In addition, upon the change in control, fees and expenses of $3.5 million were paid to the financial advisor to our Special Committee of the Board of Directors. As of December 31, 2003, no amounts had been expensed relating to these additional payments to executive management or to the financial advisor to our Special Committee. As of December 31, 2003, we had expensed approximately $1.2 million for legal and other professional fees related to the change in control. In addition, in February 2004 we recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control.

        Attrition and customer creation.    In 2003, we had a net loss of 25,378 customers in our customer base. Our North America segment had a net loss of 31,295 customers while our Multifamily segment had a net increase of 5,917 customers. The North America segment decline resulted from attrition, the decision to add new customers at reasonable costs through our internal sales force and our focus on operational efficiencies. Our customer acquisition strategy for our North America segment relies primarily on our internal sales force, which generated 50,731 accounts in 2003 compared to 45,642 accounts in 2002, and our marketing alliance with BellSouth Telecommunications, Inc., which we refer to as BellSouth. See "Sales and Marketing" and "Attrition" below.

        Dispute regarding tax sharing payments.    We have been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Following the consummation of the sale of Westar's ownership interests in us, we are no longer a part of the Westar consolidated tax group.

        We and Westar did not, however, terminate our tax sharing agreement, and based on discussions with Westar and its counsel, there are several areas of potential dispute between us regarding Westar's obligations under the terms of the tax sharing agreement. The most material of these potential disputes involve (i) the amount of any tax sharing payments that would be due to us if Westar decides in the future to elect to treat the sale of its interests in us as a sale of assets under the Internal Revenue Code, (ii) the proper treatment under the tax sharing agreement of tax obligations or benefits arising out of the transaction in which Westar sold its ownership interests in us, including the impact on future tax sharing payments to us related to the cancellation of indebtedness income generated by a partial write down of the revolving credit facility prior to closing or the assignment of the revolving credit facility for less than the full amount outstanding under the facility at closing and (iii) whether tax sharing payments due to us when Westar was subject to alternative minimum tax should be calculated at the alternative minimum tax rate of 20% or the normal statutory rate of 35% to the extent that Westar has utilized or is reasonably expected to be able to utilize the associated alternative minimum tax credits or otherwise has received full benefits at normal statutory rates from our losses. We believe that we have strong positions with respect to these items and will aggressively pursue our positions. If we prevail, we may realize additional tax sharing payments from Westar.

Operations

        Our operations consist principally of installing, servicing and monitoring premise intrusion and fire alarms.

Centralized Monitoring, Common Technology Platform and Customer Service

        Customer Security Alarm Systems.    Security alarm systems include many different types of devices installed at customers' premises designed to detect or react to various occurrences or conditions, such as intrusion or the presence of fire or smoke. These devices are connected to a computerized control panel that communicates through wireline and/or wireless phone lines to a monitoring facility. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated and can transmit that information to a central monitoring station.

        Customer Contracts.    Our existing alarm monitoring customer contracts generally have initial terms ranging from two to ten years in duration, and, in most states, provide for automatic renewals for a fixed period (typically one year) unless we or the customer elect to cancel the contract at the end of its term. Since 2002, most new single family residential customers have been entering into contracts with an initial term of three years and, for most new commercial customers, the initial term is five years. Typically, customers sign alarm monitoring contracts that include a bundled monthly charge for monitoring and extended service protection, which covers the normal costs of repair of the security system. Customers may elect to sign an alarm monitoring contract that excludes extended service protection at a reduced monthly charge. A significant percentage of new residential and commercial customers are also electing to include line security based on cellular technology in their service bundle.

        Monitoring Facilities.    We provide monitoring services to our customer base from four monitoring facilities. The table below provides additional detail about our monitoring centers:

Location	Approximate Number of Customers Monitored	Primary Markets
Irving, TX	330,000	Multifamily
Longwood, FL	140,000	Wholesale/Residential
Wichita, KS	530,000	Residential/Commercial/Wholesale
Portland, ME	40,000	Commercial/Residential

        Our monitoring facilities operate 24 hours per day, seven days a week, including all holidays. Each monitoring facility incorporates the use of communications and computer systems that route incoming alarm signals and telephone calls to operators. Each operator within a monitoring facility monitors a computer screen that presents information concerning the nature of the alarm signal, the customer whose alarm has been activated and the premises on which such alarm is located. Other non-emergency administrative signals are generated by low battery status, arming and disarming of the alarm monitoring system and test signals, and such signals are processed automatically by computer. Depending upon the type of service for which the customer has contracted, monitoring facility personnel respond to alarms by relaying information to the local fire or police departments, notifying the customer, or taking other appropriate action, such as dispatching alarm response personnel to the customer's premises where this service is available.

        All of our primary monitoring facilities are listed by Underwriters Laboratories, Inc., or UL, as protective signaling services stations. UL specifications for monitoring facilities include building integrity, back-up computer and power systems, staffing and standard operating procedures. In many jurisdictions, applicable law requires that security alarms for certain buildings be monitored by UL listed facilities. In addition, such listing is required by certain commercial customers' insurance companies as a condition to insurance coverage.

        Backup Facility.    Our backup facility is in Wichita, Kansas and is a highly secure concrete building. This fully operable resource has the ability to backup all mission critical operations normally performed at our primary monitoring center. The structure is equipped with diverse voice and data telecommunication paths, backup power which includes standby UPS, access control, video surveillance and data vaults. In addition, we have deployed hot redundancy for our entire compliment of equipment essential in the remote monitoring of security systems we offer. Furthermore, we have replicated the computer systems that are used to maintain our mission critical applications. This facility was purchased with the ability to be expanded for future internal growth and is actively used for other business related operations.

        Wholesale Monitoring.    Through our monitoring facilities in Longwood and Wichita, we provide wholesale monitoring services to independent alarm companies. Under the typical arrangement, alarm companies subcontract monitoring services to us, primarily because they cannot cost-effectively provide their own monitoring service. We may also provide billing and other services. These independent alarm companies retain ownership of monitoring contracts and are responsible for every other aspect of the relationship with customers, including field repair service.

        Customer Care Services.    Customer care personnel answer non-emergency telephone calls typically regarding service, billing and alarm activation issues. Most business-hours customer care functions are handled by our branches. During business hours, monitoring facility personnel receive inbound customer calls forwarded from branches when the latter are unable to answer within a specified number of rings. After-hours, all customer calls are forwarded to the monitoring facilities.

        Customer care personnel in our branches and in our monitoring facilities at help desks assist customers in understanding and resolving minor service and operating issues related to security systems. Branch personnel schedule technician appointments. We also operate a dedicated telesales center in Wichita to address questions that customers or potential customers have about our services, as well as to perform outbound sales and marketing activities.

        Enhanced Services.    As a means of increasing revenues and enhancing customer satisfaction, we offer customers an array of enhanced security services, including extended service protection, supervised monitoring services and telephone line security based on wireless technology. These services position us as a full service provider and give our sales representatives more features to sell in their solicitation of new customers. Enhanced services include:

  •
  Extended Service Protection, which covers the normal costs of repair of the security system during regular business hours.

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  Supervised Monitoring Service, which allows the alarm system to send various types of signals containing information on the use of the system, such as which users armed or disarmed the system and at what time of the day. This information is supplied to customers for use in connection with the management of their households or businesses. Supervised monitoring service can also include a daily automatic test feature.

  •
  Wireless Back-Up, which permits the alarm system to send signals over a cellular telephone or dedicated radio system in the event that regular telephone service is interrupted.

Branch Operations

        We maintain approximately fifty-five service branches in North America from which we provide field repair, customer care, alarm response and sales services, and eleven satellite locations from which we provide field repair services. Our nationwide network of branches operates in some of the largest cities in the United States and plays a critical role in enhancing customer satisfaction, reducing customer loss and building brand awareness. Repair services generate revenues primarily through billable field service calls and recurring payments under our extended service protection program. By focusing growth in targeted areas we hope to increase the density of our customer base which will permit more effective scheduling and routing of field service technicians and will create economies of scale.

Sales and Marketing

        Our current customer acquisition strategy for our North America segment relies primarily on internally generated sales. In June 2001, we notified most of our remaining domestic dealers that we were terminating our dealer arrangement with them and therefore would not be extending or renewing their contracts. The number of accounts being purchased through our dealer program decreased to 135 accounts in 2003 from 1,135 and 7,501 accounts in 2002 and 2001, respectively.

        Our internal sales program for our North America segment was started in February 2000 on a commission only basis with a goal of creating accounts at a cost lower than our external programs. In 2001, we revised and enhanced our internal sales program, and in 2002, enhanced the benefits package for our sales force. This program utilizes our existing branch infrastructure in approximately fifty-five markets. The internal sales program for our North America segment generated 50,731 accounts and 45,642 accounts in 2003 and 2002, respectively. We operate a dedicated telesales center in Wichita from which we respond to questions that customers or potential customers have about our services, support the alliance with BellSouth and provide quality control follow-up calls to customers for whom we recently provided installation or maintenance services.

        We are a partner in a marketing alliance with BellSouth to offer monitored security services to the residential, single family market and to small businesses in seventeen of the larger metropolitan markets in the nine-state BellSouth region. The marketing alliance agreement may be terminated by either party upon 180 days notice or earlier upon occurrence of certain events.

        Under this agreement, we operate as "BellSouth Security Systems from Protection One" from our branches in the nine-state BellSouth region. BellSouth provides us with information about new owners of single family residences in its territory and of transfers of existing BellSouth customers within its territory. We follow up on the information to create leads for our sales force. We also market directly to small businesses. We pay BellSouth an upfront royalty for each new contract and a recurring royalty based on a percentage of recurring charges. Approximately one-fifth of our new accounts created in 2003 and one-fourth of our new accounts created in 2002 were produced from this arrangement. Should we make an assignment for the benefit of creditors, should an order for relief under Chapter 11 of the United States Bankruptcy Code be entered by a United States Court against us or should a trustee or receiver of any substantial part of our assets be appointed by any court, or if we are in default with respect to any of the covenants relating to financial performance set forth in the 7 3/8% senior notes, BellSouth may seek to terminate the alliance, which could have a material adverse impact on our operating results and on our ability to generate new customers in this territory.

        Sales professionals are responsible for identifying new prospects and closing new sales of monitoring systems and services. The sales force also generates revenue from selling equipment upgrades and add-ons to existing customers and by competing for those customers who are terminating their relationships with our competitors.

        Our Multifamily segment utilizes a salaried and commissioned sales force to produce new accounts. Multifamily markets its services and products primarily to developers, owners and managers of apartment complexes and other multifamily dwellings. Multifamily sales and marketing activities consist of national and regional advertising, nationwide professional field sales efforts, prospective acquisition marketing efforts and professional industry-related association affiliation. Services are sold directly to the property owner, and payment is based on a monthly price on a per-unit basis. Ongoing service for the duration of the lease includes equipment, maintenance, 24-hour monitoring from our central monitoring station, customer service and individual market support. Property owner contracts generally have initial terms ranging from five to ten years in duration, and provide for automatic renewal for a fixed period (typically five years) unless Multifamily or the customer elects to cancel the contract at the end of its term.

        We continually evaluate our customer creation and marketing strategy, including evaluating each respective channel for economic returns, volume and other factors and may shift our strategy or focus, including the elimination of a particular channel.

Attrition

        Customer attrition has a direct impact on our results of operations since it affects our revenues, amortization expense and cash flow. We define attrition as a ratio, the numerator of which is the gross number of lost customer accounts for a given period, net of the adjustments described below, and the denominator of which is the average number of accounts for a given period. In some instances, we use estimates to derive attrition data. We make adjustments to lost accounts primarily for the net change, either positive or negative, in our wholesale base and for accounts which are covered under a purchase price holdback and are "put" back to the seller. We reduce the gross accounts lost during a period by the amount of the guarantee provided for in the purchase agreements with sellers. In some cases, the amount of the purchase holdback may be less than actual attrition experience. Adjustments to lost accounts for purchase holdbacks have been decreasing because we are purchasing fewer accounts in the types of transactions that create holdbacks. We do not reduce the gross accounts lost during a period by "move in" accounts, which are accounts where a new customer moves into the premises equipped with the Company's security system and vacated by a prior customer, or "competitive takeover" accounts, which are accounts where the owner of a premise monitored by a competitor requests that we provide monitoring services.

        Our actual attrition experience shows that the relationship period with any individual customer can vary significantly. Customers' service can be discontinued for a variety of reasons, including relocation, non-payment, customers' perception of value and competition. A portion of the acquired customer base can be expected to discontinue service every year. Any significant change in the pattern of our historical attrition experience would have a material effect on our results of operations.

        We monitor attrition each quarter based on an annualized and trailing twelve-month basis. This method utilizes each segment's average customer account base for the applicable period in measuring attrition. Therefore, in periods of customer account growth, customer attrition may be understated and, in periods of customer account decline, customer attrition may be overstated.

        Customer attrition by business segment for the years ended December 31, 2003, 2002 and 2001 is summarized below:

	Customer Account Attrition
	December 31, 2003		December 31, 2002		December 31, 2001
	Annualized Fourth Quarter	Trailing Twelve Month	Annualized Fourth Quarter	Trailing Twelve Month	Annualized Fourth Quarter	Trailing Twelve Month
North America(a)	10.3%	10.5%	14.0%	13.1%	22.6%	18.7%
North America, excluding wholesale(a)	14.6%	14.5%	14.2%	16.2%	26.6%	22.7%
Multifamily	6.5%	5.8%	7.2%	6.6%	7.7%	6.3%
Total Company(a)	9.1%	9.0%	11.9%	11.2%	18.5%	15.5%

(a)
Does not include the Canguard operation, which we sold in July 2002.

        Attrition decreased in our North America segment in 2003 compared to 2002 for a variety of reasons including:

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  a focus by our sales force on obtaining high quality customers;

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  an increase in the investment required by customers to purchase our systems;

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  an emphasis on customer service and attrition reduction by branch and monitoring center personnel; and

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  legal action taken against competitors who illegally solicit our customers.

Competition

        The security alarm industry is highly competitive. In North America, there are only four alarm companies that offer services across the United States with the remainder being either large regional or small, privately held alarm companies. Based on total annual revenues in 2003, we believe the top four alarm companies in North America are:

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  ADT Security Services, a subsidiary of Tyco International, Inc.

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  Brink's Home Security Inc., a subsidiary of The Brink's Company

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  Protection One, Inc.

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  Honeywell Security Monitoring, a division of Honeywell, Inc.

        Competition in the security alarm industry is based primarily on market visibility, price, reputation for quality of services and systems, services offered and the ability to identify and to solicit prospective customers as they move into homes and businesses. We believe that we compete effectively with other national, regional and local security alarm companies due to our ability to offer integrated alarm system installation, monitoring, repair and enhanced services, our reputation for reliable equipment and services, our affinity alliance with BellSouth and our prominent presence in the areas surrounding our branch offices.

Intellectual Property

        We own trademarks related to the name and logo for Protection One and Network Multifamily Security as well as a variety of trade and service marks related to individual services we provide. While we believe our trademarks and service marks and proprietary information are important to our business, other than the trademarks we own in our name and logo, we do not believe our inability to use any one of them would have a material adverse effect on our business as a whole.

Regulatory Matters

        A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. See "Risk Factors" below. Such measures include:

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  permitting of individual alarm systems and the revocation of such permits following a specified number of false alarms;

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  imposing fines on alarm customers for false alarms;

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  imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms;

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  requiring further verification of an alarm signal before the police will respond; and

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  subjecting alarm monitoring companies to fines or penalties for transmitting false alarms.

        Our operations are subject to a variety of other laws, regulations, and licensing requirements of federal, state, and local authorities. In certain jurisdictions, we are required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of our business.

        The alarm industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of customer served, the type of security service provided, and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

        Our advertising and sales practices are regulated in the United States by both the Federal Trade Commission and state consumer protection laws. In addition, certain administrative requirements and laws of the jurisdictions in which we operate also regulate such practices. Such laws and regulations include restrictions on the manner in which we promote the sale of our security alarm systems and the obligation to provide purchasers of our alarm systems with rescission rights.

        Our alarm monitoring business utilizes wireline and wireless telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines, and the type of equipment which may be used in telephone line transmission, are currently regulated by both federal and state governments. The Federal Communications Commission and state public utilities commissions regulate the operation and utilization of radio frequencies.

Risk Management

        The nature of the services provided by Protection One potentially exposes us to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses. Substantially all of our alarm monitoring agreements, and other agreements, pursuant to which we sell our products and services contain provisions limiting liability to customers in an attempt to reduce this risk.

        We carry insurance of various types, including general liability and errors and omissions insurance in amounts management considers adequate and customary for our industry and business. Our loss experience, and the loss experiences at other security service companies, may affect the availability and cost of such insurance. Some of our insurance policies, and the laws of some states, may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

Employees

        At December 31, 2003, we had approximately 2,300 full-time employees. Our workforce is not unionized.

Access to Company Information

        We electronically file our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission, or SEC. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

        We make available, free of charge, through our website at www.protectionone.com, and by responding to requests addressed to our investor relations department, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information contained on our website is not part of this document.

RISK FACTORS

Cautionary Statements Regarding Future Results of Operations

        You should read the following risk factors in conjunction with discussions of factors discussed elsewhere in this and other of our filings with the SEC. These cautionary statements are intended to highlight certain factors that may affect our financial condition and results of operations and are not meant to be an exhaustive discussion of risks that apply to public companies with broad operations, such as us.

Introduction

        We have reported losses for the past several years. Westar, the former owner of 88% of our common stock, has consummated the sale of its equity interest in us and the assignment of its rights and obligations in our revolving credit facility to Quadrangle. Additionally, a primary financing source has been the revolving credit facility, and additional credit available under such facility has been eliminated by, among other things, a standstill agreement executed by Quadrangle and us. We have evaluated these conditions and events in establishing our operating plans. In addition to the plans and strategies noted below, we plan to monitor carefully the level of investment in new customer accounts and to continue control of operating expenses and capital expenditures. Absent recapitalization and restructuring our debts, management believes that cash flow from operations, coupled with receipts, if any, under the tax sharing agreement and proceeds from asset sales, if any, will be insufficient to support our current debt balances, which may be accelerated as a result of the change in control, and related interest obligations. (See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.") Consummation of the sale by Westar could have a material adverse effect upon our financial position and liquidity, and we may need to restructure our indebtedness in an out-of-court proceeding and/or seek the protection of federal bankruptcy laws to reorganize. See further discussion of these and other important matters below.

The Westar sale transaction and assignment of rights and obligations under the revolving credit facility triggered an obligation to offer to repurchase our 13 5/8% senior subordinated discount notes which have outstanding principal of $29.9 million.

        As a result of the sale transaction, the indenture relating to our 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes, which had aggregate outstanding principal of $29.9 million as of March 15, 2004, within 30 days following the date of a change in control, and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because we have not offered to repurchase such notes, our inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the notes' indenture. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

The Westar sale transaction and assignment of rights and obligations under the revolving credit facility triggered a change in control provision in our revolving credit facility.

        As a result of the sale transaction, the $215.5 million outstanding under the revolving credit facility is in default. We entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified covenant breaches for a period not to exceed 90 days, and we agreed, among other things, that we could not borrow any additional amounts under the revolving credit facility. Upon the expiration of this standstill agreement, Quadrangle may exercise its rights under the Credit Facility and declare the indebtedness to be due and payable. We do not have the funds available to repay the revolving credit facility, and such non-payment would trigger a cross default under the indentures for our other publicly-held debt. If this should occur, we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

Holders of our 7 3/8% senior notes and 8 1/8% senior subordinated notes may assert that Westar's sale transaction and assignment of rights and obligations under the revolving credit facility triggered the change in control provisions in those indentures.

        As a result of the sale transaction, certain holders of our 7 3/8% senior notes, which had aggregate outstanding principal of $190.9 million as of March 15, 2004, and 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004, may assert that a change in control triggering event has occurred as defined in the respective indentures. A change of control triggering event consists of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. Such an event would require that we repurchase the notes within 60 days of mailing such offer to repurchase at 101% of aggregate principal amount plus accrued interest. We do not have the available funds to repurchase the notes. If such a triggering event should occur, we do not have the funds available to repurchase the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

A financial restructuring, whether administered though a court proceeding or out-of-court, could substantially dilute or cancel, in whole or in part, the interests of our stockholders.

        If we were to restructure or reorganize our debts or seek relief under the U.S. Bankruptcy Code, such actions could have a material adverse impact on our common stockholders as we believe they would be subordinate to our senior and subordinated debt in such proceedings.

The Westar sale transaction and assignment of rights and obligations under the revolving credit facility will force us to implement new financial and human resource systems.

        As a result of the sale transaction, we will be forced to purchase our own accounting and human resource systems and transition from the Westar systems within (i) six months from the date of close of the sale for the human resource system and (ii) 12 months from the date of close of the sale for the accounting system. We estimate the cost to replace those systems to be approximately $2.6 million. We can give no assurances that we will be able to complete such transitions in the time allotted or within our estimated costs. Failure to do so could have a material adverse impact on our financial condition and results of operations.

The Westar sale transaction and assignment of rights and obligations under the revolving credit facility was accompanied by the resignation of a majority of the members of our Board of Directors, and no new employment agreements have been entered into with executive management.

        As required by the terms of the sale transaction, five Westar-designated members of our Board of Directors resigned concurrently with the closing of the sale transaction. Another director resigned concurrently for personal reasons, leaving only three directors. Additionally, we entered into a standstill agreement with Quadrangle, which, among other things, prohibits Quadrangle from appointing directors to the Board for a period not to exceed 90 days if certain conditions are met. We can make no guarantees that we can attract additional directors to our Board. Additionally, executive management has not entered into new employment agreements with us, and upon fulfilling their minimum contractual obligations under their old agreements, may leave after six months has elapsed from the date of the change in control.

Quadrangle is our principal stockholder and can exercise a controlling influence over us.

        Quadrangle owns approximately 87% of the outstanding common stock of Protection One as of February 17, 2004. Upon the expiration of the standstill agreement, it will be able to direct the election of all of our directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, appointment of our officers, our acquisition or disposition of material assets and our incurrence of indebtedness. Similarly, Quadrangle will continue to have the power to determine matters submitted to a vote of our stockholders without the consent of other stockholders, to accelerate obligations under the revolving credit facility and to take other actions that might be favorable to Quadrangle, whether or not these actions would be favorable to us or our stockholders generally.

The Westar sale transaction and assignment of rights and obligations under the revolving credit facility may cause us to focus on short term goals at the expense of long-term goals.

        As a result of the sale transaction and the possibility that we may enter into an out-of-court restructuring or seek relief under the U.S. Bankruptcy Code, we may focus on business strategies that are in the short-term best interests of us, our stockholders and our creditors but not necessarily in our collective long-term best interests. This could mean, for example, that a substantial amount of management time may be spent developing relationships with creditors and vendors instead of building the company, its business and its assets for the long-term. As a result, during this period of time, we may experience difficulty developing new long-term customers and maintaining relationships with companies with which we do business who may feel uncertain about our future ownership, management and direction. In addition, we may be unable to retain the services of some of our key employees who may also feel uncertain about our future ownership, management and direction.

We obtain administrative services from and share information technology systems with Westar Energy through our shared services agreement which, when terminated, may result in increased costs for us.

        Westar Energy provides us certain administrative services pursuant to a services agreement, which we refer to as the administrative services agreement (see Item 8, Note 6 "Related Party Transactions"), including accounting, tax, audit, human resources, legal, purchasing and facilities services. The administrative services agreement provides for continuation of the services during an agreed-upon transition period following the sale of Westar's interest in us. Our cost of obtaining these services from either a third party or by hiring sufficient staff to perform those services internally may increase and we will incur significant costs to procure and to develop replacement information technology systems.

We have a history of losses, which are likely to continue.

        We incurred net losses of $34.4 million in 2003, $880.9 million in 2002 and $86.0 million in 2001. These losses reflect the following, among other factors:

  •
  our customer base and revenues have declined since 1999;

  •
  substantial charges incurred by us for amortization of purchased customer accounts and, in 2002, an impairment charge to purchased accounts;

  •
  interest incurred on indebtedness;

  •
  expansion of our internal sales and installation efforts.

  •
  other charges required to manage operations; and

  •
  amortization of goodwill in 2001 and impairment charges for 2002.

        We will continue to incur substantial interest expense unless we significantly reduce our debt, which, absent restructuring, is unlikely given our expected cash flow. We do not expect to attain profitability in the foreseeable future unless we significantly reduce our interest expense and our amortization charges for purchased customer accounts.

We have deferred tax assets that we do not expect to be able to utilize.

        Westar Energy has in the past made payments to us for current tax benefits utilized by Westar Energy in its consolidated tax return pursuant to a tax sharing agreement, which has been an important source of liquidity for us. As a result of the sale transaction whereby Westar sold its investment in us, a substantial portion of our net deferred tax assets, which were $286.3 million at December 31, 2003, are not expected to be realizable and we are not expected to be in a position to record a tax benefit for losses incurred. We will be required to record a non-cash charge against income for the portion of our net deferred tax assets we determine not to be realizable. This charge will be material and will have a material adverse effect on our financial condition and results of operations. In addition, as a result of the sale, except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we will no longer receive payments from Westar Energy. In 2003 and 2002, we received aggregate payments from Westar Energy of $20.0 million and $1.7 million, respectively. The loss of these payments will have a material adverse effect on our cash flow. There are several areas of potential dispute between us regarding Westar's obligations under the terms of the tax sharing agreement. See "Overview—Dispute regarding tax sharing payments" above.

The Westar sale transaction may adversely affect our tax position after the closing.

        If Westar does not elect to treat the sale of its equity interest in us to Quadrangle as a sale of assets, the sale of our stock will constitute a more-than-50-percent change in ownership of the Company within the meaning of Internal Revenue Code Section 382. As a result, our use of pre-closing tax losses (if any such losses are not used by the Westar consolidated tax group) and certain "built-in losses" in our assets (generally the excess of the tax basis of such assets over their fair market value) will be significantly limited after the closing of the sale transaction. Such limits will have a material adverse effect on our tax position after the closing.

        If Westar elects to treat the sale of its equity interests in us to Quadrangle as a sale of assets, the deemed sale of assets will cause a reduction in the tax basis of our assets to an amount generally equal to the deemed asset sale price. Such a reduction will be significant in amount and will have a material adverse effect on our tax position after the closing of the sale transaction.

Our debt agreements impose operational restrictions on us.

        The indentures governing our public indebtedness require us to satisfy certain financial covenants in order to borrow additional funds. The most restrictive of these covenants are set forth below:

  •
  Total debt to annualized EBITDA for the most recent quarter must be less than 6.0 to 1.0;

  •
  EBITDA to interest expense for the most recent quarter must be greater than 2.25 to 1.0; and

  •
  Senior debt to annualized EBITDA for the most recent quarter must be less than 4.0 to 1.0.

        In each case, the ratio reflects the impact of acquisitions and other capital investments for the entire period covered by the calculation. These debt instruments contain restrictions based on "EBITDA". The definition of EBITDA varies among the various indentures. EBITDA is generally derived by adding to income (loss) before income taxes, the sum of interest expense and depreciation and amortization expense. However, under the varying definitions of the indentures, additional adjustments are required. Below are the our actual ratios for the quarter ended December 31, 2003:

  •
  Total debt to annualized EBITDA was 4.1 to 1.0;

  •
  EBITDA to interest expense was 3.1 to 1.0; and

  •
  Senior debt to annualized EBITDA was 3.0 to 1.0.

        The indentures contain other covenants that impose operational restrictions on us which are not as burdensome to us as those listed above and none are based solely on credit ratings. A violation of these restrictions would result in an event of default which would allow the lenders to declare all amounts outstanding immediately due and payable.

We have a substantial amount of debt, which, among other things, could constrain our growth.

        We have, and will likely continue to have, a large amount of consolidated indebtedness. The terms of various indentures and credit agreements discussed above governing our indebtedness limit our ability to incur additional indebtedness that we might need in the future in order to fund creation of customer accounts.

        In addition, you should be aware that:

  •
  As of December 31, 2003, we had outstanding total indebtedness of $547.4 million, of which $331.9 million was long-term indebtedness. See "Risk Factors," above, for discussion regarding potential impacts on our debt from our change in control;

  •
  As of December 31, 2003 and March 15, 2004 we had $215.5 million of debt outstanding under our revolving credit facility with Quadrangle bearing interest at a weighted average floating interest rate before fees of 7.8%; and

  •
  We have not made our semi-annual interest payment on our 7 3/8% senior notes that was due February 17, 2004. Should we fail to make such payment within the 60 day grace period, this will constitute an event of default and the indebtedness under such notes could be accelerated. Additionally, this acceleration would trigger a cross default with respect to our other debt instruments.

        Our present high level of indebtedness could have negative consequences on, without limitation:

  •
  Our ability to obtain additional financing in the future for working capital, acquisitions or creation of customer accounts, capital expenditures, general corporate purposes or other purposes;

  •
  Our ability to withstand a downturn in our business or the economy generally; and

  •
  Our ability to compete against other less leveraged companies.

        As discussed in "Matters to Consider," above, our revolving credit facility is in default due to the sale by Westar of its investment in us on February 17, 2004. Furthermore, the indentures governing our debt securities require that we offer to repurchase the securities in certain circumstances following a change of control:

  •
  The 13 5/8% senior subordinated discount notes require us to make a repurchase offer at approximately 101% of principal amount, plus accrued interest, in the event of a change in control, and we have not made such an offer; and

  •
  The 7 3/8% senior notes and 8 1/8% senior subordinated notes require us to make a repurchase offer at 101% of principal amount, plus interest, in the event of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. (See "Risk Factors" above.)

        As of December 31, 2003, we had outstanding $29.9 million principal amount of the 13 5/8% senior subordinated discount notes, $190.9 million principal amount of the 7 3/8% senior notes and $110.3 million principal amount of the 8 1/8% senior subordinated notes.

We recorded impairment charges in 2002 and additional charges may be recorded in the future.

        In the first quarter of 2002, we recorded an impairment charge to write-down goodwill and customer accounts to their estimated fair values. The amount of this charge was approximately $765.2 million, net of $190.7 million tax, of which approximately $543.6 million, net of $72.3 million tax, was related to goodwill and approximately $221.6 million, net of $118.4 million tax, was related to customer accounts. In addition, we recorded a $90.7 million impairment charge, net of $13.3 million tax, in the fourth quarter of 2002 to reflect the impairment of all remaining goodwill of our North America segment. The tax benefits from these impairments increased our deferred tax assets by $204.0 million, most of which are not expected to be realized due to Westar's sale of our common stock. For further information on these impairment charges, see Item 8, Note 14 "Impairment Charges." We have $41.8 million of goodwill associated with our Multifamily segment and $244.7 million in customer accounts recorded on our December 31, 2003 balance sheet. The remaining amount of goodwill will be required to be tested annually for impairment. We established July 1 as our annual impairment testing date. We completed our annual impairment testing during the third quarter of 2003 on our Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2003. Our North America segment has no goodwill and, therefore, did not require testing as of July 1, 2003. No impairment charge was recorded in 2003. If we fail future impairment tests for either goodwill or customer accounts, we will be required to recognize additional impairment charges on these assets in the future. Any such impairment charges could be material.

The competitive market for the acquisition and creation of accounts may affect our future profitability.

        Prior to 2000, we grew very rapidly by acquiring portfolios of alarm monitoring accounts through acquisitions and dealer purchases. Our current strategy is to reduce the cost of acquiring new accounts by utilizing other customer account acquisition channels such as our internal sales force augmented by traditional marketing support. We compete with major companies, some of which have greater financial resources than we do, or which may be willing to offer higher prices than us to purchase customer accounts or to increase the amount of investment to create a new customer. The effect of competition may be to reduce the purchase opportunities available to us, or to increase the price we pay for or invest in customer accounts, which could have a material adverse effect on our return on investment in such accounts, and on our results of operations, financial condition and ability to service debt.

        Should we seek debt relief either under the U.S. Bankruptcy Code or by way of an out-of-court restructuring, we expect our competitors to use our actions to their advantage in competing against us for residential and, in particular, commercial sales. Homeowners and businesses that might have contracted with us may be unwilling to do so while we are restructuring our debts.

We lose some of our customers over time, and the loss of customers may increase if we restructure.

        We experience the loss of accounts as a result of, among other factors:

  •
  relocation of customers;

  •
  adverse financial and economic conditions;

  •
  the customers' perception of value; and

  •
  competition from other alarm service companies.

        We may experience the loss of newly acquired or created accounts to the extent we do not integrate or adequately service those accounts. Because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, customer loss may not become evident for some time after an acquisition is consummated. An increase in the rate of customer loss could have a material adverse effect on our results of operations and financial condition.

        During 2003 our focus on strengthening our operations resulted in a net loss of 25,378 customers or a 2.4% decrease in our customer base from January 1, 2003. During 2002, our change in focus from growth to strengthening our operations, resulted in a net loss of 59,625 customers or a 5.3% decrease in our customer base from January 1, 2002. While our attrition rate is decreasing, we continue to lose customers at a faster rate than our rate of adding customers. Some of the reasons for the decrease in attrition in 2003 are discussed in "Business—Attrition," above. The net loss of customers was the primary cause of our decline in monitoring and related service revenues in the North America segment of $13.9 million in 2003 and $47.5 million in 2002. We expect this trend will continue until the efforts we are making to acquire new accounts and further reduce our rate of attrition become more successful than they have been to date. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our business, financial condition and results of operations.

        Should we seek debt relief either under the U.S. Bankruptcy Code or by way of an out-of-court restructuring, we expect to experience higher attrition from customers unwilling to continue relying on us to provide security monitoring services even though we do not expect our capabilities to provide such services to be affected.

Our customer acquisition strategies may not be successful which would adversely affect our business.

        The customer account acquisition strategy we are now employing relies primarily on our internal sales force and making alliances such as our strategic alliance with BellSouth. We have changed our acquisition strategy several times over the past few years attempting to decrease the cost of adding customers and to decrease the rate of attrition from new accounts. While our present strategy resulted in some improvement in 2003, there can be no assurance that this strategy will be successful. If the strategy is not successful, our customer base could continue to decline. If successful, the selling costs related to this strategy will increase our expenses and uses of cash. Failure to economically replace customers lost through attrition or increased cash needs could have a material adverse effect on our business, financial condition, results of operations and ability to service debt obligations.

        Should we make an assignment for the benefit of creditors, should an order for relief under Chapter 11 of the United States Bankruptcy Code be entered by a United States Court against us or should a trustee or receiver of any substantial part of our assets be appointed by any court, or if we are in default with respect to any of the covenants relating to financial performance set forth in the 7 3/8% senior notes, BellSouth may seek to terminate their alliance with us, which could have a material adverse impact on our operating results.

Increased adoption of non-response or verification-required policies by police departments may adversely affect our business.

        As noted under "Regulatory Matters" above, an increasing number of local governmental authorities have adopted, or are considering the adoption of laws, regulations or policies aimed at reducing the perceived costs to municipalities of responding to false alarm signals. Such initiatives could increase the costs of providing our services, and consequently lead to less demand for alarm monitoring services in general and increase our attrition. Additionally, we will incur greater costs in monitoring, evaluating and attempting to effect the outcome of these initiatives.

A restructuring under the U.S. Bankruptcy Code may affect our ability to maintain, renew or obtain licenses required under state and local regulations.

        We hold numerous state and local licenses and permits for the conduct of our business. Should we become involved in a proceeding under the U.S. Bankruptcy Code, our ability to maintain and renew such licenses and permits could be impaired if governmental authorities seek to terminate such licenses and permits, which could materially and adversely affect our operations.

Declines in new construction of multifamily dwellings may affect our sales in this marketplace.

        Demand for alarm monitoring services in the multifamily alarm monitoring market is primarily tied to the construction of new multifamily structures. We believe that developers of multifamily dwellings view the provision of alarm monitoring services as an added feature that can be used in marketing newly developed condominiums, apartments and other multifamily structures. Accordingly, we anticipate that the growth in the multifamily alarm monitoring market will continue so long as there is a demand for new multifamily dwellings. However, the real estate market in general is cyclical and, in the event of a decline in the market for new multifamily dwellings, it is likely that demand for our alarm monitoring services to multifamily dwellings would also decline, which could negatively impact our results of operations.

We are susceptible to macroeconomic downturns which may negatively impact our results of operations.

        Like other businesses, we are susceptible to macroeconomic downturns in the United States or abroad that may affect the general economic climate and our performance or that of our customers. Similarly, the price of our securities is subject to volatility due to fluctuations in general market conditions, differences in our results of operations from estimates and projections generated by the investment community and other factors beyond our control.

ITEM 2.    PROPERTIES

        We maintain our executive offices at 818 S. Kansas Avenue, Topeka, Kansas 66612. We operate primarily from the following facilities, although we also lease office space for our approximately fifty-five service branch offices and eleven satellite branches.

Location	Size (sq. ft.)	Lease/Own	Principal Purpose
Irving, TX	53,750	Lease	Multifamily monitoring facility/administrative headquarters/corporate legal center
Longwood, FL	11,020	Lease	Monitoring facility/administrative functions
Portland, ME	9,000	Lease	Monitoring facility/local branch
Topeka, KS	17,703	Lease	Financial/administrative headquarters
Wichita, KS	50,000	Own	Monitoring facility/administrative functions
Wichita, KS	140,000	Own	Backup monitoring center/administrative functions

ITEM 3.    LEGAL PROCEEDINGS

        Information on our legal proceedings is set forth in Item 8, Note 12 "Commitments and Contingencies" and Note 15 "Subsequent Events" of the Notes to Consolidated Financial Statements, which are incorporated herein by reference.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

        No matters were submitted to Protection One's stockholders during the fourth quarter of 2003.

PART II

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price Information

        Our common stock was listed on the New York Stock Exchange under the symbol "POI" until the fourth quarter of 2003. Because our stock was trading below $1, we did not meet listing requirements of the New York Stock Exchange. Since December 4, 2003, our stock has traded on the OTC Bulletin Board under the symbol "POIX". The table below sets forth for each of the calendar quarters indicated, the high and low sales prices per share of our common stock, as reported by the New York Stock Exchange and the OTC bulletin board, as applicable. All prices are as reported by the National Quotation Bureau, Incorporated.

	High	Low
2002:
First Quarter	$2.80	$2.05
Second Quarter	3.32	2.25
Third Quarter	3.10	2.46
Fourth Quarter	2.82	1.94
2003:
First Quarter	$2.01	$1.25
Second Quarter	1.59	0.98
Third Quarter	1.02	0.73
Fourth Quarter	1.17	0.15

Dividend Information

        Holders of Protection One common stock are entitled to receive only dividends declared by the Board of Directors from funds legally available for dividends to stockholders.

        Other than a $7.00 cash distribution paid to holders of record of Protection One common stock as of November 24, 1997, to holders of outstanding options to purchase Protection One common stock and to holders of warrants exercisable for Protection One common stock, all in connection with the combination of Protection One's and Westar Energy's security businesses in November 1997, Protection One has never paid any cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. The indentures governing the 8 1/8% senior subordinated notes due in 2009, the 13 5/8% senior subordinated discount notes due in 2005 and the credit agreement relating to the revolving credit facility restrict Protection One Alarm Monitoring's ability to pay dividends or to make other distributions to its corporate parent. Consequently, these agreements restrict our ability to declare or pay any dividend on, or make any other distribution in respect of, our capital stock.

Number of Stockholders

        As of March 15, 2004, there were approximately 128 stockholders of record who held shares of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The information called for by the item relating to "Securities Authorized for Issuance Under Equity Compensation Plans" is set forth under that heading in Item 12, "Security Ownership of Certain Beneficial Owners and Management" and is incorporated herein by reference.

ITEM 6.    SELECTED FINANCIAL DATA

        The selected consolidated financial data set forth below should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and notes to the financial statements of Protection One, which can be found in Item 8. All amounts are in thousands, except per share and customer data, unless otherwise noted.

	SELECTED CONSOLIDATED FINANCIAL DATA
	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000(a)	Year ended December 31, 1999(a)
	(amounts in thousands, except for per share and customer data)
Statements of operations data
Revenues	$277,085	$290,580	$332,846	$423,489	$591,032
Cost of revenues	102,205	113,158	119,074	147,036	176,166

Gross profit	174,880	177,422	213,772	276,453	414,866
Selling, general and administrative expenses	109,261	112,984	126,012	140,208	215,163
Amortization of intangibles and depreciation expense(b)	80,252	82,440	195,773	217,995	230,228
Other charges:
Loss on impairment of customer accounts(b)	—	338,104	—	—	—
Loss on impairment of goodwill(b)	—	103,937	—	—	—

Operating loss(b)	(14,633)	(460,043)	(108,013)	(81,750)	(30,525)
Interest expense	(40,101)	(43,023)	(51,737)	(60,353)	(87,065)
Gain (loss) on retirement of debt	—	19,337	53,043	75,804	(2,601)
Other income	2,829	602	125	297	12,869

Loss from continuing operations before income taxes(b)	(51,905)	(483,127)	(106,582)	(66,002)	(107,322)
Income tax benefit(b)	17,494	148,852	21,572	9,567	28,020

Loss from continuing operations before accounting change(b)	(34,411)	(334,275)	(85,010)	(56,435)	(79,302)
Loss from discontinued operations, net of taxes	—	(2,967)	(1,038)	(736)	(1,434)
Cumulative effect of accounting change, net of taxes
Continuing operations(b)	—	(541,330)	—	—	—
Discontinued operations(b)	—	(2,283)	—	—	—

Net loss(b)	$(34,411)	$(880,855)	$(86,048)	$(57,171)	$(80,736)

Net loss per share of common stock	$(0.35)	$(8.98)	$(0.82)	$(0.45)	$(0.64)

Weighted average number of shares of common stock outstanding	98,129,343	98,071,206	105,458,601	126,550,059	126,889,802

Consolidated balance sheet data
Working capital deficit	$(148,957)	$(12,071)	$(2,834)	$(27,864)	$(27,572)
Customer accounts, net	244,744	312,785	719,679	863,961	1,104,081
Goodwill, net (b)	41,847	41,847	763,449	823,663	1,049,996
Total assets	809,022	837,572	1,748,938	1,930,127	2,512,558
Long term debt, including capital leases, net of current portion	331,874	547,798	584,115	637,181	1,077,152
Total stockholders' equity	146,174	168,147	1,061,776	1,177,455	1,216,920
Other operating data
Number of customers at end of period	1,048,320	1,073,698	1,133,323	1,330,980	1,584,445
Cash flows provided by operations	59,035	43,391	36,811	99,402	93,448
Cash flows provided by (used in) investment activities	(27,471)	(20,943)	(7,724)	120,191	(273,892)
Cash flows provided by (used in) financing activities	1,865	(24,950)	(27,879)	(223,764)	177,161

(a)
Includes results of the European segment (that was acquired between May and September 1998 and sold to Westar Industries on February 29, 2000) for the period it was owned by us.

(b)
See Item 8, Note 14 "Impairment Charges" for a discussion of impairment charges taken in 2002 and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment Charges" for discussion of impairment charges to goodwill and customer accounts taken in 2002. See Item 8, Note 8 "Income Taxes" for a discussion of income tax treatment.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        In this section we explain our general financial condition and operating results, including:

  •
  what factors impact our business;

  •
  what our earnings and costs were in 2003, 2002, and 2001;

  •
  why these earnings and costs differed from year to year;

  •
  how our earnings and costs affect our overall financial condition;

  •
  what we expect our capital expenditures to be for the years 2004 through 2006;

  •
  how we plan to pay for these future capital expenditures; and

  •
  other items that materially affect our financial condition, liquidity or earnings.

        As you read this section, please refer to our Consolidated Statements of Operations and Comprehensive Loss and accompanying notes found in Item 8. These statements show our operating results for 2003, 2002 and 2001. In this section, we analyze and explain the significant annual changes of specific line items in the Consolidated Statements of Operations and Comprehensive Loss. We also suggest you read Item 1, "Business—Risk Factors" which will help your understanding of our financial condition, liquidity and operations, including our concerns over the impact of the disposition by Westar Industries of its ownership interest in us and its assignment of its rights and obligations as the lender under the revolving credit facility.

Business Structure

        Protection One is a leading provider of property monitoring services, providing electronic monitoring and maintenance of alarm systems to approximately 1.0 million customers as of December 31, 2003. Our revenues are generated primarily from recurring monthly payments for monitoring and maintaining the alarm systems that are installed in our customers' homes and businesses. We provide our services to single family residential, commercial, wholesale and multifamily residential customers.

        Our company is divided into two business segments:

        Protection One North America, which we refer to as North America, generated approximately $239.0 million, or 86.3% of our revenues in 2003 and is comprised of our retail alarm monitoring business, which serves residential and commercial customers directly, and our wholesale monitoring business, which provides alarm monitoring services to independent alarm companies.

        Network Multifamily, which we refer to as Multifamily, generated approximately $38.1 million, or 13.7% of our revenues in 2003 and is comprised of our alarm monitoring business servicing apartments, condominiums and other multifamily dwellings.

Important Matters

        We continue to face liquidity problems caused by our significant debt burden and continuing net losses. Absent recapitalization and restructuring our debts, management believes our projected cash flow will be insufficient to support our current debt balances, which may be accelerated or which we are required to offer to repurchase as a result of the change in control, and related interest obligations. Our independent public accountants included in their report on our consolidated financial statements for the fiscal year ended December 31, 2003 explanatory language that describes the significant uncertainty about our ability to continue as a going concern due to recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end.

        We have retained Houlihan Lokey Howard & Zukin Capital as our financial advisor and have begun preliminary discussions regarding a proposed restructuring with Quadrangle and its affiliates, the lenders under our revolving credit facility, and certain holders of our publicly-held debt. If an agreement with such parties is reached, a resulting restructuring plan may be presented for judicial approval under Chapter 11 of the U.S. Bankruptcy Code, which provides for companies to reorganize and continue to operate as going concerns. Discussions with Quadrangle and other debt holders are in the preliminary stages, and there can be no assurance that an agreement regarding financial restructuring will be reached or what other actions we may need to take, including selling assets, to meet our liquidity needs.

        Our operating strategy continues to be to improve returns on invested capital by realizing economies of scale from increasing customer density in the largest urban markets in North America. We plan to accomplish this goal by: (i) retaining our customers by providing superior customer service from our monitoring facilities and our branches; and (ii) using our national presence, strategic alliances, such as our alliance with BellSouth, and strong local operations to persuade the most desirable residential and commercial prospects to enter into long term agreements with us on terms that permit us to achieve appropriate returns on capital.

        As part of the restructuring initiative, we have deferred payment of the semi-annual interest payment that was due on February 17, 2004, on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes. If we do not make this interest payment within the 60-day interest payment grace period available under the 7 3/8% senior notes, the trustee or the holders of such senior notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the indebtedness, which acceleration, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        In addition, as a result of Westar's sale of its interests in us, the indenture relating to our 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes, which had aggregate outstanding principal of $29.9 million as of March 15, 2004, within 30 days following the date of a change in control, and to consummate the repurchase within 60 days of such notification. We have not given notice of our intention to repurchase these notes, and this inaction constitutes a covenant breach under the notes' indenture, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Furthermore, as a result of the Westar's sale of its interest in us, the $215.5 million outstanding under the revolving credit facility is in default. We entered into a standstill agreement with Quadrangle, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified covenant breaches for a period not to exceed 90 days, and we agreed that we could not borrow any additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. Furthermore, acceleration of our revolving credit facility, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we would not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Stockholders and other security holders or buyers of our securities or our other creditors should not assume that material events subsequent to the date of this Form 10-K have not occurred. If we seek an out-of-court restructuring, there can be no assurances as to whether or not such restructuring would be successful.

        See also Item 1, "Risk Factors," Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," Item 8, Note 5 "Long-Term Debt," Item 8, Note 12 "Commitments and Contingencies," Item 8, Note 15 "Subsequent Events" and Item 8, Note 17 "Going Concern and Management's Plans" for further discussion.

Summary of Other Significant Activities

        Net Loss.    We incurred a net loss of $34.4 million in 2003. This net loss is a result of the continuing decline in our revenues caused by our declining North America account base, expansion of our efforts to create new customer accounts through internal efforts which increase our selling expense, substantial charges incurred by us for amortization of customer accounts and interest incurred on indebtedness. We do not expect to attain earnings in the foreseeable future unless we significantly reduce our interest expense and our amortization charges for purchased customer accounts.

        Payment of Transaction-Related Bonuses and fees.    In order to retain the services of numerous employees who, as a result of Westar Energy's announcement of its intent to dispose of its ownership interest in us, may have felt uncertain about our future ownership, management and direction, we entered into retention and severance arrangements with approximately 190 employees to provide incentives for these employees to remain with us through the sales process. On October 31, 2003, we paid approximately $5.1 million to those employees who fulfilled their obligation related to the retention agreement. Additional severance amounts of approximately $11.0 million may also be paid under these arrangements to those employees, if any, who are terminated within a defined period following the change in control which occurred on February 17, 2004. No significant amounts have been expensed relating to the severance arrangements.

        Upon the change in control in February 2004, an additional $11.0 million was paid to executive management and customary fees and expenses of $3.5 million were paid to the financial advisor to our Special Committee of the Board of Directors. As of December 31, 2003, no amounts had been expensed relating to these additional payments to key employees or to the financial advisor to our Special Committee. As of December 31, 2003, we had expensed approximately $1.2 million for legal and other professional fees related to the change in control. In addition, in February 2004 we recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control.

        Amendment to Credit Agreement with Westar Industries.    In June 2003, we entered into two separate amendments to the revolving credit facility with Westar Industries. The Thirteenth Amendment decreased the maximum capacity of the revolving credit facility from $280 million to $228.4 million. Accordingly, Westar Industries refunded approximately $0.5 million to us in amendment fees. The Fourteenth Amendment to the revolving credit facility, among other things, extended the maturity date of the revolving credit facility to January 5, 2005 and increased the applicable borrowing rate on Eurodollar borrowings from LIBOR plus 3.75% to LIBOR plus 5.00%. In June 2003, we paid an amendment fee to Westar Industries of approximately $0.5 million. At March 15, 2004, we had outstanding borrowings of $215.5 million. Under the terms of the standstill agreement with Quadrangle, however, we cannot borrow additional funds under the revolving credit facility.

        The revolving credit facility has been reflected as a current liability based on Westar's stated intent to dispose of its interest in us. As described in Note 15 "Subsequent Events" to the Consolidated Financial Statements, a change in control has occurred subsequent to year-end.

        Estimated Lives of Customer Accounts Changed Based on Customer Account Lifing Study Results.    The results of a lifing study performed by a third party appraisal firm in the first quarter of 2002 showed a deterioration in the average remaining life of customer accounts. The report showed our North America customer pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of 9 years. Our Multifamily pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of 10 years. Taking into account the results of the lifing study and the inherent expected declining revenue streams for North America and Multifamily, in particular during the first five years, we adjusted the amortization of customer accounts for our North America and Multifamily customer pools to better match the rate and period of amortization expense with the expected decline in revenues. In the first quarter of 2002, we changed the amortization rate for our North America pool to a 10-year 135% declining balance method from a 10-year 130% declining balance method. The change to this 10 year 135% accelerated method provides for a better matching to the declining revenue stream, in particular during the first five years, when the year over year decline is greatest and a significant portion of the revenue stream is expected to be received. For the Multifamily pool we will continue to amortize on a straight-line basis, utilizing a shorter nine year life. The change to the nine year life straight-line method provides for a better matching to the declining revenue stream, in particular during the first five years, when the decline is greatest and a significant portion of the revenue stream is expected to be received. We accounted for these amortization changes prospectively beginning January 1, 2002, as a change in estimate. These changes in estimates increased amortization expense for the year ended December 31, 2002 on a pre-tax basis by approximately $1.3 million and on an after tax basis by approximately $0.8 million. The change in estimate had no significant impact on reported earnings per share.

        Securities and Exchange Commission Inquiry.    We, Westar Energy and its former independent auditor, Arthur Andersen LLP, have been advised by the Staff of the Securities and Exchange Commission that the Staff will be inquiring into the practices of Westar Energy with respect to the restatement of its first and second quarter 2002 financial statements announced in November 2002 and the related announcement that the 2000 and 2001 financial statements of Protection One and Westar Energy would be reaudited. We have cooperated with the Staff in connection with their inquiry.

        Extinguishment of Debt.    During 2003, we retired at face value $9.7 million of our bonds that matured. During 2002, we acquired $103.2 million of our bonds for $83.2 million resulting in a gain of $19.3 million. See Item 8, Note 6 "Related Party Transactions" for further discussion.

        Recurring Monthly Revenue.    At various times during each year, we measure all of the monthly revenue we are entitled to receive under contracts with customers in effect at the end of the period. Our computation of recurring monthly revenue, or RMR, may not be comparable to other similarly titled measures of other companies, and recurring monthly revenue should not be viewed by investors as an alternative to actual monthly revenue, as determined in accordance with generally accepted accounting principles.

        We had approximately $20.1 million, $21.0 million and $22.9 million of recurring monthly revenue as of December 31, 2003, 2002, and 2001 respectively. The slowing rate of decrease reflects our net loss of 25,378 customers during 2003 compared to a net loss of 59,625 customers during 2002. We expect this trend will continue until the efforts we are making to acquire new accounts and to reduce our rate of attrition become more successful than they have been to date. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our business, financial condition and results of operations.

        We believe the presentation of recurring monthly revenue is useful to investors because the measure is used by investors and lenders to value companies such as ours with recurring revenue streams. Management monitors recurring monthly revenue, among other things, to evaluate our ongoing performance. The table below reconciles our recurring monthly revenue to revenues reflected on our consolidated statements of operations.

	Years Ended December 31,
	2003	2002	2001
	(in millions)
Recurring Monthly Revenue at 12/31	$20.1	$21.0	$22.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.6	0.4	0.1
Other revenues(a)	2.1	2.6	3.0

Revenues (GAAP basis):
December	22.8	24.0	26.0
January - November	254.3	266.6	306.8

January - December	$277.1	$290.6	$332.8

(a)
Revenues that are not pursuant to monthly contractual billings.

        Our recurring monthly revenue includes amounts billable to customers with past due balances that we believe are collectible. We seek to preserve the revenue stream associated with each customer contract, primarily to maximize our return on the investment we made to generate each contract. As a result, we actively work to collect amounts owed to us and to retain the customer at the same time. In some instances, we may allow up to six months to collect past due amounts, while evaluating the ongoing customer relationship. After we have made every reasonable effort to collect past due balances, we will disconnect the customer and include the loss in attrition calculations.

        The following table identifies RMR by segment and in total for the years indicated.

	Year ended December 31, 2003			Year ended December 31, 2002
	North America	Multi family	Total	North America	Multi family	Total
	(in thousands)			(in thousands)
Beginning RMR balance(a)	$18,239	$2,798	$21,037	$20,069	$2,840	$22,909
RMR retail additions	1,656	286	1,942	1,588	307	1,895
RMR retail losses	(2,684)	(250)	(2,934)	(3,438)	(349)	(3,787)
Net change in wholesale RMR	44	—	44	20	—	20

Ending RMR balance	$17,255	$2,834	$20,089	$18,239	$2,798	$21,037

(a)
Beginning RMR balance includes $806 and $786 wholesale customer RMR for 2003 and 2002, respectively, in both the North America segment and in total. Our Multifamily segment RMR does not contain wholesale customers.

        The table below reconciles our recurring monthly revenue by segment to revenues reflected in our segment results of operations.

	Years Ended December 31,
	2003		2002
	North America	Multi- family	North America	Multi- family
	(in millions)
Recurring Monthly Revenue at 12/31	$17.3	$2.8	$18.2	$2.8
Amounts excluded from RMR:
Amortization of deferred revenue	0.5	0.1	0.3	0.1
Other revenues(a)	1.8	0.3	2.4	0.2

Revenues (GAAP basis):
December	19.6	3.2	20.9	3.1
January - November	219.4	34.9	231.6	35.0

January - December	$239.0	$38.1	$252.5	$38.1

(a)
Revenues that are not pursuant to monthly contractual billings.

        Customer Creation and Marketing.    Our current customer acquisition strategy for our North America segment relies primarily on internally generated sales. In June 2001, we notified most of our remaining domestic dealers that we were terminating our dealer arrangements with them and therefore would not be extending or renewing their contracts. The number of accounts purchased through our dealer program decreased to 135 in 2003 from 1,135 in 2002. We added 315 accounts from acquisitions in 2003. We currently have a salaried and commissioned sales force that utilizes our existing branch infrastructure in approximately fifty-five markets. The internal sales program generated 50,731 accounts and 45,642 accounts in 2003 and 2002, respectively. Our Multifamily segment also utilizes a salaried and commissioned sales force to produce new accounts. We are susceptible to macroeconomic downturns that may affect our ability to attract new customers.

	Year Ended December 31,
	2003	2002
North America Segment(1):
Customer additions	51,181	46,777
Customer losses	(82,476)	(109,765)

Net decrease in account base	(31,295)	(62,988)

RMR additions	$1,638,275	$1,696,031
RMR losses	$(2,622,938)	$(3,525,336)

Net decrease in RMR	$(984,663)	$(1,829,305)

Multifamily Segment(2):
Customer additions	25,045	24,929
Customer losses	(19,128)	(21,566)

Net increase in account base	5,917	3,363

RMR additions	$286,643	$306,388
RMR losses	$(249,739)	$(349,161)

Net increase (decrease) in RMR	$36,904	$(42,773)

(1)
Customer and RMR additions do not include the activity in our wholesale business. RMR additions include additional RMR for new contracts providing additional services to existing customers. The net change in wholesale customers and wholesale RMR for each period presented is included in customer losses and RMR losses. RMR losses also include the net increase or decrease in RMR relating to services already being provided to existing customers.

(2)
RMR additions and RMR losses reflect the net change in RMR related to access control and resident optional contracts. RMR losses also include changes in RMR on existing customers.

        We are a partner in a marketing alliance with BellSouth to offer monitored security services to the residential, single family market and to small businesses in seventeen of the larger metropolitan markets in the nine-state BellSouth region. The marketing alliance agreement provides that it may be terminated by either party upon 180 days notice or earlier upon occurrence of certain events. Should we make an assignment for the benefit of creditors, should an order for relief under the U. S. Bankruptcy Code be entered by a United States Court against us or should a trustee or receiver of any substantial part of our assets be appointed by any court, or if we are in default with respect to any of the covenants relating to financial performance set forth in the 7 3/8% senior notes, BellSouth may seek to terminate the alliance which could have a material adverse impact on our operating results. Under this agreement, we operate as "BellSouth Security Systems from Protection One" from our branches in the nine-state BellSouth region. BellSouth provides us with leads of new owners of single family residences in its territory and of transfers of existing BellSouth customers within its territory. We follow up on the leads and attempt to persuade them to become customers of our monitored security services. We also market directly to small businesses. We pay BellSouth an upfront royalty for each new contract and a recurring royalty based on a percentage of recurring charges. Approximately one-fifth of our new accounts created in 2003 and one-fourth of our new accounts created in 2002 were produced from this arrangement. Termination of this agreement could have an adverse affect on our ability to generate new customers in this territory.

        We continually evaluate our customer creation and marketing strategy, including evaluating each respective channel for economic returns, volume and other factors and may shift our strategy or focus, including the elimination of a particular channel.

        Attrition.    Customer attrition has a direct impact on our results of operations since it affects our revenues, amortization expense and cash flow. We define attrition as a ratio, the numerator of which is the gross number of lost customer accounts for a given period, net of the adjustments described below, and the denominator of which is the average number of accounts for a given period. In some instances, we use estimates to derive attrition data. We make adjustments to lost accounts primarily for the net change, either positive or negative, in our wholesale base and for accounts which are covered under a purchase price holdback and are "put" back to the seller. We reduce the gross accounts lost during a period by the amount of the guarantee provided for in the purchase agreements with sellers. In some cases, the amount of the purchase holdback may be less than actual attrition experience. We do not reduce the gross accounts lost during a period by "move in" accounts, which are accounts where a new customer moves into a home installed with our security system and vacated by a prior customer, or "competitive takeover" accounts, which are accounts where the owner of a residence monitored by a competitor requests that we provide monitoring services.

        Our actual attrition experience shows that the relationship period with any individual customer can vary significantly. Customers' service can be discontinued for a variety of reasons, including relocation, non-payment, customers' perception of value and competition. A portion of the acquired customer base can be expected to discontinue service every year. We are susceptible to macroeconomic downturns that may affect our ability to retain our customers. Any significant change in the pattern of our historical attrition experience would have a material effect on our results of operations.

        We monitor attrition each quarter based on a quarterly annualized and trailing twelve-month basis. This method utilizes each segment's average customer account base for the applicable period in measuring attrition. Therefore, in periods of customer account growth, customer attrition may be understated and in periods of customer account decline, customer attrition may be overstated. See Item 1 "Business—Attrition" for a comparison of our attrition rates over the past three years.

        For the period ended December 31, 2003, our total company quarterly annualized and trailing twelve month attrition rates were 9.1% and 9.0%, respectively. The table below shows the change in our total company customer base including customer additions and attritions from 2003 to 2001. The "Conversion adjustments" line item reflects the impact on the calculation of our customer base from the conversion of our Wichita, Hagerstown, Beaverton and Irving monitoring and billing systems to one technology platform, MAS®.

	Year Ended December 31,
	2003	2002(1)	2001(1)
Beginning Balance, January 1	1,073,698	1,133,323	1,330,980
Additions	76,226	71,706	84,892
Conversion adjustments	—	—	(62,443)
Customer losses from dispositions	—	(1,362)	(12,612)
Customer losses not guaranteed with holdback put backs	(95,905)	(123,426)	(190,723)
Customer losses guaranteed with holdback put backs and other	(5,699)	(6,543)	(16,771)

Ending Balance, December 31,	1,048,320	1,073,698	1,133,323

(1)
Excludes customer base from our Canadian operations which were sold in June 2002.

        Should we seek debt relief either under the U.S. Bankruptcy Code or by way of an out-of-court restructuring, we expect to experience higher attrition from customers unwilling to continue relying on us to provide security monitoring services even though we do not expect our capabilities to provide such services to be affected.

        Impairment Charges.    Effective January 1, 2002, we adopted the new accounting standards SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." SFAS No. 142 established new standards for accounting for goodwill. SFAS No. 142 continues to require the recognition of goodwill as an asset, but discontinued amortization of goodwill. In addition, annual impairment tests must be performed using a fair-value based approach as opposed to an undiscounted cash flow approach required under prior standards. The completion of the impairment test by us, based upon a valuation performed by an independent appraisal firm, as of January 1, 2002, indicated that the carrying value of goodwill had been impaired.

        SFAS No. 144 established a new approach to determining whether our customer account asset was impaired. The approach no longer permitted us to evaluate our customer account asset for impairment based on the net undiscounted cash flow stream obtained over the remaining life of goodwill associated with the customer accounts being evaluated. Rather, the cash flow stream used under SFAS No. 144 was limited to future estimated undiscounted cash flows from assets in the asset group, which include customer accounts, the primary asset of the reporting unit, plus an estimated amount for the sale of the remaining assets within the asset group (including goodwill). If the undiscounted cash flow stream from the asset group was less than the combined book value of the asset group, then we were required to mark the customer account asset down to fair value, by way of recording an impairment, to the extent fair value was less than our book value. To the extent net book value was less than fair value, no impairment would be recorded.

        SFAS No. 144 substantially reduced the net undiscounted cash flows used for customer account impairment evaluation purposes as compared to the previous accounting standards. The undiscounted cash flow stream was reduced from the 16 year remaining life of the goodwill to the 9 year remaining life of customer accounts for impairment evaluation purposes. Using these guidelines, we determined that there was an indication of impairment of the carrying value of the customer accounts and an impairment charge was recorded as discussed below.

        To implement the standards, we engaged an independent appraisal firm to help us estimate the fair values of goodwill and customer accounts. Based on this analysis, we recorded a net charge of approximately $765.2 million in the first quarter of 2002. The charge is detailed as follows:

	Goodwill	Customer Accounts	Total
	(in millions)
North America Segment:
Impairment charge—continuing operations	$509.4	$338.1	$847.5
Impairment charge—discontinued operations	2.3	1.9	4.2
Estimated income tax benefit	(65.1)	(118.4)	(183.5)

Net charge	$446.6	$221.6	$668.2

Multifamily Segment:
Impairment charge	$104.2	$—	$104.2
Estimated income tax benefit	(7.2)	—	(7.2)

Net charge	$97.0	$—	$97.0

Total Company:
Impairment charge	$615.9	$340.0	$955.9
Estimated income tax benefit	(72.3)	(118.4)	(190.7)

Net charge	$543.6	$221.6	$765.2

        The impairment charge for goodwill is reflected in the consolidated statements of operations as a cumulative effect of a change in accounting principle. The impairment charge for customer accounts is reflected in the consolidated statements of operations as an operating cost. These impairment charges reduced the recorded value of these assets to their estimated fair values at January 1, 2002.

        Another impairment test was completed by us as of July 1, 2002 (the date selected for our annual impairment test), with the independent appraisal firm providing the valuation of the estimated fair value of our reporting units, and no impairment was indicated. After regulatory actions (see Item 8, Note 6 "Related Party Transactions"), including Kansas Corporation Commission Order No. 55, which prompted Westar to advise us that it intended to dispose of its investment in us, we retained the independent appraisal firm to perform an additional valuation of our reporting units, so we could perform an impairment test as of December 31, 2002. The order limited the amount of capital Westar Energy could provide to us which increased our risk profile. Therefore, we reevaluated our corporate forecast, reducing the amount of capital invested over our forecast horizon and lowered our base monthly recurring revenue to incorporate actual 2002 results, which resulted in a lower valuation than our July 1, 2002 valuation. In December 2002, we recorded an additional $90.7 million impairment charge, net of $13.3 million tax, to reflect the impairment of all remaining goodwill of our North America segment.

        We completed our annual impairment testing during the third quarter of 2003 on our Network Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2003. Our North America segment has no goodwill and, therefore, did not require testing as of July 1, 2003. No impairment charge was recorded in 2003.

        A deferred tax asset in the amount of $190.7 million was recorded in the first quarter of 2002 for the tax benefit estimated above and an additional deferred tax benefit of $13.3 million was recorded with the fourth quarter impairment charge. However, as a result of the sale transaction whereby Westar sold its investment in us, a substantial portion of our net deferred tax assets of $286.3 million at

December 31, 2003 are not expected to be realizable and we are not expected to be in a position to record a tax benefit for losses incurred. We will be required to record a non-cash charge against income for the portion of our net deferred tax assets we determine will not be realizable. This charge will be material and will have a material adverse effect on our financial condition and results of operations.

        In 2001, we recorded approximately $48.9 million of goodwill amortization, including $0.3 million related to the discontinued Canadian operations. Because we have adopted the new rule for goodwill, we will no longer be permitted to amortize goodwill to income. In 2003, we recorded approximately $68.6 million of customer account amortization expense. Customer account amortization expense in 2002 was approximately $68.9 million.

        The following table reflects our results for the years ended December 31, 2003, 2002 and 2001, adjusted for the cessation of amortization of goodwill, as discussed above.

	Year ended December 31,
	2003	2002	2001
	(in thousands, except per share amounts)
Reported net loss	$(34,411)	$(880,855)	$(86,048)
Add back: Goodwill amortization	—	—	48,554

Adjusted net loss	$(34,411)	$(880,855)	$(37,494)

Basic and diluted earnings per share:
Reported net loss	$(0.35)	$(8.98)	$(0.82)
Add back: Goodwill amortization	—	—	0.46

Adjusted net loss	$(0.35)	$(8.98)	$(0.36)

        We are required to perform impairment tests for long-lived assets prospectively when we determine that indicators of potential impairment are present. Goodwill is required to be tested at least annually for impairment. Declines in market values of our business or the value of our customer accounts that may occur in the future may require additional write-down of these assets in the future.

        Streamlining of Operations.    With the goal of reducing our variable and fixed costs as our North American account base declined, we streamlined our business operations and improved operating efficiencies. During 2001, we merged our Hagerstown, Maryland, our Beaverton, Oregon and our Irving, Texas monitoring operations into our Wichita, Kansas customer service center. The Wichita customer service center now monitors approximately 530,000 customers. Additionally, we discontinued our National Accounts and Patrol divisions and sold certain customer accounts which we believed were not part of our core business. In June 2001, we eliminated 180 positions from a variety of departments. In September 2001, we consolidated additional operational and administrative facilities. These consolidations and other cost cutting measures resulted in a total reduction of nearly 600 positions in 2001. We incurred $9.7 million in severance and facility closure costs relating primarily to these actions in 2001.

Critical Accounting Estimates

        Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to bad debts, inventories, investments, customer accounts, goodwill, intangible assets, income taxes and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Revenue and Expense Recognition.    Revenues are recognized when security services are provided. System installation revenues, sales revenues on equipment upgrades and direct and incremental costs of installations and sales are deferred for residential customers with monitoring service contracts. For commercial customers and our national account customers, revenue recognition is dependent upon each specific customer contract. In instances when we pass title to a system unaccompanied by a service agreement or we pass title at a price that we believe is unaffected by an accompanying but undelivered service, we recognize revenues and costs in the period incurred. In cases where we retain title to the system or we price the system lower than we otherwise would because of an accompanying service agreement, we defer and amortize revenues and direct costs.

        Deferred system installation revenues for monitoring systems and upgrades to existing monitored systems are recognized over the estimated life of the customer utilizing an accelerated method for our residential and commercial customers and a straight-line method for our Multifamily customers. Deferred costs in excess of deferred revenues are recognized utilizing a straight-line method over the initial contract term, typically two to three years for North America and five to ten years for Multifamily systems. To the extent deferred costs are less than deferred revenues, such costs are recognized over the estimated life of the customer.

        The table below reflects the impact of this accounting policy on the respective line items of the Statement of Operations for the years ended December 31, 2003 and 2002. The "Total amount incurred" line represents the current amount of billings that were made and the current costs that were incurred for the period. We then subtract the deferral amount and add back the amortization of previous deferral amounts to determine the amount we report in the Statement of Operations.

	For the year ended December 31,
	2003			2002
	Revenues- other	Cost of revenues- other	Selling expense	Revenues- other	Cost of revenues- other	Selling expense
	(in thousands)
North America segment:
Total amount incurred	$32,494	$37,643	$34,439	$32,463	$41,485	$35,269
Amount deferred	(18,145)	(23,320)	(14,138)	(16,424)	(24,815)	(14,329)
Amount amortized	4,474	8,794	8,554	2,435	11,677	5,402

Amount included in Statement of Operations	$18,823	$23,117	$28,855	$18,474	$28,347	$26,342

Multifamily segment:
Total amount incurred	$922	$5,262	$2,714	$893	$6,382	$2,375
Amount deferred	(707)	(5,007)	(358)	(644)	(6,060)	(329)
Amount amortized	1,781	5,628	306	1,003	5,854	219

Amount included in Statement of Operations	$1,996	$5,883	$2,662	$1,252	$6,176	$2,265

Total Company:
Total amount incurred	$33,416	$42,905	$37,153	$33,356	$47,867	$37,644
Amount deferred	(18,852)	(28,327)	(14,496)	(17,068)	(30,875)	(14,658)
Amount amortized	6,255	14,422	8,860	3,438	17,531	5,621

Amount reported in Statement of Operations	$20,819	$29,000	$31,517	$19,726	$34,523	$28,607

        Valuation of Customer Accounts and Goodwill.    Customer accounts are stated at cost, net of accumulated amortization. Goodwill represents the excess of the purchase price over the fair value of net assets acquired by us. Goodwill is tested for impairment on at least an annual basis or as circumstances warrant. Customer accounts are tested on a periodic basis or as circumstances warrant. For purposes of this impairment testing, goodwill is considered to be directly related to the acquired customer accounts. Factors we consider important that could trigger an impairment review include the following:

  •
  high levels of customer attrition;

  •
  continuing recurring losses above our expectations; and

  •
  adverse regulatory rulings.

        An impairment test of customer accounts would have to be performed when the undiscounted expected future operating cash flows by asset group, which consists primarily of capitalized customer accounts and related goodwill, is less than the carrying value of that asset group. An impairment would be recognized if the fair value of the customer accounts is less than the net book value of the customer accounts. See "Summary of Other Significant Activities—Impairment Charges" above, for a discussion of the impairment recorded on these assets in the first quarter of 2002 pursuant to the adoption of new accounting standards.

        We established July 1 as our annual impairment testing date for goodwill. We completed our annual impairment testing during the third quarter of 2003 on our Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2003. Our North America segment has no goodwill and, therefore, did not require testing as of July 1, 2003. No impairment charge was recorded in 2003. We have $41.8 million of goodwill at December 31, 2003 associated with our Multifamily reporting unit. For further information, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment Charges" and Item 8, Note 14 "Impairment Charges."

        We completed our 2002 testing during the third quarter of 2002 and determined that no additional impairment was required as of July 1, 2002. After regulatory actions (see Item 8, Note 6 "Related Party Transactions"), including Kansas Corporation Commission Order No. 55, which prompted Westar Energy to advise us that it intended to dispose of its investment in us, we retained the independent appraisal firm to perform an additional valuation of our reporting units, so we could perform an impairment test as of December 31, 2002. The order limited the amount of capital Westar Energy could provide to us which increased our risk profile. Therefore, we reevaluated our corporate forecast, reducing the amount of capital invested over our forecast horizon and lowered our base monthly recurring revenue to incorporate actual 2002 results, which resulted in a lower valuation than our July 1, 2002 valuation. We recorded an additional $90.7 million impairment charge, net of $13.3 million tax, to reflect the impairment of all remaining goodwill of our North America segment.

        Prior to the adoption of these new accounting standards, customer accounts and goodwill were tested for impairment pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 2001, these tests indicated that future estimated undiscounted cash flows exceeded the sum of the recorded balances for customer accounts and goodwill.

        Customer Account Amortization.    The choice of an amortization life and method is based on our estimates and judgments about the amounts and timing of expected future revenues from customer accounts and average customer account life. Amortization methods and selected periods were determined because, in our opinion, they would adequately match amortization cost with anticipated revenue. We periodically use an independent appraisal firm to perform lifing studies on our customer accounts to assist us in determining appropriate lives of our customer accounts. These reviews are performed specifically to evaluate our historic amortization policy in light of the inherent declining revenue curve over the life of a pool of customer accounts, and our historical attrition experience. We have identified the following three distinct pools of customer accounts, each of which has distinct attributes that effect differing attrition characteristics. For the North America pool, the results of the lifing studies indicated to us that we can expect attrition to be greatest in years one through five of asset life and that a declining balance (accelerated) method would therefore best match the future amortization cost with the estimate revenue stream from these customer pools.

        Our amortization rates consider the average estimated remaining life and historical and projected attrition rates. The amortization method for each customer pool is as follows:

Pool	Method
North America:
• Acquired Westinghouse Customers	Eight-year 120% declining balance
• Other Customers	Ten-year 135% declining balance
Multifamily	Nine-year straight line

        The results of a lifing study performed by a third party appraisal firm in the first quarter of 2002 showed a deterioration in the average remaining life of customer accounts. The report showed our North America customer pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of nine years. Our Multifamily pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of ten years. Taking into account the results of the lifing study and the inherent expected declining revenue streams for North America and Multifamily, in particular during the first five years, we adjusted the amortization of customer accounts for our North America and Multifamily customer pools to better match the rate and period of amortization expense with the expected decline in revenues.

        In the first quarter of 2002, we changed the amortization rate for our North America pool to a ten-year 135% declining balance method from a ten-year 130% declining balance method. The change to this ten year 135% accelerated method, provides for a better matching to the declining revenue stream, in particular during the first five years, where the year over year decline is greatest and a significant portion of the revenue stream is expected to be received. For the Multifamily pool we will continue to amortize on a straight-line basis, utilizing a shorter nine year life. The change to the nine year life straight-line method provides for a better matching to the declining revenue stream, in particular during the first five years, where the decline is greatest and a significant portion of the revenue stream is expected to be received. We accounted for these amortization changes prospectively beginning January 1, 2002, as a change in estimate. These changes in estimates increased amortization expense for the year ended December 31, 2002 on a pre-tax basis by approximately $1.3 million and on an after tax basis by approximately $0.8 million. The change in estimate had no significant impact on reported earnings per share.

        We recorded approximately $68.6 million and $68.9 million of customer account amortization expense in 2003 and 2002, respectively. This amount would change if we changed the estimated life or amortization rate for customer accounts. See "Estimated Lives of Customer Accounts Changed Based on Customer Account Lifing Study Results" above.

        Income Taxes.    As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. Significant management judgment is required in determining our provision for income taxes and our deferred tax assets and liabilities. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and amortization, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered. To the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. As of December 31, 2003, other than for net operating loss carryforwards, we had not established a valuation allowance since the tax sharing agreement utilizes a parent company down approach in the allocation of income tax expense and deferred tax assets and liabilities among members of the consolidated tax group and, consistent with that approach, no valuation allowance had been allocated to us.

        In the past, Westar Energy has made payments to us for current tax benefits utilized by Westar Energy in its consolidated tax return pursuant to the tax sharing agreement, which has been an important source of liquidity for us. As a result of the sale transaction whereby Westar sold its investment in us, a significant portion of our net deferred tax assets, which were $286.3 million at December 31, 2003, are not expected to be realizable and we are not expected to be in a position to record a tax benefit for losses incurred. We will be required to record a non-cash charge against income for the portion of our net deferred tax assets we determine not to be realizable. This charge will be material and will have a material adverse effect on our financial condition and results of operations.

        In addition, as a result of the sale, except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we will no longer receive payments from Westar Energy. In 2003 and 2002, we received payments from Westar Energy of $20.0 million and $1.7 million, respectively. The loss of these payments will likely have a material adverse effect on our cash flow. See "Liquidity and Capital Resources" below.

Results of Operations

Protection One Consolidated

        For the years ended December 31, 2003, 2002 and 2001, we incurred consolidated net losses of $34.4 million, $880.9 million and $86.0 million, respectively, or losses per share of common stock of $0.35, $8.98 and $0.82, respectively. From May 2000 through December 2003, we purchased 29,842,905 of our shares which resulted in a decrease in our weighted average shares outstanding used in calculating our consolidated loss per share. Our weighted average shares outstanding for the years ended December 31, 2003, 2002 and 2001 were 98,129,343 shares, 98,071,206 shares and 105,458,601 shares, respectively. Between February 2000 and December 2002, we purchased and retired $470.5 million face value of our notes at discounted prices resulting in gains from retirement of debt of $19.3 million and $53.0 million for the years ended December 31, 2002 and 2001. In 2003 we retired $9.7 million of our notes at face value with no resulting gain or loss. Primarily due to this reduction of outstanding debt, our interest expense decreased from $51.7 million in 2001 to $43.0 million in 2002 and $40.1 million in 2003.

        Revenues have declined since 1999, primarily due to a decrease in the size of our customer base. Cost of revenues have also declined due primarily to a reduction in telecommunication costs and labor resulting from our monitoring center consolidations and a decrease in service costs. Revenues have declined at a rate faster than our decline in cost of revenues resulting in a reduction in gross profit over time. We did, however, see a slight improvement in our gross profit as a percent of total revenue from 2002 to 2003. Our gross profit as a percent of total revenue was 63.1% in 2003, 61.1% in 2002 and 64.2% in 2001. General and administrative costs have declined due to our efforts to streamline operations and a decrease in bad debt expense based on improved collection experience and recoveries of previously written off accounts. Selling costs have increased due to our shift from purchasing dealer accounts to an internal sales effort.

Segment Information

        We separate our business into two reportable segments: North America and Multifamily. North America provides security alarm monitoring services, which includes sales, installation and related servicing of security alarm systems in the United States. Multifamily provides security alarm services to apartments, condominiums and other multifamily dwellings. During the third quarter of 2002, we identified a new segment, Data Services, with the creation of Protection One Data Services, or PODS. As discussed in Item 8, Note 6 to the Consolidated Financial Statements "Related Party Transactions," the operations of this segment were discontinued in the fourth quarter of 2002.

  North America Segment

        We present the table below to show how the North America operating results have changed over the past three years. Next to each year's results of operations, we provide the relevant percentage of total revenues so that you can make comparisons about the relative change in revenues and expenses.

	Year Ended December 31,
	2003		2002		2001
	(dollars in thousands)
Revenues
Monitoring and related services	$220,176	92.1%	$234,030	92.7%	$281,508	95.0%
Other	18,823	7.9	18,474	7.3	14,865	5.0

Total Revenues	238,999	100.0	252,504	100.0	296,373	100.0
Cost of revenues
Monitoring and related services	64,803	27.1	70,325	27.8	92,300	31.1
Other	23,117	9.7	28,347	11.2	15,435	5.2

Total cost of revenues	87,920	36.8	98,672	39.0	107,735	36.3

Gross profit	151,079	63.2	153,832	61.0	188,638	63.7
Selling expenses	28,855	12.1	26,342	10.4	15,230	5.1
General and administrative expenses(a)	66,611	27.9	73,149	29.0	98,635	33.3
Amortization of intangibles and depreciation expense	75,335	31.5	77,173	30.6	182,261	61.5
Loss on impairment of customer accounts(b)	—	—	338,104	133.9	—	—
Loss on impairment of goodwill(b)	—	—	103,937	41.2	—	—

Operating loss	$(19,722)	(8.3)%	$(464,873)	(184.1)%	$(107,488)	(36.2)%

(a)
Includes $7.0 million, $6.0 million, and $3.8 million of corporate expenses for 2003, 2002 and 2001, respectively.

(b)
Refer to "Important Matters—Impairment Charges," above, and Item 8, Note 14 "Impairment Charges" for discussion relating to the impairment charges.

        2003 Compared to 2002.    We had a net decrease of 31,295 customers in 2003, as compared to a net decrease of 62,988 customers in 2002. This decline is the primary reason for the $13.5 million decline in revenues in 2003. The average customer base was 728,139 for 2003 compared to 775,280 for 2002. Although our net customers decreased for the year, attrition decreased in 2003 compared to 2002 for a variety of reasons including:

  •
  a focus by our sales force on obtaining high quality customers;

  •
  an increase in the investment required by customers to purchase our systems;

  •
  an emphasis on customer service and attrition reduction by branch and monitoring center personnel; and

  •
  legal action taken against competitors who illegally solicit our customers.

        We expect that the decline in our customer base will continue until the efforts we are making to acquire new accounts and reduce attrition become more successful than they have been to date. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our financial condition and results of operations. We are currently focused on reducing attrition, developing cost effective marketing programs to replace revenue decline from attrition, and improving margins, as well as generating positive cash flow. We are also susceptible to macroeconomic downturns that may affect our ability to retain our customers.

        Further analysis of the change in the North America customer account base is shown in the table below. The "Conversion adjustments" line item reflects the impact on the calculation of our customer base from the conversion of our Wichita, Hagerstown, Beaverton and Irving monitoring and billing systems to one technology platform.

	2003	2002	2001
Beginning Balance, January 1,	743,786	806,774	1,023,023
Additions	51,181	46,777	46,400
Conversion adjustments	—	—	(62,443)
Customer losses from dispositions	—	(1,362)	(12,612)
Customer losses not guaranteed with holdback put backs	(76,777)	(101,860)	(170,823)
Customers losses guaranteed with holdback put backs and other	(5,699)	(6,543)	(16,771)

Ending Balance, December 31,	712,491	743,786	806,774

Twelve month trailing attrition	10.5%	13.1%	18.7%

        Monitoring and related service revenues for 2003 decreased 5.9% compared to 2002. The decrease is primarily due to the decline in our customer base which decreased for the reasons discussed above. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service.

        Other revenues for 2003 increased slightly compared to 2002 primarily due to an increase in the amortization of previously deferred revenues of approximately $2.0 million, partially offset by a reduction in commercial sales of $1.8 million. These revenues consist primarily of sales of burglar alarms, closed circuit television systems, fire alarms and card access control systems to commercial customers as well as amortization of previously deferred revenues.

        Cost of monitoring and related services revenues for 2003 decreased 7.9% compared to 2002. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, billing, customer service and field operations. The decrease is primarily due to the decline in our customer base which resulted in a decrease in service expense of $3.6 million and a decrease in monitoring expense of $1.9 million. Costs of monitoring and related services revenues as a percentage of the related revenues decreased from 30.0% in 2002 to 29.4% in 2003.

        Cost of other revenues for 2003 decreased 18.4% compared to 2002. These costs consist primarily of equipment and labor charges to install alarm systems, closed circuit televisions, fire alarms and card access control systems sold to our customers. The decrease is primarily due to a decrease in amortization of deferred customer acquisition costs of $2.9 million and a decrease in the cost of commercial sales of $2.2 million, which corresponds to the decrease in commercial sales revenue discussed above. These costs as a percentage of other revenues were approximately 122.8% in 2003 compared to approximately 153.4% in 2002.

        Selling expenses for 2003 increased 9.5%. The increase is due to our increased efforts to generate new customers through an internal sales force by building the necessary sales support. As our internal sales force increases its generation of new customers, the amount of direct and incremental selling costs that are deferred also increases. These deferred selling costs are amortized to selling expense over a customer's initial contract term, typically a two to three year period, which resulted in an aggregate increase of $3.2 million in amortization of selling expense.

        General and administrative expenses for 2003 decreased 8.9% compared to 2002. This decrease is generally comprised of a $3.6 million decrease in management fees due to termination of a management services agreement with Westar Industries, $3.5 million decrease in bad debt expense primarily due to increased collection efforts and a decline in revenues, reductions in outside services of $1.5 million primarily due to completion of system integration projects, $1.4 million decrease in equipment leases due to purchase of computer equipment as opposed to leasing in prior years, $1.3 million decrease in office supplies, and $1.1 million decrease in corporate advertising due to a decrease in our national sponsorships. Severance and relocation costs decreased $4.2 million primarily due to fewer facility closures in 2003. These decreases were partially offset by an increase of $7.4 million in wages and benefits related to our retention bonus payout of $4.5 million and an increase in short term incentive payments of $1.9 million combined with a $3.0 million increase in insurance premiums for our director and officer liability insurance. As a percentage of total revenues, general and administrative expenses decreased from 29.0% in 2002 to 27.9% in 2003.

        Amortization of intangibles and depreciation expense for 2003 decreased 2.4%. This decrease reflects a reduction in customer amortization of $0.3 million and a decrease in depreciation expense of $1.5 million primarily due to a decrease in the amount of capital purchases.

        2002 Compared to 2001.    We had a net decrease of 62,988 customers in 2002, as compared to a net decrease of 216,249 customers, including 75,055 customers related to dispositions and conversions, in 2001. This decline was the primary reason for the $43.9 million decline in revenues in 2002. The average customer base was 775,280 for 2002 compared to 914,899 for 2001. Although our net customers decreased for the year, attrition decreased in 2002 compared to 2001 for a variety of reasons including:

  •
  an aggressive campaign designed to retain our existing customers;

  •
  an emphasis on customer service and attrition reduction by branch and monitoring center personnel; and

  •
  legal action taken against competitors who illegally solicited our customers.

        Further analysis of the change in the North American account base between the two years is shown in the table below. The "Conversion adjustments" line item reflects the impact on the calculation of our customer base from the conversion of our Wichita, Hagerstown, Beaverton and Irving monitoring and billing systems to one technology platform.

	2002	2001	2000
Beginning Balance, January 1,	806,774	1,023,023	1,165,886
Additions	46,777	46,400	62,340
Conversion adjustments	—	(62,443)	—
Customer losses from dispositions	(1,362)	(12,612)	—
Customer losses not guaranteed with holdback put backs	(101,860)	(170,823)	(171,178)
Customers losses guaranteed with holdback put backs and other	(6,543)	(16,771)	(34,025)

Ending Balance, December 31,	743,786	806,774	1,023,023

Twelve month trailing attrition	13.1%	18.7%	15.6%

        Monitoring and related service revenues for 2002 decreased by 16.9% compared to 2001. The decrease is primarily due to the decline in our customer base which decreased for the reasons discussed above. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service.

        Other revenues increased 24.3% compared to 2001 primarily due to an increase in the size of our commercial sales force and an emphasis on selling larger systems in 2002. These revenues consist primarily of sales of burglar alarms, closed circuit television systems, fire alarms and card access control systems to commercial customers.

        Cost of monitoring and related services revenues for 2002 decreased 23.8% compared to 2001. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, billing, customer service and field operations. The decrease is primarily due to a reduction of telecommunication costs and consolidation of monitoring functions. Costs of monitoring and related services revenues as a percentage of the related revenues decreased from 32.8% in 2001 to 30.0% in 2002.

        Cost of other revenues for 2002 increased 83.7% compared to 2001 reflecting the increase in other revenues. These costs consist primarily of equipment and labor charges to install alarm systems, closed circuit televisions, fire alarms and card access control systems sold to our customers. Increased amortization of deferred customer acquisition costs of $9.8 million is the primary reason for the increase in costs of other revenues. These costs as a percentage of other revenues were approximately 153.4% in 2002 compared to approximately 103.8% in 2001.

        Selling expenses for 2002 increased 73.0% compared to 2001. The increase is due to our increased efforts to generate new customers through an internal sales force by increasing the number of sales representatives and building the necessary sales support. As our internal sales force increases its generation of new customers, the amount of direct and incremental selling costs that are deferred also increases. These deferred selling costs are amortized to selling expense over a customer's initial contract term, typically a two to five year period, which results in increased amortization to selling expense.

        General and administrative expenses for 2002 decreased 25.8% compared to 2001. This decrease is generally comprised of reduction in professional fees and outside services of $10.9 million primarily due to completion of system integration projects and lower litigation costs, $5.8 million decrease in wage expense primarily due to consolidation efforts, $2.4 million decrease in bad debt expense primarily due to increased collection efforts and a decline in revenues, and $1.0 million decrease in telecommunications expense. Severance and relocation costs decreased $5.1 million primarily due to fewer facility closures in 2002. These decreases were partially offset by an increase of $1.2 million in insurance premiums for our director and officer liability insurance. As a percentage of total revenues, general and administrative expenses decreased from 33.3% in 2001 to 29.0% in 2002.

        Amortization of intangibles and depreciation expense for 2002 decreased 57.7% compared to 2001. This decrease reflects a reduction in customer amortization of $63.6 million primarily related to the impairment charge, a decrease in goodwill amortization of $39.4 million due to implementation of SFAS No. 142 and a decrease in depreciation expense of $2.1 million.

  Multifamily Segment

        We present the table below to show how the Multifamily operating results have changed over the past three years. Next to each year's results of operations, we provide the relevant percentage of total revenues so that comparisons about the relative change in revenues and expenses can be made.

	Year Ended December 31,
	2003		2002		2001
	(dollars in thousands)
Revenues:
Monitoring and related services	$36,090	94.8%	$36,824	96.7%	$35,850	98.3%
Other	1,996	5.2	1,252	3.3	623	1.7

Total revenues	38,086	100.0	38,076	100.0	36,473	100.0
Cost of revenues:
Monitoring and related services	8,402	22.1	8,310	21.8	8,303	22.8
Other	5,883	15.4	6,176	16.2	3,036	8.3

Total cost of revenues	14,285	37.5	14,486	38.0	11,339	31.1

Gross profit	23,801	62.5	23,590	62.0	25,134	68.9
Selling expense	2,662	7.0	2,265	6.0	1,941	5.3
General and administrative expense(a)	11,133	29.2	11,228	29.5	10,206	28.0
Amortization of intangibles and depreciation expense	4,917	12.9	5,267	13.8	13,512	37.0

Operating income (loss)	$5,089	13.4%	$4,830	12.7%	$(525)	(1.4)%

(a)
Includes $1.8 million, $1.2 million, and $0.7 million of corporate expenses for 2003, 2002, and 2001, respectively.

        2003 Compared to 2002.    We had a net increase of 5,917 customers in 2003 compared to a net increase of 3,363 customers in 2002. The average customer base was 332,871 for 2003 compared to 328,231 for 2002. The change in the Multifamily account base is shown in the table below.

	Year ended December 31,
	2003	2002	2001
Beginning Balance, January 1	329,912	326,549	307,957
Additions	25,045	24,929	38,492
Customer losses	(19,128)	(21,566)	(19,900)

Ending Balance, December 31,	335,829	329,912	326,549

Twelve month trailing attrition	5.8%	6.6%	6.3%

        Monitoring and related services revenue for 2003 decreased 2.0% compared to 2002. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service. This decrease is primarily due to a decline in our recurring monthly revenue per customer and reduced contract buyouts offset by an increase in the average customer base of 1.4%. The decline in the RMR per customer is primarily due to an increasing number of customer renewals, which provide for significant contract extensions at a reduced RMR, upon expiration of their primary contract terms.

        Other revenues for 2003 increased 59.4% compared to 2002 primarily due to a $0.8 million increase in the amortization of previously deferred revenues. These revenues consist primarily of amortization of previously deferred revenues associated with the sale of alarm systems and revenues from the sale of access control systems.

        Cost of monitoring and related service revenues for 2003 increased 1.1% compared to 2002. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, customer service and field operations. The increase is primarily due to an increase in employment costs related to an employee retention bonus. Cost of monitoring and related services revenues as a percentage of the related revenues increased to 23.3% in 2003 from 22.6% in 2002.

        Cost of other revenues for 2003 decreased 4.7% compared to 2002. These costs consist primarily of amortization of installation costs previously deferred and the costs to install access control systems. The costs decreased primarily due to decreased amortization of deferred customer acquisition costs of $0.2 million. These costs as a percentage of other revenues were approximately 294.7% in 2003 compared to approximately 493.3% in 2002.

        Selling expenses for 2003 increased 17.5% compared to 2002. The increase is due to an increase in employment costs related to employee retention bonuses, increased advertising costs and an increase in amortization of deferred selling expenses.

        General and administrative expenses for 2003 decreased slightly compared to 2002. This slight decrease is generally comprised of a $0.3 million decrease in legal costs, decreased liability insurance of $0.3 million, lower bad debt expense of $0.3 million, a $0.2 million decline in vehicle fleet maintenance, a decline in office supplies of $0.1 million and decreased telecommunications expenses of $0.1 million. These decreases were partially offset by an increase of $0.7 million in employment costs primarily related to our retention bonus and a $0.5 million increase in management fee allocation from Protection One. As a percentage of total revenues, general and administrative expenses decreased slightly to 29.2% in 2003 from 29.5% in 2002.

        Amortization of intangibles and depreciation expense for 2003 decreased 6.6% compared to 2002. This decrease reflects a reduction in customer amortization of $0.5 million primarily due to a reduction in customer intangibles related to the settlement and contract buyout in late 2002 of significant units under contract with one developer. This decrease was offset by an increase in depreciation expense of $0.2 million.

        2002 Compared to 2001.    We had a net increase of 3,363 customers in 2002 as compared to a net increase of 18,592 customers in 2001. The average customer base was 328,231 for 2002 compared to 317,253 for 2001. The change in Multifamily's customer base for the period is shown below.

	Year ended December 31,
	2002	2001	2000
Beginning Balance, January 1	326,549	307,957	294,960
Additions	24,929	38,492	39,855
Customer losses	(21,566)	(19,900)	(26,858)

Ending Balance, December 31,	329,912	326,549	307,957

Twelve month trailing attrition	6.6%	6.3%	8.9%

        The attrition rate for Multifamily in 2000 reflects approximately 7,000 customers related to one developer that was cancelled due to nonpayment. Had these accounts not attritted, the annualized attrition would have been approximately 6.6%. We received payment from contractual remedies for cancellation of these accounts in 2002.

        Monitoring and related services revenues for 2002 increased 2.7% compared to 2001. This increase is primarily due to the increase in the average customer base of 3.5% and increased contract buyouts totaling $0.5 million. The increase was partially offset by a decline in our recurring monthly revenue per customer due primarily to an increasing number of customer renewals, which provide for significant contract extensions at a reduced RMR upon expiration of their primary contract term.

        Other revenues for 2002 increased 101.0% compared to 2001 primarily due to an increase in deferred revenue amortization of $1.0 million pursuant to Staff Accounting Bulletin 101, or SAB 101, which requires deferral of revenue over the life of the customer along with deferral of associated direct and incremental costs offset by a $0.4 million decline in outright sales of access control systems.

        Cost of monitoring and related service revenues for 2002 remained consistent with costs for 2001. Cost of monitoring and related services revenues as a percentage of related revenues decreased slightly to 22.6% in 2002 from 23.2% in 2001 primarily as a result of increased contract buyout revenue.

        Cost of other revenues for 2002 increased 103.4% compared to 2001 due to the increased amortization of deferred costs totaling $3.5 million related to the revenue amortization increase of $1.0 million pursuant to SAB 101, discussed above, offset by a $0.3 million decline in access control installation costs.

        Selling expenses for 2002 increased 16.7% compared to 2001 due to higher selling expense amortization of $0.2 million associated with the increase in other revenue and cost of other revenue amortization pursuant to SAB 101 and a slight increase in the sales force increasing costs $0.1 million.

        General and administrative expenses for 2002 increased 10.0% compared to 2001. This increase is primarily the result of increased management fees of $0.5 million allocated from Protection One, increased facility costs totaling $0.5 million related to the move into a new facility and increased insurance costs of $0.5 million offset by a $0.5 million reduction in relocation expenses associated with Multifamily's corporate office relocation to the Protection One Irving facility in 2001.

        Amortization of intangibles and depreciation expense for 2002 decreased 61.0% compared to 2001. This decrease is due to the elimination of goodwill amortization totaling $9.2 million resulting from a change in accounting principle. This decrease was offset by an increase in customer amortization resulting from a change in estimate of the customer life from ten years to nine years and the increasing customer base being amortized.

Liquidity and Capital Resources

        We continue to face liquidity problems caused by our significant debt burden and continuing net losses. Absent recapitalization and restructuring our debts, management believes our projected cash flow will be insufficient to support our current debt balances, which may be accelerated or which we are required to offer to repurchase as a result of the change in control, and related interest obligations. Our independent public accountants included in their report on our consolidated financial statements for the fiscal year ended December 31, 2003 explanatory language that describes the significant uncertainty about our ability to continue as a going concern due to recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end.

        We have retained Houlihan Lokey Howard & Zukin Capital as our financial advisor and have begun preliminary discussions regarding a proposed restructuring with Quadrangle and its affiliates, the lenders under our revolving credit facility, and certain holders of our publicly-held debt. If an agreement with such parties is reached, a resulting restructuring plan may be presented for judicial approval under Chapter 11 of the U.S. Bankruptcy Code, which provides for companies to reorganize and continue to operate as going concerns. Discussions with Quadrangle and other debt holders are in the preliminary stages, and there can be no assurance that an agreement regarding financial restructuring will be reached or what other actions we may need to take, including selling assets, to meet our liquidity needs. We expect to incur significant costs related to any proposed restructuring of our indebtedness. Such costs could include, among other things, fees and expenses of our legal and other professional advisors, as well as, to the extent we agree to pay such fees in connection with any restructuring, the fees and expenses of our creditors' advisors and any committees created on behalf of those creditors.

        Westar, which owned approximately 88% of our common stock, was also an important source of our external capital through a revolving credit facility and through payments made under a tax sharing agreement. On February 17, 2004, Westar Industries consummated the sale of its equity interest in us and the assignment of its rights and obligations under the revolving credit facility to Quadrangle. As a result of this transaction, we do not expect to have sufficient cash flow to fund our operations in 2004 without a restructuring of our debts for the reasons described below.

        The indenture relating to our 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because we did not offer to repurchase such notes, our inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $215.5 million outstanding under the revolving credit facility is in default due to the change in control of Protection One consummated on February 17, 2004. We entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the breach of the change in control provision and other covenant breaches for a period not to exceed 90 days, and we agreed, among other things, not to borrow additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. Furthermore, acceleration of our revolving credit facility, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we would not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        We have deferred payment of the semi-annual interest payment that was due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes. At the end of the 60-day interest payment grace period available under the 7 3/8% senior notes, the trustee or the holders of such senior notes may attempt to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the indebtedness, which acceleration, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        We have been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we will no longer receive payments from Westar under the tax sharing agreement. Such loss of tax payments will have a material adverse effect on our liquidity.

        We and Westar did not, however, terminate our tax sharing agreement, and based on discussions with Westar and its counsel, there are several areas of potential dispute between us regarding Westar's obligations under the terms of the tax sharing agreement. The most material of these potential disputes involve (i) the amount of any tax sharing payments that would be due to us if Westar decides in the future to elect to treat the sale of its interests in us as a sale of assets under the Internal Revenue Code, (ii) the proper treatment under the tax sharing agreement of tax obligations or benefits arising out of the transaction in which Westar sold its ownership interests in us, including the impact on future tax sharing payments to us related to the cancellation of indebtedness income generated by a partial writedown of the revolving credit facility prior to closing or the assignment of the revolving credit facility for less than the full amount outstanding under the facility at closing and (iii) whether tax sharing payments due to us when Westar was subject to alternative minimum tax should be calculated at the alternative minimum tax rate of 20% or the normal statutory rate of 35% to the extent that Westar has utilized or is reasonably expected to be able to utilize the associated alternative minimum tax credits or otherwise has received full benefits at normal statutory rates from our losses. We believe that we have strong positions with respect to these items and will aggressively pursue our positions. If we prevail, we may realize additional tax sharing payments from Westar.

        Furthermore, we cannot provide any assurances regarding what actions Quadrangle may cause us to take, including whether it would (a) invest sufficient equity capital or provide credit support to meet our liquidity needs, (b) cause us to seek to restructure our debts, or (c) cause us to seek to reorganize under the federal bankruptcy laws, which may involve the possible elimination or cancellation of our current common stock with little or no value being given to our current stockholders.

        Our 7 3/8% senior notes and 8 1/8% senior subordinated notes require us to make a repurchase offer at 101% of the principal amount, plus interest, in the event of a change in control triggering event. A change in control triggering event consists of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. As of December 31, 2003, $190.9 million principal amount of the 7 3/8% senior notes and $110.3 million principal amount of the 8 1/8% senior subordinated notes were outstanding. Should such repurchase right be triggered, we lack the funds to repurchase these debt securities, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Additional credit under the revolving credit facility has been eliminated by a standstill agreement executed by Quadrangle and us. Our inability to borrow under the revolving credit facility could have a material adverse effect on our liquidity and financial position. Because of the potential default that existed at the end of 2003 related to Westar's pending sale of its ownership interest in us, our outstanding borrowings under the revolving credit facility are currently priced as ABR borrowings and are at a rate higher than our previous Eurodollar borrowings. If interest rates increase one percent, we would incur an additional $2.2 million of annual interest expense.

        Most of the long-term debt instruments contain restrictions based on "EBITDA". The definition of EBITDA varies among the various indentures and the revolving credit facility. EBITDA is generally derived by adding to income (loss) before income taxes, interest expense and depreciation and amortization expense. However, under the varying definitions of the indentures, various and numerous additional adjustments are sometimes required.

        Our revolving credit facility and the indentures relating to our other indebtedness contain the following financial tests that must be satisfied in order for us to incur additional indebtedness, pay dividends, make loans or advances and sell assets.

Debt Instrument	Financial Covenant	Ratio as of 12/31/03
Revolving Credit Facility	Total consolidated debt/annualized most recent quarter EBITDA less than 5.75 to 1.0	4.7
	Consolidated annualized most recent quarter EBITDA/latest four fiscal quarters interest expense greater than 2.10 to 1.0	2.9
Senior Subordinated Notes	Current fiscal quarter EBITDA/current fiscal quarter interest expense greater than 2.25 to 1.0	3.1
Senior Subordinated Discount Notes	Total debt/annualized current quarter EBITDA less than 6.0 to 1.0	4.1
	Senior debt/annualized current quarter EBITDA less than 4.0 to 1.0	3.0

        These debt instruments also restrict our ability to pay dividends to stockholders, but do not otherwise restrict our ability to fund cash obligations. Our ability to comply with the ratios and the tests will be affected by events outside our control and there can be no assurance that we will continue to meet those tests. Failure to meet the tests would place additional restrictions on our ability to incur indebtedness. A violation of these restrictions would result in an event of default which would allow the lenders to declare all amounts outstanding immediately due and payable.

        Operating Cash Flows for the Year Ended December 31, 2003.    Our operating activities provided net cash flows of $59.0 million in 2003 compared to $43.4 million in 2002, an increase of $15.6 million. The main reason for the increase was the receipt of $20.0 million from Westar Energy under the tax sharing agreement.

        Investing Cash Flows for the Year Ended December 31, 2003.    We used a net $27.5 million for our investing activities in 2003. Proceeds from the sale of customer accounts and other assets provided cash of $2.8 million. We invested a net $24.3 million in cash to install and acquire new accounts and $7.4 million to acquire fixed assets. The sale of AV ONE to Westar Energy provided $1.4 million. In 2002, we invested a net $30.1 million in cash to install and acquire new accounts and $8.1 million to acquire fixed assets.

        Financing Cash Flows for the Year Ended December 31, 2003.    Financing activities provided net cash flows of $1.9 million in 2003. We used cash to purchase $10.2 million of our outstanding debt at face value. At December 31, 2003, the revolving credit facility had a weighted average annual interest rate before fees of 7.8% and an outstanding balance of $215.5 million. In 2003, we received $11.9 million for the sale of parent securities that were held as treasury and $0.5 million for the sale of our Protection One Europe trademark rights. In 2002, we used a net $25.0 million in financing activities. In 2002, borrowings under our revolving credit facility increased by $78.0 million and we used cash to purchase $103.2 million in face value of our outstanding debt for $83.2 million. In 2002, we also acquired 1,000,000 shares of our outstanding stock for $2.2 million and invested $13.5 million in Westar

Energy securities. At December 31, 2002 our revolving credit facility had a weighted average annual interest rate of 5.2% and an outstanding balance of $215.5 million.

        Capital Expenditures.    We anticipate making capital expenditures of approximately $34.6 million in 2004. Of such amount, we plan to expend approximately $23.7 million in customer acquisition costs and $10.9 million for fixed assets. Assuming we have available funds, capital expenditures for 2005 and 2006 are expected to be approximately $35.6 million and $41.6 million, respectively. Of these amounts approximately $27.2 million and $32.8 million would be used for customer acquisition costs with the balance for fixed assets. These estimates are prepared for planning purposes and are revised from time to time. Actual expenditures for these and possibly other items not presently anticipated will vary from these estimates during the course of the years presented.

        Material Commitments.    We have future, material, long-term commitments made in the past several years in connection with our growth. The following reflects our commitment as of December 31, 2003:

	Payment Due by Period
At December 31, 2003:	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Contractual Obligations
Long-Term Debt Obligations(a)	$331,137	$—	$220,797	$—	$110,340
Operating Leases Obligations	17,203	6,572	6,943	2,652	1,036
Change in Control Agreements(c)	10,973	10,973	—	—	—
Purchase Obligations(b)	9,375	3,750	5,625	—	—

Total	$368,688	$21,295	$233,365	$2,652	$111,376

(a)
Payment due by period is based on maturity date without consideration of acceleration required in the event of default. See "Liquidity and Capital Resources," above, for additional information.

(b)
Contract tariff for telecommunication services.

(c)
Amounts paid in February 2004 upon consummation of the change in control. See Item 1, "Business—Overview—Payment of Transaction Related Bonuses and Fees" for additional information regarding an additional $11.0 million payable in certain circumstances.

        The table below shows our total commercial commitments and the expected expiration per period:

	Amount of Commitment Expiration Per Period
At December 31, 2003:
	Total	2004	2005-2006	2007-2008	Thereafter
	(Dollars in thousands)
Other Commercial Commitments
Line of credit	$215,500	$215,500	$—	$—	$—
Standby letters of credit	2,000	2,000	—	—	—

Total commercial Commitments	$217,500	$217,500	$—	$—	$—

        Credit Ratings.    As of March 15, 2004, our public debt was rated as follows:

	Senior Unsecured Debt	Senior Subordinated Unsecured Debt	Outlook
S & P	CCC-	C	Negative
Moody's	Caa2	Ca	Negative

        There are no covenants or restrictions in our indentures or other agreements that would be affected by a change in these ratings unless coupled with a change in control. Upon a change in control and the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies, provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control, the holders of our 7 3/8% senior notes and 8 1/8% senior subordinated notes have the option to redeem the respective notes at a price of 101% of par as discussed above.

        In general, revenue declines and reductions in operating margin leave our credit ratings susceptible to further downgrades which make debt financing more costly and more difficult to obtain on terms which are economically favorable to us.

        Off-Balance Sheet Arrangements.    We have no off-balance sheet arrangements at December 31, 2003.

ITEM 7A.    QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

        We are exposed to market risk relating to interest rates.

        Interest Rate Exposure.    We have approximately $215.5 million of variable rate debt as of December 31, 2003. A 100 basis point change in the debt benchmark rate would impact pre tax income by approximately $2.2 million.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Protection One, Inc.:

        We have audited the accompanying consolidated balance sheets of Protection One, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule II—Valuation and Qualifying Accounts. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Protection One, Inc. and subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As described in Note 14 "Impairment Charges" to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets with the adoption of Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002.

        The accompanying consolidated financial statements for the year ended December 31, 2003 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 "Going Concern and Management's Plans" to the consolidated financial statements, the Company's recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 17. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP

Kansas City, Missouri
March 23, 2004

PROTECTION ONE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except for per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$35,203	$1,545
Restricted cash	1,810	2,616
Receivables, net	23,670	26,084
Inventories, net	6,221	7,037
Prepaid expenses	5,522	4,672
Related party tax receivable	26,088	20,745
Deferred tax assets	33,899	8,256
Other	3,955	4,270
Assets of discontinued operations	—	1,117

Total current assets	136,368	76,342
Property and equipment, net	31,921	37,754
Customer accounts, net	244,744	312,785
Goodwill	41,847	41,847
Deferred tax assets, net of current portion	252,411	286,645
Deferred customer acquisition costs	94,225	75,403
Other	7,506	6,796

Total Assets	$809,022	$837,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, due to related party in 2003	$215,500	$10,159
Accounts payable	5,041	5,795
Accrued liabilities	31,258	35,921
Due to related parties	273	995
Deferred revenue	33,253	35,115
Liabilities of discontinued operations	—	428

Total current liabilities	285,325	88,413
Long-term debt, net of current portion	331,874	547,798
Deferred customer acquisition revenue	44,209	31,662
Other liabilities	1,440	1,552

Total Liabilities	662,848	669,425

Commitments and contingencies (see Note 12)
Stockholders' equity:
Preferred stock, $.10 par value, 5,000,000 shares authorized	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 128,125,584 shares and 127,796,745 shares issued at December 31, 2003 and 2002, respectively	1,281	1,278
Additional paid-in capital	1,379,434	1,382,024
Accumulated other comprehensive income	78	—
Deficit	(1,200,007)	(1,165,596)
Investment in parent	—	(14,950)
Treasury stock, at cost, 29,842,905 and 29,840,405 shares at December 31, 2003 and 2002, respectively	(34,612)	(34,609)

Total stockholders' equity	146,174	168,147

Total Liabilities and Stockholders' Equity	$809,022	$837,572

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollar amounts in thousands, except for per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenues:
Monitoring and related services	$256,266	$270,854	$317,358
Other	20,819	19,726	15,488

Total revenues	277,085	290,580	332,846
Cost of revenues (exclusive of amortization and depreciation shown below):
Monitoring and related services	73,205	78,635	100,603
Other	29,000	34,523	18,471

Total cost of revenues	102,205	113,158	119,074

Gross profit (exclusive of amortization and depreciation shown below)	174,880	177,422	213,772

Operating expenses:
Selling	31,517	28,607	17,171
General and administrative	77,744	84,377	108,841
Amortization and depreciation	80,252	82,440	195,773
Loss on impairment of customer accounts	—	338,104	—
Loss on impairment of goodwill	—	103,937	—

Total operating expenses	189,513	637,465	321,785

Operating loss	(14,633)	(460,043)	(108,013)
Other (income) expense
Interest expense	25,087	28,270	41,272
Related party interest	15,014	14,753	10,465
Gain on retirement of debt	—	(19,337)	(53,043)
Other	(2,829)	(602)	(125)

Loss from continuing operations before income taxes	(51,905)	(483,127)	(106,582)
Income tax benefit	17,494	148,852	21,572

Loss from continuing operations before accounting change	(34,411)	(334,275)	(85,010)
Loss from discontinued operations, net of taxes	—	(2,967)	(1,038)
Cumulative effect of accounting change, net of taxes
Continuing operations	—	(541,330)	—
Discontinued operations	—	(2,283)	—

Net Loss	$(34,411)	$(880,855)	$(86,048)

Other comprehensive income (loss), net of tax:
Unrealized gain on marketable securities	78	—	—
Unrealized gain (loss) on currency translation	—	863	(1,797)
Reclassification adjustment for losses included in sales of foreign operations	—	1,499	—

Comprehensive loss	$(34,333)	$(878,493)	$(87,845)

Net loss per common share, basic and diluted:
Loss from continuing operations per common share	$(0.35)	$(3.41)	$(0.81)
Loss from discontinued operations per common share	—	(0.03)	(0.01)
Cumulative effect of accounting change on continuing operations per common share	—	(5.52)	—
Cumulative effect of accounting change on discontinued operations per common share	—	(0.02)	—

Net loss per common share	$(0.35)	$(8.98)	$(0.82)

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(34,411)	$(880,855)	$(86,048)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on retirement of debt	—	(19,337)	(53,043)
Loss on discontinued operations, net of taxes	—	2,967	1,038
Cumulative effect of accounting change, net of taxes	—	543,613	—
Loss on impairment of customer accounts	—	338,104	—
Loss on impairment of goodwill	—	103,937	—
(Gain) loss on sale of branch assets	(2,092)	(722)	75
Amortization and depreciation	80,252	82,440	195,773
Amortization of debt costs and premium	735	2,281	1,394
Amortization of deferred customer acquisition costs in excess of amortization of deferred revenues	17,027	19,714	3,859
Deferred income taxes	8,469	(129,273)	(3,415)
Provision for doubtful accounts	774	4,566	5,888
Other	2	195	505
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	1,637	5,262	(6,221)
Related party tax receivable	(5,343)	(19,090)	1,524
Other assets	(175)	(2,319)	(2,635)
Accounts payable	(683)	108	(1,423)
Deferred revenue	(2,577)	(4,426)	(3,699)
Other liabilities	(4,580)	(3,774)	(16,761)

Net cash provided by operating activities	59,035	43,391	36,811
Cash flows from investing activities:
Installations and purchases of new accounts	(311)	(1,653)	(5,030)
Deferred customer acquisition costs	(42,823)	(45,533)	(28,790)
Deferred customer acquisition revenue	18,852	17,068	12,218
Purchase of property and equipment	(7,450)	(8,056)	(7,057)
Purchase of parent company bonds	—	(67,492)	—
Proceeds from sale of parent company bonds	—	67,492	—
Sale (purchase) of AV One, Inc.	1,411	(1,378)	—
Proceeds from disposition of assets and sale of customer accounts	2,850	18,609	20,935

Net cash used in investing activities	(27,471)	(20,943)	(7,724)
Cash flows from financing activities:
Payments on long-term debt	(10,159)	(84,032)	(92,184)
Proceeds from long-term debt	—	44	1,393
Borrowings from revolving credit facility	—	78,000	93,500
Sale (purchase) of parent company stock held as treasury	11,940	(13,537)	(1,413)
Purchase of treasury stock	(3)	(2,178)	(27,099)
Proceeds from sale of trademark	450	—	—
Issuance costs and other	359	(1,941)	(1,925)
Funding from parent	(722)	(1,306)	(151)

Net cash provided by (used in) financing activities	1,865	(24,950)	(27,879)

Net cash provided by (used in) discontinued operations	229	376	(148)

Net increase (decrease) in cash and cash equivalents	33,658	(2,126)	1,060
Cash and cash equivalents:
Beginning of period	1,545	3,671	2,611

End of period	$35,203	$1,545	$3,671

Cash paid for interest	$40,989	$45,202	$60,468

Cash paid for taxes, exclusive of benefits received from parent	$296	$231	$351

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollar amounts in thousands)

	Common Stock						Accumulated Other Comprehensive Income(Loss)
			Treasury Stock	Additional Paid-In Capital	Investment In Parent Securities			Total Stockholders' Equity
	Shares	Amount				Deficit
Common Stock
December 31, 2000	120,207,987	$1,270	$(5,332)	$1,380,774	$—	$(198,693)	$(564)	$1,177,455
Exercise of options and warrants	65,568	1	—	612	—	—	—	613
Shares issued-ESPP	145,523	1	—	99	—	—	—	100
Intercompany transactions	—	—	—	(35)	—	—	—	(35)
Unrealized loss-currency translation	—	—	—	—	—	—	(1,797)	(1,797)
Acquisition of treasury stock	(22,013,592)	—	(27,099)	—	—	—	—	(27,099)
Investment in parent securities	—	—	—	—	(1,413)	—	—	(1,413)
Net loss	—	—	—	—	—	(86,048)	—	(86,048)

December 31, 2001	98,405,486	$1,272	$(32,431)	$1,381,450	$(1,413)	$(284,741)	$(2,361)	$1,061,776
Exercise of options and warrants	61,063	1	—	224	—	—	—	225
Shares issued-ESPP	489,791	5	—	372	—	—	—	377
Intercompany transactions	—	—	—	(22)	—	—	—	(22)
Unrealized loss-currency translation	—	—	—	—	—	—	2,361	2,361
Acquisition of treasury stock	(1,000,000)	—	(2,178)	—	—	—	—	(2,178)
Investment in parent securities	—	—	—	—	(13,537)	—	—	(13,537)
Net loss	—	—	—	—	—	(880,855)	—	(880,855)

December 31, 2002	97,956,340	$1,278	$(34,609)	$1,382,024	$(14,950)	$(1,165,596)	$—	$168,147
Exercise of options and warrants	178,600	2	—	168	—	—	—	170
Shares issued-ESPP	150,239	1	—	252	—	—	—	253
Unrealized gain-marketable securities	—	—	—	—	—	—	78	78
Acquisition of treasury stock	(2,500)	—	(3)	—	—	—	—	(3)
Investment in parent securities	—	—	—	(3,010)	14,950	—	—	11,940
Net loss	—	—	—	—	—	(34,411)	—	(34,411)

December 31, 2003	98,282,679	$1,281	$(34,612)	$1,379,434	$—	$(1,200,007)	$78	$146,174

The accompanying notes are an integral part of these consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    The Company:

        Protection One, Inc. ("Protection One" or the "Company"), is a publicly traded security alarm monitoring company. Protection One is principally engaged in the business of providing security alarm monitoring services, which include sales, installation and related servicing of security alarm systems for residential and business customers. On February 17, 2004, Westar Industries, Inc., a Delaware corporation ("Westar Industries") and a wholly owned subsidiary of Westar Energy, Inc., a Kansas corporation ("Westar Energy," and together with Westar Industries, "Westar"), sold approximately 87% of the issued and outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock") to POI Acquisition I, Inc., a wholly-owned subsidiary of POI Acquisition, L.L.C. Both POI Acquisition, L.L.C. and POI Acquisition I, Inc. are entities formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd. (collectively, "Quadrangle"). Westar retained approximately 1% of the Company's common stock, representing shares underlying restricted stock units granted to current and former employees of Westar. As part of the sale transaction, Westar Industries also assigned its rights and obligations as the lender under the revolving credit facility to POI Acquisition, L.L.C. Quadrangle paid approximately $122.2 million to Westar as consideration for both the common stock, revolving credit facility, including accrued interest of $2.2 million, and Westar could receive up to an additional $39.2 million that is contingent upon certain potential post-closing events. See Note 15 of the Consolidated Financial Statements "Subsequent Events" for additional discussion regarding the sale of the Company's common stock.

        The Company prepares its financial statements in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accompanying consolidated financial statements include the accounts of Protection One's wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

        See Note 17 of the Consolidated Financial Statements for further discussion on Management's plan regarding liquidity and going concern issues.

2.    Summary of Significant Accounting Policies:

(a)    Stock Based Compensation.

        In December 2002, Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies follow the prescribed format and provide the additional disclosures in their annual reports for fiscal years ending after December 15, 2002. The Company applies the recognition and measurement principles of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS Nos. 123 and 148, and related interpretations in accounting for its stock-based compensation plans, as described in Note 7 of the Consolidated Financial Statements "Stock Warrants and Options." The Company has adopted the disclosure requirements of SFAS No. 148.

        For purposes of the pro forma disclosures required by SFAS No. 148, the estimated fair value of the options is amortized to expense on a straight-line method over the options' vesting period. Under SFAS No. 123, compensation expense would have been $0.7 million in 2003 and $0.9 million in 2002 and $2.8 million in 2001. Information related to the pro forma impact on the Company's earnings and earnings per share follows.

	Year ended December 31,
	2003	2002	2001
Loss available for common stock, as reported	$(34,411)	$(880,855)	$(86,048)
Add: Stock-based employee compensation expense included in reported net loss, net of related taxes	89	89	97
Deduct: Total stock option expense determined under fair value method for all awards, net of related tax effects	(676)	(880)	(2,808)

Loss available for common stock, pro forma	$(34,998)	$(881,646)	$(88,759)

Net loss per common share (basic and diluted):
As reported	$(0.35)	$(8.98)	$(0.82)
Pro forma	$(0.36)	$(8.99)	$(0.84)

(b)    Revenue Recognition

        Revenues are recognized when security services are provided. System installation revenues, sales revenues on equipment upgrades and direct and incremental costs of installations and sales are deferred for residential customers with monitoring service contracts. For commercial customers and our national account customers, revenue recognition is dependent upon each specific customer contract. In instances when the Company passes title to a system unaccompanied by a service agreement or the Company passes title at a price that it believes is unaffected by an accompanying but undelivered service, the Company recognizes revenues and costs in the period incurred. In cases where the Company retains title to the system or it prices the system lower than it otherwise would because of an accompanying service agreement, the Company defers and amortizes revenues and direct costs.

        The Company follows Staff Accounting Bulletin 101, or SAB 101, which requires the Company to defer certain system sales and installation revenues and expenses, primarily equipment, direct labor and direct and incremental sales commissions incurred. Deferred system and upgrade installation revenues are recognized over the expected life of the customer utilizing an accelerated method for residential and commercial customers and a straight-line method for our Multifamily customers. Deferred costs in excess of deferred revenue are recognized over the initial contract term, utilizing a straight-line method, typically two to three years for North America and five to ten years for Multifamily systems. To the extent deferred costs are less than deferred revenues, such costs are recognized over the estimated life of the customer.

        In 2003, the Company deferred approximately $18.9 million in revenues and approximately $42.8 million of associated direct and incremental selling and installation costs. In 2002, the Company deferred approximately $17.1 million in revenues and approximately $45.5 million of associated direct and incremental selling and installation costs. In 2001, the Company deferred approximately $12.2 million in revenues and approximately $28.8 million of associated direct and incremental selling and installation costs. Prior to 2001 the Company had acquired most of its customer accounts by acquisition or through an independent dealer program. In the dealer program, dealers billed and retained all installation revenues.

        Deferred revenues also result from customers who are billed for monitoring and extended service protection in advance of the period in which such services are provided, on a monthly, quarterly or annual basis. Revenues from monitoring activities are recognized in the period such services are provided.

(c)    Inventories

        Inventories, primarily comprised of alarm systems and parts, are stated at the lower of average cost or market. Inventory is shown net of an obsolescence reserve of $2.8 million and $3.6 million at December 31, 2003 and 2002, respectively. This reserve is determined based primarily upon current usage of the individual parts included in inventory.

(d)    Property and Equipment

        Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives. Gains or losses from retirements and dispositions of property and equipment are recognized in income in the period realized. Repair and maintenance costs are expensed as incurred.

        Estimated useful lives of property and equipment are as follows:

Furniture, fixtures and equipment	5-10 years
Data processing and telecommunication	3-7 years
Leasehold improvements	lease term; generally 5-10 years
Vehicles	5 years
Buildings	40 years

(e)    Income Taxes

        The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are periodically reviewed for recoverability.

        The Company has a tax sharing agreement with Westar Energy. Pursuant to this agreement Westar Energy has in the past made payments to the Company for current tax benefits utilized by Westar Energy in its consolidated tax return irrespective of whether the Company would realize these current benefits on a separate return basis. As of December 31, 2003, other than for net operating loss carryforwards, no valuation allowance had been established by the Company because the tax sharing agreement utilizes a parent company down approach in the allocation of income tax expense among members of the consolidated tax group and, consistent with that approach, no valuation allowance had been allocated to the Company. During the first quarter of 2004, Westar completed its disposition of Protection One. Payment for subsequent benefits will, therefore, no longer be made, except for amounts owed with respect to losses the Company incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in the Company. Accordingly, a substantial portion of the Company's net deferred tax assets of $286.3 million at December 31, 2003 will be impaired. As discussed in Note 15 of the Consolidated Financial Statements "Subsequent Events," the Company will be required to record a non-cash charge against income for the portion of its net deferred tax assets determined not to be realizable. This charge will be material and will have a material adverse effect on its financial condition and results of operations.

(f)    Comprehensive Loss

        Comprehensive loss comprises net loss plus the unrealized gains and losses associated with foreign currency translations and available-for-sale investment securities.

(g)    Customer Accounts

        Customer accounts are stated at cost and are amortized over the estimated customer life. The cost includes amounts paid to dealers and the estimated fair value of accounts acquired in business acquisitions. Internal costs incurred in support of acquiring customer accounts are expensed as incurred.

        The choice of an amortization life is based on estimates and judgments about the amounts and timing of expected future revenues from customer accounts and average customer account life. Selected periods were determined because, in management's opinion, they would adequately match amortization cost with anticipated revenue. The Company periodically uses an independent appraisal firm to perform lifing studies on its customer accounts in order to assist management in determining appropriate lives of its customer accounts. These reviews are performed specifically to evaluate the Company's historic amortization policy in light of the inherent declining revenue curve over the life of a pool of customer accounts, and the Company's historical attrition experience. The Company has identified three distinct pools of customer accounts, each of which has distinct attributes that effect differing attrition characteristics.

        Our amortization rates consider the average estimated remaining life and historical and projected attrition rates. The amortization method for each customer pool is as follows:

Pool	Method
North America
—Acquired Westinghouse Customers	Eight-year 120% declining balance
—Other Customers	Ten-year 135% declining balance
Multifamily	Nine-year straight-line

        The results of a lifing study performed by a third party appraisal firm in the first quarter of 2002 showed a deterioration in the average remaining life of customer accounts. The report showed the Company's North America customer pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of nine years. The Company's Multifamily pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of ten years. Taking into account the results of the lifing study and the inherent expected declining revenue streams for North America and Multifamily, in particular during the first five years, the Company adjusted the amortization of customer accounts for its North America and Multifamily customer pools to better match the rate and period of amortization expense with the expected decline in revenues. In the first quarter of 2002, the Company changed its amortization rate for its North America pool to a ten-year 135% declining balance method from a ten-year 130% declining balance method. The change to this ten-year 135% accelerated method, provides for a better matching to the declining revenue stream, in particular during the first five years, when the year over year decline is greatest and a significant portion of the revenue stream is expected to be received. For the Multifamily pool, the Company will continue to amortize on a straight-line basis, utilizing a shorter nine year life. The change to the nine year life straight-line method provides for a better matching to the declining revenue stream, in particular during the first five years, when the decline is greatest and a significant portion of the revenue stream is expected to be received. The Company accounted for these amortization changes prospectively beginning January 1, 2002, as a change in estimate. These changes in estimates increased amortization expense for the year ended December 31, 2002 on a pre-tax basis by approximately $1.3 million and on an after tax basis by approximately $0.8 million. The change in estimate had no significant impact on reported earnings per share.

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." To implement the new standards, an independent appraisal firm was engaged to help management estimate the fair values of goodwill and customer accounts. Based on this analysis completed during 2002, the Company recorded a net charge of approximately $765.2 million, net of tax, of which $543.6 million was related to goodwill and $221.6 million was related to customer accounts. These accounting standards, the related charge and other related information are detailed in Note 14 of the Consolidated Financial Statements "Impairment Charges."

        Due to the levels of customer attrition experienced in 2001 and because of recurring losses, management performed impairment tests on its customer account asset and goodwill in 2001. These tests indicated that future estimated undiscounted cash flows exceeded the sum of the recorded balances for customer accounts and goodwill and no impairment charge was recorded in 2001. Additionally, no impairment charge for the customer account asset was deemed to be necessary in 2003.

(h)    Goodwill

        Goodwill represents the excess of the purchase price over the fair value of net assets of businesses acquired. In 2001, goodwill was amortized over its estimated remaining useful life based on a 20-year life.

        Beginning January 1, 2002, goodwill is no longer amortized. Accounting rules adopted on January 1, 2002 do not permit amortization and require an annual impairment test. See Note 14 of the Consolidated Financial Statements "Impairment Charges" for information regarding an impairment recorded in 2002. The Company established July 1 as its annual impairment testing date. The Company completed an annual impairment test during the third quarter of 2002 and determined that no additional impairment was required as of that date.

        After regulatory actions, including Kansas Corporation Commission Order No. 55, which prompted Westar to advise the Company that it intended to dispose of its investment in the Company, the independent appraisal firm was again retained to perform an additional valuation so that the Company could perform an impairment test as of December 31, 2002. Order No. 55 limited the amount of capital Westar Energy could provide to the Company which increased the Company's risk profile. Therefore, the Company reevaluated its corporate forecast, reducing the amount of capital invested over its forecast horizon, and lowered its base monthly recurring revenue to incorporate actual 2002 results, which resulted in a lower valuation than the July 1, 2002 valuation. The Company recorded an additional $90.7 million impairment charge, net of $13.3 million tax, to reflect the impairment of all remaining goodwill of its North America segment in the fourth quarter of 2002.

        The Company performed impairment testing during the third quarter of 2003 and determined that no additional impairment was required as of that date.

        The Company is required to perform impairment tests for long-lived assets prospectively when the Company determines that indicators of impairment are present. Declines in market value of its business or the value of its customer accounts that may be incurred prospectively may also require additional impairment charges. Any such impairment charges could be material.

        Goodwill amortization expense was $48.6 million, excluding $0.3 million related to the discontinued Canadian operations for the year ended December 31, 2001. Accumulated amortization was $150.1 million at December 31, 2001.

(i)    Cash and Cash Equivalents

        All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are cash equivalents. These investments, consisting of money market funds, are stated at cost, which approximates market.

(j)    Restricted Cash

        Restricted cash on the accompanying balance sheet represents a trust account established as collateral for the benefit of the insurer of the Company's workers' compensation claims. The Company receives interest income earned by the trust.

(k)    Receivables

        Gross receivables, which consist primarily of trade accounts receivable, of $30.6 million at December 31, 2003 and $32.4 million at December 31, 2002 have been reduced by allowances for doubtful accounts of $6.9 million and $6.3 million, respectively.

        The Company's policy for North America is to establish a reserve for a percentage of a customer's total receivable balance when any portion of that receivable balance is greater than 30 days past due. This percentage, which is based on the Company's historical experience, is increased as any portion of the receivable ages until it is fully reserved and written off when it is 120 days past due and the account is disconnected and turned over to a collection agency. Additionally, once the customer's balance is greater than 120 days past due, all other receivable balances associated with that customer, irrespective of how many days past due, are deemed to be 120 days past due and fully reserved. In certain instances, based upon the discretion of the local general manager, credit can be extended and the account may remain active.

        The Company's policy for Multifamily's reserve is based on the specific identification approach.

(l)    Marketable securities

        The Company's marketable securities are available-for-sale and consist of 16,168 shares of MetLife stock received as part of MetLife's demutualization. The securities are recorded at market value with a balance of $0.5 million at December 31, 2003, which includes $0.1 million of unrealized gains.

(m)    Advertising Costs

        Printed materials are expensed as incurred. Broadcast advertising costs are expensed upon the first broadcast of the respective advertisement. Total advertising expense was $2.8 million, $3.9 million and $3.4 million, during the years ended December 31, 2003, 2002, and 2001, respectively.

(n)    Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from a large number of customers, including both residential and commercial, dispersed across a wide geographic base. The Company extends credit to its customers in the normal course of business, performs periodic credit evaluations and maintains allowances for the potential credit losses. The Company has customers located throughout the United States. The Company does not believe a significant risk of loss from a concentration of credit risk exists.

(o)    Loss Per Share

        Loss per share is presented in accordance with SFAS No. 128 "Earnings Per Share". Weighted average shares outstanding were as follows:

	December 31,
	2003	2002	2001
Weighted average shares outstanding	98,129,343	98,071,206	105,458,601

        The Company had outstanding stock options and warrants of which approximately 5.6 thousand, 1.7 million and 0.6 million represent dilutive potential common shares for the years ended December 31, 2003, 2002 and 2001. These securities were not included in the computation of diluted earnings per share since to do so would have been antidilutive for all periods presented.

(p)    New Accounting Standards

        Consolidation of Variable Interest Entities.    In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51." This interpretation was replaced by FIN No. 46R in December of 2003. The revised interpretation (FIN No. 46R) provides guidance related to identifying variable interest entities and determining whether such entities should be included in consolidated financial statements. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of FIN No. 46R. Otherwise, application of FIN

No. 46R (or Interpretation 46) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities, commonly referred to as special-purpose entities, for periods ending after December 15, 2003. The Company adopted the provisions of FIN No. 46R in 2003. The Company does not have any variable interest entities and therefore has no impact from this interpretation.

        Accounting for Financial Instruments with Characteristics of Both Liabilities and Equity. In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for classification and measurement of certain financial instruments. The statement requires financial instruments within its scope to be classified as liabilities in most circumstances. The Company adopted SFAS No. 150 in the second quarter of 2003. The Company does not have any financial instruments that are within the scope of SFAS No. 150, and therefore has no impact from this statement.

(q)    Prior Year Reclassification

        Certain reclassifications have been made to prior year information to conform with current year presentation.

3.    Property and Equipment:

        Property and equipment are summarized as follows (in thousands):

	December 31,
	2003	2002
Furniture, fixtures and equipment	$7,507	$7,199
Data processing and telecommunication	69,894	65,836
Leasehold improvements	3,127	5,085
Vehicles	14,066	13,892
Buildings and other	6,194	6,654

	100,788	98,666
Less accumulated depreciation	(68,867)	(60,912)

Property and equipment, net	$31,921	$37,754

        Depreciation expense was $11.6 million, $13.5 million and $15.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

4.    Intangible Assets—Customer Accounts and Goodwill:

        The following is a rollforward of the investment in customer accounts for the following years (in thousands):

	December 31,
	2003	2002
Beginning customer accounts	$680,349	$1,283,495
Acquisition of customer accounts	259	1,195
Impairment charge (Note 14)	—	(603,285)
Sale of accounts	(28)	(398)
Purchase holdbacks and other	348	(658)

	680,928	680,349
Less accumulated amortization	(436,184)	(367,564)

Ending customer accounts, net	$244,744	$312,785

        Amortization expense was $68.6 million, $68.9 million and $132.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. As part of the impairment charge in 2002, approximately $265.2 million of accumulated amortization was written off.

        The table below reflects the estimated aggregate customer account amortization for each of the five succeeding years on the Company's existing customer account base as of December 31, 2003 (in thousands):

	2004	2005	2006	2007	2008
Estimated amortization expense	$68,612	$52,322	$51,961	$45,641	$20,000

        The changes in carrying amounts of goodwill for the years ended December 31, 2003 and 2002, are as follows (in thousands):

	North America Segment	Multifamily Segment	Total
Balance as of January 1, 2002	$613,414	$150,035	$763,449
Impairment losses (Note 14)	(613,414)	(104,188)	(717,602)
Realization of purchased tax assets	—	(4,000)	(4,000)

Balance as of December 31, 2002 and 2003	—	$41,847	$41,847

5.    Long-Term Debt:

        Long-term debt and the fixed or weighted average interest rates are as follows (in thousands):

	December 31,
	2003	2002
Revolving Credit Facility maturing January 5, 2005, variable 7.8%(a)	$215,500	$215,500
Senior Subordinated Notes, maturing January 2009, fixed 8.125%	110,340	110,340
Senior Unsecured Notes, maturing August 2005, fixed 7.375%	190,925	190,925
Senior Subordinated Discount Notes, maturing June 2005, fixed 13.625%(b)	30,609	31,033
Convertible Senior Subordinated Notes, maturing September 2003, fixed 6.75%	—	9,725
Other debt obligations, including capital leases	—	434

	547,374	557,957
Less current portion(c)	(215,500)	(10,159)

Total long-term debt	$331,874	$547,798

(a)
Represents weighted average interest rate before fees on borrowings under the facility at December 31, 2003. The weighted-average annual interest rate before fees on borrowings at December 31, 2002 was 5.2%.

(b)
The effective rate to the Company is 11.8% due to amortization of a premium related to the notes. The unamortized balance of the premium at December 31, 2003 and 2002 was $0.7 million and $1.2 million, respectively.

(c)
Current maturity is based on Westar's execution of a definitive sales agreement on December 23, 2003 to dispose of the Company.

        During 2003 the Company retired at face value $9.7 million of its 6.75% bonds that matured. During 2002 the Company acquired $103.2 million of its bonds for $83.2 million resulting in a gain of $19.3 million. During 2001 the Company acquired $146.0 million of its bonds for $91.7 million resulting in a gain of $53.0 million. In some cases these debt securities were acquired from Westar Industries limiting the amount of gain.

Revolving Credit Facility

        The revolving credit facility provides for borrowings up to $215.5 million with a variable interest rate and currently expires on January 5, 2005. The revolving credit facility's terms provide that it must be paid in full upon a change in control. The revolving credit facility has been reflected as a current liability based on Westar's execution of a definitive sales agreement on December 23, 2003 to dispose of the Company. Because of the potential default that existed at the end of 2003 related to Westar's pending sale of its ownership interest in the Company, the Company's outstanding borrowings under the revolving credit facility are currently ABR borrowings and are at a rate higher than previous Eurodollar borrowings. The Company and Quadrangle entered into a standstill agreement, which among other things, prohibits the Company from making borrowings under the facility and also prohibits Quadrangle from exercising its remedies under the facility for a period not to exceed 90 days if certain conditions are met.

        The weighted-average annual interest rate after fees on all borrowings under the facility was 6.3%, 7.0% and 9.0% for the years ended December 31, 2003, 2002, and 2001 respectively.

Senior Subordinated Notes

        In 1998, the Company issued $350 million aggregate principal amount of unsecured 8 1/8% senior subordinated notes. As a result of the completion of a registered offer to exchange a new series of 8 1/8% Series B senior subordinated notes for a like amount of the Company's outstanding 8 1/8% senior subordinated notes, effective June 1, 2001 the annual interest rate on all of such outstanding notes decreased from 8 5/8% to 8 1/8%. Interest on these notes is payable semi-annually on January 15 and July 15. The notes are redeemable at the Company's option, in whole or in part, at a predefined price.

Senior Notes

        In 1998, the Company issued $250 million of 7 3/8% senior notes. Interest is payable semi-annually on February 15 and August 15. As described in Note 15 of the Consolidated Financial Statements, the Company did not make the interest payment that was due on February 17, 2004 and has 60 days before the grace period expires. Upon expiration of the grace period, the trustee or the holders of the notes may declare such notes to be immediately due and payable. The notes are redeemable at the Company's option, in whole or in part, at a predefined price. As of December 31, 2003, approximately $26.6 million of these notes were held by Westar.

Senior Subordinated Discount Notes

        In 1995, a predecessor to the Company issued $166 million aggregate principal amount of unsecured senior subordinated discount notes with a fixed interest rate of 13 5/8% which were revalued to reflect an 11.8% effective interest rate in connection with a 1997 business combination. Interest payments began in 1999 and are payable semi-annually on June 30 and December 31. As of June 30, 2000, the notes became redeemable, at the Company's option, at a specified redemption price.

        The indenture relating to the Company's 13 5/8% senior subordinated discount notes requires the Company to give notice of its intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because the Company did not offer to repurchase such notes, such inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for the 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, the Company does not have the funds available to repay the indebtedness, and could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

Convertible Senior Subordinated Notes

        In 1996, the Company issued $103.5 million aggregate principal amount of 6 3/4% convertible senior subordinated notes. These notes matured in September 2003 and have been paid in full.

Other

        This category represents debt obligations for software leases. The weighted average interest rate on these obligations approximates 6.92% for 2002. These obligations were satisfied during 2003.

Debt Maturities

        Debt maturities other than under the Company's revolving credit facility, and exclusive of the potential impact of any uncured conditions of default (see Note 15 of the Consolidated Financial Statements "Subsequent Events"), are as follows (in thousands):

2004	—
2005	220,797	(a)
2006	—
2007	—
2008 and thereafter	110,340

Total	$331,137

(a)
Excludes $0.7 million premium on the 13 5/8% senior subordinated discount notes at December 31, 2003.

Financial and operating covenants

        Most of these debt instruments contain restrictions based on earnings before interest, taxes, depreciation, and amortization, or EBITDA. The definition of EBITDA varies among the various indentures and the revolving credit facility. EBITDA is generally derived by adding to income (loss) before income taxes, the sum of interest expense and depreciation and amortization expense, including amortization of deferred customer acquisition costs and deducting amortization of deferred revenues. However, under the varying definitions of the indentures, additional adjustments are sometimes required.

        The Company's revolving credit facility contains financial and operating covenants which may restrict the Company's ability to incur additional debt, pay dividends, make loans or advances and sell assets. Under the standstill agreement executed with Quadrangle, the Company has received a waiver of certain specified defaults for a period not to exceed 90 days, if certain conditions are met.

Debt Instrument	Financial Covenant
Revolving Credit Facility	Total consolidated debt/annualized most recent quarter EBITDA—less than 5.75 to 1.0

Consolidated annualized most recent quarter EBITDA/latest four fiscal quarters interest expense—greater than 2.10 to 1.0
Senior Subordinated Notes	Current fiscal quarter EBITDA/current fiscal quarter interest expense—greater than 2.25 to 1.0
Senior Subordinated Discount Notes	Total debt/annualized current quarter EBITDA—less than 6.0 to 1.0 Senior debt/annualized current quarter EBITDA—less than 4.0 to 1.0

        At December 31, 2003, the Company believed it was in compliance with the covenants under the revolving credit facility and the indentures relating to the Company's other indebtedness. The Company's ability to comply with the ratios and the tests will be affected by events outside its control and there can be no assurance that the Company will continue to meet those tests. Failure to meet the tests would place additional restrictions on the Company's ability to incur indebtedness. A violation of these restrictions would result in an event of default which would allow the lenders to declare all amounts outstanding immediately due and payable.

        Following the change in control on February 17, 2004, the revolving credit facility is in default, and the Company is required to (i) make an offer to the holders of the Company's 13 5/8% senior subordinated discount notes to purchase the notes at approximately 101% of par and (ii) make an offer to the holders of the Company's 7 3/8% senior notes and 8 1/8% senior subordinated notes to purchase the notes at 101% of par if such change in control is coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of the change in control or the intention to effect the change in control.

        See Note 15 "Subsequent Events" for further discussion.

6.    Related Party Transactions

  Kansas Corporation Commission

        On November 8, 2002, the Kansas Corporation Commission, or KCC, issued Order No. 51 which required Westar Energy to initiate a corporate and financial restructuring, reverse specified accounting transactions described in the Order, review, improve and/or develop, where necessary, methods and procedures for allocating costs between utility and non-utility businesses for KCC approval, refrain from any action that would result in its electric businesses subsidizing non-utility businesses, reduce outstanding debt giving priority to reducing utility debt and, pending the corporate and financial restructuring, imposed standstill limitations on Westar Energy's ability to finance non-utility businesses including the Company. These standstill protections required that Westar Energy seek KCC approval before it takes actions such as making any loan to, investment in or transfer of cash in excess of $100,000 to the Company or another non-utility affiliate, entering into any agreement with the Company or another non-utility affiliate where the value of goods or services exchanged exceeds $100,000, investing by Westar Energy or Westar Energy's affiliate, of more than $100,000 in an existing or new non-utility business and transferring any non-cash assets or intellectual property to the Company or another non-utility affiliate. In addition, Westar Energy must charge interest to the Company and other non-utility affiliates at the incremental cost of their debt on outstanding balances of any existing or future inter-affiliate loans, receivables or other cash advances due Westar Energy. The Order also suggested that the sale by Westar Energy of the Company's stock should be explored, along with other alternatives, as a possible source of cash to be used to reduce Westar Energy debt. An additional provision affecting the Company includes a requirement that it cannot sell assets having a value of $100,000 or more with prior KCC approval.

        On December 23, 2002, the Kansas Corporation Commission issued Order No. 55 clarifying and modifying the November 8, 2002 Order. One such clarification was that Westar Energy and Westar Industries would be prohibited from making payments to the Company under the tax sharing agreement until certain requirements were met by Westar Energy regarding its debt.

        On January 10, 2003, Protection One filed a petition seeking reconsideration of certain aspects of Order No. 55. Specifically, the Company requested that the Commission reconsider and revise Order No. 55 so that it clearly does not interfere with the Company's contractual arrangements with Westar Energy and Westar Industries, including, but not limited to the tax sharing agreement and the revolving credit facility.

        On February 11, 2003, the parties to the KCC proceeding filed a Limited Stipulation and Agreement, which sought the KCC's approval for Protection One to sell all of its Westar Energy stock to Westar Energy. The KCC approved the Limited Stipulation and Agreement on February 14, 2003. Protection One sold its Westar Energy stock to Westar Energy on February 14, 2003 for $11.6 million. At December 31, 2002 this Westar Energy stock was recorded as a reduction of stockholders' equity, similar to treasury stock, in the amount of $15.0 million.

        On February 25, 2003, the Company entered into a partial Stipulation and Agreement, which is referred to as the reconsideration agreement, with the Staff of the KCC, Westar Energy, Westar Industries and an intervenor. The reconsideration agreement requested that the KCC issue an order granting limited reconsideration and clarification to its order issued December 23, 2002. The reconsideration agreement also requested that the KCC authorize Westar Energy and Westar Industries to perform their respective obligations to the Company under the tax sharing agreement and the revolving credit facility. Additionally, the reconsideration agreement provided that, among other things: (a) the maximum borrowing capacity under the revolving credit facility will be reduced to $228.4 million and the maturity date may be extended one year to January 5, 2005; (b) Westar Energy may provide funds to Westar Industries to the extent necessary to perform its obligations to the

Company under the revolving credit facility; (c) Westar Energy will reimburse the Company approximately $4.4 million for expenses incurred in connection with services provided by Protection One Data Services and AV One, Inc. to Westar Energy and Westar Industries, and for the sale of AV One, Inc. to Westar Energy and (d) the management services agreement between the Company and Westar Industries was cancelled.

        On March 11, 2003, the KCC issued Order No. 65 conditionally approving the reconsideration agreement. The KCC imposed the following on the terms of the reconsideration agreement: (a) the revolving credit facility must be paid off upon the sale of all or a majority of Protection One common stock held by Westar Industries, and this pay-off must be a condition of any sale by Westar Industries of Protection One's stock; (b) Westar Energy must provide advance notice to the KCC if the payment to the Company under the tax sharing agreement exceeds approximately $20 million; (c) Protection One must receive KCC approval prior to selling any assets exceeding $100,000 and Westar Energy and Westar Industries must receive KCC approval prior to selling their stock in Protection One; and (d) Protection One must waive certain potential claims against Westar Energy and Westar Industries relating to certain inter-company agreements. In addition, the KCC reserved the right to impose a deadline for the sale by Westar Industries of its Protection One stock. Westar Energy was precluded from extending any credit to the Company except for borrowings the Company may have made under the revolving credit facility.

        In addition, on March 19, 2003, the Company submitted two letters to the KCC in response to KCC Order No. 65, one of which was addressed to the KCC and the other of which was addressed to Westar Energy. As described in the letters, the Company agreed to (i) release Westar Energy from certain claims relating to Protection One Data Services, Inc. ("PODS"), AV One, Inc. and the management services agreement and (ii) accept the conditions set forth in Order No. 65 relating to matters other than PODS, AV One, Inc. and the management services agreement. The Company does not intend to seek reconsideration of Order No. 65.

        On January 2, 2004, Westar Energy and Westar Industries filed a Joint Motion with the KCC to sell Westar Industries' equity interest in Protection One to Quadrangle. The Joint Motion also sought to assign Westar Industries' interest in the revolving credit facility to Quadrangle. In the alternative, the Joint Motion sought permission for Westar Energy to sell its shares of stock in Westar Industries to Quadrangle, at which time Westar Industries' assets and liabilities would consist of the revolving credit facility and its equity interest in Protection One. On February 13, 2004, the KCC approved the Joint Motion.

  Revolving Credit Facility

        The Company had outstanding borrowings under the revolving credit facility with Westar Industries of $215.5 million at December 31, 2003 and 2002. The Company accrued interest expense of $12.6 million, $12.3 million and $10.5 million and made interest payments of $13.1 million, $12.4 million and $10.4 million on borrowings under the facility for the years ended December 31, 2003, 2002 and 2001, respectively. Pursuant to the reconsideration agreement, the maximum borrowing capacity of the revolving credit facility was reduced from $280.0 million to $228.4 million. Accordingly, Westar Energy agreed to refund approximately $0.5 million to the Company in amendment fees. This amount was refunded on June 24, 2003 upon execution of the Thirteenth Amendment to the revolving credit facility.

        On June 30, 2003 the Company paid $0.5 million amendment fee to Westar Industries for the Fourteenth Amendment to the revolving credit facility. This amendment extended the maturity date of the revolving credit facility to January 5, 2005 and increased the applicable margin on Eurodollar borrowings to 5.00%.

  Sale of trademark rights

        On June 30, 2003 Westar Industries paid the Company approximately $0.5 million partially as consideration for the Company's grant of a license to Protection One Europe Holding S.A. to use the Protection One trademark and name in certain European countries. Revenues from this agreement will be recognized over the life of the licensing agreement.

  Securities transactions with Westar

        During 2002 and 2001, respectively, the Company acquired from Westar Industries $83.9 million and $93.7 million face value of the Company's bonds for $66.8 million and $61.8 million, respectively. These bonds were purchased at Westar Industries' cost which generally approximated fair value. As a result of these transactions, a gain of $16.6 million and $31.6 million was recognized in 2002 and 2001, respectively. No bonds were repurchased from Westar Industries in 2003.

        During 2002, the Company acquired approximately $41.2 million of Westar Energy 6.25% notes, approximately $21.6 million of Westar Energy 6.875% notes, and approximately $4.6 million of Westar Energy 7.125% notes. All of these notes were subsequently sold at cost to Westar Energy prior to June 30, 2002. In addition, in the first quarter of 2002 the Company acquired $0.3 million of Westar Energy preferred securities and $0.1 million of ONEOK, Inc. common stock, all of which were subsequently sold at cost to Westar Energy on March 27, 2002. During 2002 the Company acquired in open market purchases approximately $12.6 million of Westar Energy common stock and approximately $1.5 million of Westar Energy preferred stock. During 2002, the Company received dividends of approximately $0.1 million and $0.5 million on Westar Energy preferred stock and common stock, respectively. The dividends were recorded as a reduction in basis in Westar Energy equity securities. At December 31, 2002, the Company held 850,000 shares of Westar Energy common stock at a cost of approximately $13.0 million and 34,213 shares of Westar Energy preferred stock at a cost of approximately $2.0 million for a combined cost of approximately $15.0 million which is reflected in the equity section of the Company's balance sheet. These securities were sold to Westar Energy on February 14, 2003 for approximately $11.6 million. The difference between the cost and proceeds received from Westar Energy was reflected as a reduction of contributed capital from Westar Energy in the first quarter of 2003.

        At December 31, 2003 and 2002, Westar held approximately $26.6 million of the Company's 7 3/8% senior notes which it acquired in prior years.

  Wichita building purchase

        In the second quarter of 2002, the Company exercised its option to buy an office building located in downtown Wichita, Kansas, from Kansas Gas and Electric Company, a wholly owned subsidiary of Westar Energy, for the appraised fair market value of approximately $0.5 million.

  Treasury stock

        The Company acquired 16,101,892 shares of its common stock at market prices from Westar Industries during the year ended December 31, 2001 for $19.5 million. The Company reports these shares as treasury stock, at cost, in the equity section of the accompanying balance sheet. As of December 31, 2003 and 2002, the Company's shares of common stock owned by Westar Energy and Westar Industries represented approximately 88% of the total outstanding shares.

  Tax receivable related to tax sharing agreement

        The Company had a receivable balance of $26.1 million and $20.7 million at December 31, 2003 and 2002, respectively, relating to the tax sharing agreement with Westar Energy. Subsequent to December 31, 2002, upon completion of the 2002 income tax return by Westar, along with adjustments from amended income tax returns, an additional receivable of $12.8 million was recorded in 2003. An additional $12.6 million receivable was recorded for the estimated tax benefit generated in 2003 that Westar Energy will be able to utilize in its 2003 consolidated income tax return. In December 2003 the Company received $20.0 million from Westar Energy as partial payment for the tax benefit utilized in their 2002 tax return filed in the third quarter of 2003. In February 2002, the Company received $1.7 million from Westar Energy for payment of the tax receivable at December 31, 2001. In October 2001, the Company received $7.3 million and $11.8 million from Westar Energy under the tax sharing agreement for tax year 2000 and the estimated tax benefit through September 30, 2001, respectively. See Note 8 of the Consolidated Financial Statements "Income Taxes" for further discussion relating to income taxes and the tax sharing agreement.

  Shared services and management services agreements

        Westar Energy provides administrative services at its fully loaded cost to the Company pursuant to an agreement which is referred to as the administrative services agreement, which includes accounting, tax, audit, human resources, legal, purchasing and facilities services. Charges of approximately $4.3 million were incurred for the year ended December 31, 2003, compared to charges of approximately $3.9 million and $8.1 million for the year ended December 31, 2002 and 2001, respectively. The Company had a net balance due to Westar Energy primarily for these services of $0.3 million and $1.0 million at December 31, 2003 and 2002, respectively. The Company rents office space for its corporate headquarters from Westar on a month-to-month basis. The Company paid approximately $0.6 million for rent for each of the years ended December 31, 2003, 2002 and 2001.

        In November 2001, the Company entered into an agreement, which is referred to as the management services agreement, pursuant to which it paid to Westar Industries, beginning with the quarter ended March 31, 2002, a financial advisory fee, payable quarterly, equal to 0.125% of the Company's consolidated total assets at the end of each quarter. The Company incurred $3.6 million of expense for the year ended December 31, 2002 for the financial advisory fee which is included in general and administrative expenses on the income statement. During the fourth quarter of 2002, the management fee was suspended and no additional cost was incurred in the fourth quarter. This agreement was terminated in accordance with the reconsideration agreement. There was no balance due under the management services agreement at December 31, 2002.

  AV ONE and Protection One Data Services

        On June 5, 2002, the Company acquired the stock of a wholly owned subsidiary of Westar Industries named Westar Aviation, Inc. for approximately $1.4 million. The Company subsequently changed the name of the newly acquired corporation to AV ONE, Inc. ("AV ONE") and entered into an aircraft reimbursement agreement with Westar Industries. Under this agreement, Westar Industries agreed to reimburse AV ONE for certain costs and expenses relating to its operations. Through September 30, 2002, AV ONE incurred approximately $1.4 million in expenses for which the Company received reimbursement from Westar Industries in October 2002. In accordance with the reconsideration agreement, Westar Energy reimbursed the Company for all costs incurred relating to the services provided to Westar Energy and Westar Industries and on March 21, 2003, repurchased the stock of AV ONE at book value. The Company did not incur any gain or loss on the transaction since the sale was transacted at book value.

        In June 2002, the Company formed a wholly owned subsidiary named Protection One Data Services, Inc. (PODS) and on July 1, 2002 transferred to it approximately 42 of its Information Technology employees. Effective July 1, 2002, PODS entered into an outsourcing agreement with Westar Energy pursuant to which PODS provided Westar Energy information technology services. As a condition of the agreement, PODS offered employment to approximately 100 Westar Energy Information Technology employees. Operation of the subsidiary and the provision of such services were discontinued as of December 31, 2002. Revenues from these operations totaled $11.2 million for the six months of their operation ending December 31, 2002 and net income of $0.3 million for that period are included in the consolidated statements of operations under "discontinued operations." The approximately 142 Information Technology employees that had accepted employment with PODS were transferred back to their respective companies as of the December 31, 2002. PODS had a $1.1 million receivable from Westar Energy as of December 31, 2002. On March 21, 2003, in accordance with the Reconsideration Agreement, Westar Energy paid the Company $1.1 million for the balance due under the outsourcing agreement as of December 31, 2002.

  Other related party information

        In late 2002 and early 2003, Westar Energy and various AV One personnel were served with subpoenas by the grand jury of the United States District Court for the District of Kansas, concerning, among other things, the use of aircraft leased by Westar Industries, and by AV One. The Company cooperated with the grand jury and Westar Energy in connection with such subpoenas. On December 4, 2003, two former executives of Westar Energy, who were also previous members of the Company's Board of Directors, were indicted by the grand jury for various alleged offenses, including alleged misuse of and improper accounting related to these aircraft. It is the Company's understanding that the grand jury's investigation into these issues has been concluded.

        The Company's chief executive officer, Richard Ginsburg, and its chief financial officer, Darius Nevin, held similar positions with Guardian International, Inc. (Guardian) prior to taking their current positions with the Company. The Company granted Guardian an option to purchase an aggregate of 250,000 shares of the Company's common stock in connection with the Company's hiring of Mr. Ginsburg. See Note 7 of the Consolidated Financial Statements "Stock Warrants and Options" for additional discussion regarding these options. In November 2001, the Company sold a portfolio of customer accounts for approximately $0.1 million to Mutual Central Alarm Services, Inc. (Mutual), a wholly owned subsidiary of Guardian. In December 2001, the Company purchased a portfolio of customer accounts from Guardian for approximately $0.4 million. Westar Energy is a significant holder of Guardian's preferred stock.

7.    Stock Warrants and Options:

        The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Under APB No. 25, the Company recognizes no compensation expense related to employee stock options that are granted with an exercise price at or greater than the market price on the day of grant.

        A summary of warrant and option activity for the Company's common stock from December 31, 2000 through December 31, 2003 is as follows:

	Warrants And Options	Weighted Average Exercise Price
Outstanding at December 31, 2000	4,664,533	$6.294
Granted	2,045,541	1.329
Exercised	(65,568)	1.438
Surrendered	(974,394)	4.658

Outstanding at December 31, 2001	5,670,112	$4.840
Granted	797,500	2.201
Exercised	(60,621)	1.422
Surrendered	(1,144,138)	10.063

Outstanding at December 31, 2002	5,262,853	$3.344
Granted	40,000	1.200
Exercised	(178,600)	0.183
Surrendered	(792,967)	5.672

Outstanding at December 31, 2003	4,331,286	$3.029

        The table below summarizes stock options and warrants for the Company's common stock outstanding as of December 31, 2003:

Description	Range of Exercise Price	Number of Shares of Common Stock	Weighted- Average Remaining Contractual Life in years	Weighted Average Exercise Price
Exercisable
Fiscal 1995	$6.375-$6.500	10,800	1 year	$6.444
Fiscal 1996	8.000-13.875	24,000	2 years	9.469
Fiscal 1997	9.500	44,000	3 years	9.500
Fiscal 1998	11.000	213,000	4 years	11.000
Fiscal 1999	5.250-8.9275	284,914	5 years	8.274
Fiscal 2000	1,3125-1.4375	290,695	6 years	1.431
Fiscal 2001	0.875-1.480	1,249,912	7 years	1.328
Fiscal 2002	2.070-2.750	256,575	8 years	2.204
1995 Note Warrants	3.890	780,837	1 year	3.890

		3,154,733

Not exercisable
2001 options	0.8750-1.480	615,628	7 years	1.328
2002 options	2.070-2.750	520,925	8 years	2.204
2003 options	1.200	40,000	9 years	1.200

		1,176,553

Outstanding		4,331,286

        On April 16, 2001, the Company granted an option to purchase an aggregate of 875,000 shares of its common stock to Richard Ginsburg as part of his employment agreement with the Company. The option has a term of ten years and vests ratably over the next three years. The purchase price of the shares issuable pursuant to the option is $1.32 per share while the fair market value of the common stock at the date of the option grant was $1.79 per share resulting in $0.4 million in deferred compensation expense amortized over three years. The expense amount was $0.1 million for each of the years ending December 31, 2003, 2002 and 2001.

1994 Stock Option Plan

        The 1994 Stock Option Plan, which is referred to as the Plan, approved by the Protection One stockholders in June 1994, provides for the award of incentive stock options to directors, officers and key employees under the Plan. A total of 1,300,000 shares are reserved for issuance, subject to such adjustment as may be necessary to reflect changes in the number or kinds of shares of common stock or other securities of Protection One. The Plan provides for the granting of options that qualify as incentive stock options under the Internal Revenue Code and options that do not so qualify.

        The purchase price of the shares issuable pursuant to the options is equal to (or greater than) the fair market value of common stock at the date of option grant. The vesting period was accelerated on November 24, 1997 and all remaining options are currently exercisable.

1997 Long-Term Incentive Plan

        The 1997 Long-Term Incentive Plan, which is referred to as the LTIP, approved by the Protection One stockholders on November 24, 1997, provides for the award of incentive stock options to directors, officers and key employees. Under the LTIP, 5,700,000 shares are reserved for issuance, subject to such adjustment as may be necessary to reflect changes in the number or kinds of shares of common stock or other securities of Protection One. The LTIP provides for the granting of options that qualify as incentive stock options under the Internal Revenue Code and options that do not so qualify.

        Each option has a term of ten years and vests ratably over three years. As a result of Westar selling its interest in the Company's stock (see Note 15 of the Consolidated Financial Statements "Subsequent Events"), all options have subsequently vested due to the change in control. The purchase price of the shares issuable pursuant to the options is equal to (or greater than) the fair market value of the common stock at the date of the option grant. The weighted average fair value of options granted during 2003, 2002 and 2001 estimated on the date of grant using the Black-Scholes Option Pricing Model were $0.80, $1.78 and $0.98, respectively. The fair value was calculated for the respective year using the following assumptions:

	Year Ended December 31,
	2003	2002	2001
Expected stock price volatility	67.1%	91.3%	83.9%
Risk free interest rate	3.2%	4.8%	4.95%
Remaining expected option life	7 years	6 years	6 years

        On April 16, 2001, the Company granted an option to purchase an aggregate of 250,000 shares of its common stock to Guardian International, Inc. (Guardian) in connection with the hiring of Richard Ginsburg as the Company's new chief executive officer, who was formerly the chief executive officer of Guardian. The option has a term of ten years and vested ratably over three years. The purchase price of the shares issuable pursuant to the option is $1.32 per share while the fair market value of the common stock at the date of the option grant was $1.79 per share resulting in $0.4 million expense in 2001. On December 31, 2003, all options were outstanding and 166,667 options are exercisable. The options issued to Guardian are not included in the outstanding options listed in the above tables.

8.    Income Taxes:

        Components of income tax (expense) benefit are as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Federal
Current	$23,071	$20,745	$19,564
Deferred	(7,493)	127,886	2,301
State
Current	2,892	264	(266)
Deferred	(976)	(43)	(27)

	17,494	148,852	21,572
Tax on discontinued operations	—	674	(41)
Tax on cumulative effect of accounting change	—	72,335	—

Total	$17,494	$221,861	$21,531

        The difference between the income tax (expense) benefit at the federal statutory rate and income tax (expense) benefit in the accompanying statements of operations is as follows:

	2003	2002	2001
Federal statutory tax rate	35%	35%	35%
Non-deductible goodwill	—	(16)	(15)
Other	(1)	1	—

	34%	20%	20%

        The tax sharing agreement between Protection One and Westar Energy provides for payments to Protection One for tax benefits utilized by Westar Energy. Accordingly, in 2003 and 2002, the Company received payments from Westar Energy of $20.0 million and $1.7 million, respectively. The receivable balance of $26.1 million at December 31, 2003 reflects the balance of the estimated tax benefit to be utilized by Westar Energy in its 2003 consolidated income tax return plus the remainder of the 2002 tax benefit not paid in 2003. As described in Note 15 of the Consolidated Financial Statements "Subsequent Events", for periods subsequent to February 17, 2004 future tax benefit will not be realized because the Company will no longer file consolidated tax returns with Westar Energy. See Note 2(e) of the Consolidated Financial Statements "Summary of Significant Accounting Policies—Income Taxes", above.

        Deferred income tax assets and liabilities were composed of the following (in thousands):

	2003	2002
Deferred tax asset, current:
Accrued liabilities	$4,085	$5,454
Accounts receivable, due to allowance	615	1,248
Revolving credit facility	28,844	—
Other	355	1,554

	$33,899	$8,256

Deferred tax asset, noncurrent:
AMT credit carryforwards	$20,001	$27,196
Net operating loss carryforwards	8,307	8,307
Valuation allowance	(8,307)	(8,307)
Customer accounts	138,751	146,094
Installed systems	40,328	40,147
Property & equipment	742	(14,343)
Goodwill	68,321	76,680
OID amortization	3,343	3,343
Deferred customer acquisition costs (net of revenues)	(12,795)	4,282
Other	(6,280)	3,246

	$252,411	$286,645

        Following the consummation of the sale of Westar's ownership interests in the Company, it is no longer a part of the Westar consolidated tax group. The Company and Westar did not, however, terminate their tax sharing agreement, and based on discussions with Westar and its counsel, there are several areas of potential dispute regarding Westar's obligations under the terms of the tax sharing agreement. The most material of these potential disputes involve (i) the amount of any tax sharing payments that would be due to the Company if Westar decides in the future to elect to treat the sale of its interests in the Company as a sale of assets under the Internal Revenue Code, (ii) the proper treatment under the tax sharing agreement of tax obligations or benefits arising out of the transaction in which Westar sold its ownership interests in the Company, including the impact on future tax sharing payments relating to the cancellation of indebtedness income generated by a partial writedown of the revolving credit facility prior to closing or the assignment of the revolving credit facility for less than the full amount outstanding under the facility at closing and (iii) whether tax sharing payments due to the Company when Westar was subject to alternative minimum tax should be calculated at the alternative minimum tax rate of 20% or the normal statutory rate of 35% to the extent that Westar has utilized or is reasonably expected to be able to utilize the associated alternative minimum tax credits or otherwise has received full benefits at normal statutory rates from our losses. The Company believes that it has strong positions with respect to these items and will aggressively pursue its positions. If successful, the Company may realize additional tax sharing payments from Westar.

9.    Employee Benefit Plans:

401(k) Plan

        The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, known as the Protection One 401(k) Plan. The Company makes contributions to the Protection One 401(k) Plan, which contributions are allocated among participants based upon the respective contributions made by the participants through salary reductions during the applicable plan year. The Company's matching contribution may be made in common stock, in cash or in a combination of both stock and cash. For the years ended December 31, 2003, 2002, and 2001, Protection One made matching cash contributions to the plan of $1.0 million, $1.1 million and $1.1 million, respectively. The funds of the plan are deposited with a trustee and at each participant's option in one or more investment funds, including a Company stock fund. Contributions to the Company stock fund were suspended during 2003, and the Company does not expect to resume contributions in 2004. The plan was amended effective January 1, 2001 requiring the Company to match employees' contributions up to specified maximum limits.

Employee Stock Purchase Plan

        Participation in the Employee Stock Purchase Plan, which is referred to as the ESPP, was suspended during 2003 due to the sales process associated with Westar selling its ownership interest in the Company. All amounts contributed by employees through the ESPP in 2003 were returned in November 2003. Participation in the ESPP has not resumed and is not expected to resume in 2004.

        The ESPP is designed to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code, and to allow eligible employees to acquire shares of common stock at periodic intervals through their accumulated payroll deductions. A total of 4,650,000 shares of common stock have been reserved for issuance under the Employee Stock Purchase Plan and a total of 1,062,868 shares have been issued including the issuance of 150,239 shares in January 2003.

        The purchase price of shares of common stock purchased under the ESPP during any purchase period will be the lower of 85% of the fair market value of the common stock on the first day of that purchase period and 85% of the fair market value of the common stock on the purchase date.

        Termination of a participant's employment for any reason (including death, disability or retirement) cancels participation in the ESPP immediately. The ESPP will in all events terminate upon the earliest to occur of

  •
  the last business day in September 2005;

  •
  the date on which all shares available for issuance under the plan have been sold; and

  •
  the date on which all purchase rights are exercised in connection with an acquisition of Protection One of all or substantially all of its assets.

10.    Leases:

        The Company leases office facilities for lease terms maturing through 2012. Future minimum lease payments under non-cancelable operating leases are as follows:

Year ended December 31,
2004	$6,572
2005	4,215
2006	2,728
2007	1,792
2008	860
Thereafter	1,036

$17,203

        Total rent expense for the years ended December 31, 2003, 2002 and 2001, was $9.2 million, $11.7 million and $11.8 million respectively.

        The Company rents office space for its corporate headquarters from Westar on a month-to-month basis. The Company paid approximately $0.6 million for rent for each of the years ended December 31, 2003, 2002 and 2001.

11.    Fair Market Value of Financial Instruments:

        For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, the carrying amounts approximate fair market value due to their short maturities.

        The fair value of the Company's debt instruments are estimated based on quoted market prices except for the revolving credit facility which had no available quote and was estimated by the Company. The Company's estimate of fair value for the revolving credit facility was determined to be equal to the value determined by Westar pursuant to the purchase agreement. At December 31, 2003, the fair value and carrying amount of the Company's debt were as follows (in thousands):

	Fair Value		Carrying Value
	2003	2002	2003	2002
Revolving Credit Facility	$133,088	$178,865	$215,500	$215,500
Senior Subordinated Notes (8.125%)	76,135	82,755	110,340	110,340
Senior Notes (7.375%)	175,651	156,559	190,925	190,925
Senior Subordinated Discount Notes (13.625%)	28,378	30,320	30,609	31,033
Convertible Senior Subordinated Notes (6.75%)	—	9,725	—	9,725

	$413,252	$458,224	$547,374	$557,523

        The estimated fair values may not be representative of actual values of the financial instruments that could have been realized at year-end or may be realized in the future.

12.    Commitments and Contingencies:

  Litigation

  Dealer Litigation.

        In 1999, six former Protection One dealers filed a class action lawsuit against Protection One Alarm Monitoring, Inc., known as Monitoring, in the U. S. District Court for the Western District of Kentucky alleging breach of contract arising out of a disagreement over the interpretation of certain provisions of their dealer contracts. The action is styled Total Security Solutions, Inc., et al. v. Protection One Alarm Monitoring, Inc., Civil Action No. 3:99CV-326-H (filed May 21, 1999). In September 1999, the court granted Monitoring's motion to stay the proceeding pending the individual plaintiffs' pursuit of arbitration as required by the terms of their agreements. On June 23, 2000, the court denied plaintiffs' motion for collective arbitration. On or about October 4, 2000, notwithstanding the court's denial of plaintiffs' motion for collective arbitration, the six former dealers filed a Motion to Compel Consolidation Arbitration with the American Arbitration Association, or AAA. On November 21, 2000, the AAA denied the dealers' motion and advised they would proceed on only one matter at a time. Initially, only Masterguard Alarms proceeded with arbitration. On March 8, 2002, Masterguard's claims against the Company were settled by the mutual agreement of the parties.

        On July 25, 2002, Complete Security, Inc., a dealer which was among the original plaintiffs in the Total Security Solutions court proceeding, initiated arbitration proceedings against Monitoring, alleging breach of contract, misrepresentation, consumer fraud and franchise law violations. On September 2, 2003, Complete Security's claims against the Company were settled by the mutual agreement of the parties.

        Two dealers, not plaintiffs in the original Total Security Solutions litigation—Security Response Network, Inc. and Homesafe Security, Inc.—have brought similar claims in arbitration against the Company. Discovery is on-going in the Security Response Network and Homesafe Security matters.

        The Company believes it has complied with the terms of its contracts with these former dealers, and intends to aggressively defend against these claims. In the opinion of management, none of these pending dealer claims, either alone or in the aggregate, will have a material adverse effect upon the Company's consolidated financial position or results of operations.

        Other Protection One dealers have threatened, and may bring, claims against the Company based upon a variety of theories surrounding calculations of holdback and other payments, or based on other theories of liability. The Company believes it has materially complied with the terms of its contracts with dealers. The Company cannot predict the aggregate impact of these potential disputes with dealers which could be material.

  University of New Hampshire Litigation.

        On July 2, 2002, Monitoring received a letter from the University of New Hampshire, asserting claims against Monitoring due to Monitoring's alleged failure to properly monitor a low-temperature freezer used by the university to store research specimens, which failure allegedly caused damage to or destruction of scientific specimens. The university's letter alleged losses of $250,000. On or about August 13, 2002, Monitoring received a letter from counsel to Dr. Stacia Sower, whom we understand to be a professor at the University whose specimens were among those allegedly damaged or destroyed, alleging that the loss was approximately $1.1 million.

        Monitoring entered into a tolling agreement with the university and Dr. Sower, extending the applicable statute of limitations to August 7, 2003, in order to allow claimants time to further investigate the cause of the freezer failure and potentially resolve the matter without resorting to litigation. The parties engaged in informal discovery and settlement discussions during the tolling period.

        In early August, 2003, Dr. Sower and the university filed separate lawsuits against Monitoring in New Hampshire Superior Court (Stacia Sower v. Protection One Alarm Monitoring, Inc. and University of New Hampshire v. Protection One Alarm Monitoring, Inc. & CU Security, Docket Number 03-C-0199). Dr. Sower's suit alleges breach of the duty of care, violations of New Hampshire Revised Statute Chapter 358-A, products liability and other causes of action. The university's suit alleges negligence, breach of contract, breach of implied covenant of good faith and fair dealing, negligent or intentional misrepresentation, strict liability, violations of New Hampshire Revised Statute Chapter 358-A, breach of implied warranties and other causes of action. Both lawsuits seek unspecified monetary damages. The university's lawsuit also seeks rescission of Monitoring's contract with the university.

        Both lawsuits were removed, without objection, to the United States District Court for the District of New Hampshire. Monitoring has answered the complaints, filed a counterclaim against the University of New Hampshire (seeking a declaratory judgment that the University of New Hampshire is contractually obligated to defend and/or indemnify Monitoring as to the claims asserted by Dr. Sower) and filed a cross-complaint against the subcontractor who installed portions of the alarm system, seeking indemnification. The subcontractor has answered Monitoring's cross-complaint with a denial of any obligation to indemnify the Company in connection with this matter. The parties have informally agreed to have the two cases consolidated and the court has issued a consolidation order effectively joining the cases under one case number.

        Since the consolidation, the University of New Hampshire has amended its complaint to assert direct claims against the subcontractor alleging that the subcontractor's duty to indemnify Monitoring for alleged losses suffered by Dr. Sower is primary and supercedes any indemnification obligation owed by the University of New Hampshire. No new allegations against Monitoring were made in the University of New Hampshire's Amended Complaint.

        Monitoring's liability insurance carrier has been notified of these claims. Monitoring intends to vigorously defend against any and all claims relating to this matter, and believes it has adequate insurance coverage with respect to any potential liability arising from this suit. In the opinion of management, the outcome of this dispute will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  Rogers Litigation.

        On August 2, 2002, Monitoring, Westar Energy, Inc. and certain former employees of Monitoring, as well as certain third parties, were sued in the District Court of Jefferson County, Texas, by Regina Rogers, a resident of Beaumont, Texas (Case No. D167654). Ms. Rogers has asserted various claims due to casualty losses and property damage she allegedly suffered as a result of a fire to her residence on August 17, 2000. In her complaint, Ms. Rogers alleges that Protection One and certain of its employees were negligent, grossly negligent and malicious in allegedly failing to properly service and monitor the alarm system at the residence. The complaint also alleges various violations of the Texas

Deceptive Trade Practices Act, or DTPA, fraud and breach of contract. Relief sought under the complaint includes actual, exemplary and treble damages under the DTPA, plus attorneys' fees. Although the complaint does not specify the amount of damages sought, counsel for the plaintiff has previously alleged actual damages of approximately $7.5 million. The Company believes it has adequate insurance coverage with respect to any potential liability. The Company's primary insurance carrier is providing defense of the action, and the excess carrier is proceeding under a reservation of rights. In the opinion of management the outcome will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  Milstein Litigation.

        On May 20, 2003, Joseph G. Milstein filed a putative class action suit against Protection One Alarm Services, Inc. in Los Angeles Superior Court (Case No. BC296025). The complaint alleges that Mr. Milstein, and similarly situated Protection One customers in California, should not be required to continue to pay for alarm services on their homes after they have moved from the home. The complaint seeks money damages and disgorgement of profits based on several alleged causes of action. On May 29, 2003, the plaintiff added Protection One Alarm Monitoring as a defendant in the lawsuit. On October 28, 2003, the Court granted Protection One's motion to compel arbitration of the dispute pursuant to the terms of the customer contract.

        In late January 2004, plaintiff filed an arbitration submission agreement with the Los Angeles office of the AAA. The AAA has neither assigned an arbitrator to the case, nor set any arbitration schedule. Protection One Alarm Monitoring maintains that the claims asserted in this matter are without merit, and it intends to vigorously defend against any and all claims relating to this matter.

  General Claims and Disputes.

        The Company is a party to claims and matters of litigation incidental to the normal course of its business. Additionally, the Company receives notices of consumer complaints filed with various state agencies. The Company has developed a dispute resolution process for addressing these administrative complaints. The ultimate outcome of such matters cannot presently be determined; however, in the opinion of management of the Company, the resolution of such matters will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  Retention and Severance Payments

        In order to retain the services of numerous employees who, as a result of Westar's announcement of its intent to dispose of its ownership interest in the Company, may have felt uncertain about the future ownership, management and direction, the Company entered into retention and severance arrangements with approximately 190 employees to provide incentives for such employees to remain with the Company through the sales process. On October 31, 2003, the Company paid approximately $5.1 million to those employees who fulfilled their obligations related to the retention agreements. Additional severance amounts of approximately $11.0 million may also be paid under these arrangements to those employees, if any, who are terminated following a change in control. No significant amounts have been expensed by the Company relating to the severance arrangements.

        An additional approximately $11.0 million was paid to executive management upon the change in control of the Company on February 17, 2004, pursuant to their employment agreements with the

Company. As of December 31, 2003 no amounts had been expensed relating to these additional payments to executive management.

        In addition, upon the change in control, $3.5 million was paid to the financial advisor to the Company's Special Committee of the Board of Directors. In February 2004, the Company recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control. In 2003, the Company expensed approximately $1.2 million for legal and other professional fees related to the change in control for the year ended December 31, 2003.

  SEC Inquiry

        On or about November 1, 2002, the Company, Westar Energy and its former independent auditor, Arthur Andersen LLP, were advised by the Staff of the Securities and Exchange Commission that the Staff would be inquiring into the practices of the Company and Westar Energy with respect to the restatement of their first and second quarter 2002 financial statements announced in November 2002 and the related announcement that the 2000 and 2001 financial statements of the Company and Westar Energy would be reaudited. The Company has cooperated and intends to cooperate further with the Staff in connection with any additional information requested in connection with such inquiry.

13.    Segment Reporting:

        The Company's operating segments are defined as components for which separate financial information is available that is evaluated regularly by the chief operating decision maker. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets.

        Protection One's reportable segments include North America and Multifamily. North America provides residential, commercial, and wholesale security alarm monitoring services, which include sales, installation and related servicing of security alarm systems for residential and business customers in the United States of America. Multifamily provides security alarm services to apartments, condominiums and other multifamily dwellings. During the third quarter of 2002, the Company identified a new reportable segment, Data Services, with the creation of PODS. As discussed in Note 6 of the Consolidated Financial Statements "Related Party Transactions," the operations of this segment were discontinued in the fourth quarter of 2002, and accordingly, they are not included in the amounts reported below.

        The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company manages its business segments based on earnings before interest, income taxes, depreciation, amortization (including amortization of deferred customer acquisition costs and revenues) and other income and expense, referred to as Adjusted EBITDA.

        Reportable segments (in thousands):

	For the year ended December 31, 2003
	North America(1)	Multi- family(2)	Adjustments(3)	Consolidated Total
Revenue	$238,999	$38,086		$277,085
Adjusted EBITDA(4)	68,487	14,159		82,646
Amortization of intangibles and depreciation expense	75,335	4,917		80,252
Amortization of deferred costs in excess of amortization of deferred revenues	12,874	4,153		17,027
Operating income (loss)	(19,722)	5,089		(14,633)
Segment assets	778,384	91,331	(60,693)	809,022
Expenditures for property	6,553	897		7,450
Investment in new accounts, net	19,623	4,659		24,282
	For the year ended December 31, 2002
	North America(1)	Multi- family(2)	Adjustments(3)	Consolidated Total
Revenue	$252,504	$38,076		$290,580
Adjusted EBITDA(4)	68,985	15,167		84,152
Amortization of intangibles and depreciation expense	77,173	5,267		82,440
Amortization of deferred costs in excess of amortization of deferred revenues	14,644	5,070		19,714
Impairment charge	442,041	—		442,041
Operating income (loss)	(464,873)	4,830		(460,043)
Segment assets	791,593	98,757	(52,778)	837,572
Expenditures for property	7,046	1,010		8,056
Investment in new accounts, net	24,373	5,745		30,118

(1)
Includes allocation of holding company expenses reducing Adjusted EBITDA by $7.0 million and $6.0 million for the years ended December 31, 2003 and 2002, respectively.

(2)
Includes allocation of holding company expenses reducing Adjusted EBITDA by $1.8 million and $1.2 million for the years ended December 31, 2003 and 2002, respectively.

(3)
Adjustment to eliminate intersegment accounts receivable.

(4)
Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to operating income and is indicative neither of operating performance nor cash flows available to fund the cash needs of Protection One. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the financial performance of Protection One. Protection One believes presentation of Adjusted EBITDA enhances an understanding of financial condition, results of operations and cash flows because Adjusted EBITDA is used by Protection One to satisfy its debt service obligations and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, Adjusted EBITDA is used by senior lenders and subordinated creditors and the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations. Protection One's computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table provides a calculation of Adjusted EBITDA for each of the periods presented above:

	2003	2002
	(amounts in thousands)
Loss from continuing operations before income taxes	$(51,905)	$(483,127)
Plus:
Interest expense	40,101	43,023
Amortization of intangibles and depreciation expense	80,252	82,440
Amortization of deferred costs in excess of amortization of deferred revenues	17,027	19,714
Loss on Impairment	—	442,041
Less:
Gain on retirement of debt	—	(19,337)
Other non-recurring income	(2,829)	(602)

Adjusted EBITDA	$82,646	$84,152

14.    Impairment Charges:

        Effective January 1, 2002, the Company adopted the new accounting standards SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," and SAFS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." SFAS No. 142 established new standards for accounting for goodwill. SFAS No. 142 continued to require the recognition of goodwill as an asset, but discontinued amortization of goodwill. In addition, annual impairment tests must be performed using a fair-value based approach as opposed to an undiscounted cash flow approach required under prior standards. The completion of the impairment test by the Company, based upon a valuation performed by an independent appraisal firm, as of January 1, 2002, indicated that the carrying value of goodwill had been impaired and an impairment charge was recorded as discussed below.

        SFAS No. 144 established a new approach to determining whether the Company's customer account asset is impaired. The approach no longer permitted the Company to evaluate its customer account asset for impairment based on the net undiscounted cash flow stream obtained over the remaining life of goodwill associated with the customer accounts being evaluated. Rather, the cash flow stream used under SFAS No. 144 is limited to future estimated undiscounted cash flows from assets in the asset group, which include customer accounts, the primary asset of the reporting unit, plus an estimated amount for the sale of the remaining assets within the asset group (including goodwill). If the undiscounted cash flow stream from the asset group was less than the combined book value of the asset group, then the Company was required to mark the customer account asset down to fair value, by way of recording an impairment, to the extent fair value is less than book value. To the extent net book value was less than fair value, no impairment would be recorded.

        SFAS No. 144 substantially reduced the net undiscounted cash flows used for customer account impairment evaluation purposes as compared to the previous accounting standards. The undiscounted cash flow stream was reduced from the 16 year remaining life of the goodwill to the nine year remaining life of customer accounts for impairment evaluation purposes. Using these guidelines, the Company determined that there was an indication of impairment of the carrying value of the customer accounts and an impairment charge was recorded as discussed below.

        To implement the standards, the Company engaged an independent appraisal firm to help estimate the fair values of goodwill and customer accounts. Based on this analysis, the Company recorded a net charge of approximately $765.2 million in the first quarter of 2002. The charge is detailed as follows:

	Goodwill	Customer Accounts	Total
	(in millions)
North America Segment:
Impairment charge—continuing operations	$509.4	$338.1	$847.5
Impairment charge—discontinued operations	2.3	1.9	4.2
Estimated income tax benefit	(65.1)	(118.4)	(183.5)

Net charge	$446.6	$221.6	$668.2

Multifamily Segment:
Impairment charge	$104.2	$—	$104.2
Estimated income tax benefit	(7.2)	—	(7.2)

Net charge	$97.0	$—	$97.0

Total Company:
Impairment charge	$615.9	$340.0	$955.9
Estimated income tax benefit	(72.3)	(118.4)	(190.7)

Net charge	$543.6	$221.6	$765.2

        The impairment charge for goodwill is reflected in the consolidated statement of income as a cumulative effect of a change in accounting principle. The impairment charge for customer accounts is reflected in the consolidated statement of income as an operating cost. These impairment charges reduced the recorded value of these assets to their estimated fair values at January 1, 2002.

        Another impairment test was completed by the Company as of July 1, 2002 (the date selected for its annual impairment test), with the independent appraisal firm providing the valuation of the estimated fair value of the Company's reporting units, and no impairment was indicated. After regulatory actions (see Note 6 of the Consolidated Financial Statements "Related Party Transactions"), including Kansas Corporation Commission Order No. 55, which prompted Westar to advise the Company that it intended to dispose of its investment in the Company, the independent appraisal firm was again retained to perform an additional valuation so that the Company could perform an impairment test as of December 31, 2002. Order No. 55 limited the amount of capital Westar Energy could provide to the Company, which increased the Company's risk profile. Therefore, the Company reevaluated its corporate forecast, reducing the amount of capital invested over its forecast horizon and lowered its base monthly recurring revenue to incorporate actual 2002 results, which resulted in a lower valuation than the July 1, 2002 valuation. In December 2002, the Company recorded an additional $90.7 million impairment charge, net of $13.3 million tax, to reflect the impairment of all remaining goodwill of its North America segment.

        The Company completed its annual impairment testing during the third quarter of 2003 on its Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2003. The Company's North America segment has no goodwill and, therefore, did not require testing as of July 1, 2003. No impairment charge was recorded in 2003.

        A deferred tax asset in the amount of $190.7 million was recorded in the first quarter of 2002 for the tax benefit estimated above and an additional deferred tax benefit of $13.3 million was recorded with the fourth quarter impairment charge. As a result of the sale transaction whereby Westar sold its investment in the Company, a substantial portion of the Company's net deferred tax assets, which were $286.3 million at December 31, 2003, is not expected to be realizable and the Company is not expected to be in a position to record a tax benefit for losses incurred. The Company will be required to record a non-cash charge against income for the portion of its net deferred tax assets determined not to be realizable. This charge will be material and will have a material adverse effect on the financial condition and results of operations of the Company.

        In 2001, the Company recorded approximately $48.9 million of goodwill amortization, including $0.3 million from discontinued operations. Since the Company adopted SFAS 142, it will no longer amortize goodwill to income. In 2001, the Company recorded approximately $132.0 million of customer account amortization expense. As a result of the customer impairment charge, customer account amortization expense in 2002 decreased to approximately $68.9 million. Customer account amortization for 2003 was approximately $68.6 million.

        The following table reflects the Company's results for the years ended December 31, 2003, 2002 and 2001 adjusted for the cessation of amortization of goodwill, as discussed above:

	Year ended December 31,
	2003	2002	2001
	(in thousands, except per share amounts)
Reported net loss	$(34,411)	$(880,855)	$(86,048)
Add back: Goodwill amortization	—	—	48,554

Adjusted net loss	$(34,411)	$(880,855)	$(37,494)

Basic and diluted earnings per share:
Reported net loss	$(0.35)	$(8.98)	$(0.82)
Add back: Goodwill amortization	—	—	0.46

Adjusted net loss	$(0.35)	$(8.98)	$(0.36)

        The Company is required to perform impairment tests for long-lived assets prospectively when the Company determines that indicators of potential impairment are present. Goodwill is required to be tested at least annually for impairment. Declines in market value of the Company's business or the value of its customer accounts that may occur in the future may require additional write-down of these assets in the future.

15.    Subsequent Events:

        On February 17, 2004, Westar Industries, Inc., sold approximately 87% of the issued and outstanding shares of the Company's common stock, par value $0.01 per share, referred to as the common stock, to POI Acquisition I, Inc. As part of the sale transaction, Westar Industries also assigned its rights and obligations as the lender under our revolving credit facility to POI Acquisition, L.L.C. Quadrangle paid approximately $122.2 million to Westar as consideration for the common stock, revolving credit facility and accrued interest, and Westar could receive up to an additional $39.2 million that is contingent upon certain potential post-closing events.

        In addition, pursuant to the terms of the purchase agreement governing the sale transactions, dated as of December 23, 2003, among POI Acquisition, L.L.C., Westar Industries and Westar Energy, Westar's designees on the Company's Board of Directors, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick and William B. Moore, resigned from the Board of Directors, effective as of the closing of the sale transactions.

        In connection with the closing of the sale transactions described above, the Company announced, among other things, the (i) retention of Houlihan Lokey Howard & Zukin Capital to assist it with its evaluation of the effects of the sale transactions, (ii) execution of two standstill agreements with POI Acquisition, L.L.C. and POI Acquisition I, Inc., and (iii) deferral of payment of the semi-annual interest payment due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes due 2005.

        The Company also announced that Donald A. Johnston resigned from its Board of Directors, effective as of the closing of the sale transaction.

        The indenture relating to the Company's 13 5/8% senior subordinated discount notes requires the Company to give notice of its intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because the Company did not offer to repurchase such notes, its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for the 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $215.5 million outstanding under the revolving credit facility is in default due to the change in control of Protection One consummated on February 17, 2004. The Company entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified covenant breaches for a period not to exceed 90 days, and the Company agreed, among other things, that it could not borrow any additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. Furthermore, acceleration of the revolving credit facility, if not rescinded or satisfied, would cause cross defaults under the Company's other debt instruments. If such acceleration should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The Company has deferred payment of the semi-annual interest payment that was due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes. At the end of the 60-day interest payment grace period available under the 7 3/8% senior notes, the trustee or the holders of such senior notes may attempt to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the indebtedness, which acceleration, if not rescinded or satisfied, would cause cross defaults under the Company's other debt instruments. If such acceleration should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The Company has a tax sharing agreement with Westar Energy. Pursuant to this agreement Westar Energy has made payments to the Company for current tax benefits utilized by Westar Energy in its consolidated tax return irrespective of whether the Company would realize these current benefits on a separate return basis. As of December 31, 2003, other than for net operating loss carryforwards, no valuation allowance had been established by the Company because the tax sharing agreement utilizes a parent company down approach in the allocation of income tax expense among members of the consolidated tax group and, consistent with that approach, no valuation allowance had been allocated to the Company. As a result of the sale transaction whereby Westar sold its investment in the Company, a substantial portion of the Company's net deferred tax assets, which were $286.3 million at December 31, 2003, is not expected to be realizable and the Company is not expected to be in a position to record a tax benefit for losses incurred. The Company will be required to record a non-cash charge against income for the portion of its net deferred tax assets determined not to be realizable. This charge will be material and will have a material adverse effect on the Company's financial condition and results of operations. See also Note 8 of the Consolidated Financial Statements "Income Taxes" above.

        Upon the change in control in February 2004, an additional $11.0 million was paid to executive management and customary fees and expenses of $3.5 million were paid to the financial advisor to our Special Committee of the Board of Directors. As of December 31, 2003, no amounts had been expensed relating to these additional payments to executive management or to the financial advisor to our Special Committee. As of December 31, 2003, we had expensed approximately $1.2 million for legal and other professional fees related to the change in control. In addition, in February 2004 the Company recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control.

16.    Discontinued Operations:

        During the second quarter of 2002 the Company entered into negotiations for the sale of its Canadian business which was included in its North American segment. The sale was consummated on July 9, 2002. The Company recorded a pretax impairment loss of approximately $2.0 million and an after tax loss of approximately $1.3 million in the second quarter of 2002 as a result of the sale.

        The net operating losses of the Canadian operations are included in the consolidated statements of operations under "discontinued operations." The net operating loss for the year ended December 31, 2002 of $1.6 million includes an impairment loss on customer accounts of approximately $1.9 million.

An impairment charge of $2.3 million relating to the Canadian operations' goodwill is reflected in the consolidated statement of operations as a cumulative effect of accounting change on discontinued operations. Revenues from these operations were $4.2 million for the approximately six month period ended July 9, 2002 compared to $8.2 million for the year ended December 31, 2001.

        In June 2002, the Company formed a wholly owned subsidiary named Protection One Data Services, Inc., known as PODS, and on July 1, 2002 transferred to it approximately 42 of its Information Technology employees. Effective July 1, 2002, PODS entered into an outsourcing agreement with Westar Energy pursuant to which PODS provided Westar Energy information technology services. As a condition of the agreement, PODS offered employment to approximately 100 Westar Energy Information Technology employees. Operation of the subsidiary and the supply of such services to Westar Energy was discontinued as of December 31, 2002. The approximately 142 Information Technology employees that had accepted employment with PODS returned to their respective companies as of the end of the year. The net income of PODS operations of approximately $0.3 million is included in the consolidated statements of operations under "discontinued operations." Revenues from these operations totaled $11.2 million for the six months of their operation ending December 31, 2002. PODS had $1.1 million in receivables from Westar Energy and $0.4 million in accounts payable as of December 31, 2002.

17.    Going Concern and Management's Plans:

  Going Concern

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face liquidity problems caused by its significant debt burden and continuing net losses. Absent recapitalization and restructuring its debts, management believes its projected cash flow will be insufficient to support its current debt balances, which may be accelerated or which it may be required to offer to repurchase as a result of the change in control, and related interest obligations.

        Westar, which owned approximately 88% of the Company's common stock, was also an important source of the Company's external capital through a revolving credit facility and through payments made under a tax sharing agreement. On February 17, 2004, Westar Industries consummated the sale of its equity interest in the Company and the assignment of its rights and obligations under the revolving credit facility to Quadrangle. As a result of this transaction, the Company does not expect to have sufficient cash flow to fund our operations in 2004 without a restructuring of its debts for the reasons described below.

        The indenture relating to the Company's 13 5/8% senior subordinated discount notes requires the Company to give notice of its intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because the Company did not offer to repurchase such notes, its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes. Furthermore, upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, which acceleration, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for the Company's 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of March 15, 2004. If such acceleration and cross default should occur, the Company does not have the funds available to repay the indebtedness, and it could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $215.5 million outstanding under the revolving credit facility is in default due to the change in control of Protection One consummated on February 17, 2004. The Company entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the breach of the change in control provision and other covenant breaches for a period not to exceed 90 days, and the Company agreed, among other things, not to borrow additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. Furthermore, acceleration of the revolving credit facility, if not rescinded or satisfied, would cause cross defaults under the Company's other debt instruments. If such acceleration should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The Company has deferred payment of the semi-annual interest payment that was due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of its 7 3/8% senior notes. At the end of the 60-day interest payment grace period available under the 7 3/8% senior notes, the trustee or the holders of such senior notes may attempt to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the indebtedness, which acceleration would cause cross defaults under its other debt instruments. If such acceleration should occur, the Company does not have funds available to repay such indebtedness, and it could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Except for amounts owed with respect to losses the Company incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in the Company, it will no longer receive payments from Westar under the tax sharing agreement. Such loss of tax payments will have a material adverse effect on the Company's liquidity.

        The Company's 7 3/8% senior notes and 8 1/8% senior subordinated notes require it to make a repurchase offer at 101% of the principal amount, plus interest, in the event of a change in control triggering event. A change in control triggering event consists of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies, provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. As of December 31, 2003, $190.9 million principal amount of the 7 3/8% senior notes and $110.3 million principal amount of the 8 1/8% senior subordinated notes were outstanding. Should such repurchase right be triggered, the Company lacks the funds to repurchase these debt securities, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

  Management's Plan

        The Company has retained Houlihan Lokey Howard & Zukin Capital as its financial advisor and has begun preliminary discussions regarding a proposed restructuring with Quadrangle and its affiliates (the lenders under the revolving credit facility) and certain holders of its publicly-held debt. If an agreement with such parties is reached, a resulting restructuring plan may be presented for judicial approval under Chapter 11 of the U.S. Bankruptcy Code, which provides for companies to reorganize and continue to operate as going concerns. Discussions with Quadrangle and other debt holders are in the preliminary stages, and there can be no assurance that an agreement regarding financial restructuring will be reached or what other actions the Company may need to take, including selling assets, to meet its liquidity needs.

        The Company's operating strategy continues to be to improve returns on invested capital by realizing economies of scale from increasing customer density in the largest urban markets in North America. The Company plans to accomplish this goal by: (i) retaining its customers by providing superior customer service from its monitoring facilities and its branches; and (ii) using its national presence, strategic alliances, such as its alliance with BellSouth Telecommunications, Inc., and strong local operations to persuade the most desirable residential and commercial prospects to enter into long term agreements with it on terms that permit it to achieve appropriate returns on capital.

18.    Unaudited Quarterly Financial Information:

        The following is a summary of the unaudited quarterly financial information for 2003 and 2002 respectively, and includes restated amounts for the first three quarters of 2002.

	March 31	June 30	September 30	December 31
2003
Revenues	$70,086	$68,942	$69,758	$68,299
Gross profit	44,075	43,619	44,434	42,752
Loss from continuing operations before accounting change	(9,317)	(7,990)	(8,664)	(8,440)
Net loss	(9,317)	(7,990)	(8,664)	(8,440)
Basic and diluted loss per share:
Loss from continuing operations change	(0.09)	(0.08)	(0.09)	(0.09)
Net loss	(0.09)	(0.08)	(0.09)	(0.09)
Weighted average number of shares of common stock outstanding	98,082	98,106	98,106	98,212
2002
Revenues	$73,927	$73,289	$72,365	$70,999
Gross profit	41,610	46,442	44,773	44,597
Income (loss) from continuing operations before accounting change	(230,473)	3,910	(7,341)	(100,371)
Income (loss) from discontinued operations	(1,668)	(1,344)	85	(40)
Cumulative effect of accounting change, net of taxes	(543,613)	—	—	—
Net income (loss)	(775,754)	2,566	(7,256)	(100,411)
Basic and diluted loss per share:
Income (loss) from continuing operations before accounting change	(2.34)	0.04	(0.08)	(1.03)
Loss from discontinued operations before accounting change	(0.02)	(0.01)	—	—
Cumulative effect of accounting change	(5.52)	—	—	—
Net income (loss)	(7.88)	0.03	(0.08)	(1.03)
Weighted average number of shares of common stock outstanding	98,451	97,935	97,944	97,956

PROTECTION ONE, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(Dollar amounts in thousands)

Description	Balance at Beginning of period	Charged to costs and expenses	Deductions(a)	Balance at End of Period
Year ended December 31, 2001 Allowances deducted from assets for doubtful accounts	34,222	5,889	(33,539)	6,572
Year ended December 31, 2002 Allowances deducted from assets for doubtful accounts	6,572	4,566	(4,868)	6,270
Year ended December 31, 2003 Allowances deducted from assets for doubtful accounts	6,270	774	(145)	6,899

(a)
Results from write-offs and sales of accounts receivable.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Effective May 30, 2002, the Audit and Finance Committee of our Board of Directors decided not to retain Arthur Andersen LLP as our public accountants and engaged Deloitte & Touche LLP to serve as our principal accountants for fiscal year 2002. This matter was previously reported by us in our Form 8-K dated May 30, 2002 filed with the SEC. The accountants' report contained neither an adverse or disclaimer of opinion and was neither qualified or modified prior to the decision not to retain Arthur Andersen. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

ITEM 9A.    CONTROLS AND PROCEDURES

        As of December 31, 2003, the end of the period covered by this report, we, under the supervision and with the participation of our management, including our chief executive officer and our chief financial officer, performed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of such date, our disclosure controls and procedures (a) were effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management, including our chief executive officer and chief financial officer, recognize that any set of controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving management's control objectives. Our management, including our chief executive officer and chief financial officer, believe that, as of December 31, 2003, our disclosure controls and procedures were effective to provide reasonable assurance of achieving management's control objectives.

        During the fourth fiscal quarter ended December 31, 2003, no change in our internal control over financial reporting occurred that, in our judgment, either materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART III

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS

Board of Directors

Name	Age	Background
Ben M. Enis	62
		Mr. Enis has served as our director since April 1994. He is founder and Chief Executive Officer of Enis Renewable Energy Systems, LLP and provides marketing consulting services through Enis Marketing Counsel/Communication. Until 1999, Mr. Enis was a Professor of Marketing at the University of Southern California where he currently serves as Professor Emeritus of Marketing. He is currently a director of Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.).
Richard Ginsburg	35
		Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was founder, President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian International.
James Q. Wilson	72
		Mr. Wilson has served as our director since June 1996. Mr. Wilson was a Professor of Management and Public Policy at the University of California at Los Angeles (for more than 12 years), where he currently serves as Professor Emeritus of Management and Public Policy. He is currently a director of State Farm Mutual Life Insurance Company. Mr. Wilson is now the Reagan Professor of Public Policy at Pepperdine University.

        On February 17, 2004, in accordance with the terms of the purchase agreement governing the Westar sales transactions, each of Westar Energy's designees on our Board of Directors, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick, and William B. Moore, resigned from the Board. Donald A. Johnston also resigned from the Board. Quadrangle Group has not appointed any directors to our Board.

Executive Officers

        The name, age, and current position(s) of each of our executive officers are set forth below. All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

Name	Age	Background
Richard Ginsburg	35
		Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001, and President since July 2001. He was President and Chief Executive Officer of Guardian International, Inc., a security monitoring company, from August 1996 to April 2001. He is a director of Guardian International.
Darius G. Nevin	46
		Mr. Nevin has served as our Executive Vice President and Chief Financial Officer since August 2001. He served as our director from November 2002 to May 2003. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market. He is a director of Guardian International.
Peter J. Pefanis	57
		Mr. Pefanis has been Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly owned subsidiary since September 2002. He served as Senior Vice President from June 4, 2001 to September 30, 2002. From January 2001 until June 2001, Mr. Pefanis was Regional Vice President for Security Link, a provider of electronic security systems. Prior to that he was East Area Director for Honeywell, Inc., a provider of electronic security systems.
Mack Sands	55
		Mr. Sands has been our Executive Vice President and Chief Operating Officer since September 2001. From October 1995 to September 2001, he was Vice President, Corporate Communications Technology of Simplex/Grinnell, a subsidiary of Tyco International, Inc. providing fire alarm systems and monitoring services. Prior to that he was Vice President, Monitoring Operations and Product Development of The Alert Centre, a security monitoring company purchased by ADT.
Steven V. Williams	51
		Mr. Williams has served as our Executive Vice President since July 2001. He served as our director from October 2000 to March 2003. He was Senior Vice President from May 2000 to July 2001. He is President of Multifamily (since 1997). Mr. Williams is a director of the National Multi-Housing Council.

Family Relationships

        There are no family relationships between any of the directors or executive officers.

Involvement in certain legal proceedings

        During the past five years, none of the directors or executive officers have been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Audit Committee; Financial Expert

        The Audit Committee of the Board of Directors is responsible for the appointment, compensation and termination of and oversight over the work of our public accountants. The Audit Committee oversees the integrity of our financial statements, our compliance with legal and regulatory requirements, the public accountants' qualifications and independence and the performance of our internal audit function and public accountants.

        The directors who served on the Audit Committee during 2003 were James T. Clark, Ben M. Enis, Donald A. Johnston and Gene A. Budig. Prior to his resignation on February 17, 2004, the Board of Directors had determined that one member of its Audit Committee, James T. Clark, was an "audit committee financial expert" and "independent," as those terms are defined by Item 401(h) of Regulation S-K. Mr. Clark is a certified public accountant with an understanding of generally accepted accounting principles, the ability to assess the application of such principles, accounting experience, an understanding of internal control over financial reporting and an understanding of audit committee functions.

        After Mr. Clark and Mr. Johnston resigned from the Board, the Board dissolved the Audit Committee, and the entire Board is currently administering the functions of the Audit Committee. No financial expert has been identified to replace Mr. Clark.

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our common stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that our current executive officers, directors and beneficial owners of more than 10% of our common stock filed on a timely basis the reports required for 2003 by Section 16(a) of the Exchange Act, except that each of James T. Clark, Ben M. Enis, Donald A. Johnston and James Q. Wilson had one late report in connection with options granted to the directors. Our belief that all other required filings were made on a timely basis is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Code of Ethics

        We have adopted a code of ethics that applies to all employees, including executive officers and senior financial and accounting employees. It is our policy to comply strictly with the letter and spirit of all laws affecting our business and the conduct of our officers, directors and employees in business matters. We make available the code of ethics, free of charge, by responding to requests addressed to our investor relations department. The investor relations department can be contacted by mail at Protection One, Inc., Attn: Investor Relations, 818 S. Kansas Avenue, Topeka, KS 66612 or by calling (785) 575-6421.

ITEM 11.    EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options Granted (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
Richard Ginsburg(4) President and Chief Executive Officer	2003 2002 2001	439,583 325,000 232,971	669,049 397,854 150,000	30,295 118,929 —	— — —	— — 875,000	— — —	20,988 20,655 8,979
Mack Sands(5) Executive Vice President and Chief Operations Officer	2003 2002 2001	327,520 300,000 106,033	490,636 417,250 —	— — —	— — —	— — 500,000	— — —	8,928 55,428 153,483
Darius G. Nevin(6) Executive Vice President and Chief Financial Officer	2003 2002 2001	293,333 220,000 96,840	446,032 269,317 65,000	60,635 116,871 —	— — —	— 50,000 220,000	— — —	13,648 7,508 1,119
Steven V. Williams Executive Vice President	2003 2002 2001	273,596 232,741 231,000	265,255 190,265 136,826	9,997 9,601 6,881	— — —	— 50,000 52,500	— — —	21,655 20,378 20,372
Peter J. Pefanis(7) Executive Vice President	2003 2002 2001	263,083 210,000 106,326	396,969 269,317 60,000	— — —	— — —	— 170,000 50,000	— — —	14,391 6,278 1,496

(1)
Bonus amounts reflect amounts earned during a period that may have been paid in subsequent periods.

(2)
Other Annual Compensation for 2003 includes the following items: (a) payments for travel expenses paid by the Company in the amounts of $18,855 and $36,969 for Mr. Ginsburg and Mr. Nevin, respectively; (b) payments for federal and state taxes associated with travel expenses paid by the Company in the amounts of $12,070 and $23,666 for Mr. Ginsburg and Mr. Nevin, respectively; and (c) deferred compensation matching contributions in the amount of $9,997 for Mr. Williams.

(3)
All Other Compensation for 2003 includes the following items: (a) company contributions under our 401(k) plan in the amount of $4,396, $5,000, $6,000, $7,000 and $4,895 for Messrs. Ginsburg, Sands, Nevin, Williams and Pefanis, respectively; (b) car allowances in the amount of $14,488, $720, $5,650, $14,488, and $5,640 for Messrs. Ginsburg, Sands, Nevin, Williams, and Pefanis, respectively; (c) insurance premiums paid by us in the amounts of $2,104. $3,208, $2,008, $167, $3,856 for Messrs. Ginsburg, Sands, Nevin, Williams, and Pefanis, respectively.

(4)
Mr. Ginsburg joined us and became Chief Executive Officer on April 16, 2001 and President on July 26, 2001.

(5)
Mr. Sands joined us on September 4, 2001.

(6)
Mr. Nevin joined us on August 1, 2001.

(7)
Mr. Pefanis joined Protection One Alarm Monitoring on July 26, 2001.

Options Granted In Last Fiscal Year

        No options were granted to executive officers during the year ended December 31, 2003.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

        The following table sets forth, for each of the named executive officers, certain information regarding the value of stock options held at year end. No stock option was exercised by any such executive officer during the year ended December 31, 2003.

Name	Number of Shares of Stock Underlying Unexercised Options at 12/31/03 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/03(1) Exercisable/Unexercisable
Richard Ginsburg	583,333/291,667	$0/$0
Darius G. Nevin	163,333/106,667	$0/$0
Peter J. Pefanis	90,000/130,000	$0/$0
Mack Sands	333,333/166,667	$0/$0
Steven V. Williams	170,456/50,833	$0/$0

(1)
Fair market value was calculated based upon the closing sale price of our common stock as reported on the OTC Bulletin Board on December 31, 2003 ($0.36).

Compensation of Directors

        During 2003, directors received for their services an annual retainer fee and a fee for their participation in each meeting of the Board or committee on which they served. Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending meetings of the Board. The table below shows the schedule for director compensation. Directors who are our employees do not receive additional compensation for their services as directors.

Annual retainer	$30,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each Committee meeting	$1,500
Attendance fee for meeting attendance of Committee Chair	$2,250
Telephonic attendance	$750
Annual grant of stock options	10,000 stock options

Executive Employment and Change in Control Agreements

        Protection One, itself and through its wholly owned subsidiaries, entered into new employment agreements with its executive officers, Mr. Ginsburg, Mr. Sands, Mr. Nevin, Mr. Williams and Mr. Pefanis, as of March 18, 2003. The current employment agreements superseded and replaced all previous employment agreements among the parties. Each current employment agreement will remain in effect until the earlier of (i) the date on which the executive officer's employment is terminated by us or the executive officer or (ii) 180 days after the occurrence of a Change in Control (as defined in the current employment agreements), subject to certain exceptions.

        The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg ($450,000), Mr. Sands ($330,000), Mr. Nevin ($300,000), Mr. Williams ($277,000) and Mr. Pefanis ($267,000). Pursuant to the current employment agreements, the executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans. We will reimburse the executive officers for all reasonable expenses incurred in connection with the conduct of the business of the company, provided the executive officers properly account for any such expenses in accordance with our policies. Pursuant to the current employment agreements, Mr. Ginsburg's and Mr. Nevin's reimbursable business expenses will include the costs of weekly air travel to and from their homes. Further, pursuant to the current employment agreements, should any portion of the company's reimbursements of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income and/or employment tax purposes, we will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

        The current employment agreements also contain customary provisions relating to nonsolicitation, antidisparagement and the protection of confidential information. In addition, for a period of at least two years following termination of an executive officer's employment with the company, such executive officer will be prohibited from owning, managing, operating or otherwise being connected to any entity engaged in the business of providing property monitoring services with revenue in excess of $200,000,000 or, in the case of Mr. Williams, in excess of $10,000,000. Despite such prohibition, Mr. Ginsburg and Mr. Nevin will be permitted to participate in any capacity with Guardian International following termination of their employment with the company.

        Pursuant to the terms of the employment agreements, upon the occurrence of a change in control of the company, Westar Energy or certain of their subsidiaries, each executive officer was entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the change in control, (ii) a pro rata portion of the executive officer's bonus for the fiscal year in which the change in control occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 2.99 times the executive officer's annual base salary plus (y) 2.99 times the executive officer's bonus and (c) continued participation for three years in our medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof. Also, each executive officer's outstanding stock options and other equity-based awards would fully vest upon the occurrence of a change in control.

        A detailed definition of the term "Change in Control" is contained in the current employment agreements, which were filed as exhibits to our Form 10-K for the year ended December 31, 2002. The definition provides, subject to several important exceptions, that a Change in Control occurs in the event that (i) "Incumbent Directors" (as defined in the current employment agreements) cease to constitute a majority of the Board, (ii) any person (other than Westar Energy, its subsidiaries and certain other entities) becomes a beneficial owner of more than 40% of the combined voting power of our voting securities, (iii) we merge or sell substantially all of our assets, (iv) we substantially liquidate or dissolve or (v) Westar Energy becomes the beneficial owner of 100% of the combined voting power of our voting securities.

        A Change in Control occurred as a result of Westar's sale of its investment in us on February 17, 2004, and payments were made to our executive officers pursuant to the terms of their respective employment agreements. In the event that any amounts or benefits paid to the executive officers pursuant to the current employment agreements are subject to the excise tax imposed under Section 4999 of the Code, we will pay those executive officers an additional amount to compensate them for that tax liability.

Change in control payments

        In order to retain the services of numerous employees who, as a result of Westar's interest in exploring strategic alternatives for divesting its ownership interest in us, may have felt uncertain about our future ownership, management and direction, we entered into retention and severance arrangements with approximately 190 employees to provide incentives for these employees to remain with us through the sales process. On October 31, 2003, we paid approximately $5.1 million to those employees who fulfilled their obligations related to the retention agreements. Additional severance amounts of approximately $11.0 million may also be paid under these arrangements to those employees, if any, who are terminated following a change in control. No amounts were expensed by us for the year ended December 31, 2003 relating to the severance arrangements.

        Approximately $11.0 million was paid to executive management on February 17, 2004 as a result of a change in control, in accordance with the employment agreements discussed in "Executive Employment and Change in Control Agreements" above. No amounts were expensed relating to these additional payments to executive management in 2003. In addition, upon the change in control, $3.5 million was paid to the financial advisor to our Special Committee of the Board of Directors. In February 2004, we recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control. We expensed approximately $1.2 million for legal and other professional fees related to the change in control for the year ended December 31, 2003.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During 2003, no Compensation Committee member was an officer or employee of the Company or its subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. No executive officer of the company served as a member of the Compensation Committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus did not have any Compensation Committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported in Item 8, Note 6 "Related Party Transactions."

Report of the Board of Directors in Lieu of the Compensation Committee Report

        The company's director and executive compensation programs were administered by the Compensation Committee. The Compensation Committee was responsible for the review and approval of all issues pertaining to director and executive compensation.

        Between January 1 and March 21, 2003, the Compensation Committee was composed of Maria De Lourdes Duke, Donald A. Johnston and James Q. Wilson, all non-employee directors. From the date of Ms. Duke's resignation until May 28, 2003, the Compensation Committee was composed of Donald A. Johnston and James Q. Wilson. On May 28, 2003, Bruce A. Akin, also a non-employee director and Vice President of Westar Energy, was appointed to the Compensation Committee, and Mr. Johnston and Mr. Wilson were reappointed to the Compensation Committee.

        Mr. Akin and Mr. Johnston resigned from the Board and all committees (including the Compensation Committee) on February 17, 2004. Prior to their resignations, on February 13, 2004, the Compensation Committee as it was then configured approved the 2003 executive compensation awards. After Mr. Akin and Mr. Johnston resigned from the Board, however, the Board dissolved the Compensation Committee. The functions of the Compensation Committee are now currently being administered by the entire Board. The Board issued this report based on the minutes of the meetings of the Compensation Committee prior to its dissolution.

        With respect to actions taken by the Compensation Committee prior to its dissolution, readers should interpret references in this report to the "Compensation Committee" to mean the Compensation Committee as it was then configured. With respect to ongoing actions or actions to be performed in the future, the phrase "Compensation Committee" should be interpreted to include the entire Board in lieu of the now dissolved Compensation Committee, or, if it is reconstituted after the date of this report, the Compensation Committee as it will then be configured.

Overview

        The Compensation Committee reviews and approves all issues pertaining to director and executive compensation. The objective of our three executive compensation programs (base salary, short-term incentive and long-term incentive) is to provide compensation which enables us to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives and directly link the success of our executives with that of our shareholders.

        The key objectives of the Company's compensation philosophy are as follows: an emphasis on shareholder value creation by increasing cash flow and recurring monthly revenue; setting base salaries and total compensation within a market competitive range; the utilization of a pay-for-performance philosophy; and an emphasis on long-term incentives and equity programs for executive employees. The Company extends participation in its long-term and short-term incentive programs to certain employees in addition to executive officers based on the potential to contribute to increasing shareholder value.

        In structuring the Company's compensation plans, the Compensation Committee takes into consideration Section 162(m) (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and other factors the Compensation Committee deems appropriate. As a result, some of the compensation under the company's compensation programs may not be deductible by reason of Section 162(m).

        Recent events prompted us to increase the base salaries and short term incentive compensation of our executives and senior managers in 2003. First, recently enacted federal legislation and associated changes in the regulatory climate affecting public companies generally have significantly increased the perceived risks to and liabilities of management and the time commitments of management in connection with corporate governance, accounting and regulatory matters. Moreover, in January 2003, Westar announced its intention to explore strategic alternatives for divesting its interest in the Company. This announcement directly affected our ability to incentivize and retain our management team, and at the same time created uncertainty in the value of management's long-term incentive compensation. For these reasons, the Compensation Committee, after discussions with management and upon the advice of an independent compensation consultant retained by the Compensation Committee, entered into new employment agreements (which include change of control and severance provisions) with executives and senior managers and approved increases in base compensation for such personnel for 2003.

Base Salary Compensation

        An annual base salary range is established for each executive position to reflect the potential contribution of each position to the achievement of the Company's business objectives. Due to large consolidations in the security monitoring industry, we have few truly comparable companies for executive compensation purposes.

        In late 2002, the Compensation Committee engaged an independent compensation consultant to provide national market data for executive positions and to evaluate the appropriateness of and to make recommendations regarding our executive compensation and benefit programs. For purposes of determining market rates, in addition to security monitoring companies, the consultant utilized companies within the telecommunications, cable and paging industries due to the fact that these companies provide similar basic services. Information concerning base salaries, annual incentives and long-term incentives for the executive officers of companies identified by the consultant and the Compensation Committee as "peer group companies" was compiled. In addition, published surveys were utilized by the consultant for market information. The peer group data was averaged with the published survey data to determine the market ranges and averages for the jobs for which peer data was available.

        Within the established base salary ranges, actual base salary is determined by a subjective assessment of each executive's achievement of individual objectives and managerial effectiveness. The Compensation Committee annually reviews the performance of the executive officers. The Compensation Committee, after consideration of the financial performance of the Company, the recommendations of the compensation consultant, the Chief Executive Officer's subjective evaluation of the performance of the executives and senior managers, and such other subjective factors as the Compensation Committee deems appropriate for the period being reviewed, establishes the base compensation of those officers.

        All executive officers, excluding Mr. Williams who was hired in 1997, were hired in 2001.

        For the reasons noted above, the base compensation of executives and certain senior managers was increased for 2003.

Annual Incentive Compensation

        All executive officers are eligible for annual incentive compensation.

        The primary form of short-term incentive compensation is provided through the Company's Short-Term Incentive Plan, or STIP. Through the STIP, employees selected by the Compensation Committee who have an opportunity to directly and substantially contribute to the Company's achievement of short-term objectives are eligible to receive short-term incentive compensation. Short-term incentives are structured so that potential compensation is comparable with short-term compensation granted to persons in comparable positions in the national market and are targeted to approximate the median in the national market.

        In 2002, the STIP was amended to provide that, in order for participants to fully maximize their incentive compensation, the participant, during the STIP plan year, must invest a stated percentage of his or her base salary in Company stock. We refer to this percentage as the Purchase Requirement. The Purchase Requirement may be satisfied either through open-market purchases, exercise of options, participation in the company's employee stock purchase plan, or self-directed investments into Company stock through the Company's 401(k) plan. Pursuant to this amendment, executive officers were required to invest 7% of their base salary as stated above in order to maximize their incentive compensation.

        On January 13, 2003, Westar announced its intention to explore strategic alternatives for divesting its interest in the Company. Due to the unlikelihood that insiders would be permitted to engage in transactions involving company securities while Westar and the Company were pursing such strategic alternatives, on March 26, 2003, the Board authorized a further amendment to the STIP, to delete for plan year 2003 the Purchase Requirement for all participants other than the executive officers. The executive officers were still required to meet the Purchase Requirement in 2003 in order to maximize their incentive compensation, provided there were sufficient defined opportunities during the year for executives to purchase company stock without violating insider trading restrictions. However, due to Westar's and the Company's continuing pursuit of strategic alternatives throughout almost all of 2003, no sufficient trading opportunities for the executive officers to purchase company stock arose, and accordingly these conditions on the executive's Purchase Requirements were not satisfied.

        Under the STIP, as amended, Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis may nominally earn an annual short-term incentive target of 60% of their base salaries. Mr. Williams may nominally earn an annual short-term incentive target of 60% of his base salary under his agreement with Multifamily. Other participants may earn for annual short-term incentive targets ranging from 15% to 40% of base salary. Actual (as opposed to nominal) earned short-term incentive compensation as a percentage of salary can be greater or less than the target percentage depending on actual performance of the Company against budgeted performance criteria established by the Compensation Committee. Accordingly, it is possible that if the Company's performance exceeds budgeted criteria, actual incentive compensation paid under the STIP may exceed the targeted percentage of base compensation.

        For Mr. Ginsburg, Mr. Nevin, Mr. Sands and Mr. Pefanis, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon cash flow per share, 25% is based upon the ratio of debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, and 25% is based upon the ratio of debt to recurring monthly revenue. For Mr. Williams, 25% of the annual incentive is based upon the attainment of individual goals and management skill, 25% is based upon achievement of sales goals, 25% is based on Protection One's cash flow per share, and 25% is based upon Multifamily's EBITDA.

        For the reasons noted above, the Compensation Committee approved short-term incentive awards for 2003 that were higher, as a percentage of base compensation, than in previous years.

Long Term Incentives

        Long-term incentive compensation has typically been offered to employees who are in positions that can affect the long-term success of the Company through the formation and execution of the Company's business strategies. The 1997 Long Term Incentive Plan, or LTIP, is the principal method for awarding long-term incentive compensation, and compensation thereunder takes the form of stock options. The purposes of long-term incentive compensation are to: (a) align the interests of award recipients with those of the shareholders by increasing the proprietary interest of the recipients in the company's growth and success; (b) advance our interests by attracting and retaining the services of directors, officers and other key employees; and (c) motivate recipients to act in the long-term best interests of our shareholders.

        All exempt employees are eligible for grants under the LTIP. Typically, at the beginning of each incentive period, stock-based awards are provided to such participants and in such amounts as the Compensation Committee deems appropriate. The number and form of awards vary on the basis of position and pay grade. The level of total compensation and stock awards for similar executive positions in comparable companies are used as a reference in establishing the level of stock options for Company executives. The Compensation Committee sought to establish a level of stock options for company executives that would place them in the median range of the Company's peer group in terms of total compensation.

        Options generally vest and become exercisable ratably over a three-year period. Upon the change in control of the Company on February 17, 2004, all previously issued and unexpired options accelerated and vested.

        Although the Company has historically viewed the use of stock options as a significant component of compensation, believing that they create a strong and direct link between the financial outcomes of the employees and the shareholders, due to changing economic and regulatory factors, the Compensation Committee is considering various alternative approaches to its traditional reliance on stock options as a long-term incentive for directors and executive management. Partly in consideration of these factors, and partly in consideration of the increases in 2003 to base salary compensation and awards under the STIP, the Company awarded no stock options to Company executives in 2003.

Network Multi-Family Security Corporation Deferred Compensation Plan

        On October 16, 2003, the Board of Directors authorized the termination of the Network Multi-Family Security Corporation Deferred Compensation Plan.

401(k) Company Stock Fund

        On September 5, 2003, the Company's 401(k) Committee, comprised of senior officers and employees of the Company, removed the Protection One Stock Fund as an investment option under the Plan. This action did not require plan participants to divest or reallocate investments previously made into the Stock Fund, but effectively prohibited further contributions or allocations into the Stock Fund.

Employee Stock Purchase Plan

        On October 16, 2003, due to the sales process associated with Westar selling its ownership interest in the Company, the Compensation Committee suspended participation in the ESPP for 2003 and 2004. All amounts contributed by employees through the ESPP in 2003 were returned to plan participants in November 2003.

Chief Executive Officer

        Mr. Ginsburg has been Chief Executive Officer of the company since April 2001. In determining the terms of his employment, the Compensation Committee took into account relevant salary information in the national market and the recommendations made by an independent compensation consultant.

        Base Salary:    Mr. Ginsburg received a base salary in 2003 of $450,000 as required under his agreement with the Company.

        Short-Term Incentive Pay:    The Compensation Committee awarded Mr. Ginsburg a bonus equal to approximately 248% of his target award under the STIP for 2003. Twenty-five percent of Mr. Ginsburg's annual incentive was based upon the attainment of individual goals and management skill. The remainder of Mr. Ginsburg's 2003 bonus was based on the actual performance of the Company against budgeted performance criteria, as follows: (a) cash flow per share (25%), (b) the ratio of debt to earnings before interest, taxes, depreciation and amortization (25%), and (c) the ratio of debt to recurring monthly revenue (25%). As discussed above in the Section entitled Annual Incentive Compensation, because the actual performance of the Company exceeded the budgeted performance criteria established by the Compensation Committee, pursuant to the terms of the STIP, Mr. Ginsburg was entitled to a bonus which exceeded the targeted award. The amount of the 2003 bonus is listed in the summary compensation table in Item 11 above.

        Stock Options:    No stock options were awarded by the Compensation Committee to Mr. Ginsburg in 2003.

                      Protection One Inc. Board of Directors
                       Ben M. Enis, Director
                      Richard Ginsburg, Chief Executive Officer and Director
                      James Q. Wilson, Director

PERFORMANCE GRAPH

        The following chart compares the cumulative total stockholder returns on the common stock since December 31, 1997 to (1) the cumulative total returns over the same period of the Russell 2000 index; and (2) the group of companies selected as our peers at the current time which we refer to as our peer group. The peer group is comprised of Brinks, Frisco Bay Industries, Ltd. and Lifeline Systems, Inc. The market price of the common stock of Lifeline Systems was impacted, in part, during the period of October 14, 1998 to March 31, 1999, by our agreement to acquire Lifeline, which was not consummated. The annual returns for the Peer Group indices are weighted based on the capitalization of each company within the peer group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Certain Beneficial Owners

        The following table sets forth certain information with respect to the beneficial ownership of our common stock by holders of more than 5% of the outstanding common stock as of March 15, 2004, based on prior filings by these owners with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
POI Acquisition I, Inc. 375 Park Avenue, 14th Floor New York, NY 10152	85,291,497	(1)	86.8%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	4,361,600	(2)	4.5%

(1)
Stockholdings reported as of February 17, 2004. POI Acquisition I Inc. is an entity formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd., which has shared voting power and shared investment power with respect to, and is deemed under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to beneficially own these shares.

(2)
Stockholdings reported as of February 6, 2004, pursuant to a Schedule 13G filed with the Securities and Exchange Commission.

Security Ownership of Management

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 15, 2004 by each of our directors and named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Company(1)
Ben M. Enis	67,500	(2)
Richard Ginsburg	907,064	(2)(3)
Darius G. Nevin	277,570	(2)(3)
Peter J. Pefanis	223,233	(2)
Mack Sands	500,134	(2)
Steven V. Williams	257,025	(2)
James Q. Wilson	59,600	(2)
All directors and executive officers of Protection One as a group (7 persons)	2,292,126	(4)

(1)
Each individual owns less than one percent of the outstanding shares of our common stock. All directors and executive officers as a group own less than 1.0% of the outstanding shares of our common stock. No director or named executive officer owns any of our equity securities other than the common stock.

(2)
Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after March 15, 2004 as follows: Mr. Enis, 67,500; Mr. Ginsburg, 875,000; Mr. Nevin, 270,000; Mr. Pefanis, 220,000; Mr. Sands, 500,000; Mr. Williams, 221,289; and Mr. Wilson, 57,500. All options became 100% vested on February 17, 2004 upon the change in control.

(3)
Includes shares held in 401(k) plan: Mr. Ginsburg, 4,997; Mr. Nevin, 7,497.

(4)
Gives effect to footnotes 2 and 3.

Shares Authorized for Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our common stock that may be received by option holders upon the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
Incentive Stock Option Plan (the only equity compensation plan approved by our shareholders)	3,550,449	$2.84	3,009,917
Any equity compensation plans not approved by security holders	0	0.00	0

Total	3,550,449	$2.84	3,009,917

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Information on certain relationships and related transactions is set forth in Note 6 "Related Party Transactions" of the Notes to Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 14.    PRINCIPAL ACCOUNTANT FEES AND SERVICES

        Aggregate fees billed to us for the fiscal years listed represent fees billed by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	For the year ending December 31, 2003	Percentage of service approved by the audit committee	For the year ending December 31, 2002	Percentage of service approved by the audit committee
Audit fees(a)	$400,000		$1,280,500	N/A
Audit-related fees(b)	44,050		34,550	N/A
Tax fees(c)	1,808	100%	10,842	N/A
All other fees	—	N/A	—	N/A

Total fees	$445,858		$1,325,892

(a)
Includes fees for the respective year end audit and, in 2002, fees to re-audit the periods ended December 31, 2001 and 2000.

(b)
Includes fees for audits of the Company's employee benefit plans, and in 2003, includes fees for providing access to workpapers related to Westar's sale of its interest in our common stock.

(c)
The fees for 2003 relate to tax consultations relating to the intercompany transactions. The fees for 2002 relate primarily to tax compliance issues resulting from the sale of our Canadian operations.

        The Audit Committee of our Board reviewed the services provided by Deloitte & Touche, along with the fees related to such services. The Audit Committee reviews audit fees to be paid to and other services to be provided by the independent public accountants. The Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent accounting firm.

        Our Audit Committee must pre-approve all non-audit services provided to us by our independent accountants. According to our Audit Committee Charter, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the committee's next meeting. As described above, following the resignations of Mr. Clark and Mr. Johnston, the Board dissolved the Audit Committee, and the entire Board is currently administering the functions of the Audit Committee.

PART IV

ITEM 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

  (a)
  The following documents are filed or furnished as a part of this report:

  1.
  The following Exhibits:

Exhibits	Exhibit Description
2.1	Contribution Agreement dated as of July 30, 1997 (the "Contribution Agreement"), between Westar Energy and Protection One, Inc. ("POI") (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by POI and Protection One Alarm Monitoring, Inc. ("Monitoring") dated July 30, 1997 (the "July 1997 Form 8-K")). The Common File Number of POI is 0-24780. The Common File Number of Monitoring is 33-73002-01.
2.2	Amendment No. 1 dated October 2, 1997, to the Contribution Agreement (incorporated by reference to Exhibit 99.1 to the Current Report of Form 8-K filed by POI and Monitoring dated October 2, 1997).
2.3	Amendment No. 2 dated February 29, 2000 to the Contribution Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by POI and Monitoring dated February 29, 2000).
2.4	Amendment No. 3 dated June 21, 2001 to the Contribution Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by POI and Monitoring dated August 14, 2001).
2.5
Amendment No. 4 dated October 25, 2001 to the Contribution Agreement (incorporated by reference to Exhibit 2.5 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended December 31, 2001 (the "Fiscal 2001 Form 10-K") ).
2.6	Consent and Limited Waiver Agreement dated March 18, 2002 to the Contribution Agreement (incorporated by reference to Exhibit 2.6 to the Fiscal 2001 Form 10-K).
2.7
Consent and Limited Waiver Agreement dated July 1, 2002 to the Contribution Agreement (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated November 14, 2002).

3.1
Fifth Amended and Restated Certificate of Incorporation of POI, as amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended September 30, 1997 (the "Fiscal 1997 Form 10-K")).
3.2	Amendment dated as of November 24, 1997 to Fifth Amended and Restated Certificate of Incorporation of POI.
3.3	By-laws of POI (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by POI and Monitoring for the quarter ended March 31, 1996).
3.4
Certificate of Incorporation of Monitoring, as amended (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 (Registration Number 333-09401) originally filed by Monitoring and, inter alia, POI on August 1, 1996 (the "August 1996 Form S-3")).
3.5	Bylaws of Monitoring (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed by POI and, inter alia, Monitoring for the year ended September 30, 1994).
4.1
Indenture dated as of May 17, 1995, among Monitoring, as Issuer, POI, inter alia, as Guarantor, and The First National Bank of Boston ("FNBB"), as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (Registration No. 33-94684) originally filed by POI and, inter alia, Monitoring on July 18, 1995 (the "1995 Form S-4")).
4.2
First Supplemental Indenture dated as of July 26, 1996, among Monitoring, as Issuer, POI, inter alia, as Guarantor and State Street Bank and Trust Company ("SSBTC") as successor to FNBB as Trustee (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K filed by POI and Monitoring of the year ended September 30, 1996 (the "Fiscal 1996 Form 10-K")).
4.3
Second Supplemental Indenture dated as of October 28, 1996, among Monitoring as Issuer, POI inter alia, as Guarantor and SSBTC as Trustee (incorporated by reference to Exhibit 4.3 to the Fiscal 1996 Form 10-K)).
4.4
Third Supplemental Indenture dated as of February 14, 2000 among Monitoring as Issuer, POI inter alia, as Guarantor and SSBTC as Trustee (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended December 31, 2000 (the "Fiscal 2000 Form 10-K")).
4.5
Indenture, dated as of August 17, 1998, among Monitoring, as issuer, POI as guarantor, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by POI and Monitoring on September 22, 1998).
4.6
Indenture, dated as of December 21, 1998, among Monitoring, as issuer, POI, as guarantor, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended December 31, 1998 (the "Fiscal 1998 Form 10-K")).
10.1
Stock Purchase Warrant dated as of September 16, 1991, issued by POI to Merita Bank, Ltd. (formerly Kansallis-Osake-Pankki) (incorporated by reference to Exhibit 10.25 to the Quarterly Report on Form 10-Q filed by POI and, inter alia, Monitoring for the quarter ended March 31, 1994).

10.2
Warrant Agreement dated as of November 3, 1993, between Monitoring and United States Trust Company of New York, as Warrant Agent (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (Registration Statement 33-73002) originally filed by POI, Monitoring and certain former subsidiaries of Monitoring on December 15, 1993 (the "1993 Form S-4")).
10.3
Registration Rights Agreement dated as of November 3, 1993, among Monitoring, POI, certain former subsidiaries of Monitoring and Bear, Stearns & Co., Inc. (incorporated by reference to Exhibit 4.4 to the 1993 Form S-4).
10.4	Warrant Agreement dated as of May 17, 1995, between POI and The First National Bank of Boston, as Warrant Agent (incorporated by reference to Exhibit 10.40 to the 1995 Form S-4).
10.5	1994 Stock Option Plan of POI, as amended (incorporated by reference to Exhibit 10.23 to the Fiscal 1996 Form 10-K).*
10.6	1997 Long-Term Incentive Plan of POI (incorporated by reference to Appendix F to POI's proxy statement dated November 7, 1997).*
10.7
Notes Registration Rights Agreement dated as of May 17, 1995, among POI, Monitoring, Morgan Stanley & Co., Incorporated and Montgomery Securities (incorporated by reference to Exhibit 4.2 to the 1995 Form S-4).
10.8
Revolving Credit Agreement among Monitoring, borrower, NationsBank, N.A., administrative agent, First Union National Bank, syndication agent, Toronto Dominion (Texas), Inc., documentation agent, and Lenders named therein, dated December 21, 1998 (the "Revolving Credit Agreement") (incorporated by reference to Exhibit 10.11 to the Fiscal 1998 Form 10-K).
10.9	First Amendment to the Revolving Credit Agreement, dated as of February 26, 1999 (incorporated by reference to Exhibit 10.12 to the Fiscal 1998 Form 10-K).
10.10
Agreement, dated as of February 29, 2000, by and among POI, Monitoring, and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by POI and Monitoring dated February 29, 2000).
10.11
Second Amendment of Credit Agreement, effective as of February 29, 2000, between Monitoring and Westar Industries, Inc., as Administrative Agent and a Lender (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by POI and Monitoring dated February 29, 2000).
10.12
Registration Rights Agreement, dated December 21, 1998, among Monitoring, POI and various subsidiary guarantors and Morgan Stanley & Co. Incorporated, Chase Securities Inc; First Union Capital Markets, NationsBanc Montgomery Securities LLC and TD Securities (USA), Inc. (the "Placement Agents") (incorporated by reference to Exhibit 99.2 to the Fiscal 1998 Form 10-K).
10.13
Form of Change of Control Agreement with Anthony Somma (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended December 31, 1999 (the "Fiscal 1999 Form 10-K")).*
10.14
Third Amendment to the Revolving Credit Agreement, dated as of January 2, 2001, between Monitoring and Westar Industries, Inc., as Administrative Agent and as a Lender (incorporated by reference to Exhibit 10.15 to the Fiscal 2000 Form 10-K).

10.15
Fourth Amendment to the Revolving Credit Agreement, dated as of February 28, 2001, between Monitoring and Westar Industries, Inc., as Administrative Agent and as a Lender (incorporated by reference to Exhibit 10.16 to the Fiscal 2000 Form 10-K).
10.16
Fifth Amendment of Credit Agreement effective as of June 30, 2001 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by POI and Monitoring dated August 15, 2001).
10.17
Sixth Amendment of Credit Agreement effective as of November 1, 2001 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by POI and Monitoring dated November 14, 2001).
10.18
Seventh Amendment to Credit Agreement effective March 25, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.19 to the Fiscal 2001 Form 10-K).
10.19
Eighth Amendment of Credit Agreement effective as of June 3, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated August 13, 2002).
10.20
Ninth Amendment of Credit Agreement effective as of June 26, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated August 13, 2002).
10.21
Tenth Amendment of Credit Agreement effective as of July 25, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated November 14, 2002).
10.22
Eleventh Amendment of Credit Agreement effective as of August 26, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated November 14, 2002).
10.23
Twelfth Amendment of Credit Agreement effective as of September 11, 2002 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated November 14, 2002).
10.24
Thirteenth Amendment of Credit Agreement effective as of March 11, 2003 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by POI and Monitoring dated June 26, 2003).
10.25
Fourteenth Amendment of Credit Agreement effective as of June 20, 2003 between Protection One Alarm Monitoring, Inc. and Westar Industries, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by POI and Monitoring dated June 26, 2003).

10.26
Employment Agreement dated as of April 16, 2001 between Protection One, Inc. and Richard Ginsburg (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by POI and Monitoring dated May 15, 2001).*
10.27
Employment Agreement dated March 18, 2003 between Protection One, Inc. and Richard Ginsburg (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by POI and Monitoring for the year ended December 31, 2002 (the "Fiscal 2002 Form 10-K").*
10.28	Employment Agreement dated March 18, 2003 between Protection One, Inc. and Darius G. Nevin (incorporated by reference to Exhibit 10.26 to the Fiscal 2002 Form 10-K).*
10.29	Employment Agreement dated March 18, 2003 between Protection One, Inc. and Peter J. Pefanis (incorporated by reference to Exhibit 10.27 to the Fiscal 2002 Form 10-K).*
10.30	Employment Agreement dated March 18, 2003 between Protection One, Inc. and Mack Sands (incorporated by reference to Exhibit 10.28 to the Fiscal 2002 Form 10-K).*
10.31	Employment Agreement dated March 18, 2003 between Protection One, Inc. and Steve V. Williams (incorporated by reference to Exhibit 10.29 to the Fiscal 2002 Form 10-K).*
10.32
Letter Agreement dated November 1, 2001 between Westar Industries, Inc. and POI regarding management fee and financial advisory services (incorporated by reference to Exhibit 10.23 to the Fiscal 2001 Form 10-K).
10.33
Outsourcing Agreement between Westar Energy, Inc. and Protection One Data Services, Inc. dated July 1, 2002 (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated August 13, 2002).
10.34
Westar Aviation, Inc. Stock Purchase Agreement dated as of June 5, 2002 by and between Westar Industries, Inc. and Protection One, Inc. (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated August 13, 2002).
10.35
Aircraft Reimbursement Agreement dated as of June 5, 2002 between AV ONE, Inc. (f/k/a Westar Aviation, Inc.) and Westar Industries (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by POI and Monitoring dated August 13, 2002).
10.36	Kansas Corporation Commission Order dated November 8, 2002 (incorporated by reference to Exhibit 99.2 to our Quarterly Report on Form 10-Q dated November 14, 2002).
10.37	Kansas Corporation Commission Order No. 55 dated December 23, 2002 (filed as Exhibit 99.1 to our December 30, 2002 Form 8-K).
10.38
Limited Stipulation and Agreement dated February 11, 2003, with the Staff of the Kansas Corporation Commission, Westar Energy, Inc., Westar Industries, Inc., Citizens' Utility Ratepayer Board, MBIA Insurance Corporation and the Kansas Industrial Consumers (filed as Exhibit 99.1 to our February 11, 2003 Form 8-K).
10.39	Kansas Corporation Commission Order dated February 10, 2003 (filed as Exhibit 99.1 to our February 14, 2003 Form 8-K).
10.40
Partial Stipulation and Agreement dated February 25, 2003, with the Staff of the Kansas Corporation Commission, Westar Energy, Inc., Westar Industries, Inc. and MBIA Insurance Corporation (filed as Exhibit 99.1 to our February 25, 2003 Form 8-K).

10.41	Kansas Corporation Commission Order No. 62 approving Limited Stipulation and Agreement dated February 14, 2003 (incorporated by reference to Exhibit 10.39 to the Fiscal 2002 Form 10-K).
10.42	Kansas Corporation Commission Order No. 65 dated March 11, 2003 (filed as Exhibit 99.1 to our March 14, 2003 Form 8-K).
10.43
Letter dated March 19, 2003 from J. Eric Griffin of Protection One, Inc. to the Kansas Corporation Commission accepting the conditions of Kansas Corporation Commission Order No. 65. (incorporated by reference to Exhibit 10.41 to the Fiscal 2002 Form 10-K).
10.44
Letter dated March 19, 2003 from J. Eric Griffin of Protection One, Inc. to Martin J. Bregman of Westar Energy pursuant to Kansas Corporation Commission Order No. 65 (incorporated by reference to Exhibit 10.42 to the Fiscal 2002 Form 10-K).
10.45
Revolving Credit Facility Standstill Agreement dated as of February 17, 2004, among POI Acquisition, LLC, Protection One, Inc., Protection One Alarm Monitoring, Inc. and Network Multi-Family Security Corporation (filed as Exhibit 10.43 to our February 18, 2004 Form 8-K).
10.46	Equity Standstill Agreement dated as of February 17, 2004, by and between Protection One, Inc. and POI Acquisition I, Inc. (filed as Exhibit 10.44 to our February 18, 2004 Form 8-K).
12.1	Statement regarding Computation of Earnings to Fixed Charges.+
16.1
Letter from Arthur Andersen LLP to the Securities and Exchange Commission re: Change in Certifying Accountant (incorporated by reference to Exhibit 16 to our Current Report on Form 8-K dated May 30, 2002).
21.1	Subsidiaries of POI and Monitoring.+
23.1	Consent of Deloitte & Touche LLP.+
31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.+
31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.+
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.+
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.+

*
Each Exhibit marked with an asterisk constitutes a management contract or compensatory plan or arrangement required to be filed or incorporated by reference as an Exhibit to this report pursuant to Item 15(c) of Form 10-K.

+
Filed or furnished herewith.

(b)
During the last quarter of the year covered by this Report, POI and Monitoring filed the following Reports on Form 8-K:

•
Current Report on Form 8-K, Item 5, dated December 3, 2003 reported that the New York Stock Exchange ("Exchange") announced that it has suspended trading in the common stock of Protection One, Inc. and will be applying to the Securities and Exchange Commission to delist the Company's common stock from the Exchange.

    •
    Current Report on Form 8-K, Items 5 and 7, dated December 4, 2003 reported that the Company announced in a press release that it expects its common stock to be quoted on the OTC Bulletin Board under the stock symbol "POIX" beginning December 4, 2003.

    •
    Current Report on Form 8-K, Items 5 and 7, dated December 24, 2003 reported that the Company announced in a press release that Westar Energy, Inc. issued a press release disclosing that Westar Energy entered into a definitive agreement to sell its approximately 88% equity interest in Protection One and transfer its rights and obligations as the lender under Protection One's Credit Facility to affiliates of Quadrangle Group LLC.

SIGNATURES

        Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

PROTECTION ONE, INC. PROTECTION ONE ALARM MONITORING, INC.

March 23, 2004	By:	/s/ DARIUS G. NEVIN Darius G. Nevin, Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD GINSBURG Richard Ginsburg	President, Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2004
/s/ BEN M. ENIS Ben M. Enis	Director	March 23, 2004
/s/ JAMES Q. WILSON James Q. Wilson	Director	March 23, 2004

ANNEX D

QUARTERLY REPORT ON FORM 10-Q
FOR THE
QUARTERLY PERIOD ENDED SEPTEMBER 30, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2004

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

1-12181-01 (Commission File Number)	1-12181 (Commission File Number)
PROTECTION ONE, INC. (Exact Name of Registrant As Specified In its Charter)	PROTECTION ONE ALARM MONITORING, INC. (Exact Name of Registrant As Specified In its Charter)
Delaware (State or Other Jurisdiction Of Incorporation or Organization)	Delaware (State of Other Jurisdiction Of Incorporation or Organization)
93-1063818 (I.R.S. Employer Identification No.)	93-1064579 (I.R.S. Employer Identification No.)
818 S. Kansas Avenue Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)	818 S. Kansas Avenue Topeka, Kansas 66612 (Address of Principal Executive Offices, Including Zip Code)
(785) 575-1707 (Registrant's Telephone Number, Including Area Code)	(785) 575-1707 (Registrant's Telephone Number, Including Area Code)

        Indicate by check mark whether each of the registrants (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that such registrants were required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether each of the registrants is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

        As of November 10, 2004, Protection One, Inc. had outstanding 98,282,679 shares of Common Stock, par value $0.01 per share. As of such date, Protection One Alarm Monitoring, Inc. had outstanding 110 shares of Common Stock, par value $0.10 per share, all of which shares were owned by Protection One, Inc.

FORWARD-LOOKING STATEMENTS

        This Quarterly Report on Form 10-Q and the materials incorporated by reference herein include "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified as such because the context of the statement includes words such as we "believe," "expect," "anticipate," "will," "should" or other words of similar import. Similarly, statements herein that describe our objectives, plans or goals also are forward-looking statements. Such statements include those made on matters such as our earnings and financial condition, litigation, accounting matters, our business, our efforts to consolidate and reduce costs, our customer account acquisition strategy and attrition, our efforts to implement new financial software, our liquidity and sources of funding and our capital expenditures. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. We continue to face liquidity problems caused by our significant debt burdens and continuing net losses. The consummation of the sale of its ownership interests in us by Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, Inc., which we refer to collectively as Westar, our former majority owner that beneficially owned approximately 88% of our common stock, to POI Acquisition, L.L.C. and POI Acquisition I, Inc., entities formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd., which we refer to collectively as Quadrangle, and the assignment of Westar's rights and obligations as the lender under our revolving credit facility to POI Acquisition, L.L.C., resulted in a $285.9 million non-cash charge against our income in the first quarter of 2004 to establish a valuation allowance for deferred tax assets that we believed were not not realizable, and the sale is expected to further materially adversely affect our financial position, results of operations and liquidity. If we do not consummate the Quadrangle debt restructuring described in this 10-Q, we would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize our indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of our common stock would likely be substantially diluted or cancelled in whole or in part and our creditors may receive less than 100% of the face value of their claims. Statements made in the Form 10-Q regarding the sale by Westar, the planned Quadrangle debt restructuring and the possible effect of these matters on us also constitute forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Please refer to "Risk Factors" in our Form 10-K for the year ended December 31, 2003 for more information regarding risks and uncertainties that may cause our actual results to differ materially from the results anticipated in our forward-looking statements.

        Unless the context otherwise indicates, all references in this report to the "Company," "Protection One," "we," "us," "our" or similar words are to Protection One, Inc., its direct wholly owned subsidiary, Protection One Alarm Monitoring, Inc., and Monitoring's wholly owned subsidiaries. Protection One's sole asset is, and Protection One operates solely through, Monitoring and Monitoring's wholly owned subsidiaries. Both Protection One and Monitoring are Delaware corporations organized in September 1991.

PART I
FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for per share amounts)
(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$21,531	$35,203
Restricted cash	1,781	1,810
Receivables, net of reserve of $5,961 and $6,899 at September 30, 2004 and December 31, 2003, respectively	23,809	23,670
Inventories, net	5,389	6,221
Prepaid expenses	3,210	5,522
Tax receivable from Westar	26,088	26,088
Deferred tax assets	30	33,899
Other	8,557	3,955

Total current assets	90,395	136,368
Property and equipment, net	29,122	31,921
Customer accounts, net	193,302	244,744
Goodwill	41,847	41,847
Deferred tax assets, net of current portion	46	252,411
Tax receivable from Westar, net of current portion	7,933	—
Deferred customer acquisition costs	104,710	94,225
Other	7,663	7,506

Total Assets	$475,018	$809,022

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
Current liabilities:
Current portion of long-term debt, including $215,500 due to related parties	$547,022	$215,500
Accounts payable	3,396	5,314
Accrued liabilities	31,347	31,258
Deferred revenue	33,592	33,253

Total current liabilities	615,357	285,325
Long-term debt, net of current portion	—	331,874
Deferred customer acquisition revenue	54,191	44,209
Other liabilities	1,835	1,440

Total Liabilities	671,383	662,848

Commitments and contingencies (see Note 6)
Stockholders' equity:
Preferred stock, $.10 par value, 5,000,000 shares authorized	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 128,125,584 shares issued at September 30, 2004 and December 31, 2003	1,281	1,281
Additional paid-in capital	1,379,474	1,379,434
Accumulated other comprehensive income	150	78
Deficit	(1,542,658)	(1,200,007)
Treasury stock, at cost, 29,842,905 shares at September 30, 2004 and December 31, 2003	(34,612)	(34,612)

Total stockholders' equity (deficiency in assets)	(196,365)	146,174

Total Liabilities and Stockholders' Equity (Deficiency in Assets)	$475,018	$809,022

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except for per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Revenues:
Monitoring and related services	$185,974	$193,555
Other	15,959	15,230

Total revenues	201,933	208,785
Cost of revenues (exclusive of amortization and depreciation shown below):
Monitoring and related services	52,252	55,427
Other	23,085	21,232

Total cost of revenues	75,337	76,659

Gross profit (exclusive of amortization and depreciation shown below)	126,596	132,126
Operating expenses:
Selling	24,047	23,847
General and administrative	74,535	59,880
Amortization and depreciation	58,881	60,295

Total operating expenses	157,463	144,022

Operating loss	(30,867)	(11,896)
Other (income) expense:
Interest expense	20,021	18,821
Related party interest	13,399	10,672
Other	(100)	(2,073)

Loss before income taxes	(64,187)	(39,316)
Income tax benefit (expense)	(278,464)	13,346

Net loss	$(342,651)	$(25,970)
Other comprehensive income:
Unrealized gain on marketable securities	72	—

Comprehensive loss	$(342,579)	$(25,970)

Basic and diluted per share information:
Net loss per common share	$(3.49)	$(0.26)

Weighted average common shares outstanding (in thousands)	98,283	98,098

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except for per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
Revenues:
Monitoring and related services	$62,272	$64,431
Other	5,256	5,327

Total revenues	67,528	69,758
Cost of revenues (exclusive of amortization and depreciation shown below):
Monitoring and related services	17,918	18,238
Other	7,869	7,086

Total cost of revenues	25,787	25,324

Gross profit (exclusive of amortization and depreciation shown below)	41,741	44,434
Operating expenses:
Selling	8,486	7,768
General and administrative	18,991	19,559
Amortization and depreciation	19,546	19,981

Total operating expenses	47,023	47,308

Operating loss	(5,282)	(2,874)
Other (income) expense:
Interest expense	6,734	6,145
Related party interest	4,568	4,020
Other	(17)	18

Loss before income taxes	(16,567)	(13,057)
Income tax benefit (expense)	(85)	4,393

Net loss	$(16,652)	$(8,664)
Other comprehensive income:
Unrealized gain on marketable securities	63	—

Comprehensive loss	$(16,589)	$(8,664)

Basic and diluted per share information:
Net loss per common share	$(0.17)	$(0.09)

Weighted average common shares outstanding (in thousands)	98,283	98,106

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flow from operating activities:
Net loss	$(342,651)	$(25,970)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sale of branch assets	(76)	(2,050)
Amortization and depreciation	58,881	60,295
Amortization of debt costs and premium	523	554
Amortization of deferred customer acquisition costs in excess of amortization of deferred revenues	15,567	12,498
Deferred income taxes	286,398	24,729
Provision for doubtful accounts	486	1,292
Other	(76)	80
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(624)	3,077
Tax receivable from Westar	(7,933)	(38,212)
Other assets	(2,420)	318
Accounts payable	(2,244)	(420)
Deferred revenue	261	(2,841)
Other liabilities	453	(3,737)

Net cash provided by operating activities	6,545	29,613

Cash flows from investing activities:
Installations and purchases of new accounts	(14)	(311)
Deferred customer acquisition costs	(31,879)	(32,571)
Deferred customer acquisition revenues	15,808	13,865
Purchase of property and equipment	(4,826)	(4,186)
Sale of AV ONE	—	1,411
Proceeds from disposition of assets	314	2,778

Net cash used in investing activities	(20,597)	(19,014)

Cash flows from financing activities:
Payments on long-term debt	—	(10,159)
Proceeds from sale of trademark	160	450
Debt issue costs	—	74
Proceeds from sale of parent company stock- held as treasury	—	11,940
Purchase of Treasury Stock	—	(3)
Exercise of stock options and Employee Stock Purchase Plan	—	256
Funding from Westar, as former parent	220	1,027

Net cash provided by financing activities	380	3,585

Net cash provided by discontinued operations	—	229

Net increase (decrease) in cash and cash equivalents	(13,672)	14,413
Cash and cash equivalents:
Beginning of period	35,203	1,545

End of period	$21,531	$15,958

Cash paid for interest	$37,957	$34,607

Cash paid for taxes	$264	$269

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROTECTION ONE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Basis of Consolidation and Interim Financial Information:

        Protection One, Inc., referred to as Protection One or the Company, a Delaware corporation, is a publicly traded security alarm monitoring company. Protection One is principally engaged in the business of providing security alarm monitoring services, which includes sales, installation and related servicing of security alarm systems for residential and business customers. On February 17, 2004, the Company's former majority owner, Westar Industries, Inc., referred to as Westar Industries, a wholly owned subsidiary of Westar Energy, Inc, which together with Westar Industries is referred to as Westar, sold its ownership interests in the Company and assigned its rights and obligations as the lender under the revolving credit facility. See Note 2, "Change in Majority Owner" for a further discussion of the sale transaction.

        The Company's unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles, in the United States, or GAAP, for interim financial information and in accordance with the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2003 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC.

        See Note 10, "Going Concern and Management's Plan" for management's plan regarding liquidity and going concern issues and the Quadrangle debt restructuring.

        In December 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies follow the prescribed format and provide the additional disclosures in their annual reports for fiscal years ending after December 15, 2002. The Company applies the recognition and measurement principles of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed by SFAS Nos. 123 and 148, and related interpretations in accounting for its stock-based compensation plans. The Company has adopted the disclosure requirements of SFAS No. 148.

        For purposes of the pro forma disclosures required by SFAS No. 148, the estimated fair value of options is amortized to expense on a straight-line method over the options' vesting period. Under SFAS No. 123, compensation expense would have been $0.6 million and $0.1 million in the nine and three months ended September 30, 2004, respectively and $0.5 million and $0.1 million in the nine and three months ended September 30, 2003, respectively. Information related to the pro forma impact on earnings and earnings per share follows.

	Nine Months Ended September 30,
	2004	2003
Loss available for common stock, as reported	$(342,651)	$(25,970)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	34	67
Deduct: Total stock option expense determined under fair value method for all awards, net of related tax effects	(596)	(504)

Loss available for common stock, pro forma	$(343,213)	$(26,407)

Net loss per common share (basic and diluted):
As reported	$(3.49)	$(0.26)
Pro forma	$(3.49)	$(0.27)
	Three Months Ended September 30,
	2004	2003
Loss available for common stock, as reported	$(16,652)	$(8,664)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	22
Deduct: Total stock option expense determined under fair value method for all awards, net of related tax effects	(75)	(139)

Loss available for common stock, pro forma	$(16,727)	$(8,781)

Net loss per common share (basic and diluted):
As reported	$(0.17)	$(0.09)
Pro forma	$(0.17)	$(0.09)

        In the opinion of management of the Company, all adjustments considered necessary for a fair presentation of the financial statements have been included. The results of operations for the nine- and three-month periods ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

        Restricted cash on the accompanying balance sheet represents a trust account established as collateral for the benefit of the insurer of the Company's workers' compensation claims. The Company receives interest income earned by the trust.

        The Company has no stock options or warrants that represent dilutive potential common shares for the three and nine months ended September 30, 2004. The Company has issued stock options and warrants of which approximately 0.3 million and 0.4 million represent dilutive potential common shares for the three and nine months ended September 30, 2003. These securities were not included in the computation of diluted earnings per share since to do so would have been antidilutive for all periods presented.

        Certain reclassifications have been made to prior-year information to conform to the current year presentation.

2.     Change in Majority Owner:

        On February 17, 2004, Westar Industries, Inc., a Delaware corporation, sold approximately 87% of the issued and outstanding shares of the Company's common stock, par value $0.01 per share to POI Acquisition I, Inc., a wholly owned subsidiary of POI Acquisition, L.L.C. Both POI Acquisition, L.L.C. and POI Acquisition I, Inc. are entities formed by Quadrangle Capital Partners L.P., Quadrangle Select Partners L.P., Quadrangle Capital Partners-A L.P. and Quadrangle Master Funding Ltd., collectively referred to as Quadrangle. Westar retained approximately 1% of the Company's common stock, representing shares underlying restricted stock units granted to current and former employees of Westar. As part of the sale transaction, Westar Industries also assigned its rights and obligations as the lender under the revolving credit facility to POI Acquisition, L.L.C. Quadrangle paid approximately $122.2 million to Westar as consideration for both the common stock and the revolving credit facility, including accrued interest of $2.2 million, and Westar received additional consideration related to post-closing events.

        See Note 4, "Debt" for a discussion of the impact of the change in control on the Company's outstanding debt, Note 8, "Income Taxes" for a discussion relating to the Company's tax sharing agreement with Westar and Note 10, "Going Concern and Management's Plan" for a discussion of recent events relating to the planned Quadrangle debt restructuring.

3.     Intangible Assets—Customer Accounts and Goodwill:

        The following reflects the changes in the Company's investment in purchased customer accounts (at cost) for the following periods (in thousands):

	Nine Months Ended September 30, 2004	Three Months Ended September 30, 2004	Year Ended December 31, 2003
Beginning customer accounts	$680,928	$680,920	$680,349
Acquisition of customer accounts	14	—	259
Sale of accounts	(22)	—	(28)
Other	—	—	348

	680,920	680,920	680,928
Less accumulated amortization	(487,618)	(487,618)	(436,184)

Ending customer accounts, net	$193,302	$193,302	$244,744

        Amortization expense was $17.1 million and $51.4 million for the three and nine months ended September 30, 2004, respectively. Amortization expense was $17.3 million and $51.5 million for the three and nine months ended September 30, 2003, respectively. The table below reflects the estimated aggregate customer account amortization expense for 2004 and each of the four succeeding fiscal years on the existing customer account base as of September 30, 2004 (in thousands).

	2004	2005	2006	2007	2008
Estimated amortization expense	$68,612	$52,322	$51,961	$45,641	$20,000

        There were no changes in the carrying amounts of goodwill for the three or nine months ended September 30, 2004 or 2003. The Company completed its annual impairment testing during the third quarter of 2004 on its Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2004. The Company's North America segment has no goodwill and, therefore, did not require testing as of July 1, 2004. No impairment charge has been recorded in the first nine months of 2004. If we fail future impairment tests for either goodwill or customer accounts, we will be required to recognize additional impairment charges on these assets in the future.

4.     Debt:

        Long-term debt and the fixed or weighted average interest rates are as follows (in thousands):

	September 30, 2004	December 31, 2003
Revolving Credit Facility, maturing August 15, 2005, variable, 8.50% at September 30, 2004 (a)	$215,500	$215,500
Senior Subordinated Notes, maturing January 2009, fixed 8.125%	110,340	110,340
Senior Unsecured Notes, maturing August 2005, fixed 7.375% (b)	190,925	190,925
Senior Subordinated Discount Notes, maturing June 2005, fixed 13.625% (c)	30,257	30,609

	547,022	547,374
Less current portion (d)	(547,022)	(215,500)

Total long-term debt	$—	$331,874

(a)
On November 12, 2004 the Company made a $14.5 million principal payment to Quadrangle on the revolving credit facility. On November 10, 2004 the interest rate on the revolving credit facility increased to 8.75%.

(b)
The Company intends to retire $26.6 million of 7.375% Senior Unsecured notes in connection with the Westar tax sharing settlement.

(c)
The effective rate to the Company is 11.8% due to amortization of a premium related to the notes. The unamortized balance of the premium at September 30, 2004 and December 31, 2003 was $0.4 million and $0.7 million, respectively.

(d)
See discussion below regarding the potential impact if an event of default and acceleration occurs under the indenture relating to the 13 5/8% senior subordinated discount notes, or if the revolving credit facility is accelerated, on the various debt instruments.

        The indenture relating to the 13 5/8% senior subordinated discount notes requires the Company to give notice of its intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because the Company did not offer to repurchase such notes following the Westar sale transaction, its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes.

        Upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, though the subordination provisions of the indenture restrict the Company's ability to make any payment to the holders of such notes upon acceleration of such notes in certain circumstances. The acceleration of the 13 5/8% senior subordinated discount notes, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for the 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of September 30, 2004. If such acceleration and cross default should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $201.0 million outstanding as of November 15, 2004 under the revolving credit facility is in default due to the change in control of Protection One consummated on February 17, 2004 and non-compliance with financial covenants. The Company has entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified defaults, and the Company agreed, among other things, that it could not borrow any additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. The parties have agreed to extend the standstill agreement until the earlier of the closing date of the Quadrangle debt restructuring, described in Note 10, "Going Concern and Management's Plan," or the termination of the exchange agreement, which the Company entered into with Quadrangle on November 12, 2004 and is described in Note 10. Acceleration of the revolving credit facility, if not rescinded or satisfied, would cause cross defaults under the Company's other debt instruments. If such acceleration should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of court restructuring.

        The indenture relating to the 13 5/8% senior subordinated discount notes required the Company to make a semi-annual interest payment on June 30, 2004, which the Company deferred until July 30, 2004, prior to the expiration of the interest payment grace period.

        The Company also deferred payment of the semi-annual interest payment that was due on July 15, 2004 on the outstanding $110.3 million aggregate principal amount of its 8 1/8% senior subordinated notes. On August 13, 2004 the Company paid the semi-annual interest payment on its 8 1/8% senior subordinated notes, prior to expiration of the interest payment grace period.

        In addition, the Company deferred payment of the quarterly interest payment that was due on June 30, 2004 on the revolving credit facility. The Company paid such second quarter interest payment on August 16, 2004. The Company timely paid the third quarter interest payment on the revolving credit facility that was due on September 30, 2004.

        The indentures relating to the Company's 8 1/8% senior subordinated notes and to its 13 5/8% senior subordinated discount notes contain certain restrictions, including with respect to its ability to incur debt and pay dividends, based on earnings before interest, taxes, depreciation, and amortization, or EBITDA. The definition of EBITDA varies among the indentures and the revolving credit facility. EBITDA is generally derived by adding to income (loss) before income taxes, the sum of interest expense and depreciation and amortization expense, including amortization of deferred customer acquisition costs and deducting amortization of deferred revenues. However, under the varying definitions of the indentures, additional adjustments are sometimes required.

        The Company's revolving credit facility contains a number of potential events of default, including with respect to financial covenants which it must maintain. Under the standstill agreement executed with Quadrangle, which the parties have agreed to extend until the earlier of the closing of the Quadrangle debt restructuring or the termination of their exchange agreement, the Company has received a temporary waiver of certain specified defaults if certain conditions are met.

        The Company's revolving credit facility and the indentures relating to certain of its other indebtedness contain the financial covenants and tests, respectively, summarized below:

Debt Instrument	Financial Covenant and Test
Revolving Credit Facility	Total consolidated debt/annualized most recent quarter EBITDA — less than 5.75 to 1.0 and
Consolidated annualized most recent quarter EBITDA/latest four fiscal quarters interest expense — greater than 2.10 to 1.0
Senior Subordinated Notes	Current fiscal quarter EBITDA/current fiscal quarter interest expense — greater than 2.25 to 1.0
Senior Subordinated Discount Notes	Total debt/annualized current quarter EBITDA — less than 6.0 to 1.0
Senior debt/annualized current quarter EBITDA — less than 4.0 to 1.0

        At September 30, 2004, the Company was not in compliance with the covenants under the revolving credit facility, described above, and did not meet the tests under the indentures relating to the Company's ability to incur additional indebtedness or to pay dividends. As noted above, the Company entered into a standstill agreement with Quadrangle whereby Quadrangle agreed to grant the Company a waiver of certain specified defaults, including failure to comply with these financial covenants, among others, until the earlier of the closing of the Quadrangle debt restructuring or the termination of their exchange agreement, if certain conditions are met. Continued failure to meet the tests would result in continuing restrictions on the Company's ability to incur additional indebtedness or to pay dividends, and the event of default under the revolving credit facility could allow the lenders to declare all amounts outstanding immediately due and payable.

        If the Company does not consummate the Quadrangle debt restructuring, it would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize its indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of its common stock would likely be substantially diluted or cancelled in whole or in part and its creditors may receive less than 100% of the face value of their claims. In addition, the Company has significant debt maturities scheduled for 2005 including its revolving credit facility, 7 3/8% senior notes, and 13 5/8% senior subordinated discount notes. The Company will need to engage in asset sales and/or refinancings in order to satisfy these maturities. There can be no assurance the Company will successfully complete such asset sales or refinancings.

5.     Related Party Transactions:

        On February 17, 2004, Westar Industries sold approximately 87% of the issued and outstanding shares of the Company and assigned its rights and obligations under the revolving credit facility to Quadrangle. See the discussion below and in Note 2, "Change in Majority Owner" for additional information relating to the sale transaction.

        On November 12, 2004, the Company entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, settles all of its claims with Westar relating to the tax sharing agreement and settles all claims between Quadrangle and Westar relating to the Westar sale transaction. Also, on November 12, 2004, the Company entered into an exchange agreement with Quadrangle to restructure a significant portion of its revolving credit facility. See Note 10, "Going Concern and Management's Plan" for additional information relating to the Westar tax sharing settlement and Quadrangle debt restructuring.

  Revolving Credit Facility

        On February 17, 2004, Westar Industries transferred its rights and obligations as lender under the revolving credit facility to Quadrangle pursuant to the sale agreement. The Company and Quadrangle entered into a standstill agreement, which the parties have agreed to extend until the earlier of the closing of the Quadrangle debt restructuring or the termination of their exchange agreement, which, among other things, prohibits the Company from making borrowings under the facility and also temporarily prohibits Quadrangle from exercising its remedies under the facility if certain conditions are met. The Company accrued interest expense of $4.4 million and $12.7 million for the three and nine months ended September 30, 2004, respectively, and made interest payments to Quadrangle of $8.6 million and $12.7 million on borrowings under the facility for the three and nine months ended September 30, 2004. See Note 4, "Debt" for additional information relating to the revolving credit facility. Of the $12.7 million interest accrued for the nine months ended September 30, 2004, $2.2 million was recorded prior to the sale of the Company by Westar.

        On March 23, 2004, the Company and Quadrangle entered into a fifteenth amendment to the revolving credit facility that modified the confidentiality provision in the revolving credit facility.

        The Company had outstanding borrowings under the revolving credit facility of $215.5 million at December 31, 2003. The Company accrued interest expense of $3.4 million and $9.0 million and made interest payments of $3.1 million and $8.8 million on borrowings under the facility for the three and nine months ended September 30, 2003, respectively.

  Tax Receivable Related to Tax Sharing Agreement

        The Company had a receivable balance of $34.0 million and $26.1 million at September 30, 2004 and December 31, 2003, respectively, relating to a tax sharing agreement with Westar Energy. In December 2003, the Company received $20.0 million from Westar Energy as partial payment for the tax benefit utilized in its 2002 tax return filed in the third quarter of 2003. The receivable balance of $26.1 million at December 31, 2003 reflects the balance of the estimated tax benefit to be utilized by Westar Energy in its 2003 consolidated income tax return plus the remainder of the 2002 tax benefit not paid in 2003. An additional $7.9 million receivable was recorded for the estimated tax benefit generated in the first quarter prior to February 17, 2004 that Westar Energy will likely be able to utilize in its 2004 consolidated income tax return, which will likely be filed in 2005.

        The Company had been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to the Company for tax benefits attributable to the Company and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Following the consummation of the sale of Westar's ownership interests in the Company, it is no longer a part of the Westar consolidated tax group.

        On November 12, 2004, the Company entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, settles all of its claims with Westar relating to the tax sharing agreement and settles all claims between Quadrangle and Westar relating to the Westar sale transaction. In accordance with the Westar tax sharing settlement, among other things, Westar paid the Company approximately $45.9 million in cash and transferred to it 7 3/8% senior notes of the Company, due 2005, with aggregate principal and accrued interest of approximately $27.1 million. As previously noted, the Company had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and the Company expects to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement.

        See Note 8, "Income Taxes" for further discussion relating to the tax sharing agreement and the Westar tax sharing settlement.

  Kansas Corporation Commission

        On November 8, 2002, the Kansas Corporation Commission, referred to as KCC, issued Order No. 51 which required Westar Energy to initiate a corporate and financial restructuring, reverse specified accounting transactions described in the Order, review, improve and/or develop, where necessary, methods and procedures for allocating costs between utility and non-utility businesses for KCC approval, refrain from any action that would result in its electric businesses subsidizing non-utility businesses, reduce outstanding debt giving priority to reducing utility debt and, pending the corporate and financial restructuring, imposed standstill limitations on Westar Energy's ability to finance non-utility businesses including the Company. These standstill protections require that Westar Energy seek KCC approval before it takes actions such as making any loan to, investment in or transfer of cash in excess of $100,000 to the Company or another non-utility affiliate, entering into any agreement with the Company or another non-utility affiliate where the value of goods or services exchanged exceeds $100,000, investing, by Westar Energy or Westar Energy's affiliate, of more than $100,000 in an existing or new non-utility business and transferring any non-cash assets or intellectual property to the Company or another non-utility affiliate. In addition, Westar

        Energy must charge interest to the Company and other non-utility affiliates at the incremental cost of their debt on outstanding balances of any existing or future inter-affiliate loans, receivables or other cash advances due Westar Energy. The Order also suggested that the sale by Westar Energy of the Company's stock should be explored, along with other alternatives, as a possible source of cash to be used to reduce Westar Energy debt. An additional provision affecting the Company includes a requirement that it cannot sell assets having a value of $100,000 or more without prior KCC approval.

        On December 23, 2002, the Kansas Corporation Commission issued Order No. 55 clarifying and modifying the November 8, 2002 Order. One such clarification was that Westar Energy and Westar Industries would be prohibited from making payments to the Company under the tax sharing agreement until certain requirements were met by Westar Energy regarding its debt.

        On January 10, 2003, Protection One filed a petition seeking reconsideration of certain aspects of Order No. 55. Specifically, the Company requested that the Commission reconsider and revise Order No. 55 so that it clearly does not interfere with the Company's contractual arrangements with Westar Energy and Westar Industries, including, but not limited to the tax sharing agreement and the revolving credit facility.

        On February 11, 2003, the parties to the KCC proceeding filed a Limited Stipulation and Agreement, which sought the KCC's approval for Protection One to sell all of its Westar Energy stock to Westar Energy. The KCC approved the Limited Stipulation and Agreement on February 14, 2003. Protection One sold its Westar Energy stock to Westar Energy on February 14, 2003 for $11.6 million.

        On February 25, 2003, the Company entered into a Partial Stipulation and Agreement, which is referred to as the reconsideration agreement, with the Staff of the KCC, Westar Energy, Westar Industries and an intervener. The reconsideration agreement requested that the KCC issue an order granting limited reconsideration and clarification to its order issued December 23, 2002. The reconsideration agreement also requests that the KCC authorize Westar Energy and Westar Industries to perform their respective obligations to the Company under the tax sharing agreement and the revolving credit facility. Additionally, the Reconsideration Agreement provides that, among other things; (a) the maximum borrowing capacity under the revolving credit facility will be reduced to $228.4 million and the maturity date may be extended one year to January 5, 2005; (b) Westar Energy may provide funds to Westar Industries to the extent necessary to perform its obligations to the Company under the revolving credit facility; (c) Westar Energy will reimburse the Company approximately $4.4 million for expenses incurred in connection with services provided by Protection One Data Services and AV One, Inc. to Westar Energy and Westar Industries, and for the sale of AV

One, Inc. to Westar Energy; and (d) the Management Services Agreement between the Company and Westar Industries is cancelled.

        On March 11, 2003, the KCC issued Order No. 65 conditionally approving the reconsideration agreement. The KCC imposed the following on the terms of the reconsideration agreement: (a) the revolving credit facility must be paid off upon the sale of all or a majority of Protection One common stock held by Westar Industries, and this pay-off must be a condition of any sale by Westar Industries of Protection One's stock; (b) Westar Energy must provide advance notice to the KCC if the payment to the Company under the tax sharing agreement exceeds approximately $20 million; (c) Protection One must receive KCC approval prior to selling any assets exceeding $100,000 and Westar Energy and Westar Industries must receive KCC approval prior to selling their stock in Protection One; and (d) Protection One must waive potential claims against Westar Energy and Westar Industries relating to certain inter-company agreements. In addition, the KCC reserved the right to impose a deadline for the sale by Westar Industries of its Protection One stock. Westar Energy is precluded from extending any credit to the Company except for borrowings the Company may make under the revolving credit facility.

        In addition, on March 19, 2003, the Company submitted two letters to the KCC in response to KCC Order No. 65, one of which was addressed to the KCC and the other of which was addressed to Westar Energy. As described in the letters, the Company agreed to (i) release Westar Energy from certain claims relating to Protection One Data Services, Inc., or PODS, AV One, Inc. and the Management Services Agreement and (ii) accept the conditions set forth in Order No. 65 relating to matters other than PODS, AV One, Inc. and the Management Services Agreement. The Company does not intend to seek reconsideration of Order No. 65.

        On January 2, 2004, Westar Energy and Westar Industries filed a Joint Motion with the KCC to sell Westar Industries' equity interest in Protection One to Quadrangle. The Joint Motion also sought to assign Westar Industries' interest in the revolving credit facility to Quadrangle. In the alternative, the Joint Motion sought permission for Westar Energy to sell its shares of stock in Westar Industries to Quadrangle, at which time Westar Industries' assets and liabilities would consist of the revolving credit facility and equity interest in Protection One. On February 13, 2004, the KCC approved the Joint Motion.

  Administrative Services Agreement

        Westar Energy provides administrative services to the Company pursuant to an agreement, referred to as the administrative services agreement, which includes accounting, tax, audit, human resources, legal, purchasing, facilities services and use of computer systems. The administrative services agreement will terminate on February 17, 2005, one year after the date of sale of the Company by Westar unless an earlier termination date is mutually agreed upon. The Company transitioned from using Westar Energy's human resources application during the third quarter and anticipates completing a transition from Westar Energy's accounting application by year end. Charges of approximately $0.8 million and $2.6 million were incurred for the three and nine months ended September 30, 2004, respectively, compared to charges of approximately $1.1 million and $3.4 million for the three and nine months ended September 30, 2003. The Company had a net balance due to Westar Energy primarily for these services of $0.6 million and $0.3 million at September 30, 2004 and December 31, 2003, respectively. See Note 6, "Commitments and Contingencies" for more information regarding the administrative services agreement.

  AV ONE and Protection One Data Services

        On June 5, 2002, the Company acquired the stock of a wholly owned subsidiary of Westar Industries named Westar Aviation, Inc. for approximately $1.4 million. The Company subsequently changed the name of the newly acquired corporation to AV ONE, Inc., referred to as AV ONE, and entered into an Aircraft Reimbursement Agreement with Westar Industries. Under this agreement, Westar Industries agreed to reimburse AV ONE for certain costs and expenses relating to its operations. In accordance with the reconsideration agreement, Westar Energy reimbursed the Company for all costs incurred relating to the services provided to Westar Energy and Westar Industries and on March 21, 2003, repurchased the stock of AV ONE at book value. The Company did not incur any gain or loss on the transaction since the sale was transacted at book value.

        In June 2002, the Company formed a wholly owned subsidiary named Protection One Data Services, Inc. and on July 1, 2002 transferred to it approximately 42 of its Information Technology employees. Effective July 1, 2002, PODS entered into an outsourcing agreement with Westar Energy pursuant to which PODS provided Westar Energy information technology services. As a condition of the agreement, PODS offered employment to approximately 100 Westar Energy Information Technology employees. Operation of the subsidiary and the provision of such services were discontinued as of December 31, 2002. The approximately 142 Information Technology employees that had accepted employment with PODS were transferred back to their respective companies as of December 31, 2002. On March 21, 2003, in accordance with the reconsideration agreement, Westar Energy paid the Company $1.1 million for the balance due under the outsourcing agreement.

  Quadrangle

        In addition to interest accrued and paid under the revolving credit facility, discussed above, the Company paid $0.2 million and $0.4 million, respectively, to Quadrangle for legal expenses incurred by Quadrangle for the three and nine months ended September 30, 2004. The Company has agreed to pay the costs for the financial and legal advisors for both the senior and subordinated debt holders relating to a potential restructuring of the Company's indebtedness. See Note 10, "Going Concern and Management's Plan" for information relating to the planned Quadrangle debt restructuring.

6.     Commitments and Contingencies:

Litigation

  Rogers Litigation

        On August 2, 2002, Monitoring, Westar Energy, Inc. and certain former employees of Monitoring, as well as certain third parties, were sued in the District Court of Jefferson County, Texas, by Regina Rogers, a resident of Beaumont, Texas (Case No. D167654). Ms. Rogers has asserted various claims due to casualty losses, property damage and mental anguish she allegedly suffered as a result of a fire to her residence on August 17, 2000. In her complaint, Ms. Rogers alleges that Protection One and certain of its employees were negligent, grossly negligent and malicious in allegedly failing to properly service and monitor the alarm system at the residence. The complaint also alleges various violations of the Texas Deceptive Trade Practices Act, or DTPA, negligent misrepresentation, fraud, intentional misconduct and breach of contract. Relief sought under the complaint (as amended) includes actual, exemplary and treble damages under the DTPA, plus attorneys' fees. Although the complaint does not specify the amount of damages sought, counsel for the plaintiff has previously alleged actual damages of approximately $7.5 million. The Company believes it has adequate insurance coverage with respect to the potential liability. The Company's primary insurance carrier is providing defense of the action, and the Company is reimbursing the primary insurance carrier for the applicable deductible. The excess carrier is proceeding under a reservation of rights. Discovery is on-going in this matter. Mediation sessions were conducted between the parties on August 20 and November 11, 2004, but the parties have so far been unable to resolve the dispute.

        The trial date, originally scheduled for September 2004, has been continued to late January 2005. The Company has provided for what is believed to be a reasonable estimate of loss exposure for this matter. Since the Company believes it has adequate insurance coverage with respect to the potential liability, in the opinion of management, the outcome should not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  Dealer Litigation

        On May 10, 2004, Nashville Burglar Alarm, LLC, a former dealer, filed a demand for arbitration against Monitoring with the American Arbitration Association, or AAA, alleging breach of contract, misrepresentation, breach of implied covenant of good faith, violation of consumer protection statues and franchise law violations. Nashville Burglar Alarm, along with five other former dealers, was an original plaintiff in a putative class action lawsuit filed against Monitoring in May 1999, in the U.S. District Court for the Western District of Kentucky (Total Security Solutions, Inc., et al. v. Protection One Alarm Monitoring, Inc., Civil Action No. 3:99CV-326-H). In that matter, the court granted Monitoring's motion to stay the proceeding pending the individual plaintiffs' pursuit of arbitration as required by the terms of their dealer agreements, and AAA refused plaintiffs' motion to require that all of the claims of the plaintiffs be heard collectively. Since that time, two of the original plaintiffs in the Total Security Solutions case (not including Nashville Burglar Alarm) were either settled by the mutual agreement of the parties, or dismissed by the AAA. The remaining original plaintiffs in the Total Security Solutions case have not pursued claims in arbitration.

        Two other dealers (not plaintiffs in the original Total Security Solutions litigation) filed similar claims in arbitration against Monitoring: Beachwood Security and Ira Beer, who is owner of both Security Response Network, Inc. and Homesafe Security, Inc. Discovery is ongoing in the Beer matter, and the Beachwood matter was dismissed by AAA.

        The Company believes it has complied with terms of its contracts with these former dealers and intends to aggressively defend against these claims. In the opinion of management, none of these pending dealer claims, either alone or in the aggregate, will have a material adverse effect upon the Company's consolidated financial position or results of operations.

        Other Protection One dealers have threatened, and may bring, claims against the Company based upon a variety of theories surrounding calculations of holdbacks and other payments, or based on other theories of liability. The Company believes it has materially complied with the terms of its contracts with its dealers. The Company cannot predict the aggregate impact of these potential disputes with its dealers, which could be material.

  University of New Hampshire Litigation

        In August 2003, the University of New Hampshire and Dr. Stacia Sower, a professor at the University, filed separate lawsuits against Monitoring in New Hampshire Superior Court (Stacia Sower v. Protection One Alarm Monitoring, Inc. and University of New Hampshire v. Protection One Alarm Monitoring, Inc. & CU Security, Docket Number 03-C-0199). The suit arises from Monitoring's alleged failure to properly monitor a low-temperature freezer used by the University to store research specimens, which failure allegedly caused damage to or destruction of scientific specimens. Dr. Sower's suit alleges breach of the duty of care, violations of New Hampshire Revised Statute Chapter 358-A, products liability and other causes of action. The University's suit alleges negligence, breach of contract, breach of implied covenant of good faith and fair dealing, negligent or intentional misrepresentation, strict liability, violations of New Hampshire Revised Statute Chapter 358-A, breach of implied warranties and other causes of action. Both lawsuits seek unspecified monetary damages, although in correspondence received prior to the filing of suit, damages in excess of $1.1 million are alleged. The University's lawsuit also seeks rescission of Monitoring's contract with the university.

        Both lawsuits were removed to the United States District Court for the District of New Hampshire, and have been consolidated by the court. The parties have exchanged written discovery and taken numerous depositions. The parties have also exchanged reports with regard to liability and damage issues, and filed summary judgment motions with regard to specific contractual defenses raised by Monitoring.

        Monitoring's liability insurance carrier has been notified of these claims, and is proceeding under a reservation of rights. Monitoring intends to vigorously defend against any and all claims relating to this matter, and believes it has adequate insurance coverage with respect to any potential liability arising from this suit. Mediation in this matter was conducted on November 8, 2004, but the parties were unable to resolve the dispute at that time. In the opinion of management, the outcome of this dispute will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  Milstein Litigation

        On May 20, 2003, Joseph G. Milstein filed a putative class action suit against Monitoring in Los Angeles Superior Court (Milstein v. Protection One Alarm Services, Inc., John Does 1-100, including Protection One Alarm Monitoring, Inc., Case No. BC296025). The complaint alleges that Mr. Milstein and similarly situated Protection One customers in California should not be required to continue to pay for alarm services during the term of their contracts if the customer moves from the monitored premises. The complaint seeks money damages and disgorgement of profits based on several purported causes of action. On May 29, 2003, the plaintiff added Monitoring as a defendant in the lawsuit. On October 28, 2003, the Court granted Protection One's motion to compel arbitration of the dispute pursuant to the terms of the customer contract.

        The case is now before the AAA. The parties fully briefed the "Clause Construction" phase of the arbitration, which required the arbitrator to determine, as a threshold matter, whether the arbitration clause in the contract between the parties permits the arbitration to proceed on a class-wide basis. The Clause Construction hearing was conducted August 10, 2004, and on October 27, 2004, the arbitrator ruled that the arbitration clause permits the plaintiff to proceed on behalf of a class.

        Monitoring maintains that the claims asserted in this matter are without merit, and it intends to vigorously defend against any and all claims relating to this matter.

  Encompass Insurance Subrogation Claim

        On May 20, 2004, Encompass Insurance Company, as subrogee of Patrick and Ann Hylant, brought suit against Monitoring, two other monitoring companies and the manufacturer of alarm system equipment in the Circuit Court of Michigan, County of Emmet, Case No. 04-8236-N2, alleging improper and faulty installation of the alarm system. (Encompass Insurance Company, as Subrogee of Patrick and Ann Hylant v. Sunrise of Petoskey, Inc., Protection One Alarm Monitoring, Inc., Ademco Distribution, Inc. and Emergency 24, Inc.). The suit arises from a fire which purportedly occurred on October 1, 2002 at the Hylant's residence. The complaint alleges negligence, breach of implied warranties, breach of contract and gross negligence on the part of the defendants, and seeks damages in excess of $1 million for alleged casualty losses and property damage. Based on the evidence adduced to date, Monitoring anticipates that it will file a motion for summary disposition seeking a dismissal as to all of plaintiff's claims against Monitoring. Counsel has consulted with the Court and anticipates that a hearing on the contemplated motion for summary disposition will be held in December 2004. Monitoring's excess carrier is proceeding under a reservation of rights. Monitoring intends to vigorously defend against any and all claims relating to this matter, and believes it has adequate insurance coverage with respect to any potential liability arising from this suit. In the opinion of management, the outcome of this dispute will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

  General Claims and Disputes

        The Company is a party to claims and matters of litigation incidental to the normal course of its business. Additionally, the Company receives notices of consumer complaints filed with various state agencies. The Company has developed a dispute resolution process for addressing these administrative complaints. The ultimate outcome of such matters cannot presently be determined; however, in the opinion of management, the resolution of such matters will not have a material adverse effect upon the Company's consolidated financial position or results of operations.

Retention Payments and Severance Arrangements Related to Change in Control

        In order to retain the services of numerous employees who, as a result of Westar's announcement of its intent to dispose of its ownership interest in the Company, may have felt uncertain about future ownership, management and direction, the Company entered into retention and severance arrangements with approximately 190 employees to provide incentives for such employees to remain with the Company through the sales process. On October 31, 2003, the Company paid approximately $5.1 million to those employees who fulfilled their obligations related to the retention agreements. Additional severance amounts of approximately $5.2 million may also be paid under these arrangements to those employees, if any, who are terminated following a change in control. No significant amounts have been expensed by the Company relating to the severance arrangements.

        An additional approximately $11.0 million was paid to executive management upon the change in control of the Company on February 17, 2004, pursuant to their employment agreements with the Company. These payments were included in the general and administrative expense of the Company in the first quarter of 2004.

        In addition, upon the change in control, $3.5 million was expensed and paid to the financial advisor to the Company's Special Committee of the Board of Directors in the first quarter of 2004. In February 2004, the Company recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control. The Company expensed approximately $1.2 million for legal and other professional fees related to the change in control for the year ended December 31, 2003, of which approximately $0.7 million was expensed in the first nine months of 2003.

New Management Employment Agreements and Key Employee Retention Plan

        In July and August 2004, the Company's senior executives entered into new employment agreements to ensure that the Company will have their continued services during and after the period of the Company's anticipated restructuring. The previous employment agreements with these senior executives would have expired on or about August 17, 2004. The new employment agreements supersede and replace these previous employment agreements.

        These employment agreements provide for, among other things, minimum annual base salaries, bonus awards, payable in cash or otherwise, and participation in all of the Company's employee benefit plans and programs in effect for the benefit of senior executives, including stock option, 401(k) and insurance plans, and reimbursement for all reasonable expenses incurred in connection with the conduct of the business of the Company, provided the executive officers properly account for any such expenses in accordance with Company policies. The employment agreements also contain provisions providing for compensation to the senior executives under certain circumstances after a change in control of the Company and in certain other circumstances.

        In order to retain the services of senior management and selected key employees who may feel uncertain about the Company's future ownership and direction due to the ongoing discussions with the Company's creditors regarding a potential restructuring of the Company's indebtedness, the Company's Board of Directors authorized senior management in June 2004 to implement a new key employee retention plan. The new retention plan applies to approximately 30 senior managers and selected key employees and provides incentives for such individuals to remain with the Company through a restructuring. These new retention agreements supersede and replace previous retention agreements which provided additional severance upon a change in control. The aggregate payout under the plan is expected to be approximately $3.9 million. Approximately $0.9 million has been accrued with respect to the new key employee retention plan for the nine months ended September 30, 2004.

Debt Restructuring Charges

        In addition to its own financial and legal advisors, the Company has agreed to pay the costs for the financial and legal advisors for both the senior and subordinated debt holders relating to a potential restructuring of the Company's indebtedness. In addition to amounts already paid to the financial and legal advisors, if a successful restructuring is completed, the Company expects to pay success and other fees to the financial advisors in an aggregate amount of approximately $6.9 million. For the three and nine months ended September 30, 2004, the Company has expensed $2.1 million and $5.8 million, respectively, relating to these advisors.

ATX preferred stock

        In 1999, the Company sold its Mobile Services division to ATX Technologies, Inc., or ATX, for cash, a note, and shares of preferred stock of ATX. The Company did not record a carrying value for the preferred shares at that time based on uncertainties regarding realization value. To the extent ATX has legally available funds, the preferred stock is redeemable at the Company's option, which could result in a gain of up to approximately $4.4 million. In response to the Company's redemption request in August 2004, ATX advised the Company that it did not have legally available funds to redeem the preferred stock. Gain, if any, from the redemption of the preferred stock will be recorded only upon realization.

SEC Inquiry

        On or about November 1, 2002, the Company, Westar Energy and its former independent auditor, Arthur Andersen LLP, were advised by the Staff of the Securities and Exchange Commission that the Staff would be inquiring into the practices of the Company and Westar Energy with respect to the restatement of their first and second quarter 2002 financial statements announced in November 2002 and the related announcement that the 2000 and 2001 financial statements of the Company and Westar Energy would be reaudited. The Company has cooperated and intends to cooperate further with the Staff in connection with any additional information requested in connection with such inquiry.

Administrative Services Agreement

        The Company understands that Westar Energy, Inc. may claim that the Company should reimburse Westar Energy for an allocation of the costs incurred by Westar in the development of the application systems shared with the Company under the administrative services agreement, described in Note 5, "Related Party Transactions—Administrative Services Agreement." The Company believes this claim could be for as much as $1.5 million, but the Company does not believe that it is liable for these costs.

7.     Segment Reporting:

        The Company's reportable segments include North America and Multifamily. North America provides residential, commercial and wholesale security alarm monitoring services, which include sales, installation and related servicing of security alarm systems in the United States. Multifamily provides security alarm services to apartments, condominiums and other multi-family dwellings.

        The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in the Company's Form 10-K for the year ended December 31, 2003. The Company manages its business segments based on earnings before interest, income taxes, depreciation and amortization (including amortization of deferred customer acquisition costs and revenues) and other income and expenses ("Adjusted EBITDA").

Nine Months Ended September 30, 2004
(Dollars in thousands)

	North America(1)	Multifamily(2)	Adjustments(3)	Consolidated
Revenues	$173,512	$28,421		$201,933
Adjusted EBITDA(4)	54,191	12,352		66,543
Amortization of intangibles and depreciation expense	55,203	3,678		58,881
Amortization of deferred costs in excess of amortization of deferred revenues	11,997	3,570		15,567
Change in control and reorganization costs	21,282	1,680		22,962
Operating income (loss)	(34,291)	3,424		(30,867)
Segment assets	456,522	84,739	(66,243)	475,018
Expenditures for property	4,498	328		4,826
Investment in new accounts, net	13,705	2,380		16,085

Nine Months Ended September 30, 2003
(Dollars in thousands)

	North America(1)	Multifamily(2)	Adjustments(3)	Consolidated
Revenues	$180,177	$28,608		$208,785
Adjusted EBITDA(4)	55,156	11,001		66,157
Amortization of intangibles and depreciation expense	56,615	3,680		60,295
Amortization of deferred costs in excess of amortization of deferred revenues	9,452	3,046		12,498
Change in control and reorganization costs	4,732	528		5,260
Operating income (loss)	(15,643)	3,747		(11,896)
Segment assets	781,976	94,517	(59,840)	816,653
Expenditures for property	3,517	669		4,186
Investment in new accounts, net	15,210	3,807		19,017

Three Months Ended September 30, 2004
(Dollars in thousands)

	North America(1)	Multifamily(2)	Adjustments(3)	Consolidated
Revenues	$57,647	$9,881		$67,528
Adjusted EBITDA(4)	18,412	4,509		22,921
Amortization of intangibles and depreciation expense	18,333	1,213		19,546
Amortization of deferred costs in excess of amortization of deferred revenues	4,379	1,252		5,631
Change in control and reorganization costs	2,889	137		3,026
Operating income (loss)	(7,189)	1,907		(5,282)
Expenditures for property	1,934	63		1,997
Investment in new accounts, net	4,929	725		5,654

Three Months Ended September 30, 2003
(Dollars in thousands)

	North America(1)	Multifamily(2)	Adjustments(3)	Consolidated
Revenues	$60,096	$9,662		$69,758
Adjusted EBITDA(4)	19,287	3,941		23,228
Amortization of intangibles and depreciation expense	18,746	1,235		19,981
Amortization of deferred costs in excess of amortization of deferred revenues	3,293	928		4,221
Change in control and reorganization costs	1,673	227		1,900
Operating income (loss)	(4,425)	1,551		(2,874)
Expenditures for property	1,182	209		1,391
Investment in new accounts, net	4,828	1,004		5,832

(1)
Includes allocation of holding company expenses reducing Adjusted EBITDA by $2.4 million and $5.8 million for the nine months ended September 30, 2004 and 2003, respectively and $0.8 million and $2.0 million for the three months ended September 30, 2004 and 2003, respectively.

(2)
Includes allocation of holding company expenses reducing Adjusted EBITDA by $0.6 million and $1.5 million for the nine months ended September 30, 2004 and 2003, respectively and $0.2 million and $0.5 million for the three months ended September 30, 2004 and 2003, respectively.

(3)
Adjustment to eliminate intersegment accounts receivable.

(4)
Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to operating income and is indicative neither of operating performance nor cash flows available to fund the cash needs of Protection One. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the financial performance of Protection One. Protection One believes presentation of Adjusted EBITDA enhances an understanding of financial condition, results of operations and cash flows because Adjusted EBITDA is used by Protection One to satisfy its debt service obligations and its capital expenditure and other operational needs, as well as to provide funds for growth. In addition, Protection One believes that Adjusted EBITDA is a factor that is typically considered by senior lenders and subordinated creditors and the investment community in determining the current borrowing capacity and the estimated long term value of companies with recurring cash flows from operations. Protection One's computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure for each of the periods presented above:

	Nine Months Ended September 30,
	2004			2003
	North America	Multifamily	Consolidated	North America	Multifamily	Consolidated
	(Dollars in thousands)
Income (loss) before income taxes	$(64,490)	$303	$(64,187)	$(39,324)	$8	$(39,316)
Plus:
Interest expense	30,299	3,121	33,420	25,754	3,739	29,493
Amortization of intangibles and depreciation expense	55,203	3,678	58,881	56,615	3,680	60,295
Amortization of deferred costs in excess of amortization of deferred revenues	11,997	3,570	15,567	9,452	3,046	12,498
Change in control and reorganization costs	21,282	1,680	22,962	4,732	528	5,260
Less:
Other income	(100)	—	(100)	(2,073)	—	(2,073)

Adjusted EBITDA	$54,191	$12,352	$66,543	$55,156	$11,001	$66,157

	Three Months Ended September 30,
	2004			2003
	North America	Multifamily	Consolidated	North America	Multifamily	Consolidated
	(Dollars in thousands)
Income (loss) before income taxes	$(17,661)	$1,094	$(16,567)	$(13,381)	$324	$(13,057)
Plus:
Interest expense	10,489	813	11,302	8,938	1,227	10,165
Amortization of intangibles and depreciation expense	18,333	1,213	19,546	18,746	1,235	19,981
Amortization of deferred costs in excess of amortization of deferred revenues	4,379	1,252	5,631	3,293	928	4,221
Change in control and reorganization costs	2,889	137	3,026	1,673	227	1,900
Less:
Other (income) expense	(17)	—	(17)	18	—	18

Adjusted EBITDA	$18,412	$4,509	$22,921	$19,287	$3,941	$23,228

8.     Income Taxes:

        The Company has historically had a tax sharing agreement with Westar Energy. Pursuant to this agreement, Westar Energy has made payments to the Company for current tax benefits utilized by Westar Energy in its consolidated tax return irrespective of whether the Company would realize these current benefits on a separate return basis. As of December 31, 2003, other than for net operating loss carryforwards, no valuation allowance had been established by the Company because the tax sharing agreement utilized a parent company down approach in the allocation of income tax expense among members of the consolidated tax group and, consistent with that approach, no valuation allowance had been allocated to the Company. As a result of the February 17, 2004 sale transaction whereby Westar sold its investment in the Company, $285.9 million of the Company's net deferred tax assets were not expected to be realizable, and the Company therefore recorded a non-cash charge against income in the first quarter of 2004 to establish a valuation allowance for these assets. Absent the completion of a restructuring, the Company is not expected to be in a position to record a tax benefit for losses incurred.

        In addition, as a result of the sale, except for amounts owed with respect to losses the Company incurred prior to leaving the Westar consolidated tax group, the Company is no longer entitled to receive payments from Westar Energy. In 2003, the Company received aggregate payments from Westar Energy of $20.0 million. The loss of these payments will have a material adverse effect on the Company's cash flow. On November 12, 2004, the Company entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement and settled all of its claims with Westar relating to the tax sharing agreement. In accordance with the Westar tax sharing settlement, among other things, Westar paid the Company approximately $45.9 million in cash and transferred to it 7 3/8% senior notes of the Company, due 2005, with aggregate principal and accrued interest of approximately $27.1 million. The Company expects to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. The Company is also potentially entitled to certain contingent payments, depending on whether Westar claims and receives certain additional tax benefits in the future with respect to the February 17, 2004 sale transaction. The Company is unable to determine at this time whether Westar will claim any such benefits or, if Westar were to claim any such benefits, the amount of the benefits that Westar would claim or when or whether Westar would actually receive any such benefits. Due to this uncertainty, the Company has not recorded any tax benefit with respect to any such potential contingent payments. See the discussion in Note 5, "Related Party Transactions."

        For the nine months ended September 30, 2004, the Company recorded a tax benefit of $18.8 million and tax expense of $297.3 million from a valuation allowance established for most of its deferred tax assets, resulting in net income tax expense of $278.5 million. For the three months ended September 30, 2004, the Company recorded a federal tax benefit of $5.6 million, which was offset by a $5.6 million valuation allowance, and state tax expense of $0.1 million resulting in $0.1 million net income tax expense. As discussed above, absent the completion of a restructuring, the Company is not expected to be in a position to record tax benefits for losses incurred in the future.

9.     Board of Directors Developments:

        As a result of Westar's sale of its interests in the Company, Westar's designees on the Company's Board of Directors, Bruce A. Akin, James T. Clark, Greg Greenwood, Larry D. Irick and William B. Moore, resigned from the Board of Directors, effective as of the closing of the sale transaction. The Company also announced that Donald A. Johnston resigned from its Board of Directors, effective as of the closing of the sale transaction.

        Due to these resignations, the Company's Board of Directors consists of three members, including the Company's President and CEO, Richard Ginsburg. On March 31, 2004, the Company announced that Ben M. Enis had been named as its new Chairman of the Board, replacing William B. Moore. Because the Board consists of only three members, all committees of the Board have been temporarily dissolved, and the full Board is acting on those matters previously addressed by its committees.

10.   Going Concern and Management's Plan:

  Going Concern

        The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face liquidity problems caused by its significant debt burden and continuing net losses. Absent recapitalization and restructuring its debts, management believes its projected cash flow will be insufficient to support its current debt balances, which may be accelerated or which it may be required to offer to repurchase as a result of the change in control, and related interest obligations.

        Westar, which owned approximately 88% of the Company's common stock, was also an important source of the Company's external capital through a revolving credit facility and through payments made under a tax sharing agreement. On February 17, 2004, Westar Industries consummated the sale of its equity interest in the Company and the assignment of its rights and obligations under the revolving credit facility to Quadrangle. As a result of this transaction, the Company does not expect to have sufficient cash flow to fund its operations without a restructuring of its debts for the reasons described below.

        The indenture relating to the 13 5/8% senior subordinated discount notes requires the Company to give notice of its intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because the Company did not offer to repurchase such notes following the Westar sale transaction, its inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes.

        Upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, though the subordination provisions of the indenture restrict the Company's ability to make any payment to the holders of such notes upon acceleration of such notes in certain circumstances. The acceleration of the 13 5/8% senior subordinated discount notes, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for the Company's 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of September 30, 2004. If such acceleration and cross default should occur, the Company does not have the funds available to repay the indebtedness, and it could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $201.0 million outstanding as of November 15, 2004 under the revolving credit facility is in default due to the change in control of Protection One consummated on February 17, 2004 and non-compliance with financial covenants. The Company has entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the breach of the change in control provision and other specified defaults, and the Company agreed, among other things, not to borrow additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness due and payable. The parties have agreed to extend the standstill agreement until the earlier of the closing date of the Quadrangle debt restructuring, described below, or the termination of the exchange agreement, which the Company entered into with Quadrangle on November 12, 2004, described below. Acceleration of the revolving credit facility, if not rescinded or satisfied, would cause cross defaults under the Company's other debt instruments. If such acceleration should occur, the Company does not have the funds available to repay the indebtedness, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Except for amounts owed with respect to losses the Company incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in the Company, it will no longer receive payments from Westar under the tax sharing agreement. Such loss of tax payments will have a material adverse effect on the Company's liquidity.

        The Company's 7 3/8% senior notes and 8 1/8% senior subordinated notes require it to make a repurchase offer at 101% of the principal amount, plus interest, in the event of a change in control triggering event. A change in control triggering event consists of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies, provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. As of September 30, 2004, $190.9 million principal amount of the 7 3/8% senior notes and $110.3 million principal amount of the 8 1/8% senior subordinated notes were outstanding, but the Company intends to retire $26.6 million of such senior notes on November 12, 2004 in connection with the Westar tax sharing settlement. Should such repurchase right be triggered, the Company lacks the funds to repurchase these debt securities, and the Company could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

  Management's Plan

        On November 12, 2004, the Company entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, settled all of its claims with Westar relating to the tax sharing agreement and settled all claims between Quadrangle and Westar relating to the Westar sale transaction. In accordance with the Westar tax sharing settlement, among other things, Westar paid the Company approximately $45.9 million in cash and transferred to it 7 3/8% senior notes of the Company, due 2005, with aggregate principal and accrued interest of approximately $27.1 million. The Company had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and it expects to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. The Company intends to cancel the 7 3/8% senior notes due 2005 that it received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of its indebtedness. The Company also used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment on its revolving credit facility with Quadrangle, further reducing its outstanding indebtedness.

        On November 12, 2004, the Company also entered into an exchange agreement with Quadrangle to restructure a significant portion of its revolving credit facility. Upon consummation of the Quadrangle debt restructuring, Quadrangle will reduce the aggregate principal amount outstanding under the revolving credit facility by $120 million in exchange for the equivalent of 800,000,000 shares of the Company's currently outstanding common stock. The Company also plans to implement a 1:50 reverse stock split in connection with the planned Quadrangle debt restructuring.

        Based on the 98,282,679 shares of common stock outstanding as of November 10, 2004, immediately following the consummation of the Quadrangle debt restructuring, the new shares of the Company's common stock issued to Quadrangle in the Quadrangle debt restructuring would represent approximately 89% of all shares of the Company's common stock outstanding, and the shares outstanding immediately before the consummation of the Quadrangle debt restructuring, including the shares currently held by Quadrangle that were acquired from Westar in February 2004, would represent approximately 11% of all shares of the Company's common stock outstanding immediately after the Quadrangle debt restructuring.

        Upon consummation of the Quadrangle debt restructuring, the Company has agreed to amend and restate the revolving credit facility to provide, among other things, that:

  •
  the interest rate will be increased; and

  •
  the Company will use the proceeds from asset sales, if any, the Westar tax sharing settlement and additional cash, subject to certain allowances, to further pay-down the outstanding principal and accrued interest under the revolving credit facility with Quadrangle.

        In addition, the maturity date of the revolving credit facility has been extended until August 15, 2005, subject to earlier termination if the exchange agreement is terminated. Quadrangle has also agreed to waive and release all defaults and events of default under the revolving credit facility existing immediately prior to the consummation of the Quadrangle debt restructuring. The Company has agreed to pay to Quadrangle an exchange fee of $1.15 million upon consummation of the Quadrangle debt restructuring.

        Promptly following the consummation of the Quadrangle debt restructuring, the Company intends to commence a change of control repurchase offer at 101% of the principal amount for the outstanding 13 5/8% senior subordinated discount notes due June 2005, which had aggregate outstanding principal of $29.9 million as of September 30, 2004, on substantially the same terms as are contemplated by the indenture relating to such notes.

        As part of the planned Quadrangle debt restructuring, the Company will also adopt a new long-term equity incentive plan for management and enter into a registration rights agreement and stockholder agreement with Quadrangle.

        As the Company's majority stockholder, Quadrangle has also agreed to act by written consent to approve certain aspects of the Restructuring, including the amendment and restatement of the Company's certificate of incorporation to implement the reverse stock split.

        The consummation of the Quadrangle debt restructuring and related transactions is contingent upon numerous conditions, including:

  •
  filing and clearance of an information statement on Schedule 14C with the Securities and Exchange Commission, which information statement must be distributed to stockholders at least twenty days prior to the consummation of the Quadrangle debt restructuring;

  •
  adoption by the Company of a long term management incentive plan substantially in accordance with the terms set forth in the exchange agreement and otherwise on terms reasonably satisfactory to the Company and Quadrangle; and

  •
  satisfaction or waiver of each of the other conditions to closing set forth in the exchange agreement, including that no material adverse change shall have occurred to the Company's assets, liabilities, business or results of operations.

        If the Company does not consummate the Quadrangle debt restructuring, it would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize its indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of the Company's common stock would likely be substantially diluted or cancelled in whole or in part and its creditors may receive less than 100% of the face value of their claims.

        The Company's operating strategy continues to be to improve returns on invested capital by realizing economies of scale from increasing customer density in the largest urban markets in North America. The Company plans to accomplish this goal by: (i) retaining its customers by providing superior customer service from its monitoring facilities and its branches; and (ii) using its national presence, strategic alliances, such as its alliance with BellSouth Telecommunications, Inc., and strong local operations to persuade the most desirable residential and commercial prospects to enter into long term agreements with it on terms that permit it to achieve appropriate returns on capital.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations updates the information provided in and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2003.

Overview

        Protection One is a leading provider of property monitoring services, providing electronic monitoring and maintenance of alarm systems to over 1.0 million customers in North America as of September 30, 2004. Our revenues are generated primarily from recurring monthly payments for monitoring and maintaining the alarm systems that are installed in our customers' homes and businesses. We provide our services to residential (both single family and multifamily residences), commercial and wholesale customers.

Important Matters

        We have reported losses for the past several years. Westar Energy has consummated the sale of its equity interest in us, and the assignment of its rights and obligations in the credit facility that it provided to us, to Quadrangle. We refer to such credit facility as the revolving credit facility. A primary financing source for us has been the revolving credit facility, and additional credit under such facility has been eliminated by a standstill agreement executed by Quadrangle and us. Payments made to us by Westar Energy under a tax sharing agreement between Westar and us were another important source of liquidity for us, and except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we were no longer entitled to receive payments from Westar Energy under the tax sharing agreement. We evaluated these conditions and events in establishing our operating plans. We plan to carefully monitor the level of investment in new customer accounts and continue control of operating expenses and capital expenditures. The sale by Westar Energy resulted in a $285.9 million non-cash charge against our income in the first quarter of 2004 to establish a valuation allowance for deferred tax assets that we believed were not realizable, and the sale is expected to further materially adversely affect our financial position, results of operations and liquidity. Our independent public accountants included in their report on our consolidated financial statements for the fiscal year ended December 31, 2003 explanatory language that describes the significant uncertainty about our ability to continue as a going concern due to recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end.

        On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, settled all of our claims with Westar relating to the tax sharing agreement and settled all claims between Quadrangle and Westar relating to the Westar sale transaction. We refer to this settlement agreement as the Westar tax sharing settlement. In accordance with the Westar tax sharing settlement, among other things, Westar paid us approximately $45.9 million in cash and transferred to us 7 3/8% senior notes of the Company, due 2005, with aggregate principal and accrued interest of approximately $27.1 million. We had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and we expect to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. We intend to cancel the 7 3/8% senior notes due 2005 that we received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of our indebtedness. We also used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment on our revolving credit facility with Quadrangle, further reducing our outstanding indebtedness.

        On November 12, 2004, we also entered into an exchange agreement with Quadrangle to restructure a significant portion of our revolving credit facility, which we refer to as the Quadrangle debt restructuring. Upon consummation of the Quadrangle debt restructuring, Quadrangle will reduce the aggregate principal amount outstanding under our revolving credit facility by $120 million in exchange for the equivalent of 800,000,000 shares of our currently outstanding common stock. We also plan to implement a 1:50 reverse stock split in connection with the Quadrangle debt restructuring.

        Based on the 98,282,679 shares of our common stock outstanding as of November 10, 2004, immediately following the consummation of the Quadrangle debt restructuring, the new shares of our common stock issued to Quadrangle in the Quadrangle debt restructuring would represent approximately 89% of all shares of our common stock outstanding, and the shares outstanding immediately before the consummation of the Quadrangle debt restructuring, including the shares currently held by Quadrangle that were acquired from Westar in February 2003, would represent approximately 11% of all shares of our common stock outstanding immediately after the Quadrangle debt restructuring.

        Upon consummation of the Quadrangle debt restructuring, we have agreed to amend and restate the revolving credit facility to provide, among other things, that:

  •
  the interest rate will be increased; and

  •
  we will use the proceeds from asset sales, if any, the Westar tax sharing settlement and additional cash, subject to certain allowances, to further pay-down the outstanding principal and accrued interest under the revolving credit facility with Quadrangle.

In addition, the maturity date of the revolving credit facility has been extended until August 15, 2005, subject to earlier termination if the exchange agreement is terminated. Quadrangle has also agreed to waive and release all defaults and events of default under the revolving credit facility existing immediately prior to the consummation of the Quadrangle debt restructuring. The Company has agreed to pay to Quadrangle an exchange fee of $1.15 million upon consummation of the Quadrangle debt restructuring.

        Promptly following the consummation of the Quadrangle debt restructuring, we intend to commence a change of control repurchase offer at 101% of the principal amount for the outstanding 13 5/8% senior subordinated discount notes due June 2005, which had aggregate outstanding principal of $29.9 million as of September 30, 2004, on substantially the same terms as are contemplated by the indenture relating to such notes.

        As part of the planned Quadrangle debt restructuring, we will also adopt a new long-term equity incentive plan for management and enter into a registration rights agreement and stockholder agreement with Quadrangle, the terms or forms of which, together with the form of amended and restated credit agreement and tax sharing settlement agreement, are attached as exhibits to the exchange agreement, which is included as Exhibit 10.5 to this Quarterly Report on Form 10-Q.

        As our majority stockholder, Quadrangle has also agreed to act by written consent to approve certain aspects of the Restructuring, including the amendment and restatement of our certificate of incorporation to implement the reverse stock split.

        The consummation of the Quadrangle debt restructuring and related transactions is contingent upon numerous conditions, including:

  •
  filing and clearance of an information statement on Schedule 14C with the Securities and Exchange Commission, which information statement must be distributed to stockholders at least twenty days prior to the consummation of the Quadrangle debt restructuring;

  •
  adoption by us of a long term management incentive plan substantially in accordance with the terms set forth in the exchange agreement and otherwise on terms reasonably satisfactory to us and Quadrangle; and

  •
  satisfaction or waiver of each of the other conditions to closing set forth in the exchange agreement, including that no material adverse change shall have occurred to our assets, liabilities, business or results of operations.

        If we do not consummate the Quadrangle debt restructuring, we would likely be forced to seek a different out-of-court debt restructuring and/or seek the protection of federal bankruptcy laws to reorganize our indebtedness, and in connection with any such restructuring or reorganization, the interests represented by currently outstanding shares of our common stock would likely be substantially diluted or cancelled in whole or in part and our creditors may receive less than 100% of the face value of their claims.

        The indenture relating to the 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes, which had aggregate outstanding principal of $29.9 million as of September 30, 2004, within 30 days following the date of a change in control, and to consummate the repurchase within 60 days of such notification. We did not offer to repurchase these notes following the Westar sale transaction, and this inaction constitutes a covenant breach under the notes' indenture, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture.

        Upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, though the subordination provisions of the indenture restrict our ability to make any payment to the holders of such notes upon acceleration of such notes in certain circumstances. The acceleration of the 13 5/8% senior subordinated discount notes, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of September 30, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Furthermore, as a result of Westar's sale of its interests in us and non-compliance with financial covenants, the $201.0 million outstanding as of November 15, 2004 under the revolving credit facility is in default. We have entered into a standstill agreement with Quadrangle, pursuant to which, among other things, Quadrangle agreed to waive the change in control default and other specified defaults, and we agreed that we could not borrow any additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. The parties have agreed to extend the standstill agreement until the earlier of the closing date of the Quadrangle debt restructuring or the termination of the exchange agreement with Quadrangle. Acceleration of our revolving credit facility, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we would not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        We have significant debt maturities scheduled for 2005 including the revolving credit facility, 7 3/8% senior notes, and 13 5/8% senior subordinated discount notes. We will need to engage in asset sales and/or refinancings in order to satisfy these maturities. There can be no assurance we will successfully complete such asset sales or refinancings.

        Stockholders and other security holders or buyers of our securities or our other creditors should not assume that material events subsequent to the date of this Form 10-Q have not occurred.

Summary of Other Significant Matters

        Net Loss.    We incurred a net loss of $342.7 million in the first nine months of 2004. This net loss includes a charge of $285.9 million to establish a valuation allowance for our deferred tax assets and an after-tax expense of $20.9 million relating to the change in control and subsequent restructuring efforts. The remaining net loss of $35.9 million reflects a decline in revenue, substantial charges incurred by us for amortization of customer accounts and interest incurred on indebtedness. Absent a successful restructuring, we do not expect to have earnings in the foreseeable future.

        Write Down of Deferred Tax Assets.    Prior to Westar's sale of its interest in us, we had a pro-rata tax sharing agreement with Westar Energy. Pursuant to this agreement, Westar Energy made payments to us for current tax benefits utilized by Westar Energy in its consolidated tax return. Because Westar Energy completed its disposition of its investment in us, most of our net deferred tax assets, which were $286.3 million at December 31, 2003, were determined not to be realizable. We recorded a non-cash charge against income in the first quarter of 2004 for the portion of our net deferred tax assets we determined not to be realizable. See "Settlement Regarding Tax Sharing Payments" below for information regarding the Westar tax sharing settlement.

        Interest Payments.    We deferred payment of the semi-annual interest payment that was due on February 17, 2004 on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes but subsequently made such payment on March 31, 2004, within the 60-day interest payment grace period. On June 30, 2004 we deferred payment of the semi-annual interest payment due on our 13 5/8% senior subordinated discount notes but subsequently made such payment on July 30, 2004, within the 30-day interest payment grace period. We deferred payment of the semi-annual interest payment that was due on July 15, 2004 on the outstanding $110.3 million aggregate principal amount of our 8 1/8% senior subordinated notes but subsequently made such payment on August 13, 2004, within the 30-day interest payment grace period. We deferred payment of the quarterly interest payment that was due on June 30, 2004 on the revolving credit facility but subsequently made such payment on August 14, 2004. In addition, we made timely payment of the semi-annual interest payment on the outstanding $190.9 million aggregate principal amount of our 7 3/8% senior notes that was due on August 16, 2004 and the quarterly interest payment on the revolving credit facility that was due on September 30, 2004.

        Trade Credit Availability.    In April 2004, we renegotiated credit terms with some of our security equipment vendors resulting in reduced availability of trade credit in exchange for prompt payment discounts. As a result of these changes in terms, trade payables have been reduced by about $2.8 million since March 31, 2004. We believe that other vendors may seek to renegotiate credit terms with us, which could result in further reductions of trade credit availability.

        Bank Account Funding.    In June 2004, our bank notified us that, given our current financial condition, they would no longer be able to provide controlled disbursement services due to operational risks. The bank amended certain terms and conditions to segregate our disbursement accounts from the existing zero balance account structure, requiring us to fund the controlled disbursement accounts manually.

        New Software Will Be Required.    During 2003, we began the process of replacing our accounting, human resources, inventory management and accounts payable software. Implementation of new software is required as a result of Westar's disposition of its investment in us. The human resources software was placed in service on August 17, 2004. Conversion activities related to the remaining software are underway with an anticipated conversion date of December 31, 2004. We have invested approximately $1.8 million for the implementation of the new software as of September 30, 2004 with an expected total investment of approximately $2.7 million.

        Payment of Transaction-Related Bonuses and Fees.    In order to retain the services of numerous employees who, as a result of Westar's interest in exploring strategic alternatives for divesting its ownership interest in us, may have felt uncertain about our future ownership, management and direction, we entered into retention and severance arrangements in 2003 with approximately 190 employees to provide incentives for these employees to remain with us through the sales process. On October 31, 2003, we paid approximately $5.1 million to those employees who fulfilled their obligation related to the retention agreement. Additional severance amounts of up to an aggregate of approximately $5.2 million may also be paid under these arrangements to those employees, if any, who are terminated within a defined period following the change in control that occurred on February 17, 2004. No significant amounts have been expensed by us relating to the severance arrangements.

        Upon the change in control on February 17, 2004, an additional $11.0 million was paid to executive management. In addition, upon the change in control, fees and expenses of $3.5 million were paid to the financial advisor to our Special Committee of the Board of Directors. In addition, in February 2004, we recorded an expense of $1.6 million for director and officer insurance coverage that lapsed upon the change in control.

        Financial Advisory and Legal Fees.    We have retained Houlihan Lokey Howard & Zukin Capital as our financial advisor and are engaged in discussions regarding a proposed restructuring with Quadrangle and its affiliates, the lenders under our revolving credit facility, and certain holders of our publicly held debt. We are required to pay financial advisory and legal fees incurred on behalf of the holders of our publicly held debt. During the first nine months of 2004, we expensed approximately $5.8 million for such fees.

        Settlement Regarding Tax Sharing Payments.    We have been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Following the consummation of the sale of Westar's ownership interests in us, we are no longer a part of the Westar consolidated tax group.

        On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement, settled all of our claims with Westar relating to the tax sharing agreement and settled claims between Quadrangle and Westar relating to the Westar sale transaction. In accordance with the Westar tax sharing settlement, among other things, Westar paid us approximately $45.9 million in cash and transferred to us our 7 3/8% senior notes due 2005 with aggregate principal and accrued interest of approximately $27.1 million. We had a receivable balance of $34.0 million at September 30, 2004 relating to the tax sharing agreement with Westar, and we expect to record a tax benefit of approximately $39.0 million as a result of the Westar tax sharing settlement. We intend to cancel the 7 3/8% senior notes due 2005 that we received pursuant to the Westar tax sharing settlement, resulting in an approximately $26.6 million reduction in the principal amount of our indebtedness. We also used a portion of the proceeds from the Westar tax sharing settlement to make a $14.5 million principal payment on our revolving credit facility with Quadrangle, further reducing our outstanding indebtedness. We are also potentially entitled to certain contingent payments, depending on whether Westar claims and receives certain additional tax benefits in the future with respect to the February 17, 2004 sale transaction. We are unable to determine at this time whether Westar will claim any such benefits or, if Westar were to claim any such benefits, the amount of the benefits that Westar would claim or when or whether Westar would actually receive any such benefits. Due to this uncertainty, we have not recorded any tax benefit with respect to any such potential contingent payments.

        Recurring Monthly Revenue.    At various times during each year, we measure all of the monthly revenue we are entitled to receive under contracts with customers in effect at the end of the period. Our computation of recurring monthly revenue, or RMR, may not be comparable to other similarly titled measures of other companies, and RMR should not be viewed by investors as an alternative to actual monthly revenue, as determined in accordance with generally accepted accounting principles. We had approximately $20.0 million and $20.4 million of recurring monthly revenue as of September 30, 2004 and 2003, respectively. The decrease is primarily a result of our net loss of 22,063 customers during the twelve month period ended September 30, 2004 partially offset by price increases during the third quarter of 2004. While the rate of decrease is significantly slower than it was in prior years, we expect this trend will continue until we reduce attrition on the North American retail portfolio of accounts to a level lower than recorded in this reporting period and we have access to the capital needed to invest in creating at least as many accounts as we lose. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our business, financial condition and results of operations.

        Our recurring monthly revenue includes amounts billable to customers with past due balances which we believe are collectible. We seek to preserve the revenue stream associated with each customer contract, primarily to maximize our return on the investment we made to generate each contract. As a result, we actively work to collect amounts owed to us and to retain the customer at the same time. In some instances, we may allow up to six months to collect past due amounts, while evaluating the ongoing customer relationship. After we have made every reasonable effort to collect past due balances, we will disconnect the customer and include the loss in attrition calculations.

        The following table identifies RMR by segment and in total for the periods indicated.

	Nine months ended September 30,			Nine months ended September 30,
	2004			2003
	North America	Multi family	Total	North America	Multi family	Total
	(in thousands)			(in thousands)
Beginning RMR balance (a)	$17,255	$2,834	$20,089	$18,239	$2,798	$21,037
RMR retail additions	1,305	185	1,490	1,251	239	1,490
RMR retail losses	(1,457)	(191)	(1,648)	(2,025)	(172)	(2,197)
Net change in wholesale RMR	38	—	38	26	—	26

Ending RMR balance	$17,141	$2,828	$19,969	$17,491	$2,865	$20,356

	Three months ended September 30,			Three months ended September 30,
	2004			2003
	North America	Multi family	Total	North America	Multi family	Total
	(in thousands)			(in thousands)
Beginning RMR balance (b)	$17,076	$2,846	$19,922	$17,758	$2,829	$20,587
RMR retail additions	440	60	500	422	79	501
RMR retail losses	(403)	(78)	(481)	(700)	(43)	(743)
Net change in wholesale RMR	28	—	28	11	—	11

Ending RMR balance	$17,141	$2,828	$19,969	$17,491	$2,865	$20,356

(a)
Beginning RMR balance includes $850 and $806 wholesale customer RMR for 2004 and 2003, respectively, in both the North America segment and in total. Our Multifamily segment RMR does not contain wholesale customer RMR.

(b)
Beginning RMR balance includes $861 and $822 wholesale customer RMR for 2004 and 2003, respectively, in both the North America segment and in total. Our Multifamily segment RMR does not contain wholesale customer RMR.

        We believe the presentation of RMR is useful to investors because the measure is used by investors and lenders to value companies such as ours with recurring revenue streams. The table below reconciles our RMR to revenues reflected on our consolidated statements of operations.

	Nine months ended September 30,
	2004			2003
	North America	Multi- family	Total	North America	Multi- family	Total
	(in millions)
Recurring Monthly Revenue at September 30	$17.2	$2.8	$20.0	$17.5	$2.9	$20.4
Amounts excluded from RMR:
Amortization of deferred revenue	0.6	0.1	0.7	0.4	0.3	0.7
Other revenues (a)	1.6	0.2	1.8	2.0	0.1	2.1

Revenues (GAAP basis):
September	19.4	3.1	22.5	19.9	3.3	23.2
January — August	154.1	25.3	179.4	160.3	25.3	185.6

January — September	$173.5	$28.4	$201.9	$180.2	$28.6	$208.8

	Three months ended September 30,
	2004			2003
	North America	Multi- family	Total	North America	Multi- family	Total
	(in millions)
Recurring Monthly Revenue at September 30	$17.2	$2.8	$20.0	$17.5	$2.9	$20.4
Amounts excluded from RMR:
Amortization of deferred revenue	0.6	0.1	0.7	0.4	0.3	0.7
Other revenues (a)	1.6	0.2	1.8	2.0	0.1	2.1

Revenues (GAAP basis):
September	19.4	3.1	22.5	19.9	3.3	23.2
July — August	38.2	6.8	45.0	40.2	6.4	46.6

July — September	$57.6	$9.9	$67.5	$60.1	$9.7	$69.8

(a)
Revenues that are not pursuant to monthly contractual billings.

        Customer Creation and Marketing.    Our current customer acquisition strategy for our North America segment relies primarily on internally generated sales. We currently have a salaried and commissioned sales force that utilizes our existing branch infrastructure in approximately fifty-five markets. The internal sales program generated 39,937 accounts and 38,107 accounts in the nine months ended September 30, 2004 and 2003, respectively. Our Multifamily segment also utilizes a salaried and commissioned sales force to produce new accounts. We are susceptible to macroeconomic downturns that may affect our ability to attract new customers.

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
North America Segment (1):
Customer additions	39,937	38,557	13,372	13,586
Customer losses	(51,037)	(61,909)	(14,957)	(17,748)

Net decrease in account base	(11,100)	(23,352)	(1,585)	(4,162)

RMR additions	$1,304,975	$1,250,801	$439,914	$422,023
RMR losses	$(1,418,845)	$(1,999,319)	$(375,270)	$(689,271)

Net increase (decrease) in RMR	$(113,870)	$(748,518)	$64,644	$(267,248)

Multifamily Segment (2):
Customer additions	13,553	20,691	4,245	5,202
Customer losses	(15,487)	(13,688)	(4,790)	(4,129)
Net increase (decrease) in account base	(1,934)	7,003	(545)	1,073

RMR additions	$185,291	$239,852	$59,735	$79,368
RMR losses	$(191,443)	$(171,983)	$(77,277)	$(43,318)

Net increase (decrease) in RMR	$(6,152)	$67,869	$(17,542)	$36,050

(1)
Customer and RMR additions do not include the activity in our wholesale business. RMR additions include additional RMR for new contracts providing additional services to existing customers. The net change in wholesale customers and wholesale RMR for each period presented is included in customer losses and RMR losses. RMR losses also include the net increase or decrease in RMR relating to services already being provided to existing customers.

(2)
RMR additions and RMR losses reflect the net change in RMR related to access control and resident optional contracts. RMR losses also include changes in RMR on existing customers.

        We are a partner in a marketing alliance with BellSouth to offer monitored security services to the residential, single family market and to small businesses in seventeen of the larger metropolitan markets in the nine-state BellSouth region. The marketing alliance agreement provides that it may be terminated by mutual written consent of both parties or by either party upon 180 days notice or earlier upon occurrence of certain events. Among other things, should we make an assignment for the benefit of creditors, should an order for relief under the U. S. Bankruptcy Code be entered by a United States Court against us or should a trustee or receiver of any substantial part of our assets be appointed by any court, or if we are in default with respect to any of the covenants relating to financial performance set forth in the indenture for the 7 3/8% senior notes, BellSouth may seek to terminate the alliance which could have a material adverse impact on our operating results. Under this agreement, we operate as "BellSouth Security Systems from Protection One" from our branches in the nine-state BellSouth region. BellSouth provides us with leads of new owners of single family residences in its territory and of transfers of existing BellSouth customers within its territory. We follow up on the leads and attempt to persuade them to become customers of our monitored security services. We also market directly to small businesses. We pay BellSouth an upfront royalty for each new contract and a recurring royalty based on a percentage of recurring charges. Approximately 24.1% of our new accounts created in the first nine months of 2004 and approximately 21.3% of the accounts created in all of 2003 were produced from this arrangement. Termination of this agreement would have an adverse affect on our ability to generate new customers in this territory.

        We continually evaluate our customer creation and marketing strategy, including evaluating each respective channel for economic returns, volume and other factors and may shift our strategy or focus, including the elimination of a particular channel.

        Attrition.    Subscriber attrition has a direct impact on our results of operations since it affects our revenues, amortization expense and cash flow. We define attrition as a ratio, the numerator of which is the gross number of lost customer accounts for a given period, net of the adjustments described below, and the denominator of which is the average number of accounts for a given period. In some instances, we use estimates to derive attrition data. We make adjustments to lost accounts primarily for the net change, either positive or negative, in our wholesale base. We do not reduce the gross accounts lost during a period by "move in" accounts, which are accounts where a new customer moves into a home installed with our security system and vacated by a prior customer, or "competitive takeover" accounts, which are accounts where the owner of a residence monitored by a competitor requests that we provide monitoring services.

        Our actual attrition experience shows that the relationship period with any individual customer can vary significantly. Customers discontinue service with us for a variety of reasons, including relocation, service issues and cost. A portion of the acquired customer base can be expected to discontinue service every year. Any significant change in the pattern of our historical attrition experience would have a material effect on our results of operations.

        We monitor attrition each quarter based on a quarterly annualized and trailing twelve-month basis. This method utilizes each segment's average customer account base for the applicable period in measuring attrition. Therefore, in periods of customer account growth, customer attrition may be understated and in periods of customer account decline, customer attrition may be overstated.

        Customer attrition by business segment for the annualized quarterly and trailing twelve months ended September 30, 2004 and 2003 is summarized below:

	Customer Account Attrition
	September 30, 2004		September 30, 2003
	Annualized Third Quarter	Trailing Twelve Month	Annualized Third Quarter	Trailing Twelve Month
North America	8.1%	9.1%	10.3%	11.4%
North America, excluding wholesale	13.6%	13.5%	15.2%	14.4%
Multifamily	5.7%	6.2%	4.9%	5.9%
Total Company	7.3%	8.2%	8.6%	9.7%

        New Management Employment Agreements and Key Employee Retention Plan.    In July and August 2004, our senior executives entered into new employment agreements with us to ensure that we will have their continued services during and after the period of our anticipated restructuring. The previous employment agreements with these senior executives would have expired on or about August 17, 2004. The new employment agreements supersede and replace these previous employment agreements.

        These employment agreements provide for, among other things, minimum annual base salaries, bonus awards, payable in cash or otherwise, and participation in all of our employee benefit plans and programs in effect for the benefit of our senior executives, including stock option, 401(k) and insurance plans, and reimbursement for all reasonable expenses incurred in connection with the conduct of the business of the Company, provided the executive officers properly account for any such expenses in accordance with our policies. The employment agreements also contain provisions providing for compensation to the senior executives under certain circumstances after a change in control of the Company, and in certain other circumstances.

        In order to retain the services of senior management and selected key employees who may feel uncertain about our future ownership and direction due to the ongoing discussions with our creditors regarding a potential restructuring of our indebtedness, our Board of Directors authorized senior management in June 2004 to implement a new key employee retention plan. The new retention plan applies to approximately 30 senior managers and selected key employees and provides incentives for such individuals to remain with us through a restructuring. These new retention agreements supersede and replace the previous retention agreements, which provided additional severance upon a change in control. The aggregate payout under the plan is expected to be approximately $3.9 million. Approximately $0.9 million has been accrued with respect to the new key employee retention plan for the nine months ended September 30, 2004.

        Security and Exchange Commission Inquiry.    On or about November 1, 2002, we, Westar Energy and its former independent auditor, Arthur Andersen LLP, were advised by the Staff of the Securities and Exchange Commission that the Staff will be inquiring into the practices of us and Westar Energy with respect to the restatement of the first and second quarter 2002 financial statements announced in November 2002 and the related announcement that the 2000 and 2001 financial statements of Protection One and Westar Energy would be reaudited. We have cooperated and intend to cooperate further with the Staff in connection with any additional information requested in connection with such inquiry.

  Critical Accounting Policies and Estimates

        Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to bad debts, inventories, customer accounts, goodwill, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Note 2 of the Notes to Consolidated Financial Statements of our Form 10-K for the year ended December 31, 2003 includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The following is a brief description of the more significant accounting policies and methods we use.

        Revenue and Expense Recognition.    Revenues are recognized when security services are provided. System installation revenues, sales revenues on equipment upgrades and direct and incremental costs of installations and sales are deferred for residential customers with monitoring service contracts. For commercial customers and our national account customers, revenue recognition is dependent upon each specific customer contract. In instances when we pass title to a system unaccompanied by a service agreement or we pass title at a price that we believe is unaffected by an accompanying but undelivered service, we recognize revenues and costs in the period incurred. In cases where we retain title to the system or we price the system lower than we otherwise would because of an accompanying service agreement, we defer and amortize revenues and direct costs.

        Deferred system and upgrade installation revenues are recognized over the estimated life of the customer utilizing an accelerated method for our residential and commercial customers and a straight-line method for our Multifamily customers. Deferred costs in excess of deferred revenue are recognized utilizing a straight-line method over the initial contract term, typically two to three years for residential systems, five years for commercial systems and five to ten years for Multifamily systems. To the extent deferred costs are less than deferred revenues, such costs are recognized over the estimated life of the customer utilizing the same method as with the related deferred revenues.

        The table below reflects the impact of this accounting policy on the respective line items of the Statement of Operations for the nine and three months ended September 30, 2004 and 2003. The "Total Amount Incurred" line represents the current amount of billings that were made and the current costs that were incurred for the period. We then subtract the deferral amount and add back the amortization of previous deferral amounts to determine the amount we report in the Statement of Operations.

	For the nine months ended September 30,
	2004			2003
	Revenues- other	Cost of revenues- other	Selling expense	Revenues- other	Cost of revenues- other	Selling expense
	(in thousands)
North America segment:
Total amount incurred	$25,391	$28,642	$24,402	$23,848	$27,937	$26,332
Amount deferred	(15,334)	(18,574)	(10,451)	(13,345)	(17,449)	(10,795)
Amount amortized	4,633	8,393	8,237	3,147	6,334	6,265

Amount included in Statement of Operations	$14,690	$18,461	$22,188	$13,650	$16,822	$21,802

Multifamily segment:
Total amount incurred	$549	$2,827	$1,746	$702	$4,247	$2,091
Amount deferred	(474)	(2,714)	(140)	(520)	(4,055)	(272)
Amount amortized	1,194	4,511	253	1,398	4,218	226

Amount included in Statement of Operations	$1,269	$4,624	$1,859	$1,580	$4,410	$2,045

Total Company:
Total amount incurred	$25,940	$31,469	$26,148	$24,550	$32,184	$28,423
Amount deferred	(15,808)	(21,288)	(10,591)	(13,865)	(21,504)	(11,067)
Amount amortized	5,827	12,904	8,490	4,545	10,552	6,491

Amount reported in Statement of Operations	$15,959	$23,085	$24,047	$15,230	$21,232	$23,847

	For the three months ended September 30,
	2004			2003
	Revenues- other	Cost of revenues- other	Selling expense	Revenues- other	Cost of revenues- other	Selling expense
	(in thousands)
North America segment:
Total amount incurred	$8,596	$9,935	$8,539	$8,273	$9,373	$8,488
Amount deferred	(5,450)	(6,695)	(3,683)	(4,704)	(5,982)	(3,529)
Amount amortized	1,709	3,050	3,038	1,192	2,315	2,170

Amount included in Statement of Operations	$4,855	$6,290	$7,894	$4,761	$5,706	$7,129

Multifamily segment:
Total amount incurred	$157	$863	$537	$233	$1,111	$610
Amount deferred	(157)	(850)	(32)	(200)	(1,116)	(47)
Amount amortized	401	1,566	87	533	1,385	76

Amount included in Statement of Operations	$401	$1,579	$592	$566	$1,380	$639

Total Company:
Total amount incurred	$8,753	$10,798	$9,076	$8,506	$10,484	$9,098
Amount deferred	(5,607)	(7,545)	(3,715)	(4,904)	(7,098)	(3,576)
Amount amortized	2,110	4,616	3,125	1,725	3,700	2,246

Amount reported in Statement of Operations	$5,256	$7,869	$8,486	$5,327	$7,086	$7,768

        Valuation of Customer Account and Goodwill Intangible Assets.    Customer accounts are stated at cost. Goodwill represents the excess of the purchase price over the fair value of net assets acquired by us. Goodwill is tested for impairment on at least an annual basis or as circumstances warrant. Customer accounts are tested on a periodic basis or as circumstances warrant. For purposes of this impairment testing, goodwill is considered to be directly related to the acquired customer accounts. Factors we consider important that could trigger an impairment review include, but are not limited to, the following:

  •
  high levels of customer attrition;

  •
  continuing recurring losses above our expectations; and

  •
  adverse regulatory rulings.

        An impairment test of customer accounts would have to be performed when the undiscounted expected future operating cash flows by asset group, which consists primarily of capitalized customer accounts and related goodwill, is less than the carrying value of that asset group. An impairment would be recognized if the fair value of the customer accounts is less than the net book value of the customer accounts.

        We completed our annual impairment testing during the third quarter of 2004 on our Multifamily segment and determined that no additional impairment of goodwill was required as of July 1, 2004. Our North America segment has no goodwill and, therefore, did not require testing as of July 1, 2004. No impairment charge has been recorded in the first nine months of 2004. If we fail future impairment tests for either goodwill or customer accounts, we will be required to recognize additional impairment charges on these assets in the future.

        Customer Account Amortization.    The choice of an amortization life is based on our estimates and judgments about the amounts and timing of expected future revenues from customer accounts and average customer account life. Selected periods were determined because, in our opinion, they would adequately match amortization cost with anticipated revenue.

        We have used an independent appraisal firm to perform lifing studies on our customer accounts to assist us in determining appropriate lives of our customer accounts. The reviews were performed specifically to evaluate our historic amortization policy in light of the inherent declining revenue curve over the life of a pool of customer accounts, and our historical attrition experience. We have identified the following three distinct pools of customer accounts, each of which has distinct attributes that effect differing attrition characteristics. For the North America pools, the results of the lifing studies indicated to us that we can expect attrition to be greatest in years one through five of asset life and that a declining balance (accelerated) method would therefore best match the future amortization cost with the estimated revenue stream from these customer pools.

        Our amortization rates consider the average estimated remaining life and historical and projected attrition rates. The amortization method for each customer pool is as follows:

Pool	Method
North America:
• Acquired Westinghouse Customers	Eight-year 120% declining balance
• Other Customers	Ten-year 135% declining balance
Multifamily	Nine-year straight-line

        The results of a lifing study performed by a third party appraisal firm in the first quarter of 2002 showed a deterioration in the average remaining life of customer accounts. The report showed our North America customer pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of nine years. Our Multifamily pool can expect a declining revenue stream over the next 30 years with an estimated average remaining life of ten years. Taking into account the results of the lifing study and the inherent expected declining revenue streams for North America and Multifamily, in particular during the first five years, we adjusted the amortization of customer accounts for our North America and Multifamily customer pools to better match the rate and period of amortization expense with the expected decline in revenues.

        We recorded approximately $17.1 million and $51.4 million of customer account amortization expense for the three and nine months ended September 30, 2004, respectively. We recorded approximately $17.2 million and $51.5 million of customer account amortization expense for the three and nine months ended September 30, 2003, respectively. These amounts would change if we changed the estimated life or amortization rate for customer accounts.

        Income Taxes.    As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. Significant management judgment is required in determining our provision for income taxes and our deferred tax assets and liabilities. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and amortization, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered. To the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. In the first quarter of 2004, due to Westar's sale of its interest in us, we determined that most of our deferred tax assets would not be realizable. We recorded a non-cash charge to income in the first quarter of 2004 in the approximate amount of $285.9 million to establish a valuation allowance equal to the amount of net deferred tax assets determined not to be realizable.

        In addition, as a result of the sale, except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we were no longer entitled to receive payments from Westar Energy. In 2003, we received aggregate payments from Westar Energy of $20.0 million. The loss of these payments will have a material adverse effect on our cash flow. On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement and settled all of our claims with Westar relating to the tax sharing agreement. See "—Summary of Other Significant Matters—Settlement Regarding Tax Sharing Payments" above.

Operating Results

        We separate our business into two reportable segments: North America and Multifamily. North America provides security alarm monitoring services, which include sales, installation and related servicing of security alarm systems. Multifamily provides security alarm services to apartments, condominiums and other multi-family dwellings.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

  Protection One Consolidated

        Revenues decreased approximately 3.3% in the first nine months of 2004 compared to the first nine months of 2003, primarily due to the decline in the size of our customer base. Cost of revenues decreased approximately 1.7% primarily due to a decrease of $1.2 million in salary expense in our monitoring centers from a reduction in our monitoring personnel in the Wichita call center during 2003. General and administrative costs increased approximately 24.5%, primarily due to $23.0 million in costs related to the change in control and restructuring efforts, including payments made to executive management, financial advisors and legal counsel. These increases were partially offset by a $5.5 million decrease in administrative and general salaries and related benefits, a $1.3 million decrease in premiums to insurance companies and a $0.8 million decrease in bad debt expense related to improved collections. Selling costs increased approximately 0.8%, due to a $2.0 million increase in amortization of previously deferred selling costs partially offset by a $2.0 million decrease in security consultant compensation and related benefits primarily due to a reduction in our sales force. Interest expense increased by approximately 13.3%, due to an increase in the weighted average interest rate of our revolving credit facility from 6.1% to 8.5%. In 2004, we recorded a non-cash charge to income in the first quarter of 2004 in the approximate amount of $285.9 million to establish a valuation allowance equal to the amount of deferred tax assets determined not to be realizable.

  North America Segment

        We present the table below for comparison of our North America operating results for the periods presented. Next to each period's results of operations, we provide the relevant percentage of total revenues so you can make comparisons about the relative change in revenues and expenses.

	Nine Months Ended September 30,
	2004		2003
	(dollars in thousands)
Revenues:
Monitoring and related services	$158,822	91.5%	$166,527	92.4%
Other	14,690	8.5	13,650	7.6

Total revenues	173,512	100.0	180,177	100.0
Cost of revenues:
Monitoring and related services	46,338	26.7	49,152	27.3
Other	18,461	10.6	16,822	9.3

Total cost of revenues	64,799	37.3	65,974	36.6

Gross profit	108,713	62.7	114,203	63.4
Selling expense	22,188	12.8	21,802	12.1
General and administrative expense	65,613	37.8	51,429	28.5
Amortization of intangibles and depreciation expense	55,203	31.8	56,615	31.4

Operating loss	$(34,291)	(19.7)%	$(15,643)	(8.6)%

        2004 Compared to 2003.    We had a net decrease of 11,100 customers in the first nine months of 2004 compared to a net decrease of 23,352 customers in the first nine months of 2003. The average customer base for the first nine months of 2004 and 2003 was 706,941 and 732,110, respectively, or a decrease of 25,169 customers. The number of customers decreased primarily because our customer acquisition strategies were not able to generate accounts in a sufficient volume at acceptable cost to replace accounts lost through attrition. We expect that this trend will continue until we reduce attrition on the North American retail portfolio of accounts to a level lower than recorded in this reporting period and we have access to the capital needed to invest in creating at least as many accounts as we lose. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our business, financial condition and results of operations. We believe the decrease in annualized quarterly attrition is due to a company wide focus on retaining our current customers. We are currently focused on reducing attrition, developing cost effective marketing programs and generating positive cash flow.

        Further analysis of the change in the North America account base between the two periods is discussed below.

	Nine Months Ended September 30,
	2004	2003
Beginning Balance, January 1	712,491	743,786
Customer additions, excluding wholesale	39,937	38,557
Customer losses, excluding wholesale	(53,754)	(63,229)
Change in wholesale customer base and other adjustments	2,717	1,320

Ending Balance, September 30	701,391	720,434

Annualized attrition	8.7%	10.6%

        Monitoring and related services revenues decreased 4.6% in the first nine months of 2004 compared to the first nine months of 2003 primarily due to the decline in our customer base. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service.

        Other revenues increased 7.6% the first nine months of 2004 compared to the first nine months of 2003 due to an increase of approximately $1.5 million in the amortization of previously deferred revenues. These revenues are generated from our internal installations of new alarm systems and consist primarily of sales of burglar alarms, closed circuit televisions, fire alarms and card access control systems to commercial customers, as well as amortization of previously deferred revenues.

        Cost of monitoring and related services revenues decreased 5.7% in the first nine months of 2004 compared to the first nine months of 2003. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, billing, customer service and field operations. The decrease in the first nine months of 2004 compared to the first nine months of 2003 is primarily due to a $1.2 million decrease in monitoring center wage expense due to a reduction in headcount and a $2.1 million decrease in service costs due, in part, to a decrease in our retail customer base and increased efficiency of our service technicians. Costs of monitoring and related services revenues as a percentage of the related revenues decreased slightly to 29.2% in the first nine months of 2004 from 29.5% in the first nine months of 2003.

        Cost of other revenues increased 9.7% in the first nine months of 2004 compared to the first nine months of 2003. These costs consist primarily of equipment and labor charges to install alarm systems, closed circuit televisions, fire alarms and card access control systems sold to our customers, as well as amortization of previously deferred customer acquisition costs. The increase in 2004 is primarily due to a $2.1 million increase in amortization of previously deferred customer acquisition costs, partially offset by a decrease in costs related to commercial outright sales. These costs as a percentage of other revenues were 125.7% for the first nine months of 2004 compared to 123.2% for the first nine months of 2003.

        Selling expense increased 1.8% in the first nine months of 2004 compared to the first nine months of 2003 primarily due to a $2.0 million increase in amortization of previously deferred selling costs, partially offset by a $1.6 million decrease in salary and related expenses due to a reduction in our sales force and support staff in 2003.

        General and administrative expense increased 27.6% in the first nine months of 2004 compared to the first nine months of 2003. This increase includes $21.3 million of expense related to the change in control and subsequent restructuring efforts, including approximately $9.5 million in change in control payments to executive management, investment banker fees of $3.5 million, $1.6 million related to the write off of prepaid insurance, financial advisory and legal fees related to the potential corporate debt restructuring of $5.8 million, and $0.8 million expense for the key employee retention plan. This increase was partially offset by a decrease in general and administrative salaries of $4.7 million related to the 2003 short term incentive payments and retention bonus accruals, a decrease in medical and dental benefit expense of $1.7 million, a decrease in insurance premiums of $1.3 million, a decrease in bad debt expense of $0.8 million, primarily related to improved collections and recoveries of written off accounts, and a $0.7 million decrease in equipment rentals. As a percentage of total revenues, general and administrative expenses increased in the first nine months of 2004 to 37.8% from 28.5% in 2003.

        Amortization of intangibles and depreciation expense decreased 2.5% in the first nine months of 2004 compared to the first nine months of 2003. This decrease is due to a reduction of $1.4 million in depreciation expense caused by the loss of depreciation on assets becoming fully depreciated in excess of the depreciation on current year fixed asset additions.

  Multifamily Segment

        The following table provides information for comparison of the Multifamily operating results for the periods presented. Next to each period's results of operations, we provide the relevant percentage of total revenues so that you can make comparisons about the relative change in revenues and expenses.

	Nine Months Ended September 30,
	2004		2003
	(dollars in thousands)
Revenues:
Monitoring and related services	$27,152	95.5%	$27,028	94.5%
Other	1,269	4.5	1,580	5.5

Total revenues	28,421	100.0	28,608	100.0
Cost of revenues:
Monitoring and related services	5,914	20.8	6,275	21.9
Other	4,624	16.3	4,410	15.4

Total cost of revenues	10,538	37.1	10,685	37.3

Gross profit	17,883	62.9	17,923	62.7
Selling expense	1,859	6.5	2,045	7.1
General and administrative expense	8,922	31.4	8,451	29.6
Amortization of intangibles and depreciation expense	3,678	12.9	3,680	12.9

Operating income	$3,424	12.1%	$3,747	13.1%

        2004 Compared to 2003.    We had a net decrease of 1,934 customers in the first nine months of 2004 compared to a net increase of 7,003 customers in the first nine months of 2003. The decline in customer additions is largely attributable to the delayed impact of the economic downturn in the multifamily industry in addition to the uncertainties surrounding our impending restructuring. The average customer base was 334,862 for the first nine months of 2004 compared to 333,414 for the first nine months of 2003. The change in Multifamily's customer base for the period is shown below.

	Nine Months Ended September 30,
	2004	2003
Beginning Balance, January 1,	335,829	329,912
Customer additions	13,553	20,691
Customer losses	(15,487)	(13,688)

Ending Balance	333,895	336,915

Annualized attrition	6.2%	5.5%

        Monitoring and related services revenues for the first nine months of 2004 increased 0.5% from the first nine months of 2003. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service. A $0.4 million decrease in repair billings was offset by an increase in contract buyouts of $0.3 million and an increase in RMR related to the slight increase in the average customer base.

        Other revenues for the first nine months of 2004 decreased 19.7% from the first nine months of 2003. These revenues consist primarily of amortization of previously deferred revenues associated with the sale of alarm systems and revenues from the sale of access control systems. The decline is partially due to a $0.1 million decrease in access control system sales revenue.

        Cost of monitoring and related services revenues for the first nine months of 2004 decreased 5.7% from the first nine months of 2003. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, customer service and field operations. This decrease is the result of reduced field service costs of $0.3 million and lower employment costs of $0.1 million related to an employee retention plan in 2003. Cost of monitoring and related services revenues as a percentage of related revenues decreased to 21.8% in the first nine months of 2004 from 23.2% in the first nine months of 2003.

        Cost of other revenues for the first nine months of 2004 increased 4.8% from the first nine months of 2003. These costs consist primarily of amortization of installation costs previously deferred and the costs to install access control systems. The costs increased primarily due to increased amortization of deferred customer acquisition costs of $0.3 million offset by a $0.1 million decrease in access control system installation costs.

        Selling expense for the first nine months of 2004 declined 9.1% from the first nine months of 2003. This decrease is the result of lower employment costs of $0.2 million related to the implementation of an employee retention plan in 2003 and reduced advertising costs of $0.1 million.

        General and administrative expense for the first nine months of 2004 increased 5.6% from the first nine months of 2003 primarily due to increased employment costs of $1.7 million primarily due to change in control payments made in February 2004 and increased liability insurance costs of $0.4 million, offset by a $0.8 million decrease in management fees allocated from Protection One, lower legal costs of $0.3 million, decreased employment costs of $0.3 million primarily related to implementation of an employee retention plan in 2003, reduced property taxes of $0.2 million and reduced telecommunications costs of $0.1 million.

        Amortization of intangibles and depreciation expense for the first nine months of 2004 remained consistent with the first nine months of 2003.

Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

  Protection One Consolidated

        Revenues decreased approximately 3.2% in the third quarter of 2004 compared to the third quarter of 2003, primarily due to the decline in the size of our customer base. Cost of revenues increased approximately 1.8% primarily due to an increase of $0.5 million in telecommunication expense in our monitoring centers. General and administrative costs decreased approximately 2.9%, primarily due to a $1.8 million decrease in salaries related to the 2003 employee retention plan compared to the 2004 key employee retention plan and a decrease in medical and dental expense of $0.8 million due to changes in benefit plans and the number of employees covered under such plans, partially offset by payments of $2.1 million made to financial advisors and legal counsel in connection with corporate debt restructuring. Selling costs increased approximately 9.2%, primarily due to an increase in amortization of previously deferred commissions. Interest expense increased by approximately 11.2%, primarily due to an increase in the weighted average interest rate of our revolving credit facility.

  North America Segment

        We present the table below for comparison of our North America operating results for the periods presented. Next to each period's results of operations, we provide the relevant percentage of total revenues so you can make comparisons about the relative change in revenues and expenses.

	Three Months Ended September 30,
	2004		2003
	(dollars in thousands)
Revenues:
Monitoring and related services	$52,792	91.6%	$55,335	92.1%
Other	4,855	8.4	4,761	7.9

Total revenues	57,647	100.0	60,096	100.0
Cost of revenues:
Monitoring and related services	15,894	27.6	16,101	26.8
Other	6,290	10.9	5,706	9.5

Total cost of revenues	22,184	38.5	21,807	36.3

Gross profit	35,463	61.5	38,289	63.7
Selling expense	7,894	13.7	7,129	11.9
General and administrative expense	16,425	28.5	16,839	28.0
Amortization of intangibles and depreciation expense	18,333	31.8	18,746	31.2

Operating loss	$(7,189)	(12.5)%	$(4,425)	(7.4)%

        2004 Compared to 2003.    We had a net decrease of 1,585 customers in the third quarter of 2004 compared to a net decrease of 4,162 customers in the third quarter of 2003. The average customer base for the third quarter of 2004 and 2003 was 702,184 and 722,515, respectively, or a decrease of 20,331 customers. The number of customers decreased primarily because our customer acquisition strategies were not able to generate accounts in a sufficient volume at acceptable cost to replace accounts lost through attrition. We expect that this trend will continue until we reduce attrition on the North American retail portfolio of accounts to a level lower than recorded in this reporting period and we have access to the capital needed to invest in creating at least as many accounts as we lose. Until we are able to reverse this trend, net losses of customer accounts will materially and adversely affect our business, financial condition and results of operations. We believe the decrease in annualized quarterly attrition is due to a company wide focus on retaining our current customers. We are currently focused on reducing attrition, developing cost effective marketing programs and generating positive cash flow.

        Further analysis of the change in the North American account base between the two periods is discussed below.

	Three Months Ended September 30,
	2004	2003
Beginning Balance, July 1	702,976	724,596
Customer additions, excluding wholesale	13,372	13,586
Customer losses, excluding wholesale	(18,359)	(21,731)
Change in wholesale customer base and other adjustments	3,402	3,983

Ending Balance, September 30	701,391	720,434

Annualized quarterly attrition	8.1%	10.3%

        Monitoring and related services revenues decreased 4.6% in the third quarter of 2004 compared to the third quarter of 2003 primarily due to the 2.6% decline in our customer base. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service.

        Other revenues increased 2.0% the third quarter of 2004 compared to the third quarter of 2003 due to an increase of approximately $0.5 million from the amortization of previously deferred revenues offset by a decrease in commercial outright sales activity. These revenues are generated from our internal installations of new alarm systems and consist primarily of sales of burglar alarms, closed circuit televisions, fire alarms and card access control systems to commercial customers, as well as amortization of previously deferred revenues.

        Cost of monitoring and related services revenues decreased 1.3% in the third quarter of 2004 compared to the third quarter of 2003. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, billing, customer service and field operations. The decrease in the third quarter of 2004 compared to the third quarter of 2003 is primarily due to a $0.3 million decrease in service costs due in part to a 5.1% decrease in our retail customer base and increased efficiency of our service technicians. Costs of monitoring and related services revenues as a percentage of the related revenues increased to 30.1% in the third quarter of 2004 from 29.1% in the third quarter of 2003.

        Cost of other revenues increased 10.2% in the third quarter of 2004 compared to the third quarter of 2003. These costs consist primarily of equipment and labor charges to install alarm systems, closed circuit televisions, fire alarms and card access control systems sold to our customers, as well as amortization of previously deferred customer acquisition costs. The increase in 2004 is primarily due to a $0.7 million increase in amortization of previously deferred customer acquisition costs offset by a decrease in costs related to commercial outright sales. These costs as a percentage of other revenues were 129.6% for the third quarter of 2004 compared to 119.8% for the third quarter of 2003.

        Selling expense increased 10.7% in the third quarter of 2004 compared to the third quarter of 2003 primarily due to a $0.9 million increase in the amortization of previously deferred commissions offset by a slight decrease in commissions related to commercial outright sales.

        General and administrative expense decreased 2.5% in the third quarter of 2004 compared to the third quarter of 2003. This decrease is generally due to a $0.8 million decrease in salaries related to the 2003 retention bonus compared to the 2004 key employee retention plan, a $0.5 million decrease in salaries related to short term incentive and field bonuses, a decrease in medical and dental expense of $0.8 million due to changes in benefit plans and the number of covered employees and a $0.5 million decrease in premiums to insurance companies partially offset by payments of $2.1 million made to financial advisors and legal counsel in connection with the potential corporate debt restructuring. As a percentage of total revenues, general and administrative expense increased in the third quarter of 2004 to 28.5% from 28.0% in 2003.

        Amortization of intangibles and depreciation expense decreased 2.2% in the third quarter of 2004 compared to the third quarter of 2003. This decrease is due to a reduction of $0.4 million in depreciation expense caused by the loss of depreciation on assets becoming fully depreciated in excess of the depreciation on fixed asset additions in the third quarter.

  Multifamily Segment

        The following table provides information for comparison of the Multifamily operating results for the periods presented. Next to each period's results of operations, we provide the relevant percentage of total revenues so that you can make comparisons about the relative change in revenues and expenses.

	Three Months Ended September 30,
	2004		2003
	(dollars in thousands)
Revenues:
Monitoring and related services	$9,480	95.9%	$9,096	94.1%
Other	401	4.1	566	5.9

Total revenues	9,881	100.0	9,662	100.0
Cost of revenues:
Monitoring and related services	2,024	20.5	2,137	22.1
Other	1,579	16.0	1,380	14.3

Total cost of revenues	3,603	36.5	3,517	36.4

Gross profit	6,278	63.5	6,145	63.6
Selling expense	592	6.0	639	6.6
General and administrative expense	2,566	25.9	2,720	28.2
Amortization of intangibles and depreciation expense	1,213	12.3	1,235	12.8

Operating income	$1,907	19.3%	$1,551	16.0%

        2004 Compared to 2003.    We had a net decrease of 545 customers in the third quarter of 2004 compared to a net increase of 1,073 customers in the third quarter of 2003. The average customer base was 334,168 for the third quarter of 2004 compared to 336,379 for the third quarter of 2003. The change in Multifamily's customer base for the period is shown below.

	Three Months Ended September 30,
	2004	2003
Beginning Balance, July 1,	334,440	335,842
Customer additions	4,245	5,202
Customer losses	(4,790)	(4,129)

Ending Balance, September 30,	333,895	336,915

Annualized quarterly attrition	5.7%	4.9%

        Monitoring and related services revenues for the third quarter of 2004 increased 4.2% from the third quarter of 2003 primarily due to a $0.4 million increase in contract buyouts. These revenues consist primarily of contractual revenue derived from providing monitoring and maintenance service.

        Other revenues for the third quarter of 2004 decreased 29.2% from the third quarter of 2003. These revenues consist primarily of amortization of previously deferred revenues associated with the sale of alarm systems and revenues from the sale of access control systems. The decline was primarily due to a $0.1 million decrease in the amortization of previously deferred revenue.

        Cost of monitoring and related services revenues for the third quarter of 2004 decreased 5.3% from the third quarter of 2003. These costs generally relate to the cost of providing monitoring service and include the costs of monitoring, customer service and field operations. The decline was primarily the result of a $0.1 million decrease in field service costs. Cost of monitoring and related revenues as a percentage of related revenues decreased to 21.4% in the third quarter of 2004 from 23.5% in the third quarter of 2003.

        Cost of other revenues for the third quarter of 2004 increased 14.4% from the third quarter of 2003. These costs consist primarily of amortization of installation costs previously deferred and the costs to install access control systems. The costs increased primarily due to increased amortization of previously deferred customer acquisitions costs of $0.2 million.

        Selling expense for the third quarter of 2004 declined 7.4% from the third quarter of 2003. This decrease is the result of lower employment costs of $0.1 million related to an employee retention plan in 2003, which was not repeated in 2004.

        General and administrative expense for the third quarter of 2004 decreased 5.7% from the third quarter of 2003 primarily due to decreased management fees of $0.3 million allocated from Protection One and decreased property taxes of $0.2 million, offset by increased employment costs of $0.2 million primarily due to change in control payments.

        Amortization of intangibles and depreciation expense for the third quarter of 2004 remained consistent with the third quarter of 2003.

Liquidity and Capital Resources

        We continue to face liquidity problems caused by our significant debt burden and continuing net losses. Absent recapitalization and restructuring of our debts, management believes our projected cash flow will be insufficient to support our current debt balances, which may be accelerated or which we are required to offer to repurchase as a result of the change in control, and related interest obligations. Our independent public accountants included in their report on our consolidated financial statements for the fiscal year ended December 31, 2003 explanatory language that describes the significant uncertainty about our ability to continue as a going concern due to recurring losses from operations, deficiency in working capital, inability to obtain ongoing financing and breach of covenants on outstanding debt subsequent to year end.

        As described in "—Important Matters" above, on November 12, 2004, we entered into an exchange agreement with Quadrangle to restructure a significant portion of our revolving credit facility. We expect to incur significant costs related to the planned Quadrangle debt restructuring. Such costs could include, among other things, fees and expenses of our legal and other professional advisors. In addition, we have agreed to pay the costs for the financial and legal advisors for both the senior and subordinated debt holders relating to a potential restructuring of our indebtedness. For the nine months ended September 30, 2004, we have expensed $5.8 million relating to these advisors. In addition to amounts already paid to these advisors, if a successful restructuring is completed, we expect to pay success and other fees to the financial advisors in an aggregate amount of approximately $6.9 million.

        Westar, which owned approximately 88% of our common stock, was also an important source of our external capital through a revolving credit facility and through payments made under a tax sharing agreement. On February 17, 2004, Westar Industries consummated the sale of its equity interest in us and the assignment of its rights and obligations under the revolving credit facility to Quadrangle. As a result of this transaction, we do not expect to have sufficient cash flow to fund our operations in 2004 without a restructuring of our debts for the reasons described below.

        The indenture relating to the 13 5/8% senior subordinated discount notes requires us to give notice of our intention to repurchase the notes within 30 days following the date of a change in control and to consummate the repurchase within 60 days of such notification. Under the terms of this indenture, because we did not offer to repurchase such notes following the Westar sale transaction, our inaction constitutes a covenant breach, which breach, if not cured within 30 days after receipt of appropriate notice, would constitute an event of default under the indenture for the 13 5/8% senior subordinated discount notes.

        Upon any such event of default, the trustee or the holders of such senior subordinated discount notes may seek to exercise certain remedies available to them under the indenture governing the notes, including, without limitation, acceleration of the notes, though the subordination provisions of the indenture restrict our ability to make any payment to the holders of such notes upon acceleration of such notes in certain circumstances. The acceleration of the 13 5/8% senior subordinated discount notes, if not rescinded or satisfied, would cause a cross default to be triggered under the indenture for our 8 1/8% senior subordinated notes, which had aggregate outstanding principal of $110.3 million as of September 30, 2004. If such acceleration and cross default should occur, we do not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        The $201.0 million outstanding under the revolving credit facility as of November 15, 2004 is in default due to the change in control of Protection One consummated on February 17, 2004 and non-compliance with financial covenants. We have entered into a standstill agreement with Quadrangle, however, pursuant to which, among other things, Quadrangle agreed to waive the breach of the change in control provision and other specified defaults, and we agreed, among other things, not to borrow additional amounts under the revolving credit facility. Upon the expiration or termination of this standstill agreement, Quadrangle may exercise its rights under the revolving credit facility and declare the indebtedness to be due and payable. The parties have agreed to extend the standstill agreement until the earlier of the closing date of the Quadrangle debt restructuring or the termination of the exchange agreement. Acceleration of our revolving credit facility, if not rescinded or satisfied, would cause cross defaults under our other debt instruments. If such acceleration should occur, we would not have the funds available to repay the indebtedness, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Prior to Westar's sale of its interest in us, we had been a member of Westar's consolidated tax group since 1997. During that time, Westar made payments to us for tax benefits attributable to us and utilized by Westar in its consolidated tax return pursuant to the terms of a tax sharing agreement. Except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group, we were no longer entitled to receive payments from Westar under the tax sharing agreement. Such loss of tax payments will have a material adverse effect on our liquidity.

        On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement and settled all of our claims with Westar relating to the tax sharing agreement. See "—Summary of Other Significant Matters—Settlement Regarding Tax Sharing Payments" above.

        Our 7 3/8% senior notes and 8 1/8% senior subordinated notes require us to make a repurchase offer at 101% of the principal amount, plus interest, in the event of a change in control triggering event. A change in control triggering event consists of a change in control coupled with the withdrawal of the rating of the notes or two ratings downgrades by one of certain specified rating agencies provided that such withdrawal or downgrade occurs within 90 days after the date of public notice of the occurrence of a change in control or the intention to effect a change in control. As of September 30, 2004, $190.9 million principal amount of the 7 3/8% senior notes and $110.3 million principal amount of the 8 1/8% senior subordinated notes were outstanding, but the Company intends to retire $26.6 million of such senior notes on November 12, 2004 in connection with the Westar tax sharing settlement. Should such repurchase right be triggered, we lack the funds to repurchase these debt securities, and we could be forced to seek relief under the U.S. Bankruptcy Code or an out-of-court restructuring.

        Additional credit under the revolving credit facility has been eliminated by a standstill agreement executed by Quadrangle and us. Our inability to borrow under the revolving credit facility could have a material adverse effect on our liquidity and financial position. Because of the potential default that existed at the end of 2003 related to Westar's pending sale of its ownership interest in us, our outstanding borrowings under the revolving credit facility are currently priced as ABR borrowings and are at a rate higher than our previous Eurodollar borrowings. If interest rates increase one percent, we would incur an additional $2.2 million of annual interest expense.

        We have significant debt maturities scheduled for 2005 including the revolving credit facility, 7 3/8% senior notes, and 13 5/8% senior subordinated discount notes. We will need to engage in asset sales and/or refinancings in order to satisfy these maturities. There can be no assurance we will successfully complete such asset sales or refinancings.

        Operating Cash Flows for the Nine Months Ended September 30, 2004.    Our operations provided a net $6.5 million in cash flow in the first nine months of 2004, a decrease of $23.1 million compared to net cash provided of $29.6 million in the first nine months of 2003 primarily due to $23.0 million in costs related to the change in control and the restructuring efforts.

        Investing Cash Flows for the Nine Months Ended September 30, 2004.    We used a net $20.6 million for our investing activities in the first nine months of 2004. We invested a net $16.1 million in cash to install and acquire new accounts and $4.8 million to acquire fixed assets. In the first nine months of 2003, we invested a net $19.0 million in cash to install and acquire new accounts and $4.2 million to acquire fixed assets. In 2003, we received $1.4 million from the sale of AV ONE, Inc. and $2.8 million from the disposition of other assets.

        Financing Cash Flows for the Nine Months Ended September 30, 2004.    Financing activities provided a net $0.4 million in cash for the first nine months of 2004 compared to $3.6 million in the first nine months of 2003. We received $11.9 million from Westar Energy related to the sale of our Westar Energy securities and paid $10.2 million on long term debt in the first nine months of 2003.

        In the first nine months of 2004, we did not increase our borrowings under the revolving credit facility. At September 30, 2004, the revolving credit facility had a weighted average interest rate before fees of 8.5% and an outstanding balance of $215.5 million.

        Material Commitments.    We have future, material, long-term commitments made in the past several years in connection with our growth. The following reflects these commitments as of September 30, 2004:

Debt Security	Stated Maturity Date (a)	Amount
		(in thousands)
Revolving Credit Facility (b)	January 2005	$215,500
13 5/8% Senior Subordinated Discount Notes (c)	June 2005	29,872
7 3/8% Senior Unsecured Notes (d)	August 2005	190,925
8 1/8% Senior Subordinated Notes	January 2009	110,340

Total		$546,637

(a)
See "—Liquidity and Capital Resources," above, for discussion regarding acceleration of.

(b)
On November 12, 2004 we made a $14.5 million principal payment to Quadrangle on the revolving credit facility. Effective as of November 12, 2004, the maturity date of the revolving credit facility has been extended to August 15, 2005.

(c)
Excludes $0.4 million premium, which is being amortized to income.

(d)
We intend to retire $26.6 million of 7 3/8% senior unsecured notes in connection with the Westar tax sharing settlement.

        Except as discussed herein, there have been no material changes in the contractual cash obligations described in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources in our December 31, 2003 Annual Report on Form 10K filed with the SEC.

        The indentures relating to our 8 1/8% senior subordinated notes and to our 13 5/8% senior subordinated discount notes contain certain restrictions, based on "EBITDA," regarding our ability to incur debt and pay dividends. The definition of EBITDA varies among the indentures and the revolving credit facility. EBITDA is generally derived by adding to income (loss) before income taxes, interest expense and depreciation and amortization expense. However, under the varying definitions of the indentures, various and numerous additional adjustments are sometimes required.

        Our revolving credit facility contains a number of potential events of default, including financial covenants which we must maintain. Under the standstill agreement executed with Quadrangle, which the parties have agreed to extend until the earlier of the closing of the Quadrangle debt restructuring or the termination of the exchange agreement, we have received a temporary waiver of certain specified defaults if certain conditions are met.

        Our revolving credit facility and the indentures relating to certain of our other indebtedness contain the financial covenants and tests, respectively, summarized below:

Debt Instrument	Financial Covenant and Test
Revolving Credit Facility	Total consolidated debt/annualized most recent quarter EBITDA less than 5.75 to 1.0 and
Consolidated annualized most recent quarter EBITDA/latest four fiscal quarters interest expense greater than 2.10 to 1.0
Senior Subordinated Notes	Current fiscal quarter EBITDA/current fiscal quarter interest expense greater than 2.25 to 1.0
Senior Subordinated Discount Notes	Total debt/annualized current quarter EBITDA less than 6.0 to 1.0
Senior debt/annualized current quarter EBITDA less than 4.0 to 1.0

        At September 30, 2004, we were not in compliance with the covenants under the revolving credit facility and did not meet the tests under the indentures relating to our ability to incur additional indebtedness or to pay dividends. As noted above, we entered into a standstill agreement with Quadrangle whereby Quadrangle agreed to grant us a waiver of certain specified defaults, including failure to comply with these financial covenants, among others, until the earlier of the closing of the Quadrangle debt restructuring or the termination of the exchange agreement, if certain conditions are met. Our ability to comply with the ratios and the tests under our debt instruments will be affected by events outside our control and there can be no assurance that we will be able to meet them. Continued failure to meet the tests would result in continuing restrictions on our ability to incur additional indebtedness or to pay dividends and the event of default under the revolving credit facility could allow the lenders to declare all amounts outstanding immediately due and payable.

        These debt instruments also restrict our ability to pay dividends to stockholders, but do not otherwise restrict our ability to fund cash obligations.

        Off-Balance Sheet Arrangements.    We had no off-balance sheet transactions or commitments as of or for the nine months ended September 30, 2004.

        Credit Ratings.    Standard & Poor's (S&P) and Moody's Investors Service (Moody's) are independent credit-rating agencies that rate our debt securities. On April 9, 2004, S&P downgraded its ratings on our senior unsecured debt due to concerns regarding our insufficient liquidity and cash flows relative to our debt burden combined with the loss of Westar as a source of external capital and the near-term expiration of the standstill agreement with Quadrangle regarding the revolving credit facility. S&P's outlook remained negative. As of November 10, 2004, our public debt was rated as follows:

	Senior Unsecured Debt	Senior Subordinated Unsecured Debt	Outlook
S&P	CC	C	Negative
Moody's	Caa2	Ca	Negative

        Capital Expenditures.    We anticipate making capital expenditures of approximately $30.5 million in 2004. Of such amount, we plan to expend approximately $20.9 million in customer acquisition costs, net of deferred customer acquisition revenues, and $9.6 million for fixed assets. Assuming we have available funds, capital expenditures for 2005 and 2006 are expected to be approximately $34.9 million and $34.5 million, respectively. Of these amounts, approximately $24.1 million and $26.8 million would be used for customer acquisition costs, net of deferred customer acquisition revenues, in 2005 and 2006, respectively, with the balance for fixed assets. These estimates are prepared for planning purposes and are revised from time to time. Actual expenditures for these and possibly other items not presently anticipated will vary from these estimates during the course of the years presented.

        Tax Matters.    In the first quarter of 2004, due to Westar's sale of its interest in us, we determined that most of our deferred tax assets would not be realizable. We recorded a non-cash charge to income in the first quarter of 2004 in the approximate amount of $285.9 million to establish a valuation allowance equal to the amount of deferred tax assets determined not to be realizable.

        In addition, as a result of the sale, except for amounts owed with respect to losses we incurred prior to leaving the Westar consolidated tax group as a result of Westar selling its interest in us, we were no longer entitled to receive payments from Westar Energy. In 2003, we received aggregate payments from Westar Energy of $20.0 million. The loss of these payments will have a material adverse effect on our cash flow. On November 12, 2004, we entered into a tax sharing settlement agreement with Westar and Quadrangle that, among other things, terminated the Westar tax sharing agreement and settled all of our claims with Westar relating to the tax sharing agreement. See "—Summary of Other Significant Matters—Settlement Regarding Tax Sharing Payments" above.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        We have not experienced any significant changes in our exposure to market risk since December 31, 2003. For additional information on our market risk, see Item 7A of the Form 10-K for the year ended December 31, 2003.

ITEM 4. CONTROLS AND PROCEDURES.

  Evaluation of disclosure controls and procedures

        Our principal executive officer and our principal financial officer, after management's evaluation, with the participation of such officers, of the effectiveness of our disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report, have concluded that, based on such evaluation, the Company's disclosure controls and procedures were effective.

  Changes in internal control over financial reporting

        During the first fiscal nine months ended September 30, 2004, no change in our internal control over financial reporting occurred that, in our judgment, either materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

        Information relating to legal proceedings is set forth in Note 6 of the Notes to Condensed Consolidated Financial Statements included in Part I of this report, which information is incorporated herein by reference.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

        None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

        See Note 4, "Debt" of the Notes to Condensed Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        None.

ITEM 5. OTHER INFORMATION.

        None.

ITEM 6. EXHIBITS.

        Exhibits. The following exhibits are filed with this Quarterly Report on Form 10-Q.

Exhibit Number	Exhibit Description
10.1	Employment Agreement dated July 23, 2004 between Protection One Inc., Protection One Alarm Monitoring, Inc. and Richard Ginsburg (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2004).
10.2	Employment Agreement dated July 23, 2004 between Protection One Inc., Protection One Alarm Monitoring, Inc. and Darius G. Nevin (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2004).
10.3	Employment Agreement dated July 23, 2004 between Protection One Inc., Protection One Alarm Monitoring, Inc. and Peter J. Pefanis (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2004).
10.4	Employment Agreement dated July 23, 2004 between Protection One Inc., Protection One Alarm Monitoring, Inc. and Steve V. Williams (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company for the quarter ended June 30, 2004).
10.5	Exchange Agreement dated as of November 12, 2004 by and among the Company, POI Acquisition LLC, POI Acquisition I, Inc. and Quadrangle Master Funding Ltd.
31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Date: November 15, 2004	PROTECTION ONE, INC. PROTECTION ONE ALARM MONITORING, INC.
	By:	/s/ DARIUS G. NEVIN Darius G. Nevin, Executive Vice President and Chief Financial Officer

ANNEX E

HOULIHAN LOKEY HOWARD & ZUKIN FAIRNESS OPINION

November 11, 2004

Board of Directors
Protection One, Inc.

Gentlemen:

        We understand Protection One, Inc. ("P1" or the "Company") is considering issuing common stock (the "Quadrangle Acquisition") to POI Acquisition, L.L.C., a Delaware limited liability company, POI Acquisition I, Inc., a Delaware corporation, and Quadrangle Master Funding Ltd., a Cayman Islands exempted company incorporated with limited liability, or their affiliates (collectively, the "Quadrangle Entities") in a deleveraging transaction, the terms of which, per our understanding, are outlined below. The Quadrangle Acquisition, together with the transactions contemplated by the Exchange Agreement (as defined below) are collectively referred to herein as the "Restructuring Transaction."

  I.
  The Company will use a portion of the $73.0 million of proceeds received by it with respect to the negotiated tax settlement (the "Westar Settlement Proceeds") with Westar Energy, Inc. ("Westar") to (a) repay approximately $14.5 million of principal outstanding under the Company's revolving credit facility (the "Quadrangle Revolver") and pay approximately $2.2 million of interest thereon and (b) retire approximately $26.6 million aggregate principal amount plus $0.5 million of associated accrued interest of the Company's 7.375% senior unsecured notes. The remainder of the Westar Settlement Proceeds will be retained by the Company.

  II.
  Immediately after a 50-1 reverse stock split, the Company will issue 16,000,000 shares (on a post-reverse stock split basis) of common stock of the Company to the Quadrangle Entities, which amount will equal approximately 89.1% of the issued and outstanding shares of common stock of the Company (determined after giving effect to the Restructuring Transaction and without regard to any common stock, or any rights or securities convertible into or exchangeable for common stock, of the Company to be issued to members of management of the Company in connection with the Restructuring Transaction) in exchange for the retirement by the Quadrangle Entities of $120.0 million aggregate principal amount of indebtedness outstanding under the Company's revolving credit facility.

  III.
  Following the consummation of the Restructuring Transaction, the remaining 10.9% of the issued and outstanding common stock of the Company (determined after giving effect to the Restructuring Transaction and without regard to any common stock, or rights or securities convertible into or exchangeable for common stock, of the Company to be issued to members of management of the Company in connection with the Restructuring Transaction) will be held by the current stockholders (such stockholders' current 100.0% equity ownership in the Company and such stockholders' post- Transaction 10.9% equity ownership in the Company being hereinafter referred to as the "Existing Equity"). The Existing Equity consists of 9.5% held by the Quadrangle Entities ("Quadrangle Existing Equity") and 1.4% owned by holders other than the Quadrangle Entities ("Non-Quadrangle Existing Equity"). The newly issued shares of common stock issued to the Quadrangle Entities in the Quadrangle Acquisition will be unregistered securities and the Existing Equity will continue to be publicly traded on an over-the-counter ("OTC") exchange.

  IV.
  The Restructuring Transaction will result in P1's outstanding principal amount of indebtedness being reduced by approximately $161.1 million.

        We understand that the Company's board of directors (the "BOD") has requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey" or "we") render an opinion (the "Opinion") as to the fairness of the number of shares of common stock being issued to the Quadrangle Entities in connection with the Restructuring Transaction, from a financial point of view, to the Company and the holders of the Existing Equity, other than the Quadrangle Entities.

        You have requested the Opinion as to the matters set forth below. The Opinion does not address (i) the underlying business decision of the Company, its security holders or any other party to effect the Restructuring Transaction, except as expressly set forth herein, (ii) the fairness of any portion of the Restructuring Transaction not expressly addressed herein, (iii) the fairness of any portion or aspect of the Restructuring Transaction to any party other than those set forth herein or (iv) whether any shareholder should vote in favor of any actions required or proposed to be taken to effect the Restructuring Transaction.

        In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal year ended December 31, 2003 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2004, Company-prepared interim financial statements for the eight-month period ended August 31, 2004, and a draft Form 10-Q for the three quarters ended September 30, 2004, which the Company's management has identified as containing the most current financial statements available;

  2.
  reviewed copies of (i) the November 5, 2004 draft of the amended and restated credit agreement among Protection One Alarm Monitoring, Inc., POI Acquisition, L.L.C., and Quadrangle Master Funding Ltd., (ii) the November 5, 2004 draft of the exchange agreement by and among P1 and the Quadrangle Entities (the "Exchange Agreement"), (iii) the November 5, 2004 draft of the tax sharing agreement by and among P1 and Westar and (iv) the November 8, 2004 draft of the term sheet for the Protection One Management Incentive Plan;

  3.
  reviewed and compared forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2004 through 2008;

  4.
  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm, investment bankers and counsel to discuss certain matters;

  5.
  visited certain facilities and business offices of the Company;

  6.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  7.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Restructuring Transaction;

  8.
  reviewed drafts of certain documents to be delivered at the closing of the Restructuring Transaction; and

  9.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

        We further advise you that Houlihan Lokey Howard & Zukin Capital ("HLHZ"), an affiliate of the undersigned, was retained on or around February 25, 2004, as the Company's financial advisor and investment banker in connection with certain aspects of the Restructuring Transaction. HLHZ will receive a fee for its services, a substantial portion of which is contingent upon the closing of the Restructuring Transaction. We will also receive a fee for rendering this Opinion.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the number of shares of common stock to be issued to the Quadrangle Entities in connection with the Restructuring Transaction is fair, from a financial point of view, to the Company and the holders of the Existing Equity, other than the Quadrangle Entities.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD • , 2005
INFORMATION STATEMENT FOR PROTECTION ONE, INC. 1035 N. 3rd ST., SUITE 101 LAWRENCE, KANSAS 66044
TABLE OF CONTENTS
INFORMATION STATEMENT FOR PROTECTION ONE, INC. 1035 N. 3rd St., Suite 101 LAWRENCE, KANSAS 66044
QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT
PROPOSAL NO. 1—APPROVAL OF REVERSE STOCK SPLIT
PROPOSAL NO. 2—ELIMINATION OF THE SERIES F AND SERIES H PREFERRED STOCK
PROPOSAL NO. 3—ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DGCL
PROPOSAL NO. 4—APPROVAL OF THE LONG-TERM INCENTIVE PLAN
RESTRUCTURING
Comparison of Pre-Restructuring and Post-Restructuring Valuation Ranges
Comparison of Pre-Restructuring and Post-Restructuring Valuation Range
COMPENSATION OF DIRECTORS AND OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Selected Historical Financial Data
Unaudited Pro Forma Financial Data
Notes to Unaudited Pro Forma Financial Data
SUPPLEMENTARY FINANCIAL INFORMATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
CERTAIN FINANCIAL AND OTHER INFORMATION
INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
STATEMENT REGARDING ACCOUNTANT
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PROTECTION ONE, INC.
  ANNEX B
PROTECTION ONE, INC. 2004 STOCK OPTION PLAN
  ANNEX C
ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003
TABLE OF CONTENTS
PART I FORWARD-LOOKING STATEMENTS
RISK FACTORS
PART II
INDEPENDENT AUDITORS' REPORT
PROTECTION ONE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollar amounts in thousands, except for per share amounts)
PROTECTION ONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Dollar amounts in thousands, except for per share amounts)
PROTECTION ONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in thousands)
PROTECTION ONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Dollar amounts in thousands)
PROTECTION ONE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PROTECTION ONE, INC. AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Dollar amounts in thousands)
PART III
Options Granted In Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
PERFORMANCE GRAPH
Shares Authorized for Issuance Under Equity Compensation Plans
PART IV
SIGNATURES
  ANNEX D
QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2004
FORWARD-LOOKING STATEMENTS
PART I FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS.
PROTECTION ONE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except for per share amounts) (Unaudited)
PROTECTION ONE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Dollars in thousands, except for per share amounts) (Unaudited)
PROTECTION ONE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Dollars in thousands, except for per share amounts) (Unaudited)
PROTECTION ONE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)
PROTECTION ONE, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
  ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
  ITEM 4. CONTROLS AND PROCEDURES.
PART II OTHER INFORMATION
  ITEM 1. LEGAL PROCEEDINGS.
  ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.
  ITEM 3. DEFAULTS UPON SENIOR SECURITIES.
  ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
  ITEM 5. OTHER INFORMATION.
  ITEM 6. EXHIBITS.
SIGNATURES
  ANNEX E
HOULIHAN LOKEY HOWARD & ZUKIN FAIRNESS OPINION